  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1996
                                                      REGISTRATION NO. 333-3984
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------

                      TELEPORT COMMUNICATIONS GROUP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     4813                    13-3173139
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)


                              ONE TELEPORT DRIVE
                      STATEN ISLAND, NEW YORK 10311-1011
                                (718) 355-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                             JOHN W. THOMSON, ESQ.
                         VICE PRESIDENT AND SECRETARY
                      TELEPORT COMMUNICATIONS GROUP INC.
                              ONE TELEPORT DRIVE
                      STATEN ISLAND, NEW YORK 10311-1011
                                (718) 355-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                      OF REGISTRANT'S AGENT FOR SERVICE)

                               ----------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
       KEVIN F. REED, ESQ.                     ROHAN S. WEERASINGHE, ESQ.
     TIMOTHY J. KELLEY, ESQ.                     ROBERT EVANS III, ESQ.
     DOW, LOHNES & ALBERTSON                     SHEARMAN & STERLING
 1200 NEW HAMPSHIRE AVENUE, N.W.                 599 LEXINGTON AVENUE
   WASHINGTON, D.C. 20036-6802                NEW YORK, N.Y. 10022-6069
         (202) 776-2000                           (212) 848-4000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                                             PROPOSED
  TITLE OF EACH CLASS OF SECURITIES TO   MAXIMUM AGGREGATE      AMOUNT OF
              BE REGISTERED              OFFERING PRICE(1) REGISTRATION FEE(2)
- - ------------------------------------------------------------------------------
  9 7/8% Senior Notes and 11 1/8%
   Senior Discount Notes...............    $925,000,000         $318,966

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee.

(2) $206,897 of the registration fee was paid at the time of the original filing of the Registration Statement and $112,069 is being paid herewith.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                       TELEPORT COMMUNICATIONS GROUP INC.

                             CROSS-REFERENCE SHEET

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K
           SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION
                       REQUIRED BY THE ITEMS OF FORM S-1

            ITEM AND CAPTION                      LOCATION IN PROSPECTUS
            ----------------                      ----------------------
 1.Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus..........................  Outside Front Cover Page

 2.Inside Front and Outside Back Cover
     Pages of Prospectus.................  Inside Front Cover Page; Outside
                                            Back Cover Page

 3.Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges..  Prospectus Summary; Risk Factors;
                                            The Reorganization; Selected
                                            Combined Financial Data

 4.Use of Proceeds.......................  Prospectus Summary; Use of Proceeds

 5.Determination of Offering Price.......  *

 6.Dilution..............................  *

 7.Selling Security Holders..............  *

 8.Plan of Distribution..................  Outside Front Cover Page;
                                            Underwriting

 9.Description of Securities to be
     Registered..........................  Outside Front Cover Page; Prospectus
                                            Summary; Description of Notes

10.Interests of Named Experts and
     Counsel.............................  *

11.Information with Respect to the
     Registrant
  (a)Description of Business.............  Prospectus Summary; Risk Factors;
                                            The Reorganization; Pro Forma
                                            Financial Information; Management's
                                            Discussion and Analysis of
                                            Financial Condition and Results of
                                            Operations; The Local
                                            Telecommunications Services
                                            Industry; Business; Certain
                                            Relationships and Related
                                            Transactions; Description of
                                            Certain Indebtedness
  (b)Description of Property.............  Business
  (c)Legal Proceedings...................  Business
  (d)Market Price of and Dividends on the
       Registrant's Common Equity and
       Related Stockholder Matters.......  *
  (e)Financial Statements................  Pro Forma Financial Information;
                                            Combined Financial Statements
  (f)Selected Combined Financial Data....  Capitalization; Selected Combined
                                            Financial Data
  (g)Supplementary Financial
       Information.......................  *
  (h)Management's Discussion and Analysis
       of Financial Condition and Results
       of Operations.....................  Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations
  (i)Changes in and Disagreements with
       Accountants.......................  *
  (j)Directors and Executive Officers....  Management
  (k)Executive Compensation..............  Management
  (l)Security Ownership of Certain
       Beneficial Owners and Management..  Principal Stockholders
  (m)Certain Relationships and Related
       Transactions......................  Management; Certain Relationships
                                            and Related Transactions;
                                            Underwriting

12.Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.........................  *

- - --------
* Item is omitted because response is negative or item is inapplicable.

PROSPECTUS
                                                                           LOGO
JUNE 27, 1996
                              $1,373,606,000

                      TELEPORT COMMUNICATIONS GROUP INC.

                $300,000,000 9 7/8% SENIOR NOTES DUE 2006

          $1,073,606,000 11 1/8% SENIOR DISCOUNT NOTES DUE 2007

                                ---------------

  The Senior Notes due 2006 (the "Senior Notes") and the Senior Discount Notes due 2007 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes") are being offered hereby (the "Notes Offerings") by Teleport Communications Group Inc. ("TCG" or the "Company"). The Senior Discount Notes will be issued to generate gross proceeds to the Company of approximately $625 million and will be issued at a price of $582.15 per $1,000 principal amount at maturity, representing a yield to maturity of 11 1/8% (computed on a semi-annual bond equivalent basis) calculated from July 2, 1996.

  The Company has also filed a registration statement with respect to the offering of 23,500,000 shares of Class A Common Stock of the Company (together with the Company's Class B Common Stock, the "Common Stock"), with 18,800,000 shares being offered in the United States and Canada (the "U.S. Offering") and 4,700,000 shares being offered in a concurrent offering outside the United States and Canada (the "International Offering" and together with the U.S. Offering, the "Stock Offerings"), which Stock Offerings will be made by separate prospectuses. The Notes Offerings and the Stock Offerings are collectively referred to herein as the "Offerings." Consummation of the Offerings is contingent on the acquisition by the Company of certain partnership interests in Local Market Partnerships (as defined herein) it manages and the consummation of certain other transactions. See "The Reorganization."

  The Senior Notes will bear interest at the rate of 9 7/8% per annum payable in cash commencing January 1, 1997 and semiannually thereafter on January 1 and July 1 in each year. The Senior Notes will mature on July 1, 2006. Cash interest on the Senior Discount Notes will not accrue prior to July 1, 2001; provided however that at any time prior to July 1, 2001, the Company may elect to commence the accrual of cash interest on an interest payment date, in which case the outstanding principal amount at maturity of a Senior Discount Note will be reduced to the Accreted Value of such Note as of such interest payment date and cash interest will be payable on each interest payment date thereafter. Commencing January 1, 2002, cash interest will be payable semi-annually on January 1 and July 1 of each year. The Senior Discount Notes will mature on July 1, 2007. See "Description of Notes--Terms of the Senior Discount Notes" and "--Certain Definitions."

  Senior Discount Notes aggregating up to $253 million in Accreted Value will be subject to mandatory redemption at a redemption price of 101% of the Accreted Value thereof as of the redemption date in the event that certain state regulatory orders are not obtained within 270 days of the issuance date of the Notes or the petitions for such orders are denied. Although the Company has petitioned for such orders and expects to obtain them, there can be no assurance that such approvals will be obtained. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations" and "Description of Notes--Terms of the Senior Discount Notes--Special Redemption."

  Except as set forth below, the Notes will not be redeemable at the Company's option prior to July 1, 2001. Thereafter, the Notes will be subject to redemption, at the Company's option, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest. In addition, at any time prior to July 1, 1999, the Company may redeem up to one-third of the Notes at a redemption price of 110% of the principal amount in the case of the Senior Notes and at a redemption price of 110% of the Accreted Value in the case of the Senior Discount Notes with the net proceeds of one public or a private sale of certain capital stock of the Company. Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all of the Notes at a purchase price equal to, in the case of the Senior Discount Notes, 101% of the Accreted Value thereof (if prior to July 1, 2001) or, in the case of the Senior Notes and (if on or after July 1, 2001) the Senior Discount Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

  The Senior Notes and the Senior Discount Notes will each be senior unsecured obligations of the Company ranking pari passu in right of payment with each other and with all other existing and future senior unsecured obligations of the Company. As of March 31, 1996, after giving effect to the Reorganization and the Offerings, the Company had approximately $925.0 million of senior debt outstanding. Since the Company conducts a substantial amount of its business through subsidiaries, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. Substantially all of such subsidiary indebtedness is, and is expected to be, secured by the assets of the Company's subsidiaries or stock of the Company's subsidiaries. As of March 31, 1996, after giving effect to the Reorganization and the Offerings, such subsidiaries had approximately $189.4 million of total liabilities, including approximately $62.5 million of indebtedness.

  The Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market therefor.

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION, NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON   THE  ACCURACY   OR   ADEQUACY  OF   THIS   PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- - -------------------------------------------------------------------------------

                                          PRICE      UNDERWRITING    PROCEEDS
                                          TO THE    DISCOUNTS AND     TO THE
                                        PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)
- - --------------------------------------------------------------------------------
PER SENIOR NOTE .....................    100.000%       2.450%        97.550%
TOTAL ...............................  $300,000,000  $ 7,350,000   $292,650,000
- - --------------------------------------------------------------------------------
PER SENIOR DISCOUNT NOTE.............    58.215%        2.750%        56.614%
TOTAL................................  $624,999,733  $17,187,493   $607,812,240

- - -------------------------------------------------------------------------------
(1) Plus accretion or accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(3) Before deducting expenses of the Notes Offerings payable by the Company, estimated at $1,967,000.

  The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about July 2, 1996, in book-entry form through the facilities of the Depository Trust Company, against payment thereof in same day funds.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
            MERRILL LYNCH & CO.
                   MORGAN STANLEY & CO. INCORPORATED
                               CHASE SECURITIES INC.
                                         TORONTO DOMINION SECURITIES (USA) INC.

                              [MAP APPEARS HERE]

TCG's advanced Network Management Center operates twenty-four hours a day, seven days a week, providing network monitoring, surveillance and diagnostic support for TCG's local telecommunications services, including basic local telephone services, enhanced switched services, dedicated services, high speed data services and video channel transmission services.

                               ----------------

WITH RESPECT TO SALES OF THE NOTES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, AS OF THE DATE OF THIS PROSPECTUS, SUCH NOTES MAY BE SOLD ONLY TO:
(1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE NOTES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE NOTES OFFERED HEREBY OR (4) ANY PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE NOTES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH NOTES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                               ----------------

IN CONNECTION WITH THE NOTES OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, the information set forth in this Prospectus gives effect to the transactions described herein under "The Reorganization," and "TCGI" refers to Teleport Communications Group Inc. and its consolidated subsidiaries and "TCG" and the "Company" refer to TCGI and its consolidated partnerships after giving effect to such transactions. Unless otherwise indicated, the information set forth in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment options in the Stock Offerings. See "Glossary" for definitions of certain other terms used in this Prospectus.

                                  THE COMPANY

  Teleport Communications Group Inc., the first and largest competitive local exchange carrier in the United States, offers a wide range of local telecommunications services in major metropolitan markets nationwide. The Company competes with incumbent local exchange carriers as "The Other Local Phone Company" SM by providing high quality, integrated local telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, long distance carriers and resellers, and wireless communications companies. TCG offers these customers technologically advanced local telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. The Company currently operates high capacity state-of-the-art digital networks in 48 metropolitan markets, including 17 of the 20 largest metropolitan areas. The Company operates networks in metropolitan New York/New Jersey, Los Angeles, Chicago, San Francisco, Boston, Detroit, Baltimore/Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford and Omaha, and is developing networks in Cleveland, Portland (Oregon), Salt Lake City, Nashville, Chattanooga, Knoxville and Birmingham. As of March 31, 1996, the Company's networks spanned over 5,500 route miles, contained over 257,000 fiber miles and served approximately 5,300 buildings.

  TCG has grown rapidly over the last several years, expanding its existing networks, developing new networks and increasing its service offerings. On a pro forma basis, after giving effect to the Reorganization, the Company's revenues were approximately $184.9 million for 1995, substantially all of which were derived from the provision of local telecommunications services.

  Total revenues from the local telecommunications market in the United States were estimated to have been approximately $96 billion in 1995. In the past, competitive access providers, including the Company, were limited to serving only the dedicated services portion of this market, which was estimated to have been approximately $5 billion in 1995, whereas the local switched services portion of this market for business customers was estimated to have been approximately $55 billion. The Company has expanded into the switched services market in a number of states over the last five years by constructing switched networks and obtaining the necessary regulatory authorizations and interconnection arrangements. With the passage of the Telecommunications Act of 1996 (the "1996 Act"), the Company believes that it is well positioned to address a significantly larger portion of the local telecommunications market and to improve its operating margins in the switched and dedicated services markets by expanding its networks, installing additional high capacity digital switches and offering new products and services.

  TCG has benefited substantially from its relationships with the parents of its four stockholders, TCI Communications, Inc. (together with its consolidated subsidiaries, "TCI"), Cox Communications, Inc. (together with its consolidated subsidiaries, "Cox"), Comcast Corporation (together with its consolidated subsidiaries, "Comcast") and Continental Cablevision, Inc. (together with its consolidated subsidiaries, "Continental") (collectively, the "Cable Stockholders"), which are among the largest cable television companies in the United States. Through such relationships, the Company has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. As of March 31, 1996, after giving pro forma effect to the Reorganization, the Cable Stockholders had invested approximately $770 million in the Company. See "The Reorganization."

  The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) extensive, technologically advanced networks located in major metropolitan markets nationwide, (ii) strategic relationships with cable television operators, (iii) state-of-the-art information systems and (iv) an experienced management team with significant operational, technical, financial and regulatory expertise in the local telecommunications industry.

                               BUSINESS STRATEGY

  As a premier competitive local telecommunications carrier, the key elements of the Company's business strategy are to:

 . PROVIDE A WIDE RANGE OF LOCAL TELECOMMUNICATIONS SERVICES. The Company provides a broad array of local telecommunications services to meet the voice, data and video transmission needs of its customers, including basic local exchange telephone services, enhanced switched services, dedicated services, high speed switched data services and video channel transmission services. In 1995, approximately 36% of the Company's revenues were generated from switched services. The Company expects a growing portion of its revenues to be derived from basic local exchange telephone services, enhanced switched services and high speed switched data services as it deploys digital switches in all of its markets. As of March 31, 1996, the Company had 21 digital telephone switches and 27 asynchronous transfer mode ("ATM") switches in operation. On a pro forma basis, after giving effect to the Reorganization, the Company's revenues from switched services, which include local dial tone and local calling, grew by approximately 59% to $63.9 million in 1995 from $40.2 million in 1994.

 . FOCUS ON BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS. The Company's networks serve large metropolitan markets, which have significant concentrations of telecommunications-intensive businesses. The Company's customers in these markets include financial services firms, media and health care companies, long distance carriers and resellers, Internet service providers, wireless communications companies and an increasing number of small and medium-sized business customers. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant services providers, cable television companies and long distance carriers, to resell TCG's services. Currently, certain major long distance carriers are conducting trials of the resale of TCG's local exchange services under such long distance carriers' brand names. In 1995, approximately 62% of the Company's revenues were generated from business customers and approximately 38% were generated from long distance carrier customers.

 .  EXPAND GEOGRAPHIC REACH AND DENSITY OF EXISTING NETWORKS AND ENTER NEW
   MARKETS. The Company plans to increase the geographic reach and density of its existing networks by deploying additional fiber optic rings and connecting additional customers to its networks. The Company anticipates that making significant capital expenditures over the next several years to expand its existing networks and to develop new networks will lead to significant increases in revenue opportunities. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, incumbent local exchange carriers, railways and subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. In the course of expanding its networks, the Company also has the ability to reach TCG customers by reselling a portion of the telecommunications services offered by certain incumbent local exchange carriers. However, the Company believes that the extensive geographic reach and density of its networks make it less reliant than other competitive local exchange carriers on the networks of the incumbent local exchange carriers. In addition, where appropriate, the Company has the ability to link customers to its network through the use of microwave, including 38 GHz milliwave, services. The Company plans to expand into additional metropolitan markets, which the Company believes will further broaden its customer base and enhance its ability to attract national business accounts for its services.

 .  BENEFIT SUBSTANTIALLY FROM RELATIONSHIPS WITH CABLE TELEVISION
   OPERATORS. As of December 31, 1995, the cable television facilities of the Cable Stockholders collectively passed approximately 47% of the country's 94 million homes passed by cable television facilities. Through its relationships with cable television operators, the Company has been able to utilize existing rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. The Company is currently engaged in technical trials with certain cable television operators, including Cable Stockholders, for the provision of residential telephony services over the cable television operators' hybrid fiber-coaxial networks with TCG providing switching, call processing, calling features and ancillary services. The Company believes such trials will evolve into commercial offerings by cable companies and that TCG may become a provider of switching, call processing and other services to such cable companies.

 . OFFER HIGH QUALITY NETWORKS AND SUPERIOR CUSTOMER SERVICE. TCG believes that it offers cost and service quality advantages over the incumbent local exchange carriers as a result of its integrated operations, customer support, network monitoring and management systems and state-of-the-art technology deployed in the Company's digital networks. TCG consults closely with its customers to develop competitively priced telecommunications services that are tailored to their particular needs. The Company's centrally managed customer support operations are also designed to facilitate the processing of orders for changes and upgrades in services. TCG believes that it provides greater attention and responsiveness to its customers than do the incumbent local exchange carriers.

 . SPEARHEAD REGULATORY REFORM. As the first and largest competitive local exchange carrier, TCG has been at the forefront of industry efforts for over a decade to introduce competition to the local telecommunications market. The Company has aggressively pursued the goal of making competitive local exchange services economically, technically and operationally feasible by working for legislative and regulatory reform and through negotiations with incumbent local exchange carriers. The Company will continue its regulatory reform activities in an effort to ensure that the 1996 Act is implemented and interpreted in a manner that promotes fair competition for local exchange services.

 . CAPITALIZE ON MANAGEMENT TEAM EXPERIENCE. TCG's management team is comprised of executives who are recognized as leaders in the development of the competitive local telecommunications industry. This management team has extensive operational, technical, financial and regulatory expertise as well as a proven track record in a rapidly changing marketplace.

  The Company was incorporated in the State of Delaware in 1983. The Company's principal executive offices are located at One Teleport Drive, Staten Island, New York 10311-1011, and its telephone number is (718) 355-2000.

                               THE REORGANIZATION

  Teleport Communications Group Inc. or "TCGI" is the issuer of the Notes offered hereby. Prior to the Offerings, the local telecommunications business managed by TCGI has been owned by the Cable Stockholders (TCI (30%), Cox (30%), Comcast (20%), and Continental (20%)). The business was operated through TCGI and, beginning in 1992, TCG Partners, which is a New York general partnership owned by the Cable Stockholders in the same percentages as TCGI and managed by TCGI. TCG Partners was formed for tax purposes to invest, with TCGI, the Cable Stockholders and other cable operators, in partnerships (the "Local Market Partnerships") to develop and operate local telecommunications networks. The 14 Local Market Partnerships are managed by TCGI, and each Local Market Partnership is owned by TCGI, TCG Partners, the Cable Stockholders which have cable operations in the particular market and in some cases other cable operators in the market. To simplify this complex ownership structure, TCGI and the Cable Stockholders have agreed to consolidate the ownership of TCG Partners and of the Local Market Partnerships as subsidiaries of TCGI. As part of this process, certain of the other cable operators agreed to sell their interests in Local Market Partnerships to TCGI directly or through a Cable Stockholder.

 Ownership and Organization of the Business of TCG Prior to the Reorganization.

  As of June 3, 1996, the ownership and organization of TCGI, TCG Partners and the Local Market Partnerships was as set forth below:

                        [ORGANIZATIONAL CHART HERE]

 Reorganization Transactions Prior To or In Connection With the Offerings.

  In connection with the Offerings, TCGI and the Cable Stockholders have entered into a reorganization agreement (the "Reorganization Agreement") pursuant to which TCGI, TCG Partners and the Local Market Partnerships will be reorganized (the "Reorganization"). The principal transactions comprising the Reorganization that will occur prior to or in connection with the consummation of the Offerings are:

 . the acquisition by TCGI of TCG Partners in exchange for Class B Common Stock issued to the Cable Stockholders,

 . the acquisition by TCGI of all of the interests in 12 of the 14 Local Market Partnerships in exchange for Class B Common Stock issued to the Cable Stockholders and Class A Common Stock issued to other cable operators,

 . the contribution to TCGI of $269.0 million aggregate principal amount of indebtedness, plus accrued interest from May 1995, owed by TCGI to the Cable Stockholders (except that TCI will retain a $26 million subordinated note of TCGI) in exchange for Class B Common Stock issued to the Cable Stockholders, and

 . in connection with Continental's recently announced proposed merger with U S WEST, Inc., the redemption by TCGI of 7,807,881 shares (out of 25,761,330 shares) of Class B Common Stock owned by Continental (7,975,738 shares if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full) at a price per share equal to the initial public offering price of the Class A Common Stock offered in the Stock Offerings, less the applicable underwriting discount and a pro rata portion of the registration fees (representing an aggregate redemption price of $118.5 million ($121.0 million if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full)).

  Consummation of the Offerings is contingent on the consummation of the above described transactions, except that the redemption of Continental's shares will be consummated shortly after the Offerings with a portion of the net proceeds thereof.

  In consideration of the transfer by each of the Cable Stockholders of its interests in TCG Partners and the Local Market Partnerships and the contribution to TCGI of the indebtedness described above, the Company will issue immediately prior to the Offerings 69,250,230 shares of Class B Common Stock to the Cable Stockholders.

  Immediately prior to the consummation of the Offerings, the ownership and organization of TCGI, TCG Partners and the Local Market Partnerships will be as set forth below:

                        [ORGANIZATIONAL CHART HERE]

  Upon consummation of the Offerings and the principal transactions comprising the Reorganization that will occur prior thereto or in connection therewith, the ownership and organization of TCGI, TCG Partners and the Local Market Partnerships will be as set forth below:

                        [ORGANIZATIONAL CHART HERE]




 Reorganization Transactions After the Offerings.

  Pursuant to the Reorganization, TCG Partners and 12 of the 14 Local Market Partnerships will become wholly owned subsidiaries of TCGI. In addition, TCI has agreed to transfer its interests in TCG Seattle and TCG San Francisco to the Company at the earliest time such transfers can be accomplished, which in each case is January 1, 1997. Furthermore, TCI has entered into an agreement to acquire the 22.9% and 22.2% minority partnership interests in TCG San Francisco and TCG Seattle, respectively, held by Viacom Telecom, Inc., which interests TCI will be required to transfer to TCGI upon acquisition. The issuance of shares of Class B Common Stock to TCI assumes that, subsequent to the Offerings, TCI will contribute its current partnership interests in TCG Seattle and TCG San Francisco, and that TCI will acquire and contribute to TCGI the partnership interest of Viacom Telecom, Inc. in TCG Seattle and TCG San Francisco, respectively. In the event TCI does not subsequently acquire and contribute to TCGI the partnership interests currently held by Viacom Telecom, Inc., TCI will be required, at its option, to return shares of Class B Common Stock or to make certain payments to TCGI. See "The Reorganization."

  Alternatively, TCGI has entered into letters of intent with Viacom Telecom, Inc. which (after giving effect to the Reorganization) would permit TCGI to acquire all of the partnership interests in TCG Seattle and to increase its partnership interest in TCG San Francisco to 95.8%, if TCI is unable to acquire such interests. If a definitive agreement were entered into with Viacom Telecom, Inc., TCGI's purchase price would be approximately $32.1 million and $15.2 million for TCG San Francisco and TCG Seattle, respectively, calculated based on the product of 2.5 multiplied by the amount Viacom Telecom, Inc. had invested in each of TCG San Francisco and TCG Seattle.

  In addition, TCI will be issued 638,862 shares of Class A Common Stock in consideration for the transfer to TCGI of the partnership interests which TCI acquired from MicroNet, Inc. in TCG San Francisco. TCI has an agreement to acquire a 4.2% partnership interest in TCG San Francisco from InterMedia Partners. TCI also has informed TCGI that it expects to acquire such partnership interest by the end of

                                      7--1

July 1996, subject to normal closing conditions and the consent of local franchising authorities. If TCI acquires such partnership interest, TCI is required to transfer it to TCGI in consideration of the issuance to TCI of 372,666 shares of Class A Common Stock upon such transfer.

  The Offerings will not be conditioned upon the acquisition by TCGI of the remaining partnership interests in TCG San Francisco and TCG Seattle.

  After giving effect to the Reorganization and the Offerings, TCI, Cox, Comcast and Continental will own 37.1%, 29.7%, 19.5% and 13.7%, respectively, of the Company's Class B Common Stock, representing 36.5%, 29.2%, 19.1% and 13.4%, respectively, of the combined voting power of the Company's Common Stock, and the ownership and organization of TCGI, TCG Partners and the Local Market Partnerships will be as set forth below:

                        [ORGANIZATIONAL CHART HERE]


  See "Risk Factors--Limitations on Acquiring Certain Local Market Partnerships," "Risk Factors--Control by Principal Stockholders; Conflicts of Interest; Possible Competition" and "The Reorganization" for a more detailed description of certain matters relating to the Reorganization.

                                      7--2

                              THE NOTES OFFERINGS

THE SENIOR NOTES

Maturity Date.................  July 1, 2006.

Interest......................
                                9 7/8% per annum, payable semi-annually in arrears on January 1 and July 1, commencing January 1, 1997 .

THE SENIOR DISCOUNT NOTES

Maturity Date.................
                                July 1, 2007.

Yield and Interest............
                                11 1/8% per annum (compounded on a semi-annual bond equivalent basis) calculated from July 2, 1996. Cash interest will not accrue prior to July 1, 2001; provided, however, that at any time prior to July 1, 2001, the Company may elect to commence the accrual of cash interest on an interest payment date. Commencing January 1, 2002, cash interest will be payable semi-annually on January 1 and July 1.

Issue Price...................
                                $582.15 per $1,000 principal amount at maturity of Senior Discount Notes.

Original Issue Discount.......
                                Each Senior Discount Note is being offered at an original issue discount for federal income tax purposes. Thus, although cash interest is not expected to accrue on the Senior Discount Notes prior to July 1, 2001 and there are not expected to be any periodic payments of interest on the Senior Discount Notes prior to January 1, 2002, original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of such Notes) will accrue from the issue date of such Notes up to July 1, 2001 and will be includable as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations--Original Issue Discount."

Special Redemption.......       Senior Discount Notes aggregating up to $253
                                million in Accreted Value will be subject to mandatory redemption at a redemption price of 101% of the Accreted Value thereof as of the redemption date in the event that certain state regulatory orders are not obtained within 270 days of the issuance date of the Notes or the petitions for such orders are denied. See "Risk
                                Factors--Limitations on Incurrence of Debt
                                Under New York and New Jersey Regulatory
                                Authorizations" and "Description of Notes--
                                Terms of the Senior Discount Notes--Special
                                Redemption."

ADDITIONAL TERMS OF NOTES

Optional Redemption...........
                                Except as set forth below, the Notes will not be redeemable at the Company's option prior to July 1, 2001. Thereafter the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein. In addition, at any time prior to July 1, 1999, the Company may redeem up to one-third of the Notes at a redemption price of 110% of the principal amount in the case of the Senior Notes and at a redemption price of 110% of Accreted Value thereof in the case of the Senior Discount Notes with the net proceeds of (a) a Public Equity Offering for gross proceeds of $150 million or more or (b) a sale or series or related sales by the Company of its Capital Stock (other than Disqualified Stock) to Strategic Equity Investors for an aggregate purchase price of $150 million or more. See "Description of Notes--Optional Redemption" and "--Certain Definitions."

Change of Control.............
                                Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all of the Notes at a purchase price equal to, in the case of the Senior Discount Notes, 101% of the Accreted Value thereof (if prior to July 1, 2001) or, in the case of the Senior Notes and (if on or after July 1, 2001) the Senior Discount Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon (if on or after July 1, 2001). There can be no assurance that the Company will have sufficient funds to complete any such purchase. See "Description of Notes-- Change of Control." The Revolving Credit Agreement (as defined herein) also provides for an event of default upon a change of control as defined therein. See "Description of Certain Indebtedness." The Revolving Credit Agreement limits the ability of the Company to distribute cash from TCG New York, Inc. to purchase Notes upon a Change of Control. For the definition of the term "Change of Control" under the Notes, see "Description of Notes-- Certain Definitions."

Ranking.......................
                                The Senior Notes and the Senior Discount Notes will each rank senior in right of payment to all subordinated indebtedness of the Company and pari passu in right of payment with each other and with all other senior indebtedness of the Company. The Company is a holding company that conducts a substantial amount of its business through subsidiaries. The Notes will be effectively subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables. Substantially all of such subsidiary indebtedness is, and is expected to be, secured by the assets of the Company's subsidiaries or stock of the Company's subsidiaries. As of March 31, 1996, after giving effect to the Reorganization and the Offerings, the Company had approximately $925.0 million of senior debt outstanding. As of March 31, 1996, after giving effect to the Reorganization and the Offerings and the use of proceeds thereof, the Company's subsidiaries had approximately $189.4 million of total liabilities, including approximately $62.5 million of indebtedness, and TCG New York Inc. had approximately $230 million of availability under the Revolving Credit Agreement. See "Description of Certain Indebtedness."

Certain Covenants.............  The Indentures relating to the Notes (the
                                "Indentures") will contain certain covenants that will restrict, among other things, the ability of the Company and its restricted subsidiaries to incur certain indebtedness, to pay dividends and make certain other restricted payments, to create liens, to permit other restrictions on dividend and other payments by restricted subsidiaries of the Company, to issue and sell capital stock of restricted subsidiaries to guarantee certain indebtedness, to sell assets, to enter into transactions with affiliates and to merge, consolidate or transfer substantially all of the assets of the Company. The covenants require the Company to make an offer to purchase specified amounts of Notes in the event of certain asset sales. There can be no assurance that the Company will have sufficient funds to complete any purchase of Notes upon a sale of assets of the Company. See "Description of Notes--Certain Covenants--Limitation on Asset Sales."

Use of Proceeds...............
                                The net proceeds of the Notes Offerings, together with the net proceeds of the Stock Offerings, are estimated to be $1,253.2 million. The Company intends to use such proceeds (i) to redeem up to 7,807,881 (7,975,738 shares if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full) shares of the Company's Class B Common Stock held by a subsidiary of Continental for $118.5 million ($121.0 million if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full), representing a price per share equal to the initial public offering price of the Class A Common Stock being offered pursuant to the Stock Offerings, less the applicable underwriting discounts and a pro rata portion of the registration fees, (ii) to repay approximately $155.0 million of bank indebtedness of a subsidiary of the Company, which amounts may be reborrowed, (iii) to expand and develop existing and new networks and for other general corporate and working capital purposes, which may include acquisitions; provided, however, that in the event of a Special Redemption Event (as defined in the Indenture for the Senior Discount Notes) with respect to certain regulatory authorizations, up to approximately $256 million of the net proceeds of the Offerings will be used to redeem a portion of the Senior Discount Notes. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations," "Description of Notes--Terms of Senior Discount Notes-- Special Redemption" and "Use of Proceeds."

Concurrent Stock Offerings....  The Company has also filed a registration statement with respect to the offering of 23,500,000 shares of Class A Common Stock. The closing of the Notes Offerings is expected to occur concurrently with the closing of the Stock Offerings.

  For additional information concerning the Notes, see "Description of Notes."

                                  RISK FACTORS

  Prospective purchasers of the Notes should consider all of the information contained in this Prospectus before making an investment in the Notes. In particular, prospective purchasers should consider the factors set forth herein under "Risk Factors."

              SUMMARY COMBINED FINANCIAL AND OTHER OPERATING DATA

  The following tables present summary combined financial data derived from the audited historical financial statements of TCGI for 1991, and from the audited historical financial statements of TCGI and TCG Partners for 1992. Historical summary combined financial data set forth below for the years 1993, 1994 and 1995 have been derived from the combined audited historical financial statements of TCGI and TCG Partners, which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The following tables also present summary combined financial data for the three months ended March 31, 1995 and March 31, 1996 derived from the unaudited combined financial statements of TCGI and TCG Partners. In addition, the following tables present summary combined financial data relating to TCGI's and TCG Partners' unaudited results, as adjusted to give pro forma effect to the Reorganization and the Offerings for the year 1995 and the three months ended March 31, 1996 and as of March 31, 1996. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year.

  The summary unaudited pro forma combined financial data do not purport to represent what TCGI's and TCG Partners' combined results of operations or financial condition would actually have been if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information should be read in conjunction with "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TCGI's and TCG Partners' historical combined financial statements and the notes thereto included elsewhere in this Prospectus.

                                               YEAR ENDED DECEMBER 31,                         THREE MONTHS ENDED MARCH 31,
                              -------------------------------------------------------------- ----------------------------------
                                                                                PRO FORMA                          PRO FORMA
                                                                                 FOR THE                            FOR THE
                                                                              REORGANIZATION                     REORGANIZATION
                                                                              AND OFFERINGS                      AND OFFERINGS
                               1991     1992      1993      1994      1995         1995        1995      1996         1996
                              -------  -------  --------  --------  --------  -------------- --------  --------  --------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
 Telecommunications
  services............        $47,380  $57,256  $ 82,374  $ 99,983  $134,652    $ 184,852    $ 29,855  $ 39,553     $ 58,122
 Management and
  royalty fees from
  Local Market
  Partnerships(1).....            --       --      1,555    20,691    31,517          --        6,937    10,882          --
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
 Total revenues.......         47,380   57,256    83,929   120,674   166,169      184,852      36,792    50,435       58,122
Operating expenses....         22,728   31,876    48,224    60,255    73,743      101,089      17,124    22,520       32,467
Selling, general and
 administrative(2)....         12,782   16,569    40,275    56,306    69,850       83,172      16,070    20,197       24,677
Depreciation and
 amortization.........          9,550   12,035    16,197    19,933    37,837       62,531       7,297    12,849       21,556
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
Operating profit
 (loss)...............          2,320   (3,224)  (20,767)  (15,820)  (15,261)     (61,940)     (3,699)   (5,131)     (20,578)
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
Interest:
 Interest income......            636      446     1,072     1,711     4,067        4,822       1,106     1,190          981
 Interest expense.....           (885)  (1,508)   (1,407)   (5,079)  (23,331)    (112,359)     (4,600)   (8,148)     (28,540)
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
 Net interest
  expense.............           (249)  (1,062)     (335)   (3,368)  (19,264)    (107,537)     (3,494)   (6,958)     (27,559)
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
Minority interest(3)..            (98)    (142)      796     1,395       663        2,673         201       150          855
Equity in loss of
 unconsolidated affiliates..      --       --     (2,114)  (11,763)  (19,541)      (1,368)     (4,211)   (6,528)        (332)
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
Income (loss) before
 taxes................          1,973   (4,428)  (22,420)  (29,556)  (53,403)    (168,172)    (11,203)  (18,467)     (47,614)
Income tax benefit
 (provision)..........            484      --      4,149      (433)     (401)        (401)       (335)     (225)        (225)
                              -------  -------  --------  --------  --------    ---------    --------  --------     --------
Net income (loss).....        $ 2,457  $(4,428) $(18,271) $(29,989) $(53,804)   $(168,573)   $(11,538) $(18,692)    $(47,839)
                              =======  =======  ========  ========  ========    =========    ========  ========     ========
OTHER DATA:
EBITDA(4).............        $11,870  $ 8,811  $ (4,570) $  4,113  $ 22,576    $     591    $  3,598  $  7,718     $    978
Capital expenditures..         32,047   47,505   155,184   143,276   154,807      281,600      50,793    31,153       54,044
Ratio of earnings to
 fixed charges(5).....           3.23      --        --        --        --           --          --        --           --
Pro forma net income
 (loss) per share.....            --       --        --        --        --         (1.20)        --        --        (0.34)
Dividends per share...            --       --        --        --        --           --          --        --           --

                                          AS OF DECEMBER 31,                              AS OF MARCH 31,
                          ------------------------------------------------------  --------------------------------
                                                                                                  PRO FORMA
                                                                                            FOR THE REORGANIZATION
                                                                                                AND OFFERINGS
                            1991      1992       1993        1994        1995       1996             1996
                          --------  --------  ----------  ----------  ----------  --------  ----------------------
                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  4,208  $  3,563  $   31,716  $   26,000  $   11,862  $ 16,805        $1,019,721
Working capital.........   (10,905)  (12,507)    (15,278)    (32,719)    (47,083)  (42,015)          918,145
Fixed assets--at cost...   146,250   193,650     329,686     422,964     545,643   576,806         1,000,084
Total assets............   136,727   171,583     365,202     486,983     614,793   658,906         1,988,727
Long-term debt
 (including capital
 lease obligations).....    13,884    49,679      29,689     200,462     368,464   434,903           967,412
Minority interest(3)....     3,247     6,201      12,661       2,903       4,409     4,847            16,116
Stockholders' equity and
 partners' capital
 (deficit)..............    81,799    77,371     209,141     179,152     125,348   106,656           829,260
                                                                                               AS OF MARCH 31,
                                                                                                     1996
                                                                                            ----------------------
OPERATING DATA(6):
Metropolitan areas
served..................         8        10          18          33          48                          48
Route miles.............       400       891       1,952       3,902       5,428                       5,542
Fiber miles.............    20,238    42,902      90,700     167,314     253,285                     257,041
Voice grade circuits....   513,520   659,810   1,101,317   1,759,058   2,870,837                   3,037,676
Digital telephone
switches................         2         2           4           6          21                          21
ATM switches............       --        --          --          --           14                          27
Employees...............       229       316         725       1,125       1,499                       1,559

- - --------

(1) Under the terms of various management services arrangements among TCGI and its unconsolidated Local Market Partnerships and certain other affiliates, TCGI provides operating and administrative support services to such entities, for which it earns management fees. Upon consummation of the Reorganization, these fees will no longer be reflected as revenues.

(2) Included in selling, general and administrative expenses are expenses incurred for services provided to the Local Market Partnerships, in the amounts of $1.4 million, $19.4 million, $29.6 million, $6.5 million and $10.2 million for the years 1993, 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996, respectively.
(3) Minority interest reflects Fidelity Communications Inc.'s equity interest in Teleport Communications Boston for 1991, 1992, 1993 and 1994; a Cox affiliate's interest in TCG San Diego for 1993 and 1994; and TCI and Continental affiliates' interests in TCG St. Louis for 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996. On a pro forma basis, after giving effect to the Reorganization and the Offerings, the minority interest reflects Viacom Telecom, Inc.'s equity interests of 22.2% and 22.9% in TCG Seattle and TCG San Francisco, respectively, and InterMedia Partners' equity interest of 4.2% in TCG San Francisco.
(4) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization, minority interest and equity in losses of unconsolidated affiliates. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indentures are based on EBITDA. EBITDA is not intended to represent cash flows for the period. See the Combined Statements of Cash Flows contained elsewhere in this Prospectus.

(5) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the years 1992, 1993, 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996, earnings were insufficient to cover fixed charges by $4.4 million, $23.2 million, $31.0 million, $54.1 million, $11.4 million and $18.6 million, respectively. On a pro forma basis, earnings would have been insufficient to cover fixed charges by $170.8 million for 1995 and $48.5 million for the three months ended March 31, 1996.
(6) Operating data in all periods reflect operations of TCGI, TCG Partners and the Local Market Partnerships and are derived from unaudited non-financial records which were prepared by the Company.

                                 RISK FACTORS

  Prior to purchasing any of the Notes offered hereby, prospective investors should consider carefully the following factors in addition to the other information contained in this Prospectus.

NEGATIVE CASH FLOW AND OPERATING LOSSES

  The capital expenditures of TCG associated with the acquisition, installation, development and expansion of its existing and new telecommunications networks are substantial, and a significant portion of these expenditures generally are incurred before any revenues are realized. These expenditures, together with associated initial operating expenses, generally result in negative cash flow and operating losses until an adequate customer base and revenue stream for these networks have been established. The Company expects to incur net losses for the foreseeable future as it continues to acquire, install, develop and expand its existing and new telecommunications networks. There can be no assurance that an adequate revenue base will be established in each of the Company's networks or that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt, including the Notes.

SIGNIFICANT CAPITAL REQUIREMENTS

  The development and expansion of the Company's existing and new networks and services will require significant additional capital expenditures. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as additional opportunities develop, the Company plans to make additional capital investments in its networks that are required to pursue such opportunities. TCG has historically been funded by capital contributions and advances from the Cable Stockholders. Upon completion of the Reorganization, however, the Cable Stockholders will no longer have any obligation to make additional equity investments in or loans to TCG. See "The Reorganization."

  The Company expects to meet its capital needs with the proceeds of the Offerings and internally generated cash flow, together with the proceeds from existing and future credit facilities and other borrowings, and the proceeds from sales of additional debt and equity securities. TCG New York, Inc., a wholly owned subsidiary of TCGI ("TCNY"), has a Credit Agreement (the "Revolving Credit Agreement"), pursuant to which certain financial institutions have agreed to lend to TCNY up to $250 million to be used in part to fund the Company's expansion and development of its networks. The ability of TCNY to make distributions to the Company and to borrow the undrawn portion of the commitment under the Revolving Credit Agreement is subject to the compliance by TCNY with the covenants contained therein.

  The incurrence of long-term indebtedness by TCGI in an amount in excess of $1 billion is subject to certain state regulatory approvals in New York and New Jersey. The Company has filed petitions for orders from such state regulatory authorities that will permit TCGI to expand TCGI's borrowing authority to $2 billion. The Company expects that the proceeds of the Offerings and internally generated cash flow will be sufficient to meet its capital needs until such state regulatory approvals have been obtained. Senior Discount Notes aggregating up to $253 million in Accreted Value will be subject to mandatory redemption, on a pro rata basis, at a redemption price of 101% of the Accreted Value thereof as of the redemption date in the event that such state regulatory approvals are not obtained within 270 days of the issuance date of the Notes or the petitions for such approvals are denied. In addition to the $1 billion long-term debt borrowing authorization at the TCGI level, both the New York and New Jersey regulatory authorities permit TCNY to borrow an additional $1 billion; provided, however, that the New York regulatory authority has interpreted its authorization as permitting TCGI and TCNY to incur long-term debt not to exceed $1.75 billion in the aggregate. See "--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

  There can be no assurance that TCG will be successful in generating sufficient cash flow or raising debt or equity capital in sufficient amounts on terms acceptable to it. The failure to generate sufficient cash flow or to raise sufficient funds may require the Company to delay or abandon some or all of its development and expansion plans, which could have a material adverse effect on TCG's growth, its ability to compete in the telecommunications services industry and its ability to service its debt, including the Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

  The Company will be highly leveraged after consummation of the Notes Offerings. As of March 31, 1996, after giving pro forma effect to the Reorganization and the application of the net proceeds from the Offerings, TCG would have had approximately $968.3 million of consolidated total debt and $829.3 million of consolidated stockholders' equity. The degree to which the Company is leveraged could have a material adverse effect upon the Company. For example: (i) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, working capital or general corporate or other purposes may be limited, (ii) a substantial portion of TCG's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its debt and (iii) TCG's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, a failure to comply with the covenants and other provisions of its debt

                                     13--1
instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

  After giving pro forma effect to the Reorganization, the Offerings and the application of the net proceeds therefrom as if such transactions had occurred at the beginning of the respective periods, the Company's earnings would have been insufficient to cover its fixed charges by $170.8 million for the year ended December 31, 1995 and $48.5 million for the three months ended March 31, 1996. Although TCG believes that it will be able to generate sufficient cash flow from operations to meet its debt service obligations as they become due, if it is unable to do so, it could face liquidity problems. In such circumstances, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion of its long-term debt. There can be no assurance, however, that TCG will be able successfully to renegotiate such terms or refinance its indebtedness on terms acceptable to it. If the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, TCG would have to consider various other options such as the sale of certain assets to meet its required debt service, the sale of additional equity, negotiations with its lenders to restructure applicable indebtedness or other options available to it under law.

HOLDING COMPANY STRUCTURE

  TCG conducts a substantial amount of its business through its subsidiaries and derives a substantial portion of its operating cash flow from its subsidiaries. TCG intends to loan or contribute a portion of the net proceeds from the Offerings to its subsidiaries. See "Use of Proceeds." The Notes are not secured by any of the assets of the Company and will not initially be guaranteed by any of the Company's subsidiaries (although under certain circumstances the Company's subsidiaries may be required to guarantee the Notes). See "Description of Notes--Certain Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The holders of any indebtedness, and other creditors, of the Company's subsidiaries will be entitled to payment of their indebtedness or other claims prior to the payment to the holders of any general unsecured obligations of TCG, including the Notes. The Notes will rank pari passu with any other unsecured obligations of the Company that are not expressly subordinated to the Notes. TCG's ability to make interest and principal payments when due to holders of the Notes is dependent upon the receipt of sufficient funds from its subsidiaries and the receipt of management fees, which may be limited by law or the terms of any debt agreements to which the subsidiaries are a party. In addition, TCG intends to borrow in the private debt markets through its subsidiaries. Since TCG's subsidiaries do not generally guarantee the payment of principal or interest on the Notes, the claims of holders of the Notes effectively will be subordinated to the claims of creditors of such entities. Furthermore, TCG contemplates that debt agreements that may be entered into between its subsidiaries and financial institutions may prohibit the subsidiaries from making dividend payments to TCG if an event of default exists under such debt agreements or if the subsidiaries do not maintain specified financial ratios. The Revolving Credit Agreement provides that TCNY is not permitted to pay dividends to TCGI at any time prior to June 30, 1997, and may pay dividends to TCGI thereafter only if (a) no default under the Revolving Credit Agreement exists, (b) the ratio of the debt of TCNY to the product of two times its operating cash flow for the prior two quarters is less than 5.0 to 1.0 and (c) such dividend is not paid from the proceeds of any sale of assets. The percentage of the Company's revenues and net income derived from TCNY was 65% and 4%, respectively, for the year ended December 31, 1995 and 60% and 7%, respectively, for the three months ended March 31, 1996.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

  The Senior Discount Notes will be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended. Holders of obligations issued with original issue discount must include such original issue discount in gross income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, under a method that takes into account the compounding of interest. See "Certain Federal Income Tax Considerations."

RISKS OF EXPANSION

  The Company's continued expansion and development of its networks will depend on, among other things, the Company's ability to assess markets, design fiber network backbone routes, install facilities, acquire rights-of-way and building access, obtain any required governmental authorizations and permits and implement interconnection with local exchange carriers, all in a timely manner, at reasonable costs and on terms and conditions acceptable to TCG. The Company's ability to manage this expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. TCG's inability to expand its existing networks or install new networks or manage effectively such expansion and installation could have a material adverse effect upon the Company's business strategy, financial condition and results of operations. In addition, to the extent that the Company's expansion is carried out through acquisitions, there can be no assurance that any desired acquisition could be made in a timely manner on terms and conditions acceptable to the Company or that any such acquisition could be successfully integrated into the Company's operations.

  Currently, TCG's services are predominantly local. However, TCG has examined from time to time, and will continue to examine, opportunities to expand into other related telecommunications services. If the Company were to expand into new categories of telecommunications services, it could incur certain additional risks in connection with such expansion, including technological compatibility risks, legal and regulatory risks and possible adverse reaction by some of its current customers.

LIMITATIONS ON ACQUIRING CERTAIN LOCAL MARKET PARTNERSHIPS

  TCG Partners and 12 of the 14 Local Market Partnerships will become wholly owned subsidiaries of TCGI. In addition, the Cable Stockholders have agreed to transfer their interests in the remaining two Local Market Partnerships to the Company at the earliest time such transfers can be accomplished. The remaining interests held in TCG San Francisco are held by Viacom Telecom, Inc. (22.9%) and InterMedia Partners (4.2%), and the remaining interest held in TCG Seattle is held by Viacom Telecom, Inc. (22.2%). TCI has entered into agreements to acquire, subject to the satisfaction of certain conditions, the partnership interests held by such unaffiliated minority partners in TCG San Francisco and TCG Seattle. Pursuant to the Reorganization Agreement, if TCI acquires such interests, it is required to transfer them to TCG; if TCI determines that it is unable to acquire such interests, it will notify TCG, and TCG shall pursue the acquisition of such partnership interests. There can be no assurance that TCI or TCG will be able to acquire such interests. See "The Reorganization."

DEPENDENCE UPON INTERCONNECTION WITH ILECS; SUBSTANTIAL COMPETITION

  The Company operates in an increasingly competitive environment. Services substantially similar to those offered by the Company are also offered by the incumbent local exchange carriers ("ILECs") serving the metropolitan markets currently served or intended to be served by the Company. ILECs have long-standing relationships with their customers, have financial and technical resources substantially greater than those of the Company, have the potential to subsidize services of the type offered by the Company from service revenues not subject to effective competition and benefit from federal and state laws and regulations that, TCG believes, generally favor the ILECs over competitive access providers ("CAPs") and competitive local exchange carriers ("CLECs"). Under certain circumstances, the FCC and state regulatory authorities provide the ILECs with an ability to lower selectively the price of certain services within the areas in which the Company operates. In addition, as a result of the 1996 Act, ILECs are likely to obtain additional pricing flexibility with regard to services that compete with those offered by the Company. Increased price competition from ILECs could have a material adverse effect on the Company's financial condition and results of operations. See "Business-- Competition;--Government Regulation." Also, under the 1996 Act, ILECs formerly subject to restrictions on the provision of cable television service and interLATA (interexchange) long distance services are no longer restricted from entry into these businesses, subject to certain requirements in the 1996 Act and rules and policies to be implemented by the FCC and the states. The FCC may authorize a Regional Bell Operating Company ("RBOC") to provide interLATA services in a state when the RBOC enters into a state utility commission-approved agreement with one or more facilities-based competitors which provide business and residential local exchange service and such agreements satisfy 14 specified interconnection requirements. Alternatively, if no such facilities-based competitors achieve such interconnection, the RBOC may obtain authority from the FCC to provide interLATA services if the RBOC obtains state utility commission approval of a statement of generally available terms and conditions of interconnection that satisfies the requirements. When an RBOC obtains authority to provide interLATA services, it will be able to offer customers local and long distance telephone services. Given the market power the RBOCs currently possess in the local exchange market, the ability to provide both local and long distance services could make the RBOCs very strong competitors.

  To the extent TCG interconnects with and uses the ILECs' networks to service the Company's customers, TCG is dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. TCG will become increasingly dependent on interconnection with ILECs as switched services become a greater percentage of the Company's business. TCG has experienced increasing difficulties in obtaining high quality, reliable and reasonably priced service from certain ILECs over the last 18 months, and the attractiveness of the Company's services to customers may be impaired as a result. The 1996 Act imposes interconnection obligations on ILECs, but there can be no assurance that the Company will be able to obtain the services it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are both profitable and competitive.

  In most of the metropolitan areas in which TCG operates, at least one (and in many markets several) other CAPs or CLECs offer many of the same local telecommunications services provided by the Company, generally at similar prices. Potential and actual new market entrants in the local telecommunications services business include other CAPs and CLECs, ILECs entering new geographic markets, cable television companies, electric utilities, long distance and international carriers, microwave carriers, wireless telephone system operators and private networks built by large end users, many of which may have financial, personnel and other resources substantially greater than those of TCG. In addition, the current trend of business combinations and alliances in the telecommunications industry, including mergers between RBOCs, may create significant new competitors for the Company.

  The 1996 Act also will increase competition in the local telecommunications business. The 1996 Act requires all local exchange providers, including new entrants, to offer their services for resale and requires ILECs to offer their network facilities on an unbundled basis. There can be no assurance that any unbundled rates or facilities offered by ILECs to TCG will be economically attractive or technically viable. See "Business--Government Regulation-- Telecommunications Act of 1996." These requirements facilitate entry by new competitors without substantial capital risk or investment. See "Business-- Competition."

FEDERAL AND STATE REGULATION

  The Company is subject to federal and state regulation. In most states, TCG is subject to certification and tariff filing requirements with respect to intrastate services. In some instances, the certificate obtained by the Company in a particular state limits the services that it is permitted to provide in that state. These current restrictions on the services that may be provided by the Company should be eliminated as a result of the 1996 Act, which prohibits states from imposing legal restrictions that effectively prohibit the provision of any telecommunications service. States will, however, under the 1996 Act, retain authority to impose on the Company and other telecommunications carriers requirements to preserve universal service, protect public safety, ensure quality of service and protect consumers. States are also responsible under the 1996 Act for mediating and arbitrating interconnection arrangements between CLECs and ILECs if the carriers fail to agree on such arrangements.

  TCG is required to file tariffs for interstate services with the FCC, although such tariff requirements are less restrictive than those imposed on ILECs offering similar services. These tariffs must contain the rates, terms and conditions under which service is generally available from TCG. Challenges by third parties to the Company's tariff filings or related contractual arrangements may cause TCG to incur substantial legal and administrative expenses.

  Under the 1996 Act, the Company will become subject to certain federal regulatory obligations when it provides local exchange service in a market. All local exchange carriers, including CLECs, must interconnect with other carriers, make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the 1996 Act requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities, and TCG and other CLECs may be required to contribute to a universal service fund provided for in the 1996 Act but which has not yet been established. Because the FCC has yet to adopt rules implementing the 1996 Act, it is uncertain how burdensome these requirements will be for TCG.

  The 1996 Act contains other provisions that may be subject to FCC rulemaking and judicial interpretation, including a provision that limits the ability of a cable television operator and its affiliates to acquire more than a 10% financial interest or any management interest in a LEC which provides local exchange service in such cable operator's franchise area. The Company believes, based on an opinion from its FCC counsel, Dow, Lohnes & Albertson, a Professional Limited Liability Company, that the 1996 Act does not limit the acquisition of any of the interests contemplated to be acquired in the Reorganization; however, there can be no assurance that the FCC or a court would not reach a different determination as to one or more of such interests.

  In addition, no assurance can be given that changes to current regulations or the adoption of new regulations by the FCC or state regulatory authorities or legislative initiatives would not have a material adverse effect on TCG. See "Business--Government Regulation."

GOVERNMENTAL AND OTHER AUTHORIZATIONS

  The development, expansion and maintenance of the Company's networks will depend on, among other things, its ability to obtain rights-of-way and any other required governmental authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In some of the cities or municipalities where TCG provides network services, it may pay license or franchise fees, usually based on a percentage of gross revenues or a per foot right-of-way fee. The 1996 Act permits municipalities to charge such fees only if they are nondiscriminatory, but there can be no assurance that municipalities that presently favor a particular carrier, typically the ILEC, will conform their practices to the requirements of the 1996 Act in a timely manner or without a legal challenge. Furthermore, there can be no assurance that certain cities or municipalities that do not now impose fees will not seek to impose fees, nor can there be any assurance that, following the expiration of existing franchises, fees will remain at their current levels or that the franchises will be renewed. Some of the Company's franchise agreements also provide for increases or renegotiation of fees at intervals prior to the expiration thereof.

  In addition, TCG currently leases, and plans in the future to enter into facility arrangements for, significant numbers of optical fibers from cable television operators. There can be no assurance that municipalities which regulate such cable television operators will not seek to impose additional franchise fees or otherwise charge such cable television operators (subject to reimbursement by TCG) in connection with such leases. There can also be no assurance that such cable television systems or the Company will be able to obtain all necessary permits, licenses, conduit agreements or pole attachment agreements from governmental authorities or private rights-of-way providers necessary to effectuate such lease transactions. As a result, there can be no assurance that TCG will be able to expand its existing networks or develop new networks successfully, which would have a material adverse effect on the Company's growth and financial condition.

  If any of the Company's existing franchise, license or similar agreements for a particular metropolitan area were terminated prior to their expiration dates or not renewed and TCG were forced to remove its fiber or abandon its network in place, such termination would have a material adverse effect on the Company's operations in that metropolitan area and could have a material adverse effect on TCG.

LIMITATION ON INCURRENCE OF DEBT UNDER NEW YORK AND NEW JERSEY REGULATORY AUTHORIZATIONS

  The incurrence of long-term indebtedness by TCGI is subject to approval by the New York Public Service Commission (the "NYPSC") and the New Jersey Board of Public Utilities (the "NJBPU"). In orders issued in 1993, both the NYPSC and NJBPU authorized TCGI to issue long-term debt in amounts not to exceed $1 billion. Additionally, in 1995, both the NYPSC and NJBPU authorized the Company's subsidiary, TCG New York Inc., to incur long-term debt in an amount not to exceed an additional $1 billion; provided, however, that the NYPSC has interpreted its authorization as permitting TCGI and TCNY to incur long-term debt not to exceed $1.75 billion in the aggregate. The aggregate principal amount of the Notes at maturity will be in excess of $1 billion, although the accreted value of the Notes upon issuance will be $925 million.

  The Company has received an opinion of its New Jersey regulatory counsel, Smith, Don, Alampi, D'Argenio & Arturi, Englewood Cliffs, New Jersey, to the effect that the proposed incurrence of indebtedness pursuant to the Notes Offerings is authorized under the applicable statutes and rules governing the authority of the NJBPU and that the Notes, once issued, will be valid and enforceable to the extent governed by such statutes and rules. The Company has filed a petition with the NJBPU to expand the borrowing authority of TCGI to $2 billion, which the Company and its New Jersey regulatory counsel believe will be approved in the ordinary course of business by the NJBPU.

  The Company has received an opinion from its New York regulatory counsel, Roland, Fogel, Koblenz & Carr, LLP, Albany, New York, to the effect that the incurrence of indebtedness pursuant to the Notes Offerings is authorized under the applicable statutes and rules governing the authority of the NYPSC and that the Notes, once issued, will be valid and enforceable to the extent governed by such statutes and rules. Such counsel's opinion is based in part on an opinion from the Office of the General Counsel of the NYPSC. The Company has submitted a request to the NYPSC for confirmation of the opinion of the Office of General Counsel or, in the alternative, for authorization to incur up to $2 billion in long-term debt, which the Company and its New York regulatory counsel believe will be approved in the ordinary course of business by the NYPSC.

  While all past petitions by TCGI to the NYPSC and the NJBPU for authorization to incur indebtedness have been approved routinely, there can be no assurance that the Company's petitions before the NYPSC and the NJBPU will be similarly approved. The Company will use its best efforts to obtain such approval. In the event that (i) the Company fails to obtain confirmation from the NYPSC of the opinion of its General Counsel or otherwise fails to obtain approval for the issuance of the Notes, or fails to obtain authorization from the NJBPU for the expansion of the borrowing authority of TCGI, within 270 days after the issuance date of the Notes or (ii) either the NYPSC or the NJBPU has denied in a final order the petitions of TCGI referenced above, the Company will redeem, on a pro rata basis, Senior Discount Notes with an Accreted Value of up to $253 million, representing an aggregate principal amount of Senior Discount Notes equal to the amount by which the aggregate principal amount at maturity of TCGI's long-term debt exceeds $1 billion. Although the Company will be required to redeem a portion of the Senior Discount Notes in excess of $1 billion in principal amount in such event, there can be no assurance that the NYPSC or the NJBPU will not take other action, including fines, injunctions or other administrative or legal actions against the Company or actions with respect to its authorization to provide telecommunications services in New York and New Jersey.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company has substantial business relationships with a few large customers, including the major long distance carriers. During 1995, the Company's top 10 customers accounted for approximately 57% of TCG's total pro forma revenues. AT&T Corp. ("AT&T") and Sprint Corporation ("Sprint") each accounted for more than 10% of such revenues, although no customer accounted for 15% or more of such revenues. A significant reduction in the level of services TCG performs for any of these customers could have a material adverse effect on the Company's results of operations or financial condition. Most of the Company's customer arrangements are subject to termination on short notice and do not provide TCG with guarantees that service quantities will be maintained at current levels, and there can be no assurance that such arrangements will be continued at the same service quantity levels. TCG believes that certain of the major long distance carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including construction of their own facilities. This type of activity could accelerate as a result of the 1996 Act, which limits the authority of states to impose legal restrictions that have the effect of prohibiting a company, including an IXC, from providing any telecommunications service. In addition, the 1996 Act requires ILECs to unbundle their network facilities and to offer their services for resale by other companies at wholesale discounts. Accordingly, long distance carriers soon will be able to provide local service by reselling the facilities or services of an ILEC, which may be more cost-effective for an IXC than using the services of the Company or another CAP or CLEC. See "Business--Customers and Marketing."

CONTROL BY PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST; POSSIBLE COMPETITION

  Immediately following the completion of the Stock Offerings and after giving effect to the Reorganization, the Cable Stockholders, who will hold all the Class B Common Stock, representing approximately 98.2% of the combined voting power of the Company's outstanding Common Stock, generally will have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock may make TCG a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of the Class A Common Stock. See "Principal Stockholders," "Description of Capital Stock" and "Certain Relationships and Related Transactions--Amended Stockholders' Agreement."

  All of the Cable Stockholders are in the telecommunications business and may, now or in the future, provide services which are the same or similar to those provided by TCG. No assurance can be given that the Cable Stockholders will not compete with TCG in certain markets or in the provision of certain telecommunications services. Continental has recently announced that it has entered into an agreement pursuant to which it will merge with U S WEST, Inc., an ILEC and a competitor of the Company. Upon consummation of the Stock Offerings, the directors designated by Continental will resign from the Board of Directors of the Company. Although directors of TCG who are also directors, officers or employees of the Cable Stockholders or any of their respective affiliates have certain fiduciary obligations to TCG under Delaware law, such directors and the Cable Stockholders, as the controlling stockholders of TCG, are in positions that may create conflicts of interest with respect to certain business opportunities available to and certain transactions involving the Company. The Cable Stockholders have not adopted any special voting procedures to deal with such conflicts of interest, and there can be no assurance that any such conflict will be resolved in favor of TCG. In this regard, TCG's Amended and Restated Certificate of Incorporation provides that TCG may not provide certain (i) wireless communications services (other than products and services delivered via point-to-point microwave and milliwave transmissions) or (ii) telecommunications services to residences until, in each case, the earlier of the date that is five years after the filing of the Amended and Restated Certificate of Incorporation or the date on which the holders of Class B Common Stock no longer represent at least 50% of the voting power of the outstanding Common Stock of the Company, without the affirmative vote of the holders of a majority of the Class B Common Stock, subject to certain exceptions. See "Description of Capital Stock."

  Affiliates of TCI, Cox and Comcast, which collectvely will designate a majority of the directors of the Company, together with an affiliate of Sprint, have formed Sprint Spectrum, a partnership created to provide certain wireless telecommunications services. The investments by TCI, Cox and Comcast in Sprint Spectrum and in the Company may encourage these companies to promote arrangements between the Company and Sprint Spectrum. As recently as January 1996, TCI, Cox and Comcast expressed their intention to attempt to integrate the business of the Company with the business of Sprint Spectrum. At present, TCI, Cox and Comcast are not in any discussions with Sprint or Sprint Spectrum with respect to the Company. However, the Company cannot predict whether TCI, Cox and Comcast will attempt to achieve such an integration in the future or whether they will be successful in doing so. The Company also cannot predict the form that any such integration would take or its impact on the Company's business.

POTENTIAL ISSUANCE OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS

  The Company's Board of Directors has the authority, without any further vote or action by the Company's stockholders, to issue up to 150,000,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Stock to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. See "Certain Relationships and Related Transactions--Amended Stockholders' Agreement" and "Description of Capital Stock."

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry has experienced and is expected to continue to experience rapid and significant changes in technology. While TCG believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable or digital switches and transmission equipment nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the Company's business and operations cannot be predicted. Also, alternative technologies may develop for the provision of services to customers. TCG may be required to select in advance one technology over another; but it will be impossible to predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

DEPENDENCE ON KEY PERSONNEL

  The loss of the services of any of Robert Annunziata, John A. Scarpati, Robert C. Atkinson, Alf T. Hansen or Stuart A. Mencher could have an adverse impact on the Company. The Company has employment agreements with each of Messrs. Annunziata, Scarpati, Atkinson, Hansen and Mencher. The Company does not carry key man life insurance on any of such personnel. The Company believes that the future success of TCG will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "Management."

ENVIRONMENTAL MATTERS

  In connection with its management of The Teleport satellite earth station complex in Staten Island, New York, TCG monitors electromagnetic radiation levels in the vicinity of The Teleport facility on a quarterly basis. The quarterly monitoring reports provided to TCG indicate that the type and level of electromagnetic radiation being emitted into publicly accessible areas do not violate any laws, rules or regulations of which TCG is aware. In addition, the Company and its contractors are subject to various laws and regulations governing hazardous or environmentally sensitive materials or conditions which may occur in connection with the construction, installation, operation or maintenance of the Company's facilities. There can be no assurance that hazardous materials or conditions, including electromagnetic radiation emitted from The Teleport satellite earth station complex or any of TCG's other facilities, might not expose the Company to tort or other claims that could have a material adverse effect on TCG.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The Notes are new issues of securities, and there is currently no public market for the Notes. TCG does not intend to apply for listing of the Notes on any securities exchange or to seek their admission to trading in any automated quotation system. TCG has been advised by the Underwriters that, following completion of the initial offering of the Notes, the Underwriters presently intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurances as to whether an active public market for the Notes will develop or, if a public market develops, as to the liquidity of the trading market for the Notes. See "Underwriting."

                              THE REORGANIZATION

  Teleport Communications Group Inc. or "TCGI" is the issuer of the Notes offered hereby. Prior to the Offerings, the local telecommunications business managed by TCGI has been owned by the Cable Stockholders (TCI (30%), Cox (30%), Comcast (20%), and Continental (20%)). The business was operated through TCGI and, beginning in 1992, TCG Partners, which is a New York general partnership owned by the Cable Stockholders in the same percentages as TCGI and managed by TCGI. TCG Partners was formed for tax purposes to invest, with TCGI, the Cable Stockholders and other cable operators, in the Local Market Partnerships to develop and operate local telecommunications networks in various markets across the United States. The 14 Local Market Partnerships are managed by TCGI, and each Local Market Partnership is owned by TCGI, TCGI Partners, the Cable Stockholders which have cable operations in the particular market and in some cases other cable operators in the market. To simplify this complex ownership structure, TCGI and the Cable Stockholders have agreed to consolidate the ownership of TCG Partners and of the Local Market Partnerships as subsidiaries of TCGI. As part of this process, certain of the other cable operators agreed to sell their interests in Local Market Partnerships to TCGI directly or through a Cable Stockholder.

  The following table sets forth for each Local Market Partnership the ownership as of June 3, 1996, the ownership immediately prior to the consummation of the Offerings and the ownership assuming consummation of the Reorganization following the consummation of the Offerings:

                                                                      OWNERSHIP ASSUMING
LOCAL MARKET         OWNERSHIP AS OF JUNE 3,   OWNERSHIP IMMEDIATELY COMPLETE CONSUMMATION
PARTNERSHIP                    1996             PRIOR TO OFFERINGS   OF THE REORGANIZATION
- - ------------------- -------------------------- --------------------- ---------------------
TCG Chicago         TCGI, Continental and TCI  TCG                      TCG
TCG Connecticut     TCG Partners, Comcast, Cox TCG                      TCG
                     and TCI
TCG Dallas          TCGI, TCG Partners, and    TCG                      TCG
                    TCI
TCG Detroit(a)      TCG Partners, Booth        TCG                      TCG
                     Telecable, Inc., Time
                     Warner Entertainment-
                     Advance Newhouse
                     Partnership, TCI, Comcast
                     and Continental
TCG Illinois        TCG Partners, Continental  TCG                      TCG
                     and TCI
TCG Los Angeles     TCGI, TCG Partners,        TCG                      TCG
                     Comcast, Continental, Cox
                     and TCI
TCG Omaha           TCG Partners and Cox       TCG                      TCG
TCG Phoenix         TCG Partners, Cox and TCI  TCG                      TCG
TCG Pittsburgh      TCG Partners and TCI       TCG                      TCG
TCG San Diego       TCG Partners and Cox       TCG                      TCG
TCG San             TCGI, TCG Partners,        TCG, InterMedia          TCG
 Francisco(b)        InterMedia Partners,       Partners, Viacom
                     Viacom Telecom, Inc. and   Telecom, Inc. and
                     TCI                        TCI
TCG Seattle(b)      TCGI, TCI and Viacom       TCG, TCI and Viacom      TCG
                     Telecom, Inc.              Telecom, Inc.
TCG South Florida   TCGI, TCG Partners,        TCG                      TCG
                     Comcast, Continental and
                     TCI
TCG St. Louis       TCG Partners, Continental  TCG                      TCG
                     and TCI

- - --------

(a) The unaffiliated minority partners in TCG Detroit have agreed to transfer their interests to TCGI upon consummation of the Stock Offerings.

(b) Certain transfers may require the consent of Viacom Telecom, Inc. and InterMedia Partners. TCGI has entered into letters of intent with Viacom Telecom, Inc. under which TCGI would be able to acquire, subject to entering into definitive agreements, the 22.9% and 22.2% interests of Viacom Telecom, Inc. in TCG San Francisco and TCG Seattle, respectively, if TCI is unable to acquire such interests.

 Reorganization Transactions on or prior to the Offerings.

  In connection with the Offerings, the Company and the Cable Stockholders have entered into the Reorganization Agreement, pursuant to which the Reorganization will be effected. The principal transactions comprising the Reorganization that will occur on or prior to the consummation of the Offerings are the following:

    (i) Acquisition of TCG Partners. Prior to the consummation of the Offerings, TCGI will acquire all of the partnership interests in TCG Partners in exchange for Class B Common Stock issued to the Cable Stockholders.

    (ii) Acquisition of Additional Interests in Local Market Partnerships. On or prior to the consummation of the Offerings, and in exchange for Class B Common Stock issued to the Cable Stockholders and Class A Common Stock issued to the other cable operators, TCGI will acquire all of the partnership interests in the Local Market Partnerships other than TCG San Francisco and TCG Seattle. Upon such acquisitions, these 12 Local Market Partnerships will become wholly owned subsidiaries of TCGI.


    The partnership interests held by the two partners in TCG Detroit that are not affiliated with either TCG or the Cable Stockholders will be acquired by TCG simultaneously with the closing of the Offerings in consideration of the issuance to the current holders of such partnership interests of Class A Common Stock with an aggregate value of $9.2 million. The purchase price to be paid to such holders for their minority partnership interests in TCG Detroit reflects a premium of approximately $6.4 million over the aggregate book value of such partnership interests. TCG has granted to such holders "piggy-back" registration rights with respect to such Class A Common Stock.

    On May 13, 1996, in connection with the Reorganization, TCGI purchased the minority partnership interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida for approximately $11.6 million, a purchase price that reflected a premium of approximately $8.4 million over the book value of such partnership interest.

    (iii) Contribution of Indebtedness. As of March 31, 1996, the Company owed the Cable Stockholders the aggregate principal amount of approximately $269.0 million, plus accrued interest which, as of March 31, 1996, was $16.4 million, pursuant to the Loan Agreement, dated as of May 5, 1993, as amended, among TCGI and its stockholders (the "Stockholder Loan Agreement"). Prior to the consummation of the Offerings, the Cable Stockholders will contribute to TCGI all amounts outstanding under the Stockholder Loan Agreement (except that TCI will retain a subordinated note of TCG in the amount of $26 million, bearing interest at the rate of 7.5% per annum, with principal and interest payable at maturity five years from the date of consummation of the Reorganization) and the Stockholder Loan Agreement will be terminated.

    (iv) Amendment and Restatement of Certificate of Incorporation. Prior to the consummation of the Offerings, TCGI's certificate of incorporation will be amended and restated to provide for, among other things, the increase of its authorized share capitalization and the division of its authorized common stock into two classes of Common Stock with different voting rights, with each share of Class A Common Stock having one vote per share, each share of Class B Common Stock having 10 votes per share and each share of Class B Common Stock being convertible at any time into one share of Class A Common Stock. The Cable Stockholders will initially be the only holders of the Class B Common Stock and will have approximately 98.2% of the combined voting power of the Company's outstanding Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

    (v) Amended Stockholders' Agreement. Prior to the consummation of the Offerings, the Cable Stockholders and TCGI will enter into an Amended and Restated Stockholders' Agreement (the "Amended Stockholders' Agreement") which will provide for, among other things, the corporate governance of the Company, certain demand registration rights and certain stock transfer restrictions. With respect to corporate governance, the Amended Stockholders' Agreement will provide that at each annual meeting of the

  Company's stockholders at which directors are elected, the holders of the Class B Common Stock will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of the Class B Common Stock will designate 10 nominees (with the right of a holder of Class B Common Stock to designate one or more nominees depending on the percentage of the Class B Common Stock held by it), (ii) the Chief Executive Officer of the Company will be designated as a nominee and (iii) the Board of Directors with the unanimous consent of the holders of Class B Common Stock that have the right to designate nominees for director shall designate two individuals who are neither employed by nor affiliated with TCGI or any holder of Class B Common Stock as nominees for director. Under the Amended Stockholders' Agreement, a holder of Class B Common Stock generally must hold, together with its affiliates, at least nine percent of the Class B Common Stock in order to have the right to designate a director nominee. The holders of the Class A Common Stock will not have the right, as a class, under the Company's Amended and Restated Certificate of Incorporation and the Amended Stockholders' Agreement to nominate any individuals for election to the Board of Directors. The ability of Continental (or its successor) to designate any directors after the earlier of the consummation of its merger with U S WEST, Inc. or the Stock Offerings will be limited in accordance with the terms of the Amended Stockholders' Agreement. The Amended Stockholders' Agreement will terminate when the aggregate voting power of the Class B Common Stock represents less than 30% of the combined voting power of all outstanding Common Stock. See "Certain Relationships and Related Transactions--Amended Stockholders' Agreement."

    (vi) Redemption of Class B Common Stock. Continental has recently announced that it has entered into an agreement pursuant to which it will merge with and into U S WEST, Inc. The Department of Justice has informed the Company that it is in discussions with Continental, in connection with its proposed merger with U S WEST, Inc., to require Continental to divest its interest in the Company within a time frame to be agreed upon, but which would not be earlier than June 30, 1997. TCGI has agreed to purchase from the Continental subsidiary that is a stockholder of TCGI 7,807,881 shares (7,975,738 shares if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full) of Class B Common Stock at a price per share equal to the initial public offering price of the Class A Common Stock offered hereby, less the applicable underwriting discount and a pro rata portion of the registration fees. Continental paid approximately $60 million for the shares of Common Stock originally issued to it on May 5, 1993 (which will be converted into 14,000,070 shares of Class B Common Stock as part of the Reorganization prior to the consummation of the Offerings). As part of the Reorganization, as noted below, Continental will also receive an additional 11,761,260 shares of Class B Common Stock in consideration of (a) its contribution of $53.8 million in principal amount, plus accrued interest thereon (approximately $3.3 million as of March 31, 1996), owed to it under the Stockholder Loan Agreement and (b) its transfer to TCG of its partnership interests in TCG Partners and the Local Market Partnerships in which its subsidiaries are partners. Continental has contributed an aggregate amount of $68.1 million as capital of TCG Partners and such Local Market Partnerships. After giving effect to the Reorganization (except for the redemption of Continental's shares of Class B Common Stock), Continental's investment for its 25,761,330 shares of Class B Common Stock amounts to approximately $185.3 million.

  The consummation of the Offerings is contingent on the consummation of the above-described transactions.

  In consideration of the transfers and contributions of their interests in TCG Partners, the Local Market Partnerships and the amounts outstanding under the Stockholder Loan Agreement, the Company will issue to Comcast, Continental, Cox and TCI 11,621,988 shares of Class B Common Stock, 11,761,260 shares of Class B Common Stock, 18,045,594 shares of Class B Common Stock and 27,821,388 shares of Class B Common Stock, respectively. No allocation of a particular number of shares of Class B Common Stock has been made to any particular partnership interest or to indebtedness under the Stockholder Loan Agreement. In addition, TCI will hold the $26 million subordinated note described above.

 Reorganization Transactions After the Offerings.

  TCGI will acquire the Cable Stockholders' interests in TCG San Francisco and TCG Seattle at the earliest time that such acquisitions can be accomplished without minority partner consent or upon receipt of the consent of such minority partners. Accordingly, as soon as practicable after January 1, 1997 (which is the first date on which, under the partnership agreement of TCG San Francisco, TCG can acquire the partnership interests of the Cable Stockholders without the consent of Viacom Telecom, Inc. and InterMedia Partners), the Company's interest in TCG San Francisco will increase from 35.0% to 72.9%; and as soon as practicable after January 1, 1997 (which is the first date on which, under the partnership agreement of TCG Seattle, TCG can acquire the partnership interests of the Cable Stockholders without the consent of Viacom Telecom, Inc.), the Company's interest in TCG Seattle will increase from 35.0% to 77.8%.

  TCI has entered into agreements to acquire the partnership interests held by the unaffiliated minority partners in TCG San Francisco (Viacom Telecom, Inc. and InterMedia Partners) and TCG Seattle (Viacom Telecom, Inc.), subject to certain conditions. TCI has not informed the Company of the price it has agreed to pay for such partnership interests. Pursuant to the Reorganization Agreement, if TCI acquires such interests, it will be required to transfer them to TCG; if TCI determines that it is unable to acquire such interests, it will notify TCG, and TCG shall pursue the acquisition of such partnership interests. TCGI has entered into letters of intent with Viacom Telecom, Inc. under which TCGI may be able to acquire the 22.9% and 22.2% interests of Viacom Telecom, Inc. in TCG San Francisco and TCG Seattle, respectively, if TCI is unable to acquire such interests. If a definitive agreement were entered into, TCGI's purchase price would be calculated based on the product of 2.5 multiplied by the amount Viacom Telecom, Inc. had invested in each of TCG San Francisco and TCG Seattle, or approximately $32.1 million and $15.2 million, respectively.

  The 27,821,388 shares of Class B Common Stock that will be issued to TCI (as described above) are based on the assumption that TCI will subsequently acquire the partnership interests of Viacom Telecom, Inc. in TCG San Francisco and TCG Seattle and transfer them to the Company. If TCI does not transfer such partnership interests to the Company within two years of the initial closing date of the Reorganization, then TCI must pay to the Company an amount equal to the lesser of the amount paid by the Company to Viacom Telecom, Inc. (if the Company acquires such partnership interests directly from Viacom Telecom, Inc.) or approximately $32.1 million and $15.2 million for TCG San Francisco and TCG Seattle, respectively (which amounts are the product of 2.5 multiplied by the amount Viacom Telecom, Inc. had invested in each of TCG San Francisco and TCG Seattle, plus interest on such amount at the rate of 7.5% per annum, compounded quarterly). Such amount may be paid, at TCI's option, either in cash, by the cancellation of all or a portion of the $26 million note TCI is receiving, or in shares of Class B Common Stock valued at the market price for the publicly traded shares of Class A Common Stock. If TCI elects to pay such amount in shares of Class B Common Stock, it is entitled to a 15% discount on the amount otherwise payable.

  In addition, TCI will be issued 638,862 shares of Class A Common Stock upon its transfer to TCGI of a partnership interest in TCG San Francisco it has acquired from MicroNet, Inc., and will be issued 372,666 shares of Class A Common Stock upon its transfer to TCGI of the partnership interest of InterMedia Partners in TCG San Francisco, which TCI has informed TCG it expects to acquire by the end of July 1996, subject to normal closing conditions and the consent of local franchising authorities.

  The Offering will not be conditional upon the acquisition by TCGI of the remaining partnership interests in TCG Seattle and TCG San Francisco. After giving effect to the Reorganization and the Offerings, TCI, Cox, Comcast and Continental will own 37.1%, 29.7%, 19.5% and 13.7%, respectively, of the Company's Class B Common Stock, representing 36.5%, 29.2%, 19.1% and 13.4%, respectively, of the combined voting power of the Company's Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company of the Notes Offerings are approximately $898.5 million after deducting underwriting discount and estimated expenses of the Notes Offerings. The net proceeds to the Company from the Stock Offerings are approximately $354.7 million (approximately $408.2 million if the Underwriters' over-allotment options are exercised in full) after deducting underwriting discount and estimated expenses of the Stock Offerings.

  TCG intends to use the net proceeds of the Offerings (i) to redeem 7,807,881 shares (7,975,738 shares if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full) of Class B Common Stock held by a subsidiary of Continental for $118.5 million ($121.0 million if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full), representing a price per share equal to the initial public offering price of the Class A Common Stock being offered pursuant to the Stock Offerings, less the applicable underwriting discount and a pro rata portion of the registration fee, (ii) to repay approximately $155.0 million outstanding under the Revolving Credit Agreement, which amount may be reborrowed and (iii) the remaining approximately $979.7 million to expand and develop existing and new networks and for general corporate and working capital purposes, which may include acquisitions; provided, however, that in the event of a Special Redemption Event (as defined in the Indenture for the Senior Discount Notes) with respect to certain regulatory authorizations, up to approximately $256 million of the net proceeds of the Offerings will be used to redeem a portion of the Senior Discount Notes. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations" and "Description of Notes--Terms of Senior Discount Notes--Special Redemption." A significant portion of such proceeds will be contributed or advanced to the Company's subsidiaries which own and operate the networks in the local markets. Expected capital expenditures for the expansion, development and acquisition of networks include (i) the purchase and installation of switches, electronics, fiber and other additional technologies in existing networks and in networks to be constructed in new markets and (ii) the acquisition and expansion of networks currently owned and operated by other companies. Expected expenditures for general corporate and working capital purposes include (i) expenditures with respect to the Company's management information system and corporate service support infrastructure and (ii) operating and administrative expenses with respect to new networks and debt service.

  The Company's expansion into additional markets is expected to be accomplished primarily by the development of new networks and also by the acquisition of existing networks. Many factors will influence the Company's determination as to the use of the net proceeds of the Offerings. The Company has no specific plans for a significant portion of the net proceeds of the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Revolving Credit Agreement was entered into in May 1995, and the amounts being repaid were used for expansion and development of the Company's networks and for general corporate purposes. All loans outstanding under the Revolving Credit Agreement must be paid in full no later than February 27, 2004. The interest rate on the loans being repaid under the Revolving Credit Agreement as of March 31, 1996 was approximately 6.3%. When needed by the Company, such proceeds can be reborrowed under the Revolving Credit Agreement, subject to satisfaction of customary conditions to borrowings. Toronto Dominion (Texas), Inc. is the Administrative Agent under the Revolving Credit Agreement and The Toronto-Dominion Bank is a lender under the Revolving Credit Agreement, and each of them is an affiliate of Toronto Dominion Securities (USA) Inc., which is one of the underwriters under the Notes Offerings. An amount equal to approximately $14.0 million, plus interest accrued thereon, will be paid to The Toronto-Dominion Bank from the proceeds of the Offerings as a payment on the revolving credit facility. Chemical Bank is the Documentation Agent and a lender under the Revolving Credit Agreement and is an affiliate of Chase Securities Inc., which is one of the underwriters under the Offerings. An amount equal to approximately $14.0 million, plus interest accrued thereon, will be paid to Chemical Bank from the proceeds of the Offerings as a payment on the revolving credit facility. See "Description of Certain Indebtedness" and "Underwriting."

  Pending the foregoing uses, the net proceeds of the Offerings will be invested in short-term, interest bearing investment-grade securities.

                                CAPITALIZATION

  The following table sets forth the historical combined capitalization of the Company as of March 31, 1996 and as adjusted to reflect the Reorganization and the Offerings. This table should be read in conjunction with the Selected Combined Financial Data, the Pro Forma Financial Information and the combined financial statements and notes thereto included elsewhere in this Prospectus.

                                             AS OF MARCH 31, 1996
                                -----------------------------------------------
                                                               PRO FORMA FOR
                                            PRO FORMA FOR    THE REORGANIZATION
                                 ACTUAL   THE REORGANIZATION   AND OFFERINGS
                                --------  ------------------ ------------------
                                            (DOLLARS IN THOUSANDS)
Cash and cash equivalents...... $ 16,805       $ 36,000          $1,019,721
                                ========       ========          ==========
Current portion of capital
 lease obligations............. $  4,575       $ 18,694          $   18,694
                                ========       ========          ==========
Long-term debt:
  Revolving Credit Agreement... $155,000       $155,000          $      --
  Senior Notes due 2006........      --             --              300,000
  Senior Discount Notes due
   2007........................      --             --              625,000
  Unamortized Notes issuance
   costs.......................      --             --              (26,504)
  Subordinated debt to Cable
   Stockholders................  269,000            --                  --
  Long-term capital lease obli-
   gations.....................   10,903         43,816              43,816
  TCI Note.....................      --          26,000              26,000
                                --------       --------          ----------
    Total long-term debt.......  434,903        224,816             968,312
                                --------       --------          ----------
Minority interest..............    4,847         16,116              16,116
                                --------       --------          ----------
Stockholders' equity and part-
 ners' capital (deficit):
  Preferred Stock, $.01 par
   value; no shares authorized
   or outstanding; 150,000,000
   shares authorized and no
   shares outstanding on a pro
   forma basis.................      --             --                  --
  Common Stock, $1.00 par
   value; 3,000 shares
   authorized, 1,667 shares
   issued and outstanding......        2            --                  --
  Class A Common Stock, $.01
   par value; 450,000,000
   shares authorized, 1,215,125
   and 24,715,125 shares issued
   and outstanding on a pro
   forma basis, respectively...      --              12                 247
  Class B Common Stock, $.01
   par value; 300,000,000
   shares authorized,
   139,250,370 and 131,442,489
   shares issued and outstand-
   ing on a pro forma basis,
   respectively................      --           1,393               1,314
  Additional paid-in capital...  195,388        768,591           1,123,131
  Accumulated deficit..........  (76,290)      (176,961)           (176,961)
  Partners' capital (deficit)..  (12,444)           --                  --
                                --------       --------          ----------
                                 106,656        593,035             947,731
  Treasury stock, 7,807,881
   shares of Class B Common
   Stock, at cost..............      --             --             (118,471)
                                --------       --------          ----------
  Total stockholders' equity
   and partners' capital
   (deficit)...................  106,656        593,035             829,260
                                --------       --------          ----------
    Total capitalization....... $546,406       $833,967          $1,813,688
                                ========       ========          ==========

                       SELECTED COMBINED FINANCIAL DATA

  The following tables present selected combined financial data derived from the audited historical financial statements of TCGI for 1991, and from the audited historical financial statements of TCGI and TCG Partners for 1992. Historical annual selected combined financial data set forth below for the years 1993, 1994 and 1995 have been derived from the combined audited historical financial statements of TCGI and TCG Partners, which have been audited by Deloitte & Touche llp, independent auditors, whose report thereon appears elsewhere in this Prospectus. The following tables also present selected combined financial data for the three months ended March 31, 1995 and March 31, 1996 derived from the unaudited combined financial statements of TCGI and TCG Partners. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year.

  The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TCGI's and TCG Partners' historical combined financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                          THREE MONTHS ENDED MARCH
                                   YEAR ENDED DECEMBER 31,                          31,
                          ----------------------------------------------  -------------------------
                           1991     1992      1993      1994      1995      1995         1996
                          -------  -------  --------  --------  --------  --------  ---------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
 Telecommunications
  services..............  $47,380  $57,256  $ 82,374  $ 99,983  $134,652  $ 29,855     $ 39,553
 Management and royalty
  fees from Local Market
  Partnerships(1).......      --       --      1,555    20,691    31,517     6,937       10,882
                          -------  -------  --------  --------  --------  --------     --------
 Total revenues.........   47,380   57,256    83,929   120,674   166,169    36,792       50,435
Operating expenses......   22,728   31,876    48,224    60,255    73,743    17,124       22,520
Selling, general and ad-
 ministrative(2)........   12,782   16,569    40,275    56,306    69,850    16,070       20,197
Depreciation and amorti-
 zation.................    9,550   12,035    16,197    19,933    37,837     7,297       12,849
                          -------  -------  --------  --------  --------  --------     --------
Operating profit
 (loss).................    2,320   (3,224)  (20,767)  (15,820)  (15,261)   (3,699)      (5,131)
                          -------  -------  --------  --------  --------  --------     --------
Interest:
 Interest income........      636      446     1,072     1,711     4,067     1,106        1,190
 Interest expense.......     (885)  (1,508)   (1,407)   (5,079)  (23,331)   (4,600)      (8,148)
                          -------  -------  --------  --------  --------  --------     --------
 Net Interest expense...     (249)  (1,062)     (335)   (3,368)  (19,264)   (3,494)      (6,958)
                          -------  -------  --------  --------  --------  --------     --------
Minority interest(3)....      (98)    (142)      796     1,395       663       201          150
Equity in loss of uncon-
 solidated affiliates...      --       --     (2,114)  (11,763)  (19,541)   (4,211)      (6,528)
                          -------  -------  --------  --------  --------  --------     --------
Income (loss) before
 taxes..................    1,973   (4,428)  (22,420)  (29,556)  (53,403)  (11,203)     (18,467)
Income tax benefit (pro-
 vision)................      484      --      4,149      (433)     (401)     (335)        (225)
                          -------  -------  --------  --------  --------  --------     --------
Net income (loss).......  $ 2,457  $(4,428) $(18,271) $(29,989) $(53,804) $(11,538)    $(18,692)
                          =======  =======  ========  ========  ========  ========     ========
OTHER DATA:
EBITDA(4)...............  $11,870  $ 8,811  $ (4,570) $  4,113  $ 22,576  $  3,598     $  7,718
Capital expenditures....   32,047   47,505   155,184   143,276   154,807    50,793       31,153
Ratio of earnings avail-
 able to cover fixed
 charges(5).............     3.23      --        --        --        --        --           --
Pro forma net income
 (loss) per share(6)....      --       --        --        --      (1.20)      --         (0.34)
Dividends per share.....      --       --        --        --        --        --           --
                                      AS OF DECEMBER 31,
                          ----------------------------------------------            AS OF MARCH 31,
                           1991     1992      1993      1994      1995                   1996
                          -------  -------  --------  --------  --------            ---------------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equiva-
 lents..................  $ 4,208  $ 3,563  $ 31,716  $ 26,000  $ 11,862               $ 16,805
Working capital.........  (10,905) (12,507)  (15,278)  (32,719)  (47,083)               (42,015)
Fixed assets--at cost...  146,250  193,650   329,686   422,964   545,653                576,806
Total assets............  136,727  171,583   365,202   486,983   614,793                658,906
Long-term debt (includ-
 ing capital lease
 obligations)...........   13,884   49,679    29,689   200,462   368,464                434,903
Minority interest(3)....    3,247    6,201    12,661     2,903     4,409                  4,847
Stockholders' equity and
 partners' capital
 (deficit)..............   81,799   77,371   209,141   179,152   125,348                106,656

- - --------
Footnotes to Selected Combined Financial Data

(1) Under the terms of various management services arrangements among TCGI and its unconsolidated Local Market Partnerships and certain other affiliates, TCGI provides operating and administrative support services to such entities, for which it earns management fees. Upon consummation of the Reorganization, these fees will no longer be reflected as revenues.
(2) Included in selling, general and administrative expenses are expenses incurred for services provided to the Local Market Partnerships, in the amounts of $1.4 million, $19.4 million, $29.6 million, $6.5 million and $10.2 million for the years 1993, 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996, respectively.
(3) Minority interest reflects Fidelity Communications Inc.'s equity interest in Teleport Communications Boston for 1991, 1992, 1993 and 1994; a Cox affiliate's interest in TCG San Diego for 1993 and 1994; and TCI and Continental affiliates' interests in TCG St. Louis for 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996.
(4) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization, minority interest and equity in losses of unconsolidated affiliates. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indentures are based on EBITDA. EBITDA is not intended to represent cash flows for the period. See the Combined Statements of Cash Flows contained elsewhere in this Prospectus.
(5) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and that portion of rental expense the Company believes to be representative of interest. For the years 1992, 1993, 1994 and 1995 and the three months ended March 31, 1995 and March 31, 1996, earnings were insufficient to cover fixed charges by $4.4 million, $23.2 million, $31.0 million, $54.1 million, $11.4 million and $18.6 million, respectively.

(6) The number of shares used in the computation of the pro forma net income
    (loss) per share gives effect to the Reorganization and the use of proceeds of the Offerings. See "Pro Forma Financial Information."

                        PRO FORMA FINANCIAL INFORMATION

  The following pro forma condensed consolidated balance sheet and statements of operations are presented for the Company as of March 31, 1996 and for the year ended December 31, 1995 and the three months ended March 31, 1996. Such pro forma results reflect the effects of the Reorganization and the application of the proceeds of and other transactions related to the Offerings as if they had occurred at the end of the period for the condensed consolidated balance sheet and at the beginning of the period for the condensed consolidated statement of operations. Such pro forma adjustments have been applied to the condensed combined historical data.

  The condensed consolidated pro forma financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations would actually have been if such transactions had in fact occurred as described above and are not intended to project the Company's financial position or results of operations for any future period.

  The condensed consolidated pro forma financial information gives effect to pro forma adjustments which are described in the accompanying notes. The condensed consolidated pro forma financial information and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TCGI's and TCG Partners' historical combined financial statements and the notes thereto included elsewhere in this Prospectus.

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                                 MARCH 31, 1996
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                                                      PRO FORMA
                            COMBINED   COMBINED LOCAL                   PRO FORMA                      FOR THE
                            TCGI AND       MARKET      REORGANIZATION    FOR THE       OFFERINGS    REORGANIZATION
                          TCG PARTNERS PARTNERSHIPS(1) ADJUSTMENTS(2) REORGANIZATION ADJUSTMENTS(3) AND OFFERINGS
                          ------------ --------------- -------------- -------------- -------------- --------------
ASSETS
Current assets:
  Cash and cash equiva-
   lents................    $ 16,805      $ 19,195                      $   36,000      $983,721      $1,019,721
  Accounts receivable,
   net..................      33,568        12,128       $  (2,468)         43,228           --           43,228
  Prepaid expenses and
   other current
   assets...............       6,139         5,078             --           11,217           --           11,217
                            --------      --------       ---------      ----------      --------      ----------
    Total current as-
     sets...............      56,512        36,401          (2,468)         90,445       983,721       1,074,166
                            --------      --------       ---------      ----------      --------      ----------
Fixed assets--at cost...     576,806       423,278             --        1,000,084           --        1,000,084
  Less accumulated de-
   preciation and amor-
   tization.............    (126,273)      (39,729)            --         (166,002)          --         (166,002)
                            --------      --------       ---------      ----------      --------      ----------
  Fixed assets--net.....     450,533       383,549             --          834,082           --          834,082
                            --------      --------       ---------      ----------      --------      ----------
Investment in
 unconsolidated
 affiliates.............     118,985           --         (102,502)         16,483           --           16,483
                            --------      --------       ---------      ----------      --------      ----------
Goodwill................      26,649        41,071         (13,561)         54,159           --           54,159
                            --------      --------       ---------      ----------      --------      ----------
Other assets............       6,227         3,610             --            9,837           --            9,837
                            --------      --------       ---------      ----------      --------      ----------
Total assets............    $658,906      $464,631       $(118,531)     $1,005,006      $983,721      $1,988,727
                            ========      ========       =========      ==========      ========      ==========
LIABILITIES AND STOCK-
 HOLDERS'
 EQUITY AND PARTNERS'
 CAPITAL (DEFICIT)
Current liabilities.....    $ 98,527      $ 60,377       $  (6,883)     $  152,021      $  4,000      $  156,021
Non-current liabilities:
  Revolving Credit
   Agreement............     155,000           --              --          155,000      (155,000)            --
  Senior Notes due
   2006.................         --            --              --              --        300,000         300,000
  Senior Discount Notes
   due 2007 (6).........         --            --              --              --        625,000         625,000
  Unamortized Notes
   issuance costs.......         --            --              --              --        (26,504)        (26,504)
  Subordinated debt to
   Cable Stockholders...     269,000                      (269,000)            --            --              --
  Capital lease obliga-
   tions................      10,903        32,913             --           43,816           --           43,816
  TCI Note..............         --            --           26,000          26,000           --           26,000
  Minority interest.....       4,847           --           11,269          16,116           --           16,116
  Other.................      13,973         5,045             --           19,018           --           19,018
                            --------      --------       ---------      ----------      --------      ----------
    Total liabilities...     552,250        98,335        (238,614)        411,971       747,496       1,159,467
 Stockholders' equity
  and partners' capital
  (deficit).............     106,656       366,296         120,083         593,035       354,696         947,731
 Treasury stock,
  7,807,881 shares of
  Class B Common Stock,
  at cost...............         --            --              --              --       (118,471)       (118,471)
                            --------      --------       ---------      ----------      --------      ----------
 Total stockholders' eq-
  uity and partners'
  capital (deficit).....     106,656       366,296         120,083         593,035       236,225         829,260
                            --------      --------       ---------      ----------      --------      ----------
Total liabilities and
 stockholders' equity
 and partners' capital
 (deficit)..............    $658,906      $464,631       $(118,531)     $1,005,006      $983,721      $1,988,727
                            ========      ========       =========      ==========      ========      ==========

      See notes to condensed consolidated pro forma financial information.

            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                   UNAUDITED

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         COMBINED                                                                    PRO FORMA
                         TCGI AND  COMBINED LOCAL                      PRO FORMA                      FOR THE
                           TCG         MARKET       REORGANIZATION      FOR THE       OFFERINGS    REORGANIZATION
                         PARTNERS  PARTNERSHIPS(1) ADJUSTMENTS(2)(4) REORGANIZATION ADJUSTMENTS(3) AND OFFERINGS
                         --------  --------------- ----------------- -------------- -------------- --------------
Revenues:
  Telecommunications
   services............. $134,652     $ 50,276          $   (76)         $184,852                      $184,852
  Management and royalty
   fees.................   31,517          --           (31,517)              --                            --
                         --------     --------          -------       -----------     ---------     -----------
    Total revenues......  166,169       50,276          (31,593)          184,852                       184,852
                         --------     --------          -------       -----------     ---------     -----------
Expenses:
  Operating.............   73,743       31,073           (3,727)          101,089                       101,089
  Selling, general and
   administrative.......   69,850       41,195          (27,873)           83,172                        83,172
  Depreciation and amor-
   tization.............   37,837       23,645            1,049            62,531                        62,531
                         --------     --------          -------       -----------     ---------     -----------
    Total expenses......  181,430       95,913          (30,551)          246,792                       246,792
                         --------     --------          -------       -----------     ---------     -----------
Operating loss..........  (15,261)     (45,637)          (1,042)          (61,940)                      (61,940)
                         --------     --------          -------       -----------     ---------     -----------
Interest income.........    4,067        2,393           (1,638)            4,822                         4,822
Interest expense(6).....  (23,331)      (5,622)          17,384           (11,569)    $(100,790)       (112,359)
                         --------     --------          -------       -----------     ---------     -----------
                          (19,264)      (3,229)          15,746            (6,747)     (100,790)       (107,537)
                         --------     --------          -------       -----------     ---------     -----------
Loss before minority
 interest, equity in
 losses of
 unconsolidated
 affiliates and income
 taxes..................  (34,525)     (48,866)          14,704           (68,687)     (100,790)       (169,477)
Minority interest.......      663          --             2,010             2,673           --            2,673
Equity in losses of
 unconsolidated
 affiliates.............  (19,541)         --            18,173            (1,368)          --           (1,368)
                         --------     --------          -------       -----------     ---------     -----------
Loss before taxes.......  (53,403)     (48,866)          34,887           (67,382)     (100,790)       (168,172)
Income tax provision....     (401)         --               --               (401)          --             (401)
                         --------     --------          -------       -----------     ---------     -----------
Net loss................ $(53,804)    $(48,866)         $34,887          $(67,783)    $(100,790)      $(168,573)
                         ========     ========          =======       ===========     =========     ===========
Loss per share..........                                                   $(0.48)                       $(1.20)
                                                                      ===========                   ===========
Number of shares used
 for
 computation(5).........                                              140,465,000                   140,465,000
                                                                      ===========                   ===========


      See notes to condensed consolidated pro forma financial information.

            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                   UNAUDITED
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         COMBINED                                                                    PRO FORMA
                         TCGI AND  COMBINED LOCAL                      PRO FORMA                      FOR THE
                           TCG         MARKET       REORGANIZATION      FOR THE       OFFERINGS    REORGANIZATION
                         PARTNERS  PARTNERSHIPS(1) ADJUSTMENTS(2)(4) REORGANIZATION ADJUSTMENTS(3) AND OFFERINGS
                         --------  --------------- ----------------- -------------- -------------- --------------
Revenues:
 Telecommunications
  services.............. $ 39,553     $ 18,594          $   (25)          $58,122                       $58,122
 Management and royalty
  fees..................   10,882          --           (10,882)              --                            --
                         --------     --------          -------       -----------      --------     -----------
  Total revenues........   50,435       18,594          (10,907)           58,122                        58,122
                         --------     --------          -------       -----------      --------     -----------
Expenses:
 Operating..............   22,520       11,148           (1,201)           32,467                        32,467
 Selling, general and
  administrative........   20,197       14,187           (9,707)           24,677                        24,677
 Depreciation and
  amortization..........   12,849        8,432              275            21,556                        21,556
                         --------     --------          -------       -----------      --------     -----------
  Total expenses........   55,566       33,767          (10,633)           78,700                        78,700
                         --------     --------          -------       -----------      --------     -----------
Operating loss..........   (5,131)     (15,173)            (274)          (20,578)                      (20,578)
                         --------     --------          -------       -----------      --------     -----------
Interest income.........    1,190          534             (743)              981                           981
Interest expense(6).....   (8,148)      (1,818)           4,477            (5,489)     $(23,051)        (28,540)
                         --------     --------          -------       -----------      --------     -----------
                           (6,958)      (1,284)           3,734            (4,508)      (23,051)        (27,559)
                         --------     --------          -------       -----------      --------     -----------
Loss before minority
 interest, equity in
 losses of
 unconsolidated
 affiliates and income
 taxes..................  (12,089)     (16,457)           3,460           (25,086)      (23,051)         48,137
Minority interest.......      150          --               705               855           --              855
Equity in losses of
 unconsolidated
 affiliates.............   (6,528)         --             6,196              (332)          --             (332)
                         --------     --------          -------       -----------      --------     -----------
Loss before taxes.......  (18,467)     (16,457)          10,361           (24,563)      (23,051)        (47,614)
Income tax provision....     (225)         --               --               (225)          --             (225)
                         --------     --------          -------       -----------      --------     -----------
Net loss................ $(18,692)    $(16,457)         $10,361          $(24,788)     $(23,051)       $(47,839)
                         ========     ========          =======       ===========      ========     ===========
Loss per share..........                                                   $(0.18)                       $(0.34)
                                                                      ===========                   ===========
Number of shares used
 for computation(5).....                                              140,465,000                   140,465,000
                                                                      ===========                   ===========

      See notes to condensed consolidated pro forma financial information.

        NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

(1) TCGI holds more than 50% of the partnership interests of TCG St. Louis which, accordingly, is already consolidated with TCGI for financial reporting and accounting purposes. Upon consummation of the Reorganization, the remaining 13 Local Market Partnerships, which are currently accounted for under the equity method, will become either wholly owned or majority owned subsidiaries of TCG. As a result, the revenues, expenses, assets and liabilities of these Local Market Partnerships will be consolidated with those of TCGI for financial reporting and accounting purposes.

(2) In connection with the Reorganization, the Cable Stockholders will contribute to TCGI $269 million plus accrued interest ($16.4 million as of March 31, 1996), which represents the amounts outstanding under the Stockholder Loan Agreement (except that TCI will retain a subordinated note of TCGI in the amount of $26.0 million, bearing interest at the rate of 7.5% per annum, with principal and interest payable at maturity five years from the date of consummation of the Reorganization) and the Stockholder Loan Agreement will be terminated. Additionally, in consideration of the transfers and contributions of their interests in TCG Partners, the Local Market Partnerships and the amounts outstanding under the Stockholder Loan Agreement, and for the recapitalization of their shares of Common Stock, the Company will issue to Comcast, Continental, Cox and TCI, collectively, 139,250,370 shares of Class B Common Stock.

  Also in connection with the Reorganization, TCGI will acquire all of the partnership interests in the Local Market Partnerships other than TCG San Francisco and TCG Seattle. TCGI purchased the minority interest in TCG South Florida of Hyperion Telecommunications, Inc. of Florida for $11.6 million, resulting in goodwill of $8.4 million being recorded. Additionally, in consideration of the transfers of certain interests in TCG San Francisco and TCG Detroit, TCGI will issue 1,215,125 shares of Class A Common Stock, collectively, to various minority partners, resulting in goodwill of $13.6 million being recorded. Excess credits, amounting to $35.5 million, which represent the excess of the contributed capital, as defined in the partnership agreements, over historical carrying value of the net assets contributed by TCGI to various Local Market Partnerships, have been eliminated.

  Intercompany revenues, expenses, receivables and payables generated by normal operations between and among the Local Market Partnerships and TCGI were eliminated.

  TCGI, as part of the Reorganization, would have incurred $1.0 million and $0.3 million for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively, of amortization expense, which relates to the goodwill created upon the purchases of the minority interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida and the minority interests of various other partners in TCG San Francisco and TCG Detroit.

  Interest expense has been adjusted as follows:

                                                                  THREE MONTHS
                                                      YEAR ENDED     ENDED
                                                     DECEMBER 31,  MARCH 31,
                      DESCRIPTION                        1995         1996
                      -----------                    ------------ ------------
                                                           (IN MILLIONS)
     Elimination of interest expense on TCGI subor-
      dinated debt owed to Cable Stockholders......     $17.8         $4.3
     Increase of interest expense for the TCI
      note.........................................      (2.0)         (.5)
     Elimination of interest TCGI charged Local
      Market Partnerships..........................       1.6           .7
                                                        -----         ----
       Total adjustments...........................     $17.4         $4.5
                                                        =====         ====

  Adjustments were made to reflect the following remaining minority ownership interests:

           LOCAL MARKET                            MINORITY
            PARTNERSHIP                      OWNERSHIP INTERESTS
           ------------                      -------------------
                                 22.9% Viacom Telecom, Inc.; 4.2% InterMedia
   TCG San Francisco...........  Partners
   TCG Seattle.................  22.2% Viacom Telecom, Inc.

  The net effect of the Reorganization and the Stock Offerings to pro forma stockholders' equity is as follows:

                                                    AS OF MARCH 31, 1996
                                             ----------------------------------
                                                                 PRO FORMA
                                               PRO FORMA          FOR THE
                                                FOR THE       REORGANIZATION
                                             REORGANIZATION AND STOCK OFFERINGS
                                             -------------- -------------------
                                                   (DOLLARS IN THOUSANDS)
Stockholders' equity:
  Class A Common Stock, $.01 par value;
   450,000,000 shares authorized, 1,215,125
   and 24,715,125 shares issued and
   outstanding on a pro forma basis,
   respectively.............................   $      12        $      247
  Class B Common Stock, $.01 par value;
   300,000,000 shares authorized,
   139,250,370 and 131,442,489 shares issued
   and outstanding on a pro forma basis,
   respectively.............................       1,393             1,314
  Additional paid-in capital................     768,591         1,123,131
  Accumulated deficit.......................    (176,961)         (176,961)
                                               ---------        ----------
                                                 593,035           947,731
  Treasury stock, 7,807,881 shares of Class
   B Common Stock, at cost..................         --           (118,471)
                                               ---------        ----------
Total stockholders' equity..................   $ 593,035        $  829,260
                                               =========        ==========


                                     33--1

(3) Reflects the effects of the issuance of the Class A Common Stock and Notes pursuant to the Offerings and the redemption of Class B Common Stock held by Continental. Interest expense has been increased to reflect the interest on the Senior Notes of 9 7/8% and accretion of the discount on the Senior Discount Notes of 11 1/8% and decreased to reflect the repayment of bank indebtedness of the Company under the Revolving Credit Agreement. Interest expense adjustments related to the Offerings consist of the following:

                                                                       THREE
                                                                      MONTHS
                                                         YEAR ENDED    ENDED
                                                        DECEMBER 31, MARCH 31,
                                                            1995       1996
                                                        ------------ ---------
                                                            (IN MILLIONS)
   Interest expense on the Senior Notes and the Senior
    Discount Notes....................................     $101.1       25.1$
   Amortization of Notes issuance costs...............        2.7         .7
   Reversal of interest expense on Revolving Credit
    Agreement.........................................       (3.0)      (2.7)
                                                           ------      -----
                                                           $100.8       25.1$
                                                           ======      =====

(4) No provision has been made for taxes, principally due to the use of net operating losses.

(5) The number of shares used in the computation of the loss per share gives effect to the Reorganization and the use of proceeds of the Offerings.

(6) In the event of a Special Redemption Event (as defined in the Indenture for the Senior Discount Notes) with respect to certain regulatory authorizations, certain amounts of the net proceeds of the Offerings may be used to redeem a portion of the Senior Discount Notes. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations." In the event of such redemption, which has not been reflected in the pro forma financial statements, interest expense for the year ended December 31, 1995 and for the three months ended March 31, 1996 would be reduced accordingly.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with TCGI's and TCG Partners' historical combined audited financial statements and the notes thereto and the pro forma financial information included elsewhere in this Prospectus.

OVERVIEW

  TCG, the first and largest competitive local exchange carrier in the United States, offers a wide range of local telecommunications services in major metropolitan markets nationwide. The Company competes with ILECs as "The Other Local Phone Company"SM by providing high quality, integrated local telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. The Company's initial business in New York City was limited to dedicated private line service and management of the telecommunications infrastructure at The Teleport office park and satellite earth station complex located in Staten Island, New York. TCG subsequently expanded, and continues to expand, its service offerings as justified by market demand and as permitted by regulatory reform. Concurrently with the expansion of its service offerings, TCG has expanded geographically by developing local telecommunications networks in 48 metropolitan markets throughout the United States.

  The costs associated with the initial installation and expansion of each network, including development, installation, certain organizational costs and early operating expenses, are significant and result in negative cash flow for that market until an adequate customer base and revenue stream have been established. In addition to capital expenditures, TCG begins to incur direct operating costs upon commencement of the installation phase of a network for such items as salaries and office rent. The exact amounts and timing of these expenditures and costs are subject to a variety of factors which may vary greatly by geographic market. As network installation progresses, TCG incurs rights-of-way costs, increased sales and marketing expenses (including sales commissions) and, in certain markets, franchise fees and taxes paid to local governments based on revenue. Although the Company's revenues have increased substantially, the Company's expenses associated with the expansion and development of its local telecommunications networks has exceeded such revenues. The Company expects its net losses to grow as it continues to expand its networks. However, generally, after the network infrastructure is established, the Company can add customers and revenues with less additional expense. After a customer is added and the volume of such customer's communications traffic handled by TCG grows, incremental revenues can be added with minimal additional expense, providing significant contributions to EBITDA.

  As of December 31, 1995, the Company's combined financial statements for TCGI and TCG Partners reflect the consolidated financial results of the Company's wholly owned subsidiaries located in Baltimore, Boston, Cleveland, Denver, Houston, Indianapolis, Milwaukee, metropolitan New York/New Jersey, Portland (Oregon), Providence, Salt Lake City and Washington, D.C., and the Local Market Partnership in St. Louis in which the Company owns 60.8% of the partnership interests. Additionally, the combined financial statements for TCGI and TCG Partners for 1995 reflect the Company's equity in losses of 13 unconsolidated Local Market Partnerships, as well as the Company's equity in losses of Eastern TeleLogic Corporation, in which the Company retains an approximate 25% indirect interest. Management fees and royalty fees charged to the Local Market Partnerships by TCGI are recorded as revenue in the combined financial statements and, under generally accepted accounting principles, may not be netted against expenses.

  To develop and operate the Local Market Partnerships, TCG Partners, a New York general partnership, was created in December 1992. The establishment of the Company's Local Market Partnerships resulted in the deconsolidation, beginning in 1993, of certain entities which formerly were wholly owned. Under generally accepted accounting principles, such unconsolidated entities are accounted for under the equity method, and, accordingly, resulted in the Local Market Partnerships' revenues, expenses, assets and liabilities being excluded from the combined amounts. This accounting treatment may affect the comparability of amounts from year to year.

  The pro forma financial information presented in this Prospectus reflects the acquisition of all interests in 12 Local Market Partnerships as part of the Reorganization, including TCG St. Louis, which is consolidated for financial reporting and accounting purposes, and the acquisition of a majority of the interests of the remaining two Local Market Partnerships (TCG Seattle and TCG San Francisco). Adjustments relating to the Reorganization include adjustments for consolidating the remaining 13 Local Market Partnerships that were previously accounted for under the equity method of accounting.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

 Revenues

  Total revenues increased to $50.4 million for the three months ended March 31, 1996 from $36.8 million for the three months ended March 31, 1995, representing an increase of $13.6 million, or 37%. Telecommunications services revenue increased to $39.6 million for the three months ended March 31, 1996 from $29.9 million for the three months ended March 31, 1995, an increase of $9.7 million, or 32%. Revenue increases occurred in every revenue category, most significantly in switched services. This increase in revenues is a result of increased market penetration primarily in TCG's existing markets as well as expansion into new markets.

  Management and royalty fees from Local Market Partnerships increased to $10.9 million for the three months ended March 31, 1996 from $6.9 million for the three months ended March 31, 1995, an increase of $4.0 million, or 58%. These fees are directly related to operating and administrative support services provided by TCGI to unconsolidated Local Market Partnerships. The increase in management fees revenue for the first quarter of 1996 compared to the first quarter of 1995 is due to the continuing support provided to TCG's unconsolidated Local Market Partnerships. Upon consummation of the Reorganization, these fees will no longer be reflected as revenues. The impact on revenues of not including the management fees received from the Company's unconsolidated Local Market Partnerships would have been a decrease in total revenues for the three months ended March 31, 1996 of $10.2 million, compared to actual total revenues for such period.

  On a pro forma basis, had telecommunications services revenue generated by unconsolidated Local Market Partnerships been included for the combined financial statements for TCGI and TCG Partners, total revenues would have increased to $58.1 million for the three months ended March 31, 1996 from $39.7 million for the three months ended March 31, 1995, reflecting an increase of $18.4 million, or 46%. This revenue growth is a direct result of increased market penetration of all telecommunications service offerings in existing markets and the addition of new markets. On a pro forma basis, annualized monthly recurring revenue increased to approximately $223.2 million for March 1996 from $148.0 million for March 1995, an increase of $75.2 million, or 51%. Monthly recurring revenue represents monthly service charges billable to telecommunications services customers for the month indicated, but excluding non-recurring revenues for certain one-time services, such as installation fees or equipment charges.

  On a pro forma basis, switched revenue increased to $22.3 million for the three months ended March 31, 1996 from $13.5 million for the three months ended March 31, 1995, an increase of $8.8 million, or 65%. This increase is primarily related to growth in switched services. Increased monthly line-related revenue as well as sales growth in enhanced switched services products to new customers have also contributed to overall switched services revenue growth. On a pro forma basis, dedicated services revenue increased to $34.1 million for the three months ended March 31, 1996 from $25.2 million recorded for the three months ended March 31, 1995, an increase of $8.9 million, or 35%.

 Operating Expenses

  Operating expenses increased to $22.5 million for the three months ended March 31, 1996 from $17.1 million for the three months ended March 31, 1995, an increase of $5.4 million, or 32%. This increase is directly related to the costs associated with the expansion of TCG's networks throughout the country. These expenses include costs associated specifically with network operations including compensation costs for technical personnel, access, rights-of-way, node, rent and maintenance expenses. On a pro forma basis, operating expenses increased to $32.5 million for the three months ended March 31, 1996 from $22.7 million for the three months ended March 31, 1995, an increase of $9.8 million, or 43%. Operating expenses grew less than revenues, reflecting TCG's operating leverage.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $20.2 million for the three months ended March 31, 1996 from $16.1 million for the three months ended March 31, 1995, an increase of $4.1 million, or 25%. This increase is attributable to the costs required to maintain an infrastructure which supports the continued expansion of the Company's networks, the introduction of new services and the delivery of high levels of customer service. These costs include compensation, occupancy, insurance, professional fees, and sales and marketing expenses. On a pro forma basis, selling, general and administrative expenses increased to $24.7 million for the three months ended March 31, 1996 from $18.7 million recorded for the three months ended March 31, 1995, an increase of $6.0 million, or 32%.

 EBITDA

  EBITDA increased to $7.7 million for the three months ended March 31, 1996 from $3.6 million for the three months ended March 31, 1995, an increase of $4.1 million, or 114%. This increase is primarily attributable to increases in dedicated and switched services revenues as well as increased management fees revenue from Local Market Partnerships for support services. Furthermore, TCG has obtained increased efficiencies through greater automation and through lower access costs. On a pro forma basis, EBITDA increased to $978,000 for the three months ended March 31, 1996 from negative $1.7 million for the three months ended March 31, 1995, an increase of $2.7 million. The Local Market Partnerships, included in the pro forma financial data as a result of the Reorganization, have negative EBITDA due to the start-up or rapid expansion of the networks of such Local Market Partnerships.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $12.8 million for the three months ended March 31, 1996 from $7.3 million for the three months ended March 31, 1995, an increase of $5.5 million, or 75%. This increase is primarily attributable to increased depreciation related to the expansion of the local telecommunications networks throughout the country and to a change in the estimated useful lives of certain electronic equipment, which was made during 1995 in order to conform with industry standards. On a pro forma basis, depreciation and amortization expense increased to $21.6 million for the three months ended March 31, 1996 from $11.5 million for the three months ended March 31, 1995, an increase of $10.1 million, or 88%.

 Interest Income

  Interest income increased to $1.2 million for the three months ended March 31, 1996 from $1.1 million for the three months ended March 31, 1995, an increase of $0.1 million, or 9%.

 Interest Expense

  Interest expense increased to $8.1 million for the three months ended March 31, 1996 from $4.6 million for the three months ended March 31, 1995, an increase of $3.5 million, or 76%. This resulted from borrowings under the Revolving Credit Agreement and increased borrowings under the Stockholder Loan Agreement, as well as increased capital lease obligations.

 Equity in Loss of Unconsolidated Affiliates

  Equity in loss of unconsolidated affiliates increased to $6.5 million for the three months ended March 31, 1996 from $4.2 million for the three months ended March 31, 1995, an increase of $2.3 million. This increase is directly attributable to the development and operation of 13 Local Market Partnerships and TCGI's equity share in the losses of ETC.

 Income Taxes

  During the three months ended March 31, 1996 and March 31, 1995, TCGI generated net operating losses and, accordingly, incurred a net tax benefit. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," such tax benefit was fully offset, each quarter, by a valuation allowance. Each quarter's provision for income taxes, which does not fluctuate substantially, resulted from state income taxes where TCGI is required to file separate income tax returns.

  TCG Partners is not subject to federal or state and local income taxes. The distributive share of each partner in a Local Market Partnership of partnership revenues, expenses and other items is computed on the basis of the respective partner's capital interest in the partnership and is reported by the partners in their respective federal or state and local income tax return.

 Net Loss

  The combined results of TCGI and TCG Partners reflected a net loss of $18.7 million for the three months ended March 31, 1996 compared to net loss of $11.5 million for the three months ended March 31, 1995, an increase of $7.2 million, or 63%. This increase in net loss is attributable to the factors discussed above. On a pro forma basis, the net loss increased to $47.8 million for the three months ended March 31, 1996 from $11.1 million for the three months ended March 31, 1995, an increase of $36.7 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Revenues

  Total revenues increased to $166.2 million for 1995 from $120.7 million for 1994, representing an increase of $45.5 million, or 38%. Telecommunications services revenue increased to $134.7 million for 1995 from $100.0 million for 1994, an increase of $34.7 million, or 35%. Revenues increased in every revenue category, most significantly in switched services. This increase reflects increased sales of services in existing and new markets and growth of TCG's customer base. Management and royalty fees from Local Market Partnerships increased to $31.5 million for 1995, an increase of $10.8 million, or 52%, from $20.7 million for 1994. These fees are directly related to operating and administrative support services provided by TCGI to unconsolidated Local Market Partnerships. The increase in management fees revenue in 1995 over 1994 is due to the increased support that was provided to these unconsolidated Local Market Partnerships, specifically in developing existing dedicated services businesses as well as in building new switched businesses. Upon consummation of the Reorganization, these fees will no longer be reflected as revenues. The impact on revenues of not including the management fees received from the Company's unconsolidated Local Market Partnerships would have been a decrease in total revenues for the year ended December 31, 1995 of $29.6 million, compared to actual revenues for such period.

  On a pro forma basis, had telecommunication services revenue generated by unconsolidated Local Market Partnerships been included in the combined financial statements of TCGI and TCG Partners, total revenues would have increased to $184.9 million for 1995 from $122.2 million for 1994, an increase of $62.7 million, or 51%. This growth in revenues is a direct result of increased market penetration of all telecommunications service offerings in existing markets and the addition of new markets. On a pro forma basis, annualized monthly recurring revenue increased to approximately $211.1 million for December 1995 from $135.6 million for December 1994, an increase of $75.5 million, or 56%. Monthly recurring revenue represents monthly service charges billable to telecommunications services customers for the month indicated, but excluding non-recurring revenues for certain one-time services, such as installation fees or equipment charges.

  On a pro forma basis, switched revenue increased to $63.9 million for 1995 from $40.2 million for 1994, an increase of $23.7 million, or 59%. This increase is due primarily to increases in switched, local and toll services and IXC access usage volumes. Also contributing to this increase were increased sales of additional enhanced switched service products to customers in existing and new markets. On a pro forma basis, dedicated services revenue increased to $116.5 million for 1995 from $78.8 million for 1994, an increase of $37.7 million, or 48%.

 Operating Expenses

  Operating expenses increased to $73.7 million for 1995 from $60.3 million for 1994, an increase of $13.4 million, or 22%. This increase is primarily attributable to costs associated with the expansion of networks throughout the country, including technical personnel costs and access, rights-of-way, node, rent and maintenance expenses. The increase in operating expenses is also attributable to the access and maintenance expenses associated with the growth of switched services in existing markets and the expansion into new markets. On a pro forma basis, operating expenses increased to $101.1 million for 1995 from $74.0 million for 1994, an increase of $27.1 million, or 37%.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $69.9 million for 1995 from $56.3 million for 1994, an increase of $13.6 million, or 24%. This increase is a result of the continued expansion of network infrastructure to support continued expansion of the Company's networks, including costs associated with servicing the increased number of both dedicated and switched services customers. These costs include expenses related to compensation, occupancy, insurance and professional fees. On a pro forma basis, selling, general and administrative expenses increased to $83.2 million for 1995 from $62.3 million for 1994, an increase of $20.9 million, or 34%.

 EBITDA

  EBITDA increased to $22.6 million for 1995 from $4.1 million for 1994, an increase of $18.5 million. This increase is primarily attributable to increases in dedicated and switched services revenues as well as increased management fees revenue from the Local Market Partnerships for support services. Additionally, TCG has reduced its operating and administrative expenses, as a percentage of revenues, primarily by obtaining lower unit access costs through negotiation of, and participation in regulatory proceedings relating to, various interconnection and reciprocal agreements with ILECs across the country, and by obtaining greater efficiencies through automation. On a pro forma basis, EBITDA increased to $591,000 for 1995 from negative $14.0 million for 1994, an increase of $14.6 million. The Local Market Partnerships, included in the pro forma financial data as a result of the Reorganization, have negative EBITDA because of the rapid expansion of the networks of such Local Market Partnerships.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $37.8 million for 1995 from $19.9 million for 1994, an increase of $17.9 million, or 90%. This increase is primarily attributable to increased depreciation associated with the expansion of the local telecommunications networks throughout the country and a change in estimated useful lives of certain equipment which was made during 1995 in order to conform with industry standards. On a pro forma basis, depreciation and amortization expense increased to $62.5 million for 1995 from $29.4 million for 1994, an increase of $33.1 million, or 113%.

 Interest Income

  Interest income increased to $4.1 million for 1995 from $1.7 million in 1994, an increase of $2.4 million, or 141%, due to a greater average balance in cash and cash equivalents.

 Interest Expense

  Interest expense increased to $23.3 million for 1995 from $5.1 million in 1994, an increase of $18.2 million, or 357%. This increase is primarily attributable to the interest due Cable Stockholders under the Stockholder Loan Agreement as well as interest under the Revolving Credit Agreement which was entered into in May 1995. Also contributing to the increased interest expense is an increase of $15.2 million in capital lease obligations under arrangements entered into with various Cable Stockholders.

 Equity in Loss of Unconsolidated Affiliates

  Equity in loss of unconsolidated affiliates increased to $19.5 million for 1995 from $11.8 million for 1994, an increase of $7.7 million. This increase is directly attributable to the development and operation of twelve unconsolidated Local Market Partnerships for 1993 and 1994 as well as the recording of TCG's equity in losses of TCG San Diego during a portion of 1994 and TCGI's equity share in the losses of ETC.

 Income Taxes

  In 1995 and 1994, TCGI generated net operating losses and, accordingly, incurred a net tax benefit. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," such tax benefit was fully offset, each year, by a valuation allowance. Both the 1995 and 1994 provisions for income taxes, which do not fluctuate substantially year to year, resulted from state income taxes where TCGI is required to file separate state income tax returns.

  As of December 31, 1995, TCGI had operating loss carryforwards for tax purposes of approximately $105.3 million, expiring principally in 2009 through 2011.

  TCG Partners is not subject to federal, state or local income taxes. The distributive share of each partner in a Local Market Partnership of partnership revenues, expenses and other items is computed on the basis of the respective partner's capital interest in the partnership and is reported by the partners in their respective federal or state income tax returns.

 Net Loss

  The combined results of TCGI and TCG Partners reflected a net loss of $53.8 million for 1995, from a net loss of $30.0 million for 1994, an increase of $23.8 million, or 79%. This increase in net loss is attributable to the factors discussed above. On a pro forma basis, the net loss increased to $168.6 million for 1995 from $30.1 million for 1994, an increase of $138.5 million.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

 Revenues

  Total revenues increased to $120.7 million for 1994 from $83.9 million for 1993, an increase of $36.8 million, or 44%. The increase in revenue for 1994 is primarily attributable to the increased penetration of existing markets and customers, initiation of new market operations and management fees earned from the newly established Local Market Partnerships for support services rendered. Growth of the switched services revenue base also contributed to the overall increase in telecommunications revenues for 1994 over 1993.

  Management and royalty fees from Local Market Partnerships increased to $20.7 million for 1994 from $1.6 million for 1993, an increase of $19.1 million. These fees are directly related to operating and administrative services provided by TCGI to unconsolidated Local Market Partnerships. In November 1993, six Local Market Partnerships were formed among TCGI and TCG Partners and various cable operators. Prior to November 1993, these unconsolidated affiliates had been wholly owned by TCGI and TCG Partners and revenues recorded by these affiliates were included in operating revenue. These fees will be eliminated in consolidation after the Reorganization. The impact on revenues of not including the management fees received from the Company's unconsolidated Local Market Partnerships would have been a decrease in total revenues for the year ended December 31, 1994 of $19.4 million, compared to actual revenues for such period.

 Operating Expenses

  Operating expenses increased to $60.3 million for 1994 from $48.2 million for 1993, an increase of $12.1 million, or 25%. This increase is primarily attributable to the additional operational costs incurred to support increased dedicated and switched sales volume and network expansion, including off-network access services purchased from ILECs.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $56.3 million for 1994 from $40.3 million for 1993, an increase of $16.0 million, or 40%. This increase resulted from the change to equity accounting beginning in November 1993 and which was continued through 1994, upon the development and operation of the various Local Market Partnerships as well as overall increases in administrative expenses for wholly owned and majority owned subsidiaries and partnerships.

 EBITDA

  EBITDA increased to $4.1 million for 1994, from negative EBITDA of $4.6 million for 1993, an increase of $8.7 million. This increase is partly attributable to increased telecommunications services revenues generated by consolidated subsidiaries and partnerships, as well as the recording of equity in losses of certain Local Market Partnerships for 1994, compared to the recording of net losses for these same networks for 1993.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased to $19.9 million for 1994 from $16.2 million for 1993, an increase of $3.7 million, or 23%. The expansion of the New York, Boston and Houston networks accounts for a substantial portion of this increase. Also contributing to this increase is the amortization of goodwill associated with the 1994 acquisition of the remaining interest in Teleport Communications Boston.

 Interest Income

  Interest income increased to $1.7 million for 1994 from $1.1 million in 1993, an increase of $0.6 million, or 55%, due to a greater average balance in cash and cash equivalents.

 Interest Expense

  Interest expense increased to $5.1 million for 1994 from $1.4 million in 1993, an increase of $3.7 million, or 264%. This increase is directly attributable to the indebtedness incurred pursuant to the Stockholder Loan Agreement in 1994 which was required in order to finance TCG's expansion effort.

 Equity in Loss of Unconsolidated Affiliates

  Equity in loss of unconsolidated affiliates increased to $11.8 million for 1994 from $2.1 million for 1993, an increase of $9.7 million. This increase is directly attributable to the formation of seven unconsolidated Local Market Partnerships in 1993 and the formation of five unconsolidated Local Market Partnerships in 1994.

 Income Taxes

  In 1994 and 1993, TCGI generated net operating losses and, accordingly, incurred a net tax benefit. In accordance with SFAS No. 109, "Accounting for Income Taxes," such benefit was partially offset in 1993 and fully offset in 1994 by a valuation allowance. The 1994 provision for income taxes resulted from state income taxes where subsidiaries of TCG are required to file separate state income tax returns.

 Net Loss

  The combined results of TCGI and TCG Partners reflected a net loss of $30.0 million for 1994, from a net loss of $18.3 million for 1993, an increase of $11.7 million, or 64%. This increase in net loss is attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1996, TCGI and TCG Partners had total combined assets of $658.9 million, an increase of $522.2 million from $136.7 million as of December 31, 1991. An additional $346.1 million of assets were accumulated through the Local Market Partnerships with various cable television operators. This growth has been funded by the Cable Stockholders and through $120.0 million of equity contributions to TCG, $30.0 million of equity contributions to TCG Partners and aggregate principal of $269.0 million (plus accrued interest which, as of March 31, 1996, was $16.4 million) borrowed by TCG under the Stockholder Loan Agreement. In addition, such growth has been funded, since May 1995, through $155.0 million under the Revolving Credit Agreement and $296.5 million of direct investment in the Local Market Partnerships by the Cable Stockholders and other cable television operators as of March 31, 1996. In the aggregate, after giving pro forma effect to the Reorganization, the Cable Stockholders had invested approximately $770 million in the Company, which includes approximately $75 million of paid-in capital at the time of their original investment.

  The Company has historically raised a significant amount of equity capital through the creation of Local Market Partnerships with the Cable Stockholders and other cable television operators. Through the Local Market Partnerships, the participating cable television operators were encouraged to combine their resources to build a local telecommunications infrastructure under the direction of the Company. Such local market focus enabled the Company to efficiently establish and expand its networks.

  The Company has incurred significant net operating losses resulting from the development and operation of new networks. TCG expects that such losses will continue to increase as TCG emphasizes the development, construction and expansion of its networks and builds its customer base and that while cash provided by operations may be sufficient to fund modest incremental growth it will not be sufficient to fund the extensive expansion and development of networks as currently planned.

  Net cash provided by financing activities for the three months ended March 31, 1996 was $67.2 million and for the year ended December 31, 1995 was $157.7 million comprised primarily of borrowings under the Revolving Credit Agreement and the Stockholder Loan Agreement. Net cash provided by financing activities for 1994 and 1993 was $171.6 million and $129.8 million, respectively. Net cash provided by (used in) operating activities was $(1.7) million for the three months ended March 31, 1996 and $36.1 million, $87.8 million and $45.4 million for 1995, 1994 and 1993, respectively. Net cash used for investing activities was $60.6 million for the three months ended March 31, 1996 and $208.0 million, $265.0 million and $147.1 million for 1995, 1994 and 1993, respectively. As of March 31, 1996, cash and cash equivalents were $16.8 million and undrawn availability under the Revolving Credit Agreement was $74.6 million.

  TCGI and TCG Partners made capital expenditures of $31.2 million for the three months ended March 31, 1996 and $154.8 million, $143.3 million and $155.2 million in 1995, 1994 and 1993, respectively. Additional capital expenditures made by the Local Market Partnerships aggregated $22.9 million for the three months ended March 31, 1996 and $126.8 million, $131.1 million and $32.6 million for 1995, 1994 and 1993, respectively. The Company anticipates that capital expenditures will be approximately $400 million to $425 million in the aggregate in 1996 and $450 million to $475 million in the aggregate in 1997, primarily for the expansion, development and construction of its networks, the acquisition and deployment of switches and expansion of operating support systems. Actual capital expenditures will depend on numerous factors beyond TCG's control or ability to predict, including the nature of future expansion and acquisition opportunities, economic conditions, customer demand, competition, regulatory developments and the availability of funding.

  In May 1995, TCGI entered into a $250 million Revolving Credit Agreement. In December 1995, the obligations under the Revolving Credit Agreement were assumed by TCNY, a wholly owned subsidiary of TCGI. TCNY is permitted to loan funds drawn under the Revolving Credit Agreement to TCGI and TCG Partners. The Revolving Credit Agreement is secured by the pledge of the common stock and partnership interests of the subsidiaries of TCNY. Interest on borrowings under the Revolving Credit Agreement is at varying rates. The Revolving Credit Agreement matures on February 27, 2004 and is subject to a quarterly reduction of commitment commencing January 1, 1999. The availability of credit under the Revolving Credit Agreement is subject to the maintenance of certain financial ratios. The Company expects to repay all or a portion of the credit facility under the Revolving Credit Agreement with the proceeds of the Offerings and to utilize the credit facility under the Revolving Credit Agreement, as necessary, to fund short-term financing requirements from time to time, as well as having the availability under the Revolving Credit Agreement to fund the continued growth of the New York network and for general corporate purposes. Amounts borrowed by TCNY under the Revolving Credit Agreement may be lent to TCGI for general corporate purposes, so long as such indebtedness is evidenced by promissory notes executed by TCGI in favor of TCNY, and such promissory notes are pledged to the lenders under the Revolving Credit Agreement. See "Description of Certain Indebtedness."

  The Company believes that the net proceeds from the Offerings and the amount of credit available under the Revolving Credit Agreement will be adequate for its 1996 and 1997 funding requirements. However, the Company's financing strategy is to remain financially flexible to market opportunities which are consistent with the Company's long-range growth plans.

  The incurrence of long-term indebtedness by TCGI in an amount in excess of $1 billion is subject to certain state regulatory approvals in New York and New Jersey. The Company has filed petitions for orders from such state regulatory authorities that will permit TCGI to expand TCGI's borrowing authority to $2 billion. The Company expects that the proceeds of the Offerings and internally generated cash flow will be sufficient to meet its capital needs until such state regulatory approvals have been obtained. Senior Discount Notes aggregating up to $253 million in accreted value will be subject to mandatory redemption at a redemption price of 101% of the accreted value thereof as of the redemption date in the event that such state regulatory approvals are not obtained within 270 days of the issuance date of the Notes or the petitions for such approvals are denied. In addition to the $1 billion long-term debt borrowing authorization at the TCGI level, both the New York and New Jersey regulatory authorities permit TCNY to borrow an additional $1 billion; provided, however, that the New York regulatory authority has interpreted its authorization as permitting TCGI and TCNY to incur long-term debt not to exceed $1.75 billion in the aggregate. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations" and "Description of Notes--Terms of Senior Discount Notes--Special Redemption."

  The Company from time to time evaluates acquisitions and investments in light of the Company's long range plans. The Company may have future opportunities with certain of its Cable Stockholders to invest in additional markets as a minority partner or shareholder as well as opportunities as a managing partner or controlling shareholder in new or existing telecommunications ventures which are consistent with the Company's business plans. See "Certain Relationships and Related Transactions" for a discussion of such opportunities, including certain contractual arrangements relating to a potential acquisition by the Company of interests in Eastern TeleLogic Corporation. The Company expects to continue to build on its existing relationships with cable television providers and other strategic customers, suppliers and telecommunications carriers. Such acquisitions, investments and/or strategic arrangements, if available, could use a material portion of the Company's financial resources following the Offerings and may accelerate the need for raising additional capital in the future.

  Earnings before fixed charges were insufficient to cover fixed charges for the three months ended March 31, 1996 and 1995 by $18.6 million and $11.4 million respectively, and for 1995, 1994 and 1993 by $54.1 million, $31.0 million and $23.2 million, respectively. On a pro forma basis, the Company's earnings would have been insufficient to cover fixed charges for the three months ended March 31, 1996 by $48.5 million and by $170.8 million for 1995.

  For a period of time, the Company may have excess liquidity as a result of the Offerings. The Company expects to invest such excess funds in short-term, interest bearing investment-grade securities until such funds are used to fund the capital investments and operating needs of the Company's business.

EFFECTS OF NEWLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement is effective for fiscal years beginning after December 15, 1995. Management has evaluated the effect on its financial condition and results of operations from the adoption of this statement and does not believe an impairment of the long-lived assets has occurred.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and per share amounts as if the Company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements. TCG has elected to continue to account for such transactions under APB No. 25. TCG has determined that if SFAS No. 123 had been adopted, its impact on the combined statement of operations for the year ended December 31, 1995 would be insignificant.

EFFECTS OF INFLATION

  Inflation has not had a significant effect on the Company's operations.

                                     43--1

                THE LOCAL TELECOMMUNICATIONS SERVICES INDUSTRY

INDUSTRY HISTORY

  On January 1, 1984, AT&T (then referred to as the "Bell System") divested itself of the Bell Operating Companies (the "BOCs"), which were transferred to seven holding companies (the Regional Bell Operating Companies). Following this divestiture (the "Divestiture"), each BOC continued to conduct local telephone and other telecommunications business in geographically defined areas, referred to as "Local Access and Transport Areas" or "LATAs".

  Prior to the Divestiture, the BOCs and "independent" local exchange telephone companies not affiliated with the Bell System had government-regulated monopolies for most local telephone services. The Divestiture encouraged the growth of competition for long distance services and terminal equipment by prohibiting the BOCs from entering these markets, but the BOCs retained monopoly control over the market for local telephone services. Competition in the long distance market accelerated dramatically and, by the end of 1995, AT&T's long distance competitors had captured approximately 40% of the interstate long distance market.

  The Divestiture did not directly provide for competition in local markets. After the Divestiture, however, a number of factors served to promote competition in some local telecommunications market segments, including (i) increasing customer desire for an alternative to the ILEC monopoly, particularly among business customers, prompted in part by competition in the long distance market, (ii) technological advances in the transmission of data and video requiring greater capacity and reliability levels than copper-based ILEC networks were able to accommodate, (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the ILECs to upgrade their networks or meet specialized customer needs, (iv) the development of fiber optics and digital electronic technology, which combined the ability to economically build a high-capacity digital network with the ability to transmit voice, data and video signals at high speeds and (v) the significant "access charges" that long distance carriers were required to pay to the ILECs to originate and terminate long distance telephone calls on the ILECs' networks.

  The first competitors in the local market were designated as "competitive access providers" or "CAPs" by the FCC because they provided special access services (e.g., dedicated lines for local access links to long distance networks). With the establishment of its New York City network in 1985, TCG was the first CAP to offer a competitive service in a local market. Initially, CAPs provided special access (dedicated access lines) by installing fiber optic facilities connecting long distance carriers' "points of presence" (or "POPs") within a metropolitan area and, in some cases, connecting end users (primarily large businesses) to long distance carriers' POPs. CAPs also provided private line services connecting multiple locations of a single end user within a local market area with dedicated fiber optic lines. CAPs such as TCG used the technological advantage and substantial capacity and economies of scale inherent in fiber optic technology to offer customers service that initially was generally less expensive and of higher quality than could be obtained from the ILECs, due in part to the ILECs' more antiquated copper-based facilities and higher overhead costs. In addition, CAPs generally offered shorter installation and repair intervals and improved reliability in comparison to the ILECs. In recent years, the ILECs steadily have been increasing the amount of fiber used in their networks, thereby decreasing the competitive advantage held by the CAPs in the special access and private line markets.

  As CAPs proliferated during the latter part of the 1980's, federal and some state regulators issued rulings which permitted and sometimes encouraged local competition and opened some local market segments to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain switched services (but not basic local exchange telephone service). Beginning in 1994, a few states permitted CAPs to become "competitive local exchange carriers" or "CLECs", and thus to begin providing local exchange services, primarily to business customers. By the time the 1996 Act was adopted, approximately half the states had removed legal prohibitions on the provision of competitive local exchange service. Legal and regulatory restrictions in the remaining states will be significantly reduced by the 1996 Act.

  While many companies have been organized over the last decade to provide CAP or CLEC services, only a few have grown to significant size. These large CAPs and CLECs operate in multiple local markets and have acquired a number of smaller CAPs. Recently, new CAPs or CLECs have been created, primarily to serve small markets.

THE LOCAL TELECOMMUNICATIONS SERVICES MARKET

  The national market for telecommunications services can be divided into two basic segments: local services and long distance services. The Company estimates, based on FCC data, that local telecommunications services accounted for revenues of approximately $96 billion in 1995 and long distance services generated revenues of approximately $70 billion. Revenues for both local and long distance services include revenues received for local access charges assessed by LECs to IXCs, which represent approximately 40% of long distance revenues.

  The various local telecommunications services are: (i) local services, estimated to be approximately $55 billion, which generally include basic local exchange services, (ii) dedicated services, estimated to be approximately $5 billion, which include private line and special access services, (iii) IXC switched access services, estimated to be approximately $22 billion, which consist of charges received by local exchange carriers from long distance carriers and (iv) toll services, estimated to be approximately $13 billion, which include intraLATA long distance calls. The Company estimates that the local switched services market for business customers is approximately $55 billion, or approximately 62% of the aggregate of local services revenue, IXC switched access services revenue and toll services revenue. The following chart illustrates the estimated revenues derived in 1995 from each of these service categories:


              1995 ESTIMATED LOCAL TELECOMMUNICATIONS REVENUE (*)

                             [GRAPH APPEARS HERE]

- - ---------------
(*) Company estimates based on 1988-1994 FCC statistics.


  CAPs initially entered the local telecommunications market by providing dedicated services (special access or private line) only to customers directly connected to the CAP network. A series of state public utility commission decisions beginning in 1989 and FCC decisions beginning in 1991 requiring expanded interconnection (or "colocation") permitted CAPs to interconnect their networks with the largest ILECs' networks. This expanded interconnection gave CAPs the option to access customers by either leasing facilities from an ILEC through a colocation arrangement or installing extensions to the CAP's own network, depending on the relative cost and other factors. The FCC initiated an investigation of the ILECs' rates for colocation, which investigation is still pending, and until that investigation has been concluded there can be no assurances that expanded interconnection will have a material effect on the Company's results of operations. If the FCC's investigation concludes favorably to the Company, TCG anticipates that these expanded interconnection opportunities will create new business and service opportunities for the Company and enhance the continued expansion of its networks and customer base. Conversely, the FCC has stated that colocation customers might be required to make limited additional payments to certain ILECs in the event the FCC finds their originally proposed colocation rates were appropriate. The Company does not believe that there would be any significant potential financial impact on the Company from such a requirement and, accordingly, the Company has not accrued for the possibility of such retroactive payments. Additionally, future rates for colocation will be established pursuant to the interconnection negotiations under the 1996 Act. See "Business--Government Regulation."

  In addition to the FCC's actions and proposals, an increasing number of states have encouraged competition in various aspects of the intrastate local telecommunications market. The intrastate local market consists of intrastate access services, basic local exchange services and local private line special access services. While the majority of state initiatives were originally limited to intrastate private line and special access services, many states are in the process of changing their statutes or regulations to permit competition for switched services, including basic local exchange telephone services. Those states that have not made these changes will be required to do so under the 1996 Act. Entry into the market for switched local telecommunications services expands significantly the size of the market that can be served by CLECs such as TCG. As the Company captures customers' local exchange business, it will also increase its revenues from switched access charges collected from IXCs to reach these end users.

  The 1996 Act further increases the opportunities available to CLECs by requiring the ILECs to offer various network elements such as switching, transport and loops (i.e., the facilities connecting a customer's premises and a LEC central office) on an unbundled basis. ILECs also are required to offer their retail services at wholesale rates for resale by other companies. In conjunction with the removal of certain legal barriers to facilities-based competitive local services, these unbundling and resale requirements will provide the Company with the technical capability to provide any local telephone service to any customer, regardless of where the customer is located relative to the Company's network. As with expanded interconnection, however, the pricing of these unbundled network elements and services will determine whether service can be provided by TCG to off-network customers at rates that are both competitive and profitable. In addition, competitors other than TCG, including the major IXCs, will be able to take advantage of the unbundling and resale requirements imposed on the ILECs under the 1996 Act, thereby facilitating entry of competitors that have not invested in local distribution facilities. See "Risk Factors--Dependence Upon Interconnection with ILECs; Substantial Competition."

                                   BUSINESS

THE COMPANY

  Teleport Communications Group Inc., the first and largest competitive local exchange carrier in the United States, offers a wide range of local telecommunications services in major metropolitan markets nationwide. The Company competes with incumbent local exchange carriers as "The Other Local Phone Company"SM by providing high quality, integrated local telecommunications services, primarily over fiber optic digital networks, to meet the voice, data, and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, long distance carriers and resellers, and wireless communications companies. TCG offers these customers technologically advanced local telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  For over 10 years, TCG has developed, operated and expanded its local telecommunications networks. The Company currently operates high capacity state-of-the-art digital networks in 48 metropolitan markets, including 17 of the 20 largest metropolitan areas. The Company operates networks in metropolitan New York/New Jersey, Los Angeles, Chicago, San Francisco, Boston, Detroit, Baltimore/Washington, D.C., Dallas, Houston, Miami/Ft. Lauderdale, Seattle, San Diego, St. Louis, Pittsburgh, Phoenix, Denver, Milwaukee, Indianapolis, Hartford and Omaha, and is developing networks in Cleveland, Portland (Oregon), Salt Lake City, Nashville, Chattanooga, Knoxville and Birmingham. As of March 31, 1996, the Company's networks spanned over 5,500 route miles, contained over 257,000 fiber miles and served approximately 5,300 buildings.

  TCG has grown rapidly over the last several years, expanding its existing networks, developing new networks and increasing its service offerings. On a pro forma basis, after giving effect to the Reorganization, the Company's revenues were approximately $184.9 million for 1995, substantially all of which were derived from the provision of local telecommunications services.

  Total revenues from the local telecommunications market in the United States were estimated to have been approximately $96 billion in 1995. In the past, competitive access providers, including the Company, were limited to serving only the dedicated services portion of this market, which was estimated to have been approximately $5 billion in 1995, whereas the local switched services portion of this market for business customers was estimated to have been approximately $55 billion. The Company has expanded into the switched services market in a number of states over the last five years by constructing switched networks and obtaining the necessary regulatory authorizations and interconnection arrangements. With the passage of the 1996 Act, the Company believes that it is well positioned to address a significantly larger portion of the local telecommunications market and to improve its operating margins in the switched and dedicated services markets by expanding its networks, installing additional high capacity digital switches and offering new products and services.

  TCG has benefited substantially from its relationships with the Cable Stockholders, which are among the largest cable television companies in the United States. Through such relationships, the Company has been able to utilize rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. As of March 31, 1996, after giving pro forma effect to the Reorganization, the Cable Stockholders had invested approximately $770 million in the Company. See "The Reorganization."

  The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) extensive, technologically advanced networks located in major metropolitan markets nationwide, (ii) strategic relationships with cable television operators, (iii) state-of-the-art information systems and (iv) an experienced management team with significant operational, technical, financial and regulatory expertise in the local telecommunications industry.

BUSINESS STRATEGY

  As a premier competitive local telecommunications carrier, the key elements of the Company's business strategy are to:

 . PROVIDE A WIDE RANGE OF LOCAL TELECOMMUNICATIONS SERVICES. The Company provides a broad array of local telecommunications services to meet the voice, data and video transmission needs of its customers, including basic local exchange telephone services, enhanced switched services, dedicated services, high speed switched data services and video channel transmission services. In 1995, approximately 36% of the Company's revenues were generated from switched services. The Company expects a growing portion of its revenues to be derived from basic local exchange telephone services, enhanced switched services and high speed switched data services as it deploys digital switches in all of its markets. As of March 31, 1996, the Company had 21 digital telephone switches and 27 ATM switches in operation. On a pro forma basis, after giving effect to the Reorganization, the Company's revenues from switched services, which include local dial tone and local calling, grew by approximately 59% to $63.9 million in 1995 from $40.2 million in 1994.

 . FOCUS ON BUSINESS CUSTOMERS AND TELECOMMUNICATIONS CARRIERS. The Company's networks serve large metropolitan markets, which have significant concentrations of telecommunications-intensive businesses. The Company's customers in these markets include financial services firms, media and health care companies, long distance carriers and resellers, Internet service providers, wireless communications companies and an increasing number of small and medium-sized business customers. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant services providers, cable television companies and long distance carriers, to resell TCG's services. Currently, certain major long distance carriers are conducting trials of the resale of TCG's local exchange services under such long distance carriers' brand names. In 1995, approximately 62% of the Company's 1995 revenues were generated from business customers and approximately 38% were generated from long distance carrier customers.

 .  EXPAND GEOGRAPHIC REACH AND DENSITY OF EXISTING NETWORKS AND ENTER NEW
   MARKETS. The Company plans to increase the geographic reach and density of its existing networks by deploying additional fiber optic rings and connecting additional customers to its networks. The Company anticipates that making significant capital expenditures over the next several years to expand its existing networks and to develop new networks will lead to significant increases in revenue opportunities. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, incumbent local exchange carriers, railways and subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. In the course of expanding its networks, the Company also has the ability to reach TCG customers by reselling a portion of the facilities of incumbent local exchange carriers. However, the Company believes that the extensive geographic reach and density of its networks make it less reliant than other competitive local exchange carriers on the networks of the incumbent local exchange carriers. In addition, where appropriate, the Company has the ability to link customers to its network through the use of microwave, including 38 GHz milliwave, services. The Company plans to expand into additional metropolitan markets, which the Company believes will further broaden its customer base and enhance its ability to attract national business accounts for its services.

 .  BENEFIT SUBSTANTIALLY FROM RELATIONSHIPS WITH CABLE TELEVISION
   OPERATORS. As of December 31, 1995, the cable television facilities of the Cable Stockholders collectively passed approximately 47% of the country's 94 million homes passed by cable television facilities. Through its relationships with cable television operators, the Company has been able to utilize existing rights-of-way, obtain fiber optic facilities and share the cost of building new fiber optic networks, thereby allowing the Company to achieve significant economies of scale and scope through capital efficiencies in extending its existing networks in a rapid, efficient and cost-effective manner. The Company is currently engaged in technical trials with certain cable television operators, including Cable Stockholders, for the provision of residential telephony services over the cable television operators' hybrid fiber-coaxial networks with TCG providing switching, call processing, calling features and ancillary services. The Company believes such trials will evolve into commercial offerings by cable companies and that TCG may become a provider of switching, call processing and other services to such cable companies.

 . OFFER HIGH QUALITY NETWORKS AND SUPERIOR CUSTOMER SERVICE. TCG believes that it offers cost and service quality advantages over the incumbent local exchange carriers as a result of its integrated operations, customer support, network monitoring and management systems and the state-of-the-art technology deployed in the Company's digital networks. TCG consults closely with its customers to develop competitively priced telecommunications services that are tailored to their particular needs. The Company's centrally managed customer support operations are also designed to facilitate the processing of orders for changes and upgrades in services.
   TCG believes that it provides greater attention and responsiveness to its customers than do the incumbent local exchange carriers.

 . SPEARHEAD REGULATORY REFORM. As the first and largest competitive local exchange carrier, TCG has been at the forefront of industry efforts for over a decade to introduce competition to the local telecommunications market. The Company has aggressively pursued the goal of making competitive local exchange services economically, technically and operationally feasible by working for legislative and regulatory reform and through negotiations with incumbent local exchange carriers. The Company will continue its regulatory reform activities in an effort to ensure that the 1996 Act is implemented and interpreted in a manner that promotes fair competition for local exchange services.

 . CAPITALIZE ON MANAGEMENT TEAM EXPERIENCE. TCG's management team is comprised of executives who are recognized as leaders in the development of the competitive local telecommunications industry. This management team has extensive operational, technical, financial and regulatory expertise as well as a proven track record in a rapidly changing marketplace.

THE COMPANY'S SERVICES

  The Company provides its customers with a wide array of local telecommunications services, including basic local exchange telephone services, enhanced switched services, dedicated services, high-speed switched data services and video channel transmission services. Switched voice services offered by the Company use primarily high-capacity digital switches to route voice transmissions anywhere on the public switched telephone network. TCG's dedicated services, which include private line and special access services, use high-capacity digital circuits to carry voice, data and video transmissions from point-to-point in multiple configurations. The Company provides its media industry customers with point-to-point, broadcast-quality video channels for video transmissions between two or more locations, including video link services to all the major television networks as well as to other programmers. The Company also provides private network management and systems integration services for businesses that require combinations of various dedicated and switched telecommunications services.

 Switched Services

  The Company's switched services provide customers with local dial tone and local calling capabilities and connections to their interexchange carriers. The Company's switched services include the following:

  TCG Centrex(R) service gives voice and data customers a choice for analog, digital voice-only and ISDN telephone lines to customers' desktops. With TCG Centrex(R), TCG owns, houses, manages and maintains the switch. TCG Centrex(R) allows customers to retain control over network configurations. Lines can be added, deleted and moved as needed. Business customers can utilize TCG as their primary Centrex provider, as a supplement to the ILEC's Centrex service, or as an addition to a fully-utilized PBX.

  TeleXpress(R) service is utilized by PBX users to provide access to the local, regional and long distance telephone networks. PBX customers may use either the Company's telephone numbers or their ILEC-assigned telephone numbers. Customer access to the Company's local exchange services is accomplished by a DS-1 digital connection or analog trunks between the customer's PBX port and the Company's switching centers.

  Extended Area Service (EAS) provides customers with a competitive alternative to ILEC service for intraLATA toll calls. It is a customized, high-quality local calling plan available to TCG Centrex(R) and TeleXpress(R) customers and PBX users. TCG works with customers to devise cost-saving EAS programs based on actual usage and calling patterns.

  Local Telephone Service is basic local exchange service which can be tailored to a customer's particular calling requirements. Local telephone service includes operator and directory assistance services, as well as an optional intraLATA toll plan.

  TCG Pay Phone Services provides full public pay telephone service to public customers and dial tone services and access lines to other public pay telephone providers. TCG is the primary provider of public pay phone service for all properties of The Port Authority of New York and New Jersey, including Kennedy, La Guardia and Newark airports.

  Switched Access Services provide interexchange carriers with a switched connection to their customers for the origination and termination of long distance telephone calls.

  Integrated Services Digital Network (ISDN) Services provide TCG's customers with multiple voice and data communication services over a single telecommunications line. The Company's ISDN services allow customers to perform multiple functions such as simultaneous voice and computer links, and enable the Company to offer customers value-added features. High speed ISDN applications include desk top video conferencing, LAN-to-LAN connection and Internet access.

 Dedicated Services

  The Company's dedicated services, which include special access and digital private line services, use high-capacity digital circuits to carry voice, data and video transmissions from point-to-point in flexible configurations involving different standardized transmission speeds and circuit capacities, including:

  DS-O A dedicated service that accommodates business communications with digital data transmission through a voice grade equivalent circuit with a capacity of up to 64 kbps. This service offers a private line digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment. Multiple DS-O services are offered in a variety of combinations, depending on the particular application and can also provide voice grade analog connections.

  DS-1 A high speed digital channel that typically links customer locations to long distance carriers or other customer locations. Used for multiple voice or data transmissions, access to the Internet and interconnection of LANs, DS-1 services accommodate digital data transmission capacity of up to
  1.544 mbps, the equivalent of 24 voice grade circuits.

  European-Standard DS-1(E-1) The Company was the first U.S.-based local carrier to offer this dedicated high capacity service, which allows customers to accommodate their international traffic with a digital data transmission capacity of up to 2.048 mbps, which is equivalent to 30 voice grade equivalent circuits. This dedicated service offers international business customers the flexibility to connect their United States locations to international circuits that operate at the high capacity European standard transmission speed.

  DS-3 With digital data transmission capacity of up to 44.736 mbps, this dedicated service provides a very high capacity digital channel, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits.

  This is a digital service used by long distance carriers for central office connections and by some large corporate users to link multiple sites. It is also used for data services applications.

  TCG OmniLink A standard Optical Carrier (OC) service for those customers requiring enhanced network survivability, advanced network architectures and centralized network monitoring and management capabilities. With TCG OmniLink, customers enjoy the benefit of dedicated private local OC3 or OC12 SONET rings between various customer-designated sites and the Company's nodes.

 Data Services

  The Company offers its customers a broad array of data services that enable customers to create their own internal computer networks and access external computer networks and the Internet. In 1992, TCG introduced its LANLINK native speed LAN inter-networking data service which is used to connect workstations and personal computer users on one or more LANs. LANLINK provides users with transmission capacity for 10 mbps Ethernet, 4 and 16 mbps Token Ring and 100 mbps FDDI LAN interconnections. Native speed services avoid the bottleneck problems that are frequently encountered with customary DS-1 connections by providing the customer with a circuit that matches the transmission speeds of its LAN. LANLINK provides dedicated circuits, guaranteed transmission capacity and guaranteed bandwidth for virtually all LAN applications. Users can share files and databases as if they were all working on the same computer, or within the same LAN.

  As companies and communications become more sophisticated, there is an increased need for customer access to superior traffic management of sensitive data, video and voice transmission within a single metropolitan area, or between various company operations. The Company's switched data services offer sophisticated switching technology over the Company's SONET/ATM backbone and provide high standards in reliability and flexibility while enabling users to reduce the costs associated with interconnecting various geographically dispersed and architecturally diverse information systems. The Company's ATM platform supports evolving high-speed applications, such as multimedia, desktop video conferencing and medical imaging. TCG offers native connections to both end users as well as interexchange data carriers. Customer connections are provided for "early adopters" who interface directly with ATM connections, as well as Ethernet, Token Ring, FDDI and Frame Relay architectures. Additionally, the Company's services allow users to interconnect both high speed and low speed LAN environments. Customers also benefit from flexible billing, as well as detailed usage reports.

 Video Services

  TCG provides analog video link services to its media industry customers, including all of the major television networks as well as to many cable services and independent programmers. The Company's video services include offering a broadcast quality, analog channel which can be provided on a point-to-point or point-to-multipoint basis.

CUSTOMERS AND MARKETING

  The Company's customers are principally telecommunications-intensive businesses, long distance carriers and resellers, and wireless communications companies. In 1985, the Company's customers were primarily long distance carriers. While the Company's carrier business has continued to grow, in 1995 end user customers accounted for approximately 62% of the Company's revenues. During 1995, the Company's top 10 customers accounted for approximately 57% of TCG's total pro forma revenues. AT&T and Sprint each accounted for more than 10% of such revenues, and no customer accounted for 15% or more of such revenues. See "Risk Factors--Dependence on Significant Customers."

  Marketing itself as "The Other Local Phone Company,"SM the Company has sought to establish "TCG(R)" as a recognized brand name for its services and products. The Company's marketing emphasizes its state-of-the-art digital networks, flexibly priced products and services, responsive customer service orientation and integrated operations, customer support and network monitoring and management systems. For large telecommunications-intensive businesses that depend on accurate and reliable telecommunications, the Company promotes the operational and strategic security achieved through vendor diversity. The Company's centrally managed customer support operations are designed to facilitate the processing of orders for changes and upgrades in TCG customer services. The Company seeks to be among the first to introduce new telecommunications products and service, thereby increasing usage among existing TCG customers and attracting new customers to the Company's networks.

  The Company generally offers its services in accordance with applicable tariffs filed with the FCC (for interstate services) and the state public utility commissions (for intrastate services). As a non-dominant carrier, TCG does not have to cost-justify its rates and frequently enters into customer and service specific arrangements. The services offered by TCG are typically priced at a modest discount to the prices of the ILECs.

  With a direct sales force in each of its markets, TCG targets the large telecommunications-intensive businesses concentrated in the major metropolitan markets served by its networks. The Company's customers in these markets include financial services firms, media and health care companies, education and governmental institutions and an increasing number of small and medium-sized business customers. In addition, TCG markets its services through sales agents, landlords, advertisements, trade journals, media relations, direct mail and participation in trade conferences.

  TCG also targets long distance carriers and resellers, Internet service providers, wireless telephone companies through its national sales organization. The Company has master services agreements (which generally set forth technical standards, ordering processes, pricing methodologies and service grade requirements, but do not guarantee any specified level of business for TCG) with a significant number of the long distance carriers, including eight of the largest. AT&T considers TCG a preferred national supplier of dedicated and switched access services. By providing long distance companies a local connection to their customers, the Company enables them to avoid complete dependence on the ILECs for access and to obtain a high quality, reliable local connection at a savings over the ILECs' charges. The national scope of the Company's local networks allows it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service. In addition, the Company has arrangements with other telecommunications providers, including shared tenant services providers, cable television companies and long distance carriers, to resell TCG's services. TCG is currently engaged in technical trials pursuant to which certain long distance carriers are reselling TCG local exchange service and intraLATA toll service bundled with their long distance service. These trials began in the second half of 1995, and as of March 31, 1996, served a limited number of end-user customers. Because of the limited scope and preliminary nature of these trials, the Company is unable to determine at this time whether these services will be expanded. The Company believes that it has been and will continue to be one of the largest providers of competitive local access services for long distance carriers.

THE NETWORKS

  The Company uses the latest technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmissions of voice, data and video telecommunications. The basic transmission platform consists primarily of optical fiber equipped with high capacity SONET equipment deployed in self-healing rings. These SONET rings give TCG the capability of routing customer traffic simultaneously in both directions around the ring thereby eliminating loss of service in the event of a cable cut. The Company extends SONET rings or point to point links from rings to each customer's premises over its own fiber optic cable, unbundled facilities obtained from ILECs, microwave (including 38 GHz milliwave) transmission facilities and other technologies. TCG also installs diverse building entry points where a customer's security needs require such redundancy. TCG then places necessary customer-dedicated or shared electronic equipment at a location near or in the customer's premises to terminate the link.

  TCG serves its customers from one or more nodes or hubs strategically positioned throughout its networks. The node houses the transmission and switching equipment needed to interconnect customers with each other, the interexchange carriers and other local exchange networks. Redundant electronics, with automatic switching to the backup equipment in the event of failure, protects against signal deterioration or outages. Continuous monitoring of system components focuses on proactively avoiding problems rather than just reacting upon failure.

  TCG adds switched, dedicated and data services to its basic fiber optic transmission platform by installing sophisticated digital electronics at its network nodes and at customer locations. TCG's advanced ISDN capable digital telephone switches are connected to multiple ILEC and long distance carrier switches to provide TCG's customers access to every telephone in the local market as well as across the country and around the world. Similarly, TCG provides ATM switched and LAN multiplexers at the customer's premises and in its nodes to provide high speed LAN interconnection services.

  The Company's strategy for adding customers is designed to maximize the speed and impact of its marketing efforts while maintaining attractive rates of return on capital invested to connect customers directly to its networks. To initially serve a new customer, for example, TCG may use various transitional links, such as reselling a portion of the ILEC's network and, where appropriate, using alternative transmission services such as microwave, including 38 GHz milliwave, transmission. Once the new customer's communications volume and product needs are identified, the Company may build its own fiber optic connection between the customer's premises and its network to accommodate (i) the customer's needs and (ii) the Company's efforts to maximize return on network investment.

  In February 1996, the Company acquired a minority investment in BizTel Communications, Inc., which, through a wholly owned subsidiary, BizTel, Inc. ("BizTel"), holds FCC licenses to provide telecommunications services utilizing 38 GHz digital milliwave transmission in 156 geographic areas, which have a population of approximately 175 million people, and including more than 80 of the largest 100 metropolitan markets and all markets where TCG operates. BizTel also has 102 licenses pending FCC approval in geographic areas which have a population of an additional 44 million people. The 38 GHz milliwave facilities can be used by TCG to economically connect customers to the Company's networks, to provide network redundancy, diverse routing or quick temporary installations and to provide stand-alone facilities where the Company does not have networks. In connection with such acquisition, TCG entered into two agreements with BizTel regarding the use, construction and maintenance of certain transmission facilities operated by BizTel. These agreements are not material to the Company's business or operations taken as a whole.

  In determining which new markets to enter, the Company carefully analyzes the potential customer base and competitive conditions within the market. The Company is planning on building new facilities, entering into fiber leases and other arrangements with cable television companies and other carriers, acquiring existing telecommunications providers and exploiting new technologies that have the potential to enhance network expansion (such as the use of microwave radio facilities). The Company also seeks to utilize relationships with the Cable Stockholders or other cable television operators who have an existing presence in the market and with which the Company may be able to develop a fiber optic network rapidly and efficiently. As a facilities-based carrier, the Company utilizes a variety of means to expand geographically, including rights-of-way, easements, poles, ducts and conduits that are available from cable television operators, incumbent local exchange carriers, railways and subways, electric, gas and water utilities and municipal, state and federal street and highway authorities. TCG plans to continue making selected acquisitions of existing local telecommunications networks in markets in which it has existing local telecommunications operations or which are geographically proximate to such markets, as well as in markets that are otherwise attractive to TCG. See "Risk Factors-- Governmental and Other Authorizations."

   The following chart sets forth information regarding each of the Company's active or currently planned local telecommunications networks as of March 31, 1996:

                                                                                     DATE OF          SERVICES
          METROPOLITAN                                                                FIRST    -----------------------
              AREA                           METROPOLITAN MARKET(A)                  REVENUE   DEDICATED SWITCHED DATA
          ------------                       ----------------------                ----------- --------- -------- ----
  New York/New Jersey.......... Bergen-Passaic                  Nassau-Suffolk        7/85          X        X      X
                                Jersey City                     New York
                                Middlesex-Somerset-             Newark
                                 Hunterdon                      Trenton
  Boston....................... Boston                          Lawrence              5/89          X        X      X
                                Brockton                        Worcester
  San Francisco(b)............. Oakland                                               4/90          X        X      X
                                San Francisco
                                San Jose
  Chicago...................... Chicago                                               5/90          X        X      X
                                Gary
  Los Angeles.................. Los Angeles-Long Beach                                10/90         X        X      X
                                Orange County
  Houston...................... Houston                                               5/91          X        X      X
  Dallas....................... Dallas                                                6/91          X        X      X
                                Fort Worth-Arlington
  Omaha........................ Omaha                                                 1/93          X               X
  Seattle(b)................... Bellingham                                            1/93          X        X
                                Seattle-Bellevue-Everett
                                Tacoma
  San Diego.................... San Diego                                             2/93          X        X      X
  Milwaukee.................... Kenosha                                               8/93          X        X
                                Milwaukee-Waukesha
                                Racine
  Detroit(b)................... Detroit                                               11/93         X        X
  Miami/Ft. Lauderdale......... Fort Lauderdale                                       12/93         X        X
                                Miami
                                W. Palm Beach-Boca Raton
  Phoenix...................... Phoenix-Mesa                                          3/94          X               X
  Hartford..................... Bridgeport                      New London-Norwich    3/94          X        X      X
                                Danbury                         New Haven-Meriden
                                Hartford                        Waterbury
  St. Louis.................... St. Louis                                             3/94          X               X
  Indianapolis................. Indianapolis                                          10/94         X
  Baltimore/Washington, D.C. .. Baltimore                                             10/94         X        X
                                Washington, D.C.
  Pittsburgh................... Pittsburgh                                            1/95          X        X      X
  Denver....................... Boulder-Longmont                                      8/95          X               X
                                Denver
  Providence................... Providence-Fall River-Warwick                         9/95          X
  Cleveland.................... Cleveland-Lorain-Elyria                            in progress
  Portland (Oregon)............ Portland-Vancouver                                 in progress

  Salt Lake City............... Salt Lake City-Ogden                               in progress

  Birmingham................... Birmingham                                         in progress

  Chattanooga.................. Chattanooga                                        in progress

  Knoxville.................... Knoxville                                          in progress

  Nashville.................... Nashville                                          in progress

 --------
 (a) Consists of primary metropolitan statistical areas, metropolitan statistical areas and New England consolidated metropolitan areas, as defined by the U.S. Census Bureau.
 (b) Local Market Partnerships with minority partners that are not affiliated with either the Company or the Cable Stockholders.

 Information Systems Infrastructure

  TCG uses state-of-the-art technology in its information systems infrastructure. TCG also uses an integrated, nationwide client server platform and coherent relational databases to increase employee productivity, link itself electronically to its customers and develop real time data and information. The architecture also enables TCG to rapidly and continually re-engineer its processes and procedures to lower its costs and to respond rapidly to changing industry conditions. The Company's information systems deliver the necessary data at the network, regional or corporate level, and also by customer and vendor. The Company's information systems enable the delivery of superior customer service, real time support of network operations, and on-line financial reporting. Using the latest open system standards and architecture, TCG is positioned to either purchase or develop its own information support systems as the situation demands.

 Network Monitoring and Management

  All elements of TCG's digital networks are integrated onto a single platform and monitored on an end-to-end basis by TCG's Network Management Center ("NMC"). The NMC monitors and manages all of TCG's networks seven days a week, 24-hours a day and provides real-time alarm, status and performance information for each circuit and piece of equipment in TCG's networks around the country. The NMC also affords improved disaster recovery to customers through remote circuit provisioning and cross-connect features.

 Advanced Technology Integration Center

  The Company's Advanced Technology Integration Center is a comprehensive telecommunications technology, applications and services development laboratory, equipped with state-of-the-art systems and equipment, including those used by TCG in the operation of its local digital networks. The center is designed to provide a self-contained testing and integration environment, fully compatible with the Company's digital networks, for the purposes of (i) verifying the technical and operational integrity of new equipment prior to installation in the networks, (ii) developing new services and applications,
(iii) providing a realistic training environment for technicians, engineers and others and (iv) providing a network simulation environment to assist in fault isolation and recovery.

COMPETITION

  The Company faces substantial competition in each of the metropolitan areas it serves or plans to serve from entities that offer services similar to those offered by TCG, including ILECs such as Ameritech, Bell Atlantic, BellSouth, NYNEX, Pacific Telesis Group, SBC Communications, U S WEST, Inc. and GTE. The Company believes that ILECs generally benefit from their long-standing relationships with customers, substantial technical and financial resources and federal and state regulations that could provide them with increased pricing flexibility as competition increases. In addition, in most of the metropolitan areas in which the Company currently operates, at least one, and sometimes several, other CAPs or CLECs offer substantially similar services at substantially similar prices to those of the Company. Other CLECs, CAPs, cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end users may offer services similar to those offered by the Company.

  The Company believes that the 1996 Act will provide increased business opportunities by opening all local markets to competition and requiring ILECs to provide increased direct interconnection. However, under the 1996 Act, the FCC and some state regulatory authorities may provide ILECs with increased flexibility to reprice their services as competition develops and as ILECs allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices charged by the Company for services to those customers or for those routes, just as the Company may itself underprice those new entrants for other services, customers or routes. If the ILECs and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenues of TCG if it is required by market pressure to price at or below the ILECs' prices. If regulatory decisions permit the ILECs to charge CAPs/CLECs substantial fees for interconnection to the ILECs' networks or afford ILECs other regulatory relief, such decisions could also have a material adverse effect on the Company. However, the Company believes that the negative effects of the 1996 Act may be more than offset by (i) the increased revenues available as a result of being able to address the entire local exchange market, (ii) mutual reciprocal compensation with the ILEC that results in TCG terminating its local exchange traffic on the ILEC's network at little or no net cost to TCG, (iii) obtaining access to off-network customers through more reasonably priced expanded interconnection with ILEC networks and
(iv) a shift by IXCs to purchase access services from CAPs/CLECs instead of ILECs. There can be no assurance, however, that these anticipated results will offset completely the effects of increased competition as a result of the 1996 Act.

  In addition, historically, the Company has been able to build new networks and expand existing networks in a more timely and economical manner than most CAP or CLEC competitors through strategic arrangements such as leasing fiber optic cable from cable operators that already possess rights-of-way and have facilities in place. The Company intends to use its experience and presence in the telecommunications industry to further develop and expand its existing telecommunications infrastructure.

GOVERNMENT REGULATION

  Nationally, the recent trend has been for federal and state legislators and regulators to permit and promote additional competition in the local telecommunications industry, which the Company believes should contribute to an increase in the market opportunities for TCG. Because these developments require numerous implementation actions by individual federal and state regulatory commissions, and are subject to particular legal, political and economic conditions, it is not possible to predict the pace at which such liberalization will occur.

 Telecommunications Act of 1996

  On February 8, 1996, President Clinton signed the Telecommunications Act of 1996, the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934 (the "Communications Act"). The Company believes that the 1996 Act will result in substantial changes in the marketplace that should be largely favorable for TCG.

  The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. This provision of the 1996 Act should enable TCG to provide a full range of local telecommunications services in any state. States retain jurisdiction under the 1996 Act to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers. States are also responsible for mediating and arbitrating CLEC-ILEC interconnection arrangements if voluntary agreements are not reached. Therefore, the degree of state regulation of local telecommunications services may be substantial.

  The 1996 Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on ILECs. The 1996 Act requires CLECs and ILECs to first attempt to resolve interconnection issues through negotiation for at least 135 days. During these negotiations, the parties may submit disputes to state regulators for mediation and, after the negotiation period has expired, the parties may submit outstanding disputes to state regulators for arbitration. On February 8, 1996, TCG requested that the BOCs commence negotiations with respect to interconnection negotiations. If the negotiations fail, TCG may request state regulators to arbitrate between June 22, 1996 and July 17, 1996.

  The 1996 Act provides a detailed list of items which are subject to these interconnection negotiations, as well as a detailed set of duties for all affected carriers. All local exchange carriers, including CLECs, have a duty to (i) not unreasonably limit the resale of their services, (ii) provide number portability if technically feasible, (iii) provide dialing parity to competing providers, (iv) provide access to poles, ducts and conduits and (v) establish reciprocal compensation arrangements for the transport and termination of telecommunications. In addition to those general duties of all LECs, ILECs have additional duties to (i) interconnect at any technically feasible point and provide service equal in quality to that provided to their customers or the ILEC itself, (ii) provide unbundled access to network elements at any technically feasible point, (iii) offer retail services at wholesale prices for the use of competitors, (iv) provide reasonable public notice of changes in the network or the information necessary to use the network and (v) provide for physical colocation. The 1996 Act further imposes various pricing guidelines for the provision of certain of these services. The ILECs have a statutory duty to negotiate in good faith regarding these arrangements, and the RBOCs, in particular, must successfully achieve agreements, leading to the development of facilities based competition for business and residential users, in order to enter the long distance markets within their regions. To the extent that the Company cannot reach a successful negotiated conclusion to these issues, it will be forced to engage in arbitration before the state public utility commissions which, with respect to the RBOCs, under the 1996 Act must be completed no later than November 8, 1996. However, because negotiated agreements are also subject to state public utility commission approval, which must be completed within 90 days, the likely effective date of negotiated agreements and arbitrated agreements will be similar. The Company does not have sufficient information to predict the likely results of such arbitrations, whether such arbitrations are likely to provide superior agreements for the Company compared to those achievable through negotiation, or what effect these arbitrated agreements might have on the Company's business prospects. Moreover, the Company has previously experienced numerous disputes with ILECs regarding interconnection issues, but expects that the influence of the 1996 Act will be to reduce the degree of such disputes. Finally, because the Company is presently operating in virtually all of the states in which it holds CLEC authority pursuant to interim interconnection arrangements or interim state public utility commission interconnection rules and policies, which will be replaced in the future by the agreements negotiated pursuant to the 1996 Act, the Company can continue to operate as a CLEC during the pendency of these negotiations and arbitrations.

  As noted above, the Company, in those states in which it is a CLEC, is subject to five obligations under the 1996 Act. Specifically, the Company must
(i) not unreasonably limit the resale of its services, (ii) provide number portability if technically feasible, (iii) provide dialing parity to competing providers, (iv) provide access to poles, ducts and conduits and (v) establish reciprocal compensation arrangements for the transport and termination of telecommunications. In those states in which it is a CLEC, the Company does not restrict the resale of its services, engages in reciprocal compensation arrangements, and provides dialing parity, satisfying three of the five requirements. The Company generally leases poles, ducts and conduits, and therefore owns few such rights of way subject to the requirement to make them available to other carriers. Finally, while the Company has not been requested to provide interim number portability, it believes that its switches are currently capable of providing interim number portability so that this capability can be provided at little or no cost.

  The 1996 Act establishes procedures under which a BOC can provide interLATA services within its telephone service area if it enters into a state-approved interconnection agreement with one or more companies which provide local exchange service to business and residential customers predominantly over such companies' own facilities. The ability of the BOCs to provide interLATA services will enable them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by BOCs may reduce the market share of the major long distance carriers, which are among the Company's largest customers, but the Company believes it will also encourage IXCs to use the Company's and other CLECs' services instead of BOC services wherever possible. When BOCs provide long distance service outside their telephone service area they will be potential customers for TCG and other CAPs and CLECs.

  The 1996 Act requires the FCC to establish an explicit mechanism for subsidizing service to rural areas, low-income customers, schools and libraries. Although the details will be determined by the FCC, all carriers will be required to contribute, and carriers that serve eligible customers will be able to receive subsidies. This subsidy mechanism may provide an additional source of revenue to those ILECs and CLECs willing and able to provide service to markets that traditionally have been considered less desirable, either because of the high cost of providing service or the limited revenues that might be available.

  The 1996 Act contains other provisions that may be subject to FCC rulemaking and judicial interpretation, including a provision that limits the ability of a cable television operator and its affiliates to acquire more than a

10% financial interest or any management interest in a LEC which provides local exchange service in such cable operator's franchise area. The Company believes, based on an opinion from its FCC counsel, Dow, Lohnes & Albertson, a Professional Limited Liability Company, that the 1996 Act does not limit the acquisition of any of the interests contemplated to be acquired in the Reorganization; however, there can be no assurance that the FCC or a court would not reach a different determination as to the acquisition of one or more of such interests.

 Federal Regulation

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "nondominant carriers." For domestic interstate telecommunications purposes, only the ILECs are classified as dominant carriers, and all other carriers are classified as nondominant carriers. As a nondominant carrier, the Company is required to file tariffs and periodic reports with the FCC concerning the Company's interstate circuits and deployment of network facilities. The FCC has proposed eliminating this reporting requirement for interexchange carriers, and another CAP has filed a petition with the FCC asking that it permit CAPs to dispense with filing of FCC tariffs, at the option of the carrier. The FCC has not as yet taken any substantive action on the petition, and the Company has no information as to when the FCC is likely to act, and whether, even if the petition is granted, such "permissive detariffing" will be extended to embrace CLECs as well as CAPs. If the petition is granted and does extend to the Company's interstate services and CLEC operations, it will improve the Company's ability to adjust interstate prices and will reduce its interstate regulatory compliance costs. The petition does not, however, impact the Company's state public utility commission tariff requirements. Whether or not it is subject to a tariff filing requirement, TCG must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates and is subject to the complaint provisions of the Communications Act. For its current offering of interstate services as a nondominant carrier, TCG is not subject to rate of return or price cap regulation by the FCC and may install and operate digital facilities for the transmission of interstate communications without prior FCC authorization. Under the 1996 Act, TCG may become subject to additional federal regulatory obligations when it provides local exchange service in a market, such as the access and interconnection requirements that are imposed on all local exchange providers. See "--Telecommunications Act of 1996."

 State Regulation

  Most state public utility commissions require carriers that wish to provide local and other jurisdictionally intrastate common carrier services to be authorized to provide such services. The Company's operating subsidiaries and affiliates are authorized as common carriers in California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, Missouri, Nebraska, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas, Washington and Wisconsin. The authority held by the Company's subsidiaries and affiliates varies in the scope of the intrastate services permitted, ranging from certifications in, for example, California, Florida, Illinois, New York, Pennsylvania, Texas and Washington, which permit the provision or resale of all dedicated and switched services, including basic local exchange services, to the certificates in Ohio and Rhode Island, for example, which only permit the provision of intrastate private line services. TCG works continuously to expand its intrastate service authority to cover additional jurisdictions and additional services, a process which the Company believes will be simpler following the recent enactment of the 1996 Act, which prohibits states from imposing any legal requirement that has the effect of prohibiting any company from providing any telecommunications service. TCG has filed or expects to file applications for authority to provide local exchange service in all of its markets in which it does not have such authority. TCG typically is not subject to price regulation or to rate of return regulation for its intrastate services. In most states, TCG is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some jurisdictions, the Company's tariff can list a rate range or set prices on an individual customer basis. The Company may be subject to additional regulatory burdens in some states, such as quality of service requirements and universal service contributions.

  The incurrence of long-term indebtedness by TCGI is subject to approval by the NYPSC and the NJBPU. In orders issued in 1993, both the NYPSC and NJBPU authorized TCGI to incur long-term debt in amounts not to exceed $1 billion. Additionally, in 1995, both the NYPSC and NJBPU authorized the Company's subsidiary, TCNY, to incur long-term debt in an amount not to exceed an additional $1 billion; provided, however, that the NYPSC has interpreted its authorization as permitting TCGI and TCNY to incur long-term debt not to exceed $1.75 billion in the aggregate. The Company has filed petitions with the NJBPU to expand the borrowing authority of TCGI to $2 billion. The Company has submitted a request to the NYPSC for confirmation of an opinion of the Office of General Counsel that the incurrence of indebtedness pursuant to the Notes Offerings is authorized under the laws of New York and that the Notes, once issued, will be valid and enforceable or, in the alternative, for authorization to incur up to $2 billion in long-term debt. While all past petitions by TCGI to the NYPSC and NJBPU for authorization to incur indebtedness have been approved routinely, there can be no assurance that the Company's petitions before the NYPSC and the NJBPU will be similarly approved. See "Risk Factors--Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations."

 Local Government Authorizations

  The Company may be required to obtain from municipal authorities street opening and construction permits and other rights of way to install and expand its digital networks in certain cities. In some cities, the Company's affiliates or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks.

  In some of the metropolitan areas where TCG provides network services, the Company pays license or franchise fees based on a percent of gross revenues. There can be no assurance that municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. Under the 1996 Act, municipalities are required to impose such fees on a nondiscriminatory basis. There can be no assurance, however, that municipalities that currently favor the ILECs will conform their practices in a timely manner or without legal challenges by the Company or another CAP or CLEC.

  If any of the Company's existing franchise or license agreements for a particular metropolitan area were terminated prior to its expiration date and TCG were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company's operation in that metropolitan area and could have a material adverse effect on the Company.

  Teleport Communications, a wholly owned subsidiary of TCNY, and the City of New York entered into a Franchise Agreement, dated as of May 2, 1994 (the "New York Franchise"), pursuant to which the City of New York granted to Teleport Communications the non-exclusive right for a term of fifteen years to provide Telecommunications Services (as defined in the New York Franchise) in the City of New York. In addition to other payments specifically required by the New York Franchise, the New York Franchise requires that Teleport Communications pay to the City of New York as an annual franchise fee an amount based on a percentage of Teleport Communications' gross revenues. The Company is restricted under the terms of the New York Franchise from providing cable service or mobile telecommunications services in the City of New York.

EMPLOYEES

  As of March 31, 1996, the Company employed 1,559 full-time employees, none of whom was represented by a union or covered by a collective bargaining agreement. TCG believes that its relations with its employees are good. In connection with the construction and maintenance of its digital networks and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. TCG believes that its success will depend in part on its ability to attract and retain highly qualified employees.

PROPERTIES

  The Company leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it operates networks. During the years 1994 and 1995, rental expense for such facilities and offices totaled $12.5 million and $16.4 million, respectively. The Company owns no material real estate. Management believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for the Company's business operations. The Company currently leases approximately 200,000 square feet of space at The Teleport complex in Staten Island, New York, where its corporate headquarters are located.

LEGAL PROCEEDINGS

  The Company is a party to various claims and legal proceedings arising in the ordinary course of business. The Company does not believe that such claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS

  The executive officers of the Company and their respective ages and positions are set forth below.

          NAME           AGE                      POSITION
          ----           ---                      --------
Robert Annunziata.......  48 Chairman, President, Chief Executive Officer and
                              Chief Operating Officer
Robert C. Atkinson......  45 Senior Vice President, Legal, Regulatory and
                              External Affairs
Joel D. Gross...........  41 Senior Vice President, Corporate Development
Alf T. Hansen...........  53 Senior Vice President, National Operations
J. Curt Hockemeier......  47 Senior Vice President, Affiliate Services
Marvin L. Lindsey.......  55 Senior Vice President, Engineering and MIS
Stuart A. Mencher.......  57 Senior Vice President, National Sales and Marketing
John A. Scarpati........  45 Senior Vice President and Chief Financial Officer
Kenneth A. Shulman......  42 Senior Vice President, Technology
Maria Terranova-Evans...  40 Vice President and Controller
Wayne G. Fox............  40 Vice President and Treasurer
John W. Thomson.........  48 Vice President and Secretary
W. Terrell Wingfield,     43 Vice President and General Counsel
 Jr. ...................

  Robert Annunziata has been Chairman of the Board of the Company since 1990 and President and Chief Executive Officer since 1985. Prior to that, Mr. Annunziata had been Senior Vice President and Chief Operating Officer since 1983. He has been a director of the Company since 1984. He has 29 years of experience in the telecommunications industry, including 17 years in a variety of operations and marketing positions with AT&T. He has served as President of the World Teleport Association ("WTA") from 1987 to 1991 and remains a WTA director. He currently serves on the New York State Governor's Advisory Board on Telecommunications and the New York City Mayor's Alliance for International Business.

  Robert C. Atkinson has been Senior Vice President--Legal, Regulatory and External Affairs since February 1990. Prior to that, he had been Vice President--Regulatory and External Affairs since 1985. Prior to joining the Company, Mr. Atkinson held various business development, regulatory and government relations positions at ITT World Communications, Inc., Satellite Business Systems, GTE Sprint and RCA Global Communications, Inc. He was a founder and first President of the Association for Local Telecommunications Services ("ALTS"), the CAP/CLEC trade association.

  Joel D. Gross has been Senior Vice President--Corporate Development since February 1993. Prior to that, he had been Vice President and Senior Securities Analyst--Telecommunications for Donaldson, Lufkin & Jenrette Securities Corporation since 1987 and Vice President and Senior Securities Analyst-- Telecommunications for Dean Witter since 1985. Prior to that, Mr. Gross worked in a variety of management positions at AT&T.

  Alf T. Hansen has been Senior Vice President--National Operations since February 1993. Prior to that, he had been Vice President--National Operations since March, 1990 and Vice President--Engineering and Operations since March 1989. Prior to joining the Company, Mr. Hansen worked at AT&T for 22 years in various managerial positions.

  J. Curt Hockemeier has been Senior Vice President--Affiliate Services since January 1993. Prior to that, he had been Vice President and General Manager of Cox Cable Oklahoma City since 1983.

  Marvin L. Lindsey has been Senior Vice President--Engineering and MIS since December 1993. Prior to that, he had been an independent telecommunications consultant for various large international telecommunications companies since July 1991. Mr. Lindsey was Service Vice President of AT&T's Business

Communications organization from April 1987 to July 1991 and worked more than 28 years in various technical and operations positions with AT&T.

  Stuart A. Mencher has been Senior Vice President--National Sales and Marketing since February 1994. Prior to that, he had been Senior Vice President--New York Operations since February 1993 and Vice President and General Manager of TCNY since June 1992. From June 1991 until May 1992, Mr. Mencher worked as an independent consultant in the international telecommunications industry. From March 1987 to January 1990, Mr. Mencher served as a Senior Vice President of MCI Telecommunications Corp., primarily responsible for sales and marketing, and, from February 1990 to May 1991, he served as Senior Vice President of the U.S. Distribution Division of Motorola/Codex Corp. Prior to joining MCI, Mr. Mencher served in a variety of senior sales and marketing management positions with AT&T Information Systems following almost sixteen years of sales and marketing management experience with IBM's Data Processing Division.

  John A. Scarpati has been Senior Vice President and Chief Financial Officer since March 1990. Mr. Scarpati has held various executive officer positions since joining TCG in August 1984, including Vice President, Chief Financial Officer, Treasurer and Controller. Mr. Scarpati is a director of Comcast CAP of Philadelphia, Inc. He was a director of the Company in 1991. He is also a Certified Public Accountant.

  Kenneth A. Shulman has been Senior Vice President--Technology since August 1995. Prior to that, he had been Vice President of Applied Research and Development since February 1994, Vice President of Technology and Network Planning since October 1991, Director, Engineering and Technology since June 1990 and Director, Research and Technology since November 1989. Prior to joining the Company in 1987, Mr. Shulman held positions as Director--Systems Engineering at MCI International, as District Manager--Integrated Network Evolution Planning at Bell Communications Research and as Supervisor-- Switching Systems Engineering at Bell Laboratories. Mr. Shulman is a director of BizTel Communications, Inc.

  Maria Terranova-Evans has been Vice President and Controller since February 1992. Mrs. Evans has held various managerial and executive financial positions since joining TCG in September 1984 including accounting Manager, Controller, and accounting Director/Controller. She is also a Certified Public Accountant.

  Wayne G. Fox has been Vice President and Treasurer since June 1995. Prior to that, he had been Vice President--Corporate Ventures since January 1993 and Managing Director of Corporate Ventures since November 1992. Mr. Fox was a director of the Company from April 1991 to November 1992. Prior to joining the Company, he had been a Vice President and Director in the Mergers & Acquisitions Group for Merrill Lynch Capital Markets. Mr. Fox is a director of BizTel Communications, Inc.

  John W. Thomson has been Vice President and Secretary since June 1984. Mr. Thomson also served as General Counsel of TCG from June 1984 until February 1996, and as Senior Counsel for Merrill Lynch & Co., Inc. from 1981 to 1988.

  W. Terrell Wingfield, Jr. has been Vice President and General Counsel since March 1996. From March 1994 to February 1996, Mr. Wingfield served as Regional Vice President--Central Region Operations, and from January 1993 to March 1994 as Counsel--Affiliate Services. Prior to that, Mr. Wingfield had been Senior Counsel of Cox Enterprises, Inc. since 1989.

  Messrs. Annunziata, Scarpati, Atkinson, Mencher and Hansen have entered into employment agreements with the Company which are described below. See "-- Employment Agreements." The employment agreements with Messrs. Annunziata, Scarpati, and Atkinson expire on December 31, 1998 and the employment agreements with Messrs. Mencher and Hansen expire on December 31, 1999. Messrs. Gross, Lindsey, Hockemeier and Shulman serve as officers pursuant to employment agreements they have entered into with the Company. Mr. Gross' agreement expires on June 30, 1998, and the agreements of Messrs. Lindsey, Hockemeier and Shulman expire on June 30, 1999. All other executive officers of the Company serve at the pleasure of the Board of Directors. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

DIRECTORS

  The following persons (except for James Bruce Llewellyn and C.B. Rogers, Jr.) are the directors of TCG. Following the execution of the Amended Stockholders' Agreement and upon the consummation of the Offerings, the Company anticipates that Messrs. Llewellyn and Rogers will be elected to the Company's Board of Directors as independent directors.

  Robert Annunziata has been Chairman of the Board since 1990 and a director since 1984. See "--Executive Officers" for a description of Mr. Annunziata's employment experience.

  Brendan R. Clouston, age 43, has been a director since April 1996. Prior to that time, he was a director of TCG from November 1992 to October 1995. Mr. Clouston has been Executive Vice President of TCI since January 1994 and President and Chief Executive Officer of TCI Communications, Inc. ("TCIC") since October 1994. Prior to that, he had been Executive Vice President and Chief Operating Officer of TCIC since March 1992 and Senior Vice President of TCIC since December 1991. From 1987 through 1991, Mr. Clouston served in various executive positions with United Artists Entertainment Company and its predecessor United Artists Communications, Inc., most recently as Executive Vice President and Chief Financial Officer. He is a director of C-Span, the National Cable Television Association and TeleWest International.

  Ronald H. Cooper, age 39, has been a director since February 1996. Mr. Cooper has been Executive Vice President of Continental since 1995. Prior to that, he had been Senior Vice President of Continental's Southern California management region since 1988. He is a director of the New England Cable News Channel.

  John R. Dillon, age 54, has been a director since December 1991. Mr. Dillon has been Senior Vice President and Chief Financial Officer of Cox Enterprises, Inc. since 1990. He is also a director of Cox, Cox Enterprises, Inc. and the Georgia Center for Advanced Telecommunications Technology.

  Gerald W. Gaines, age 40, has been a director since November 1994. Mr. Gaines has been Senior Vice President of Telephony Services for TCI since 1994. Prior to that, he had been President of GCG Inc., a management services firm servicing the telecommunications industry, since 1991.

  Nancy Hawthorne, age 45, has been a director since May 1993. Ms. Hawthorne has been Senior Vice President and Chief Financial Officer of Continental since 1992. Prior to December 1993, she had also been Treasurer for Continental. Prior to December 1992, she was a Senior Vice President and the Treasurer of Continental. She is a director of Optus Vision, Perini Corporation and the New England Zenith Fund.

  James O. Robbins, age 53, has been a director since April 1996. Mr. Robbins has served as Chief Executive Officer of Cox since May 1994. Prior to that, Mr. Robbins had been President of Cox since 1985. Mr. Robbins has been a director of Cox since May 1994. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association.

  Brian L. Roberts, age 36, has been a director since April 1996. Mr. Roberts has been President of Comcast since 1990 and a director of Comcast since 1987. He is also a director of Turner Broadcasting System, Inc., Comcast UK Cable Partners Limited, Cablevision Investment of Detroit, Inc. and Storer Communications, Inc. He is chairman as well as a member of the Executive Committee of the National Cable Television Association.

  Larry E. Romrell, age 56, has been a director since April 1996. Prior to that time, he was a director of TCG from November 1992 to October 1995. Mr. Romrell has been Executive Vice President of TCI since January 1994 and President of TCI Technology Ventures since September 1994. Prior to that, he had been Senior Vice President of TCIC from 1991 to October 1994. Mr. Romrell previously held various executive positions with WestMarc Communications, Inc., a subsidiary of TCI.

  Lawrence S. Smith, age 48, has been a director since May 1993. Mr. Smith has been Executive Vice President of Comcast since January 1996. Prior to that, he had been Senior Vice President of Accounting and Administration for Comcast for more than five years. Mr. Smith is a director of Comcast UK Cable Partners Limited.

  David M. Woodrow, age 50, has been a director since November 1992. Mr. Woodrow has been Senior Vice President of Broadband Services for Cox since 1994. Prior to that, he had been Senior Vice President of Operations for Cox since 1989. He is a director of the Telecommunications Subcommittee of CableLabs.

  James Bruce Llewellyn, age 68, has been the Chairman of the Board of the Philadelphia Coca-Cola Bottling Company since 1988. Prior to 1988, he was the principal stockholder and chairman of the ABC television network affiliate in Buffalo, New York and partner in the Washington, D.C. law firm of Dickstein, Shapiro & Morin. He serves on the Board of Directors of Chase Manhattan Corporation, Coors Brewing Company, Essence Communications, Inc. and Black Shopping Network, Inc. From 1989 to 1994, he also served as the Chairman of Garden State Cablevision, Inc.

  C.B. Rogers, Jr., age 66, has been Chairman of Equifax, Inc. since 1992. He was Chief Executive Officer of Equifax, Inc. from 1989 to January 1996. He is Chairman of the Board of Directors and the Executive Committee of Equifax, Inc. Mr. Rogers is a former Senior Vice President of International Business Machines Corporation where he was employed for 33 years before joining Equifax, Inc. in 1987. He also serves on the Board of Directors of Sears, Roebuck & Co., Briggs & Stratton Corporation, Dean Witter Reynolds, Inc. and Dean Witter, Discover & Co.

BOARD COMPOSITION

  Directors are elected annually. The Amended Stockholders' Agreement provides that the Board of Directors shall consist of 13 directors and that at each annual meeting of the Company's stockholders at which directors are elected, the holders of the Class B Common Stock (all of which is currently held by the Cable Stockholders) will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of Class B Common Stock will designate 10 nominees (with the right of a holder of Class B Common Stock to designate one or more nominees depending on the percentage of the Class B Common Stock held by it), (ii) the Board of Directors will designate the Chief Executive Officer of the Company as a nominee and (iii) the Board of Directors with the unanimous approval of the holders of Class B Common Stock that have the right to designate nominees for director shall designate by unanimous consent two individuals who are neither employed by nor affiliated with TCG or any holder of Class B Common Stock as nominees for director. The holders of the Class A Common Stock will not have the right, as a class, under the Company's Amended and Restated Certificate of Incorporation or the Amended Stockholders' Agreement to nominate any individuals for election to the Board of Directors. Under the Amended Stockholders' Agreement, a holder of Class B Common Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares of Class B Common Stock held by it and its affiliates. Pursuant to the Amended Stockholders' Agreement, subject to certain exceptions, upon the consummation of the Stock Offerings, Continental loses the right to designate any director nominees, and the right to designate such director nominees will be reallocated among the other holders of Class B Common Stock with each of Cox and TCI being entitled to designate an additional director.

  It is currently anticipated that directors who are officers of the Company or of any of the holders of Class B Common Stock will receive no compensation for their services as directors. Each director who is not an officer of the Company or of any of the holders of Class B Common Stock is entitled to receive an annual retainer of $25,000 (to be paid 50% in cash and 50% in Class A Common Stock) and an additional $1,000 plus reasonable expenses for attending each meeting of the Board of Directors. Each such director is also entitled to be paid $1,000 annually for each committee of the Board of Directors for which such director serves as chairman.

  Messrs. Dillon, Robbins and Woodrow are designees of Cox. Messrs. Clouston, Gaines and Romrell are designees of TCI. Messrs. Roberts and Smith are designees of Comcast. Mr. Cooper and Ms. Hawthorne are designees of Continental. Upon consummation of the Stock Offerings, each of Mr. Cooper and Ms. Hawthorne will resign from the Board of Directors, and each of Cox and TCI will designate an additional director. See "Certain Relationships and Related Transactions--Amended Stockholders' Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors of TCG has established the Compensation and Benefits Committee (the "Compensation Committee") to address and make recommendations with respect to the compensation of executive officers and the establishment of compensation and benefit plans. Messrs. Cooper, Dillon, Gaines and Smith currently constitute the Compensation Committee.

AUDIT COMMITTEE

  The Board of Directors has established an Audit Committee to meet with and consider suggestions from members of management and of the Company's internal audit staff, as well as with the Company's independent accountants, concerning the financial operations of the Company. The Audit Committee also has the responsibility to review audited financial statements of the Company and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. Messrs. Dillon, Gaines, Hawthorne and Smith are the members of the Audit Committee.

EXECUTIVE COMPENSATION

  The following table shows compensation paid to, deferred or accrued for the benefit of the Company's President, Chief Executive Officer and Chief Operating Officer and each of the four remaining most highly compensated executive officers (the "Named Executive Officers") for all services rendered to TCG during the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                                 --------------------
                   NAME AND                                           ALL OTHER
                  PRINCIPAL                                           COMPENSA-
                 POSITION(a)                YEAR SALARY(b)    BONUS   TION (c)
                 -----------                ---- -------------------- ---------
   Robert Annunziata....................... 1995  $240,000   $185,580  $27,879
    President, Chief Executive Officer and
    Chief Operating Officer
   John A. Scarpati........................ 1995   159,931    115,020   20,088
    Senior Vice President and Chief
    Financial Officer
   Robert C. Atkinson...................... 1995   156,711     90,455   13,549
    Senior Vice President
   Alf T. Hansen........................... 1995   148,462     95,250   13,168
    Senior Vice President
   Stuart A. Mencher....................... 1995   146,284     96,200   10,337
    Senior Vice President

- - --------

(a) As of the effective date of the Stock Offerings: (i) Mr. Annunziata will be granted Par Options for 121,036 shares of Class A Common Stock and Premium Options for 30,259 shares of Class A Common Stock; (ii) Mr. Scarpati will be granted Par Options for 64,149 shares of Class A Common Stock and Premium Options for 16,037 shares of Class A Common Stock; (iii) Mr. Atkinson will be granted Par Options for 44,380 shares of Class A Common Stock and Premium Options for 11,095 shares of Class A Common Stock; (iv) Mr. Hansen will be granted Par Options for 34,294 shares of Class A Common Stock and Premium Options for 8,573 shares of Class A Common Stock; and (v) Mr. Mencher will be granted Par Options for 32,276 shares of Class A Common Stock and Premium Options for 8,069 shares of Class A Common Stock. See "1993 Stock Option Plan" and "--Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values."

(b) Includes amounts deferred under the Teleport Communications Group Inc. Retirement Savings Plan (the "Savings Plan") and Make-Up Plan of Teleport Communications Group Inc. for the Retirement Savings Plan (the "Make-Up Plan").

(c) Includes amounts contributed by TCG to the Savings Plan, the Make-Up Plan and the Basic and Supplemental Group Life Insurance Plans for each Named Executive Officer as follows:

                                                     SAVINGS MAKE-UP  GROUP LIFE
                                                      PLAN     PLAN      PLAN
                                                     ------- -------- ----------
   Mr. Annunziata................................... $ 6,750 $ 19,507  $ 1,622
   Mr. Scarpati.....................................   8,063   11,521      504
   Mr. Atkinson.....................................   5,438    7,651      460
   Mr. Hansen.......................................   5,438    6,676    1,054
   Mr. Mencher......................................   4,125    4,900    1,312

1993 STOCK OPTION PLAN

  TCG established the Teleport Communications Group Inc. 1993 Stock Option Plan (the "Option Plan") effective September 26, 1993. The Option Plan provides for the issuance of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to key employees and consultants of TCG. Under the Option Plan, an aggregate of 5,383,350 shares of Common Stock were available for issuance, and as of December 31, 1995, 2,845,290 shares remained available for additional grants. The Option Plan has been amended to increase the number of shares available under the Option Plan to 7% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, determined on a fully diluted basis as of the effective date of the Stock Offerings. TCG intends to register the shares reserved under the Option Plan with the SEC. The Option Plan provides for an adjustment of the number of shares available for grant as options in the event of a stock split, stock dividend, combination of shares, spin-off, spin-out or other similar change, exchange or reclassification of the Common Stock at the discretion of the Compensation Committee which administers the Option Plan. The Compensation Committee has determined that the shares to be made available through the options are shares of Class A Common Stock, and the Option Plan has been amended accordingly. No individual may receive options (ISOs and NQSOs) for more than 1,008,000 shares.

  The Compensation Committee will be composed of two or more disinterested members of the Company's Board of Directors (i.e., directors who have not received an award of securities under the Option Plan during the year prior to their appointment to the Compensation Committee). The Compensation Committee currently consists of Messrs. Cooper, Dillon, Gaines and Smith.

  The Compensation Committee has the discretion to determine which eligible individuals will receive options, the number of shares to be covered by the options, the exercise date of the options, whether the options should be ISOs or NQSOs, and the terms and conditions of the options. The individuals eligible for awards are key employees and consultants of TCG. The exercise price of any option may not be less than the fair market value of the stock on the date the option is granted. At the time an ISO is granted, the fair market value of the Common Stock for which the ISO will vest in any year may not exceed $100,000. Options awarded under the Option Plan generally are not assignable or transferable except by the laws of descent and distribution. The specific terms of any option awarded under the Stock Option Plan will be reflected in a stock option agreement executed by TCG and the optionee. The Compensation Committee has the discretion to amend an option to accelerate the date upon which the option may be exercised. The Compensation Committee may permit the exercise price to be paid in cash, through delivery of other shares of Common Stock, by delivering irrevocable instructions to a financial institution to deliver promptly to TCG the portion of sale or loan proceeds sufficient to pay the exercise price, or through an election to have shares of Common Stock withheld from the shares otherwise to be received by the optionee.

  Once vested, an option may remain exercisable until the earliest of: (i) 10 years from the date of grant, (ii) 30 days from the date on which the optionee ceases to be employed by TCG or (iii) if the optionee's employment ceases by reason of his or her death, disability, or retirement (under the terms of the Savings Plan), the earlier of 10 years from the date of grant or one year after the death, disability or retirement. If the optionee is terminated without Cause or for Good Reason, after a Change in Control, all of his or her options shall immediately vest and become exercisable for one year following the Change in Control, but in no event beyond ten years from the date the option was granted. A "Change in Control" occurs if there is a direct or indirect transfer of 50% or more of the legal or beneficial ownership of the Common Stock, in one or more transactions, to any entity other than to any of the Cable Stockholders or to any of their controlled subsidiaries. Cause means the willful and continued failure by the optionee to substantially perform his or her duties with TCG or the willful engaging by the optionee in conduct that is materially injurious to TCG. "Good Reason" means a reduction in compensation, a relocation of optionee's place of employment of more than fifty miles or a reduction in the optionee's benefits. Optionees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must hold any options granted to them under the Option Plan for at least six months from the date of the award. Only employees of TCG may receive ISOs.

  The Option Plan may be amended, suspended or terminated by the Board of Directors of TCG in whole or in part at any time; provided that no such amendment, suspension or termination of the Option Plan may adversely affect the rights of or obligations to the optionees without such optionees' consent. The Board of Directors of TCG also must obtain stockholder approval for any change in the Option Plan that would materially increase the cost of the Option Plan, materially increase the number of shares which may be issued under the Option Plan or materially modify the requirements as to eligibility for participation under the Option Plan.

  The grant of an option under the Option Plan will not have any immediate effect on the federal income tax liability of TCG or the optionee. If the Compensation Committee grants an optionee a NQSO, then the optionee will recognize ordinary income at the time he or she exercises the NQSO equal to the difference between the fair market value of the Common Stock and the exercise price paid by the optionee, and TCG will receive a deduction for the same amount.

  If the Compensation Committee grants an optionee an ISO then the optionee generally will not recognize any taxable income at the time he or she exercises the ISO but will recognize income only at the time he or she sells the Common Stock acquired by exercise of the ISO. The optionee will recognize income equal to the difference between the exercise price paid by the optionee and the amount received for sale of the Common Stock, and such income generally will be eligible for capital gain treatment. TCG generally is not entitled to an income tax deduction for the grant of an ISO or as a result of either the optionee's exercise of an ISO or the optionee's sale of the Common Stock acquired through exercise of an ISO. However, if the optionee sells the Common Stock within two years of the date of the grant to him or her of the ISO or within one year of the date of the transfer to him or her of the Common Stock following exercise of the ISO, the option is treated for federal income tax purposes as if it were a NQSO: the income recognized by the optionee will not be eligible for capital gain treatment and TCG will be entitled to a federal income tax deduction equal to the amount of income recognized by the optionee.

  The Option Plan provides for put and call rights with respect to any Common Stock acquired under the Option Plan so long as the Common Stock of TCG is not listed on a national exchange or quoted on Nasdaq. An optionee has the right to put the Common Stock he or she acquired under the Option Plan during the 60 days following the earlier of (i) his or her termination of employment or (ii) the date the optionee has exercised all of his or her options (and met any applicable holding period necessary to receive ISO treatment). TCG has the right to call the Common Stock an optionee has acquired under the Option Plan, upon thirty days' prior notice. The per share price paid for the Common Stock under the put and call rights is based upon the appraised value of TCG as of the preceding December 31.

  The Compensation Committee has determined to grant certain executives and employees awards of options to acquire an aggregate of 1,815,984 shares of Class A Common Stock under the Option Plan as of the effective date of the Stock Offerings in the form of (i) 10-year options for shares of Class A Common Stock of the Company having an exercise price per share equal to the price per share of the Class A Common Stock offered hereby (the "Stock Offerings Price") (the "Par Options"); and (ii) 10-year options for shares of Class A Common Stock having an exercise price per share equal to 135% of the Stock Offerings Price per share (the "Premium Options").

1992 UNIT APPRECIATION PLAN

  TCG established the Teleport Communications Group Inc. 1992 Unit Appreciation Plan (the "1992 UAP") effective January 1, 1992. The 1992 UAP provides for the issuance to key employees of TCG and its affiliates of incentive deferred compensation in the form of interests in the appreciation in the fair market value of the Common Stock (a "Unit"). Each Unit has a value equal to the fair market value of a share of Common Stock multiplied by 8.40 (as adjusted for dilutive events).

  Under the 1992 UAP, Units were awarded to 26 employees of TCG. The awards are subject to a five-year vesting schedule under which any employee who terminated prior to December 31, 1994 would forfeit the entire award, any employee who terminated between December 31, 1994 and December 30, 1995 would be 60% vested, any employee who terminates between December 31, 1995 and December 30, 1996 will be 80% vested and any employee who terminates on or after December 31, 1996 will be fully vested in his or her Units. Nevertheless, an employee who retires at normal retirement age would be fully vested, an employee who retires at early retirement age would be 20% vested for each full year elapsed since January 1, 1992 and any employee terminated for Cause would forfeit all Units. Cause has the same meaning as in the Option Plan. In the event an employee's employment is terminated without Cause or is terminated for Good Reason following a Change in Control, the employee's rights to his or her Units will immediately vest in full, and the employee shall receive payment of his benefits within thirty days of the termination. Good Reason has the same meaning as in the Option Plan. Change in Control means the direct or indirect transfer of 50% or more of the legal or beneficial ownership of TCG stock, in one or more transactions, to any entity other than to Cox Enterprises, Inc. or TCI.

  The value of the benefit to the employee under the 1992 UAP is equal to the appreciation in the value of the Unit from January 1, 1992 until the earlier of December 31, 1996, or the date the employee's employment with TCG terminates. However, for those for whom the value of their Units is being measured as of December 31, 1996, the value of their Units shall be the greater of the value determined as described in the preceding sentence or the average of the values on December 31, 1995 and December 31, 1996. The initial base price of each Unit as of January 1, 1992 was $30.00, and the 1992 UAP limits the amount of the appreciation to 200% of this value, or $60 for all employees except Mr. Annunziata. Pursuant to Mr. Annunziata's employment agreement, there is no limit on the appreciation he may receive under the 1992 UAP. See "--Employment Agreements." Benefits under the 1992 UAP are payable as soon as practicable following the valuation of the Units, but not later than March 31 following the end of the appreciation period. The Compensation Committee has the discretion to pay benefits in cash or a combination of cash and Common Stock. In the event TCG terminates the Plan, all Units will become immediately 100% vested.

1993 UNIT APPRECIATION PLAN

  TCG established the Teleport Communications Group Inc. 1993 Unit Appreciation Plan (the "1993 UAP") effective January 1, 1993. The 1993 UAP provides for the issuance to key employees of TCG and its affiliates of incentive deferred compensation in the form of interests in the appreciation in the fair market value of the Common Stock. The terms of the 1993 UAP are substantially identical to the terms of the 1992 UAP, except that the initial base price for each Unit as of January 1, 1993 is $34.85, the maximum benefit per Unit is $69.70, and the vesting schedule and the maximum appreciation period for a Unit is set forward one year. Under the 1993 UAP, Units were awarded to 18 employees of TCG.

  The following table sets forth information as of December 31, 1995 concerning the value of stock option and UAP awards held by (i) each Named Executive Officer, (ii) all executive officers as a group and (iii) all non-executive officer employees as a group and concerning the value of stock options awarded to the foregoing in 1996. No stock option or UAP awards were made to any director who is not an executive officer. No stock options were exercised by any Named Executive Officer in 1995.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF                 VALUE OF
                                                   SECURITIES UNDERLYING          UNEXERCISED
                                                        UNEXERCISED              IN-THE-MONEY
                                                     OPTIONS/SARS AT            OPTIONS/SARS AT
                                                       FY- END(#)(a)            FY-END($)(b)(c)
                                                 ------------------------- -------------------------
          NAME                    PLAN           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------------------- ----------- ------------- ----------- -------------
Robert Annunziata....... 1996 Par Options              --        121,036          --    $1,161,946
 President, Chief        1996 Premium Options          --         30,259          --       265,432
 Executive Officer and   1993 Options              111,654       167,482   $  961,072    1,441,610
 Chief Operating Officer 1992 UAP                   20,000         5,000    2,004,600      501,150
John A. Scarpati........ 1996 Par Options              --         64,149          --    $  615,830
 Senior Vice President   1996 Premium Options          --         16,037          --       132,401
 and Chief Financial     1993 Options               39,877        59,815   $  343,240      514,861
 Officer                 1992 UAP                    9,600         2,400      576,000      144,000
Robert C. Atkinson...... 1996 Par Options              --         44,380          --    $  426,048
 Senior Vice President   1996 Premium Options          --         11,095          --        91,600
                         1993 Options               31,901        47,852   $  274,592      411,889
                         1992 UAP                    8,800         2,200      528,000      132,000
Alf T. Hansen........... 1996 Par Options              --         34,294          --    $  329,222
 Senior Vice President   1996 Premium Options          --          8,573          --        70,779
                         1993 Options               27,116        40,674   $  233,403      350,105
                         1992 UAP                    5,200         1,300      312,000       78,000
Stuart A. Mencher....... 1996 Par Options              --         32,276          --    $  309,850
 Senior Vice President   1996 Premium Options          --          8,069          --        66,618
                         1993 Options               20,736        31,104   $  178,485      267,728
                         1992 UAP                    5,200         1,300      312,000       78,000
Executive Officer        1996 Par Options              --        441,782          --    $4,241,107
 Group.................. 1996 Premium Options          --        110,446          --       911,842
                         1995 Options                  --          5,782          --         7,425
                         1994 Options                  --          7,975          --        40,815
                         1993 Options              302,264       588,977   $2,586,763    5,047,161
                         1993 UAP                    2,820         1,880      196,554      131,036
                         1992 UAP                   71,680        17,920    5,105,400    1,276,350
Non-Executive Officer
 Employee Group......... 1996 Par Options(d)           --      1,030,613          --    $9,893,885
                         1996 Premium Options(d)       --        233,143          --     1,924,828
                         1996 Options                  --         25,122          --       241,171
                         1995 Options                  --        245,560          --       315,334
                         1994 Options                  --        268,967          --     1,376,499
                         1993 Options                  --      1,118,537          --     9,594,144
                         1993 UAP                   11,400         7,600   $  794,580      529,720
                         1992 UAP                   39,680         9,920    2,380,800      595,200

- - --------

(a) SARs reported in the above table represent Units under the 1992 and 1993 UAP Plans. Each such Unit represents 8.4 shares of Class A Common Stock subject to the limits described in "--1992 Unit Appreciation Plan" and "-- 1993 Unit Appreciation Plan." For the 1992 and 1993 UAP Plans, exercisable/ unexercisable means vested/unvested. All options granted, except 1996 options to the President and all Senior Vice Presidents become exercisable over a five-year period, with 20% of the option award becoming exercisable as of each anniversary of the date of grant. 1996 options granted to the President and all Senior Vice Presidents become exercisable over a five-year period, with 40% of the options becoming exercisable as of the second anniversary of the date of grant and an additional 20% becoming exercisable as of each anniversary thereafter. All options granted to employees at the Vice President level and below become exercisable over a five-year period, with 60% becoming exercisable as of the third anniversary of the date of grant and an additional 20% becoming exercisable on the fourth and fifth anniversary of the date of grant. All UAP awards vest over a five-year period, with 20% of the award becoming vested as of each anniversary of the date of grant.

(b) There were two tranches of options awarded in 1993 with exercise prices of $6.90 and $7.84, respectively. The exercise prices per share for 1994 and 1995 options are $10.39 and $14.22, respectively. The base prices per Unit for 1992 and 1993 UAP awards are $30.00 and $34.85 respectively. All UAP awards, other than those granted to Mr. Annunziata, are limited to an appreciation of 200% of the base price of the award. As of December 31, 1995, the fair market value per share of Common Stock, as determined by an independent appraiser, was $15.50. The value of unexercised options awarded in 1993, 1994 and 1995 were determined by multiplying the number of shares underlying such options by the difference between the fair market value per share of Common Stock as of December 31, 1995 and the exercise price per share under the option.

(c) Par Options will have an exercise price per share equal to the Stock Offerings price per share of Class A Common Stock offered hereby (the "Stock Offerings Price"), and Premium Options will have an exercise price per share equal to 135% of the Stock Offerings Price. Other options issued in 1996, but prior to the Stock Offerings, have an exercise price equal to the Stock Offerings price. The values of all options reflected in the table as granted in 1996 are determined in accordance with the Black Scholes model of valuing stock options.
(d) Individual 1996 option awards have not been finally determined for the non-executive officer employee group. The Compensation Committee has determined to grant 1996 Par Options for 1,472,395 shares and 1996 Premium Options for 343,589 shares to all executive officers and other employees in the aggregate, and has determined to grant 1996 Par Options for 441,782 shares and 1996 Premium Options for 110,446 shares to the executive officer group.

EMPLOYEE STOCK PURCHASE PLAN

  TCG has adopted the Teleport Communications Group Inc. Employee Stock Purchase Plan ("the Stock Purchase Plan"), effective as of the effective date of the Stock Offerings. The Stock Purchase Plan is administered by a committee designated by the Board of Directors (the "ESP Committee"). Each eligible employee will be given an option to purchase up to a number of shares of Class A Common Stock equal to 10% of his or her compensation plus bonus paid for the calendar year preceding the year the option is awarded, divided by the purchase price per share under the option. The Board of Directors has authorized the issuance under the Stock Purchase Plan of a maximum number of shares of Class A Common Stock equal to the maximum number of shares for which all eligible employees as of the Stock Offerings could elect to be granted options for the first offering period. Options relating to 745,000 shares of Class A Common Stock will be available for issuance under the Stock Purchase Plan. TCG intends to register the shares reserved under the Stock Purchase Plan with the SEC.

  Options granted under the Stock Purchase Plan will expire 12 months after the grant date. In no case may an employee receive an option which would permit him or her to purchase more than $25,000 of shares, valued as of the grant date, for each calendar year in which the option is outstanding. Eligible employees are those individuals employed by TCG as of the grant date. The price of the shares offered to employees under the Stock Purchase Plan will be 85% of the fair market value of the Class A Common Stock on the grant date. Several payment options are available under the Stock Purchase Plan (i) employees may authorize TCG to withhold from their pay each payroll period during the 12 months succeeding the grant date, an amount to be applied toward the purchase of shares, (ii) employees may provide TCG with a lump sum cash payment five days prior to the exercise date, (iii) employees may elect a cashless exercise whereby they agree to sell immediately upon exercise, through irrevocable broker instructions provided to TCG, such portion of their option shares as is necessary to satisfy the exercise price and to promptly remit such sale proceeds to TCG and
(iv) subject to the consent of the ESP Committee, employees may direct TCG to withhold from their option shares such shares as are necessary to satisfy the exercise price.

  Generally, the employee does not recognize taxable income, and TCG is not entitled to an income tax deduction, on the grant or exercise of an option under the Stock Purchase Plan. If the employee sells the shares acquired upon exercise of his or her option at least one year after the date he or she exercised the option and at least two years after the date the option was granted to him or her, then the discount between the fair market value of the shares on the date of grant and the exercise price will be recognized as ordinary income and the appreciation over the fair market value as of the date of grant will be treated as a capital gain. TCG will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his or her option at any time within (i) one year after the date of exercise of the option, or (ii) two years after the date the option was granted, then the employee will recognize ordinary income in an amount equal to the excess, if any, of (x) the lesser of the sale price or the fair market value on the date of exercise, over (y) the exercise price of the option. TCG will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

  The Stock Purchase Plan may be amended, suspended or terminated by the Board of Directors at any time, provided no such amendment, suspension or termination of the Stock Purchase Plan may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of TCG stockholders to the extent required by any federal or state law or regulation of any stock exchange.

1996 EQUITY INCENTIVE PLAN

  TCG has established the Teleport Communications Group Inc. 1996 Equity Incentive Plan (the "Equity Incentive Plan"), effective as of the effective date of the Stock Offerings, to provide opportunities for select employees of TCG to participate in the appreciation in the value of TCG after the initial public offering. It is anticipated that the Board of Directors will authorize the issuance of up to 637,792 shares of Class A Common Stock under the Equity Incentive Plan. TCG intends to register such shares with the SEC. The Equity Incentive Plan is administered by the Compensation Committee which has the full and discretionary power to award shares under the Equity Incentive Plan.

  Under the Equity Incentive Plan, each employee who has an award under the 1992 UAP or the 1993 UAP, whether or not he has elected to defer receipt of the payment of benefits thereunder pursuant to the Deferred Compensation Plan (as defined herein), and who is currently employed by TCG as of the effective date of the Stock Offerings has the right to waive his interest in all or any portion of his benefit in the 1992 UAP or 1993 UAP. In exchange therefor, the employee will be granted such number of shares under the Equity Incentive Plan that are equal to the value of the portion of the employee's benefit so waived (determined as of the effective date of the Stock Offerings) multiplied by 120%, and divided by the initial public offering price per share of Class A Common Stock. No employee may receive more than 54,000 shares under the Equity Incentive Plan. A share under the Equity Incentive Plan is equivalent in value to one share of Class A Common Stock. Thus, the value of the benefit payable under the Equity Incentive Plan will increase with any appreciation of Class A Common Stock. Messrs. Scarpati, Atkinson and Hansen intend to waive 25%, 85% and 100% of their UAP benefits, respectively, in exchange for shares under the Equity Incentive Plan. Mr. Mencher has not yet indicated the amount of his UAP benefits, if any, which he may waive; his election is not due until July 1, 1996. Mr. Annunziata is not eligible to participate in the Equity Incentive Plan.

  Shares under the Equity Incentive Plan granted in exchange for 1992 UAP benefits are subject to a two-year vesting schedule, with 70% of the shares becoming vested as of the first anniversary of the Stock Offerings and the remaining 30% becoming vested as of the second anniversary of the Stock Offerings. Shares granted in exchange for the 1993 UAP benefits are subject to a three-year vesting schedule, with 70% of the shares becoming vested as of the second anniversary of the Stock Offerings and the remaining 30% becoming vested as of the third anniversary of the Stock Offerings. A participant shall become 100% vested in his shares in the event of death, total disability or a Change in Control. Change in Control has the same meaning as in the Option Plan. In the event a participant's employment is terminated for Cause, his interest in each and every share awarded under the Equity Incentive Plan shall be forfeited. Termination for Cause has the same meaning under the Equity Incentive Plan as it does under the 1992 UAP and 1993 UAP.

  Shares under the Equity Incentive Plan will be paid to a participant either in one lump sum cash payment or in shares of Class A Common Stock, as determined in the discretion of the Compensation Committee, on the payment date elected by the participant at the time he elects to participate in the Equity Incentive Plan. In general, the payment date elected may be the last business day of any calendar quarter during the period commencing June 30, 1998 and ending June 30, 2001.

RETIREMENT SAVINGS PLAN

  TCG established the Savings Plan, a defined contribution plan which includes a qualified cash or deferred arrangement under Section 401(k) of the Code, effective January 1, 1992. Employees of TCG who have completed one year of employment are eligible to participate in the Savings Plan, subject to certain exceptions. An employee participating in the Savings Plan may elect to defer and have contributed to the Savings Plan an amount up to 15% of such employee's eligible compensation, on a pre-tax basis. The Savings Plan provides for TCG to contribute a matching contribution to a participating employee's account under the Savings Plan in an amount equal to 50% of the amount of eligible compensation deferred and contributed to the employee's account, up to 6% of such employee's eligible compensation, provided that the maximum amount of such contribution shall not exceed $1,500 per participant per year. In addition, the Savings Plan also provides for TCG to contribute to each participating employee's account under the Savings Plan an amount equal to a certain percentage of such participant's eligible compensation, which percentage, limited to a maximum of 8%, is based on the employee's years of employment with TCG and annual salary. Such contributions are allocated solely to participating employees who have attained age twenty-one. TCG contributions pursuant to the Savings Plan are subject to a five-year vesting schedule, based upon each participating employee's years of employment with TCG. Matching contributions vest at the rate of 20% per year of service such that an employee's account will be fully (100%) vested after five years of service. Other contributions made by TCG are subject to a five-year cliff vesting schedule, with 0% vested for an employee with less than five years of service and 100% vested for an employee with five or more years of service.

MAKE-UP PLAN FOR THE RETIREMENT SAVINGS PLAN

  TCG established the Make-Up Plan, effective January 1, 1993. The President of TCG and Senior Vice Presidents and Vice Presidents who are eligible to make pre-tax salary deferrals to the Savings Plan are eligible for the Make-Up Plan. The Make-Up Plan is an unfunded, non-qualified deferred compensation plan which provides benefits to participants equal to those which would have been provided under the Savings Plan but for the imposition of certain limits under the Code and under the terms of the Savings Plan. For all participants, the Make-Up Plan provides an additional matching contribution equal to the amount which would have been contributed under the Savings Plan for such participants, but for the $1,500 cap on matching contributions under the Savings Plan. Senior Vice Presidents and the President of TCG are also eligible for additional employer contributions under the Make-Up Plan equal to the amount of employer contributions which would have been contributed to the Savings Plan on their behalf, but for the limitation imposed by the Code on compensation which may be taken into account in determining employer contributions under the Savings Plan.

DEFERRED COMPENSATION PLAN

  TCG established the Deferred Compensation Plan of Teleport Communications Group Inc. (the "Deferred Compensation Plan"), effective as of January 1, 1996, to allow employees with UAP awards the opportunity to defer the payment of such awards to a date later than that provided under the terms of the awards. During each January, beginning with January 1996, with respect to any UAP award that will become payable in the succeeding calendar year, a UAP participant may elect to defer the payment of any portion of such UAP award, in increments of 25%, for a period of one to five years or until his termination of employment; provided, however, that the Deferred Compensation Plan's Administrative Committee must approve any deferral beyond five years. Notwithstanding any election made by a participant, all amounts under the Deferred Compensation Plan shall be paid as of the participant's termination of employment. Payments under the Deferred Compensation Plan will be paid in a lump sum.

  The portion of any UAP award deferred under the Deferred Compensation Plan will be contributed to a grantor trust established by TCG and shall be invested thereunder in the same funds and in the same proportion that contributions to the participant's account under the Savings Plan are invested. The assets of the trust remain general assets of TCG, and the rights of a participant in the Deferred Compensation Plan to the assets of the trust are no greater than the rights of any other general unsecured creditor of TCG.

EMPLOYMENT AGREEMENTS

  Robert Annunziata has entered into an employment agreement with TCG, dated as of December 18, 1992 and as amended. The agreement provides that Mr. Annunziata will be employed as Chairman of the Board of Directors, President and Chief Executive Officer of TCG. The agreement establishes a base salary to be paid to Mr. Annunziata each year which is subject to annual adjustment by the Compensation Committee and increased at least 6% per year. For 1995, Mr. Annunziata's base salary was $240,000. In addition, he is entitled to annual bonuses in the range of 0% to 90% of his base salary, subject to the attainment of certain performance objectives. The amount of the bonus is determined at the discretion of the Compensation Committee. If the annual goals set by the Compensation Committee are achieved, the target bonus is 60% of Mr. Annunziata's base salary. Pursuant to the agreement, Mr. Annunziata received 25,000 units under the Company's 1992 UAP. Mr. Annunziata would be entitled to receive an award of comparable or greater economic opportunity under any future unit appreciation plan adopted by TCG. In connection with awards under the 1992 UAP, the agreement provides that the maximum appreciation of 200% per Unit does not apply to Units awarded to him. In the event of a direct or indirect transfer of 50% or more of the beneficial ownership of the capital stock of TCG in one or more transactions to any entity other than any of the Cable Stockholders and their respective controlled subsidiaries (a "Change in Control"), all Units granted to Mr. Annunziata under the 1992 UAP will fully vest and become payable. If TCG terminates Mr. Annunziata's employment without Cause or if Mr. Annunziata terminates his employment for Good Reason or within six months of a Change in Control, then Mr. Annunziata is entitled to receive: (i) the continued payment of his base salary, plus an annual bonus equal to no less than 50% of his base salary, for a period of 30 months, (ii) immediate and full vesting of all forms of deferred, contingent long-term compensation, including all UAP awards, (iii) the greater of the options vested under the terms of his stock option award as of the termination date or options for 89,722 shares of Common Stock in the event of resignation for Good Reason or, in the event of termination without Cause, of options for 167,481 shares of Common Stock and
(iv) the continuance of all benefits and perquisites for 30 months, or if earlier, until the date Mr. Annunziata commences other employment providing comparable benefits. Mr. Annunziata may be terminated for Cause if he materially breaches his employment agreement by acting or willfully failing to act with results that are materially and demonstrably injurious to the business of TCG. Mr. Annunziata may terminate his employment for Good Reason if (i) without his prior written consent, there is a material reduction in his functions, duties and responsibilities as Chief Executive Officer, (ii) without his consent, his office is relocated outside the Northeast Corridor or
(iii) there is a material breach of his employment agreement by TCG. If Mr. Annunziata's employment agreement terminates for any reason he (or his estate) will have the right to put any stock of TCG that was paid to him under any UAP within 30 days after such termination at the appraised value of such stock under such UAP. Mr. Annunziata has agreed not to compete with TCG for the term of his employment with TCG and for an additional period of two years thereafter in the local telecommunications business.

  Each of the other Named Executive Officers also has entered into an employment agreement with TCG, dated as of July 12, 1994. The terms of each of these four agreements are substantially identical. The terms of the employment agreements of Messrs. Scarpati and Atkinson expire on December 31, 1998, and the employment agreements of Messrs. Hansen and Mencher expire on December 31, 1999. Each agreement specifies the base salary to be received by the executive, and provides for annual adjustment of the base salary by the CEO, with the approval of the Compensation Committee, provided that the annual increase must be at least 5%. The following base salaries were provided for 1995: Mr. Scarpati--$159,931, Mr. Atkinson--$156,711, Mr. Mencher--$146,284 and Mr. Hansen--$148,462. In
addition, each executive is entitled to annual bonuses in the range of 0% to 60% of his base salary, subject to the attainment of certain performance objectives established by the CEO with the approval of the Compensation Committee. The amount of the bonus is determined at the discretion of the Compensation Committee. If the annual goals set by the Compensation Committee are achieved, the target bonus must be at least 40% of the executive's base salary. If TCG terminates the executive's employment without Cause or if, following a Change in Control, the executive gives TCG at least six months notice that he is terminating employment, then the executive is entitled to receive (i) annual payments equal to his base salary, plus an annual bonus equal to no less than 30% of his base salary, plus benefits, through the end of the term of the agreement, but for no less than six months and (ii) continued employment service credit, for the remaining term of the employment agreement, for purposes of vesting under all forms of deferred compensation and long-term incentive plans. The executive may be terminated for Cause if he materially breaches his employment agreement by acting or willfully failing to act with results that are materially and demonstrably injurious to the business of TCG. With certain exceptions, a Change in Control is deemed to occur if there is a direct or indirect transfer of 50% or more of the legal or beneficial ownership of stock of TCG, in one or more transactions, to any entity other than to any of the Cable Stockholders or any of their controlled subsidiaries. Each agreement provides that during the six-month period following his termination for any reason, the executive shall have the right to require TCG to purchase from him any stock of TCG that he owns, at the then appraised value or, if he terminates on or after July 1 of any year, at the appraised value as of the following December 31. Each executive has agreed not to compete with TCG during the term of his employment or while he is receiving the severance benefits described above.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Recapitalization. Pursuant to the Reorganization Agreement, TCG and the Cable Stockholders will effect the Reorganization, consisting of (i) the acquisition by TCG of TCG Partners, (ii) the acquisition by TCG of additional interests in the Local Market Partnerships, (iii) the contribution to TCG of certain indebtedness owed by TCGI to the Cable Stockholders, (iv) the amendment and restatement of the Certificate of Incorporation of TCGI, (v) the amendment and restatement of the existing Stockholders' Agreement among TCGI and its stockholders and (vi) redemption by the Company of 7,807,881 shares (7,975,738 shares if the over-allotment options of the Underwriters of the Stock Offerings are exercised in full) of Class B Common Stock held by a subsidiary of Continental. See "The Reorganization."

  Amended Stockholders' Agreement. In connection with the Reorganization, TCG and the Cable Stockholders will enter into the Amended Stockholders' Agreement. See "The Reorganization." The following summary description of the Amended Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Stockholders' Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Furthermore, there can be no assurance that the Cable Stockholders will not cause the Amended Stockholders' Agreement to be amended, modified or terminated or cause TCG to waive any provision of the Amended Stockholders' Agreement.

  The Amended Stockholders' Agreement provides that at each annual meeting of the Company's stockholders at which directors are elected, the holders of the Class B Common Stock will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of Class B Common Stock will designate ten nominees (with the right of a holder of Class B Common Stock to designate one or more nominees depending on the percentage of the Class B Common Stock held by it), (ii) the Board of Directors of the Company will designate by unanimous consent the Chief Executive Officer of the Company as a nominee and (iii) the Board of Directors with the unanimous approval of the holders of Class B Common Stock that have the right to designate nominees for director shall designate two individuals who are neither employed by nor affiliated with TCG or any holder of Class B Common Stock as nominees for director. Under the Amended Stockholders' Agreement, a holder of Class B Common Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares of Class B Common Stock held by it and its affiliates. The holders of the Class A Common Stock will not have the right, as a class, under the Company's Amended and Restated Certificate of Incorporation or the Amended Stockholders' Agreement to nominate any individuals for election to the Board of Directors. The ability of Continental Teleport (or its successor) to designate any directors after the earlier of the consummation of its merger with U S WEST, Inc. or of the Stock Offerings is limited in accordance with the terms of the Amended Stockholders' Agreement. If Continental Teleport is not permitted to designate one or more directors pursuant to certain contingencies described in the Amended Stockholders' Agreement, the ability of the other holders of Class B Common Stock to designate directors would be subject to adjustment in accordance with the terms of the Amended Stockholders' Agreement.

  The Amended Stockholders' Agreement prohibits any transfer of Class B Common Stock held by the parties thereto, unless expressly permitted under the terms thereof. Parties to the Amended Stockholders' Agreement have certain rights of first offer and rights of first refusal thereunder with respect to proposed sales of the Class B Common Stock.

  Each holder of Class B Common Stock has the right to sell all or a part of its Class B Common Stock upon receiving a bona fide offer from an unaffiliated third party, subject to giving notice to the other holders of Class B Common Stock who have designated at least one director, which notice shall contain an offer to sell such stock to such other holders of Class B Common Stock on the terms and conditions set forth in the offer from the third party. Subject to certain limitations, the non-selling holders of Class B Common Stock have the right to purchase pro rata all, but not less than all, of the Class B Common Stock offered. If the non-selling holders of Class B Common Stock do not purchase all of the Class B Common Stock offered, the offering holders of Class B Common Stock may sell the Class B Common Stock to the third party on the terms contained in the offer made to the other holders of Class B Common Stock. However, unless the amount of Class B Common Stock is sufficient to entitle the transferee to designate a nominee for director under the Amended Stockholders' Agreement (i.e., the total percentage of Class B Common Stock that would be held by the transferee and certain of its affiliates is at least nine percent) and the transferee agrees to become a party to the Amended Stockholders' Agreement, any Class B Common Stock included in the stock being sold must be converted to Class A Common Stock.

  If any party desires to convert Class B Common Stock to Class A Common Stock, it must first offer that stock to the other holders of Class B Common Stock who have designated at least one director. If such other holders do not elect to buy such stock, then such stock can be converted to Class A Common Stock and sold by the selling stockholder free of restrictions under the Amended Stockholders' Agreement. See "Description of Capital Stock."

  The parties to the Amended Stockholders' Agreement will have demand registration rights on the following terms: (i) no demand may be made for the first six months after the Offerings, (ii) such parties collectively will have the right to make one demand per year (with any such party having the right to make such demand), (iii) the amount which can be sold pursuant to any demand may be limited if the managing underwriter selected by the Company with the approval of the party to the Amended Stockholders' Agreement that has included the largest number of shares in the registration advises the Company that marketing factors require a limitation of the number of shares to be underwritten and (iv) if the amount determined pursuant to clause (iii) is less than the aggregate amount which such parties want to sell in such offering, each such party will have the right to sell its pro rata portion of the maximum amount; provided, however, that during the period ending 42 months after the date of the Offerings, if Continental is subject to a regulatory requirement as a result of its merger with U S WEST, Inc. to reduce or eliminate its investment in the Company, Continental will have a priority claim in specified percentages on the amount specified in clause (iii) above and the balance will be split proportionately among the other stockholders which are a party to the Amended Stockholders' Agreement. The parties to the Amended Stockholders' Agreement participating in the registration must reimburse the Company for its out-of-pocket expenses incurred in connection with any such demand registration.

  The Amended Stockholders' Agreement will terminate when the aggregate voting power of the Class B Common Stock represents less than 30% of the aggregate voting power of all outstanding Common Stock.

  Eastern TeleLogic Corporation and Comcast. In connection with the May 1993 issuance of TCG's stock to Comcast and Continental, TCG purchased from Comcast, for approximately $6.5 million, 49% of the issued and outstanding stock of Comcast CAP of Philadelphia, Inc. ("Comcast CAP"), which owns 51% of the outstanding stock of Eastern TeleLogic Corporation ("ETC") on a fully-diluted basis. ETC is a competitive access provider in the Philadelphia metropolitan area. In connection with its purchase of stock of Comcast CAP, TCG entered into a stockholders' agreement with Comcast Corporation and Comcast CAP providing for, among other things, the corporate governance of Comcast CAP, stock transfer restrictions, rights of first refusal and preemptive rights.

  Commencing on October 1, 1996, the minority shareholders of ETC will have the right to require ETC to buy their shares, which right will be exercisable during each 90-day period commencing on October 1 of each year. Similarly, commencing on October 1, 1997, ETC will have the right to require the minority shareholders of ETC to sell their shares to ETC, which right will be exercisable during the 90-day period commencing on October 1 of each year. If ETC does not make the required payment after the exercise of any put or call right, the minority shareholders have the right to force a sale of the stock or assets of ETC and may gain voting control of ETC. The purchase price to be paid by ETC to the minority shareholders of ETC for the purchase of their shares in ETC upon the exercise of the put or call right, which price would be based on the fair market value of such shares, on a fully-diluted basis, as determined by agreement among the parties or, in the absence of such agreement, by the determination of independent investment banking firms.

  In April 1996, TCG and Comcast entered into an agreement pursuant to which TCG agreed that, upon exercise of put rights by the minority shareholders of ETC, or in the event of any other sale (which must be approved by TCG) by the minority shareholders of ETC to Comcast, TCG would acquire, on terms and for a price yet to be negotiated (which must be approved by TCG), all of the direct and indirect interests in ETC not currently owned by TCG. Any agreement between Comcast CAP or Comcast and the minority shareholders of ETC regarding the acquisition of their shares must be on terms and conditions acceptable to TCG. At the present time, Comcast has not requested that TCG approve any agreement to purchase the interests of the minority shareholders of ETC. In addition, since neither the put nor the call periods have commenced under the ETC stockholders agreement, the valuation mechanisms under that agreement have not been invoked. As a result, the Company cannot predict what value would be determined for purposes of making any put or call payments. While the Company cannot predict whether it will acquire such interests or the price of such interests, the Company estimates that the cost of acquiring all of the interests in ETC not currently owned by it would exceed $100 million. In addition, in its agreement with Comcast, TCG agreed to provide to Comcast, after acquisition of the ETC interests described above, certain services on customary terms in the Philadelphia area, and Comcast agreed to utilize exclusively TCG's wireline telecommunications services in the Philadelphia area, subject to certain qualifications.

  Operator Managed Ventures Services Agreements with Cox. Pursuant to the terms of three Operator Managed Ventures Services Agreements between TCG and certain affiliates of Cox, TCG has options to acquire up to a 35% interest in the competitive access businesses conducted by such affiliates of Cox in New Orleans, Oklahoma City and the Hampton Roads, Virginia area, respectively. To the extent the Cox competitive access provider has derived revenue from any contract entered into by TCG as a result of sales efforts engaged in by TCG on behalf of such Cox operations, the purchase price shall be the ratio of the annual TCG generated revenue to total annual revenue of the Cox operation multiplied by the book value of the assets of the Cox operation. If such ratio is less than 35%, TCG may purchase the balance, up to 35%, of that Cox operation for the fair market value (as determined in accordance with the Operator Managed Ventures Services Agreements) of the operation. There is no cap or maximum purchase price under the terms of the Operator Managed Ventures Services Agreements. The Company expects the fair market value of such Cox operations to exceed the book value of the assets, so the maximum purchase price TCG would pay for 35% of such operations is 35% of the fair market value. If the formula required payment in excess of 35% of fair market value, the Company would not exercise its option. Since the option to acquire the Hampton Roads operation does not mature until November 1996, and the options to acquire the New Orleans and Oklahoma City operations do not mature until 1999, the Company cannot predict whether it will acquire such interests or the price of such interests, but would estimate that the maximum purchase price of 35% of the fair market value of such Cox operations today would not exceed $20 million.

  TCG also provides management services to certain affiliates of Cox under these agreements, including billing services, network monitoring and accounts receivable functions. Under the terms of the agreements, TCG retains 8% of the collected revenues from Cox customers as a royalty fee. Royalty fees recorded from Cox were approximately $98,000, $27,000 and $0 for 1995, 1994 and 1993, respectively, and are included in management and royalty fees in the statements of operations. Included in accounts receivable-trade are approximately $262,000 and $99,000 at December 31, 1995 and 1994, respectively, for amounts owed by Cox customers.

  Fidelity. In 1987, a subsidiary of TCG and a subsidiary of FMR Corp. created a joint venture, Teleport Communications Boston. Pursuant to a series of transactions consummated in October 1994, TCG acquired from a subsidiary of FMR Corp. the 50% partnership interest in Teleport Communications Boston that it did not own. As part of the transaction, TCG reimbursed the FMR Corp. subsidiary for approximately $7 million of capital contributions paid by that subsidiary to Teleport Communications Boston. The purchase price for the partnership interest was $30.5 million which was paid by TCG's purchase of stock of Continental valued at $30.5 million, and the delivery of that stock to the FMR Corp. subsidiary. The purchase price for the purchase of the Continental stock was paid by TCG's delivery to Continental of a promissory note in the amount of $30.5 million, bearing interest at the rate of 7- 5/16% per annum. The entire principal amount of the promissory note, plus accrued interest in the amount of $105,320, was paid in November 1994. The promissory note was cancelled upon such payment, and no amounts of principal or interest remain outstanding thereunder. As a result of those transactions, Teleport Communications Boston became a wholly owned subsidiary of TCG.

  Residential Telephony Trials. At the request of certain cable television operators, including Cable Stockholders, TCG is participating in residential telephony trials in Arlington Heights, Illinois, Hartford, Connecticut and the San Francisco Bay area. Although there are no agreements in effect, TCG expects to be fully reimbursed for its costs incurred in connection with these trials. At March 31, 1996, the amount due to TCG for reimbursement was $644,100, and is included in miscellaneous accounts receivable.

  Sales of Fiber Optic Cable. In 1994, TCG entered into agreements with providers of fiber optic cable that contained discounts for certain volumes of purchases. The agreements permitted TCG to purchase cable on

                                     76_1
behalf of affiliates, including minority partners in the local market partnerships, and to apply those purchases toward the volume discounts. In 1995, TCG purchased cable on behalf of certain of the Cable Stockholders which it then sold to them at cost. At March 31, 1996, the amount receivable from the owners was approximately $3.4 million. TCG has purchased cable on behalf of unaffiliated parties as well.

  CAP Assets. In connection with the formation of the Local Market Partnerships in Chicago, Dallas, Pittsburgh and Seattle, TCI has contributed to the capital of such Local Market Partnerships certain businesses it owned which provided local telecommunications services in the service area of such Local Market Partnerships, in exchange for partnership interests in such Local Market Partnerships. None of such businesses had a value in excess of $20.0 million, and each was valued based on the cost thereof. The agreed value of the assets TCI contributed to TCG Chicago was approximately $4 million, for which it received a 7.4% partnership interest (in addition to the 26.6% interest it received for cash). The agreed value of the assets TCI contributed to TCG Dallas was approximately $3.3 million, for which it received a 14.3% partnership interest (in addition to the 40.8% interest it received for cash). The agreed value of the assets TCI contributed to TCG Pittsburgh was approximately $19 million, for which it received a 60% partnership interest. The agreed value of the assets TCI contributed to TCG Seattle was approximately $3.3 million, for which it received a 10.8% partnership interest (in addition to the 32.0% interest it received for cash).

  Facilities Arrangements. Affiliates of the Cable Stockholders have entered into two types of arrangements with Local Market Partnerships and TCG pursuant to which fiber optic and cable transmission facilities are made available to them. Pursuant to the terms of one type of such arrangements, providing an indefeasible right of use, the compensation payable by a Local Market Partnership and TCG is based on the affiliate's cost of construction of such facilities, generally payable over five years. For the year ended December 31, 1995, payments, representing principal plus interest, made to TCI, Cox, Continental and Comcast pursuant to facilities lease arrangements with Local Market Partnerships and TCG were approximately $8.3 million, $3.2 million, $2.4 million and $394,000, respectively. For the year ending December 31, 1996, the approximate annual payments representing both principal and interest expected to be made to TCI, Cox, Continental and Comcast pursuant to such arrangements with the Local Market Partnerships and TCG are $10.3 million, $4.8 million, $2.9 million and $1.9 million, respectively. Under the terms of the other type of such arrangements, the Local Market Partnership or TCG agrees to provide, install and maintain all customer premise and nodal electronics equipment and provide 24-hour electronics maintenance and monitoring with respect to the cable transmission service. The compensation payable by such Local Market Partnership or TCG is based on a percentage of the total monthly recurring amount which such Local Market Partnership or TCG bills to its customers which are served through such affiliate's cable transmission service. For the year ended December 31, 1995, the approximate payments made to TCI and Continental pursuant to such arrangements with the Local Market Partnerships and TCG were $414,000 and $597,000, respectively. The Company believes that the terms of these arrangements are favorable to the Company and were negotiated on an arm's-length basis.

  The Company believes that the terms, taken as a whole, of the transactions described under the headings "Eastern TeleLogic Corporation and Comcast," "Operator Managed Ventures Services Agreements with Cox," "Fidelity," "Residential Telephony Trials," "Sales of Fiber Optic Cable," "CAP Assets" and "Facilities Arrangements," were no less favorable to the Company than could have been obtained from unaffiliated parties.

                            PRINCIPAL STOCKHOLDERS

  The following table provides information, as of March 31, 1996, and as adjusted to reflect the Reorganization, the purchase by the Company of 7,807,881 shares of Class B Common Stock held by Continental and the sale of 23,500,000 shares of Class A Common Stock by TCG in the Stock Offerings, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by TCG to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) the Named Executive Officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as the Company. Each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                                CLASS A         CLASS B
                             COMMON STOCK    COMMON STOCK    PERCENT OF VOTE
                             -------------  ---------------  OF ALL CLASSES
                             NUMBER OF      NUMBER OF           OF COMMON
           NAME               SHARES    %     SHARES    %         STOCK
           ----              --------- ---  ---------- ----  ---------------
Cox(1)(6)..................       --   --   39,087,594 29.7%      29.2%
TCI(2)(6)..................   638,862  2.6% 48,779,388 37.1%      36.5%
Comcast(3)(6)..............       --   --   25,622,058 19.5%      19.1%
Continental(4)(6)..........       --   --   17,953,449 13.7%      13.4%
Robert Annunziata(7).......   111,654    *         --   --          *
John A. Scarpati(7)........    39,877    *         --   --          *
Robert C. Atkinson(7)......    31,901    *         --   --          *
Alf T. Hansen(7)...........    27,116    *         --   --          *
Stuart A. Mencher(7).......    20,736    *         --   --          *
All directors and executive
 officers as a group
 (13 persons, including
 those named above)(5)(7)..   302,264  1.2%        --   --          *

- - --------
 *  Less than 1%.
(1) Owned by Cox Teleport Partners, Inc., a wholly owned subsidiary of Cox, a subsidiary of Cox Enterprises, Inc. The business address for Cox Teleport Partners, Inc. and Cox Enterprises, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319.
(2) Owned by TCI Teleport, Inc., a wholly owned subsidiary of TCI. The business address of TCI Teleport, Inc. and TCI is 5619 DTC Parkway, Englewood, Colorado 80111-3000.
(3) Owned by Comcast Teleport, Inc., a wholly owned subsidiary of Comcast. The business address of Comcast Teleport, Inc. and Comcast is 1500 Market Street, Philadelphia, Pennsylvania 19102.
(4) Owned by Continental Teleport, Inc., a wholly owned subsidiary of Continental. The business address of Continental Teleport, Inc. and Continental is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.
(5) Except for the directors and executive officers named above, none of the other directors of the Company beneficially own any shares of Class A Common Stock or Class B Common Stock.

(6) Solely as a result of the agreement of the Cable Stockholders to vote in favor of the others' director nominees under the Amended Stockholders' Agreement, the Cable Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See "Certain Relationships and Related Transactions."
(7) Represents shares of Class A Common Stock beneficially owned by the officer through vested rights to options issued under the 1993 Stock Option Plan.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  On May 22, 1995, the Company entered into a Loan Agreement (the "Revolving Credit Agreement") with Toronto Dominion (Texas), Inc., as administrative agent, Chemical Bank, as documentation agent, and the Banks (as defined in the Revolving Credit Agreement) to finance capital expenditures and working capital needs of the Company's subsidiaries and of the Local Market Partnerships and to repay debt of the Company and its subsidiaries to the Cable Stockholders. On December 19, 1995, pursuant to an Assumption Agreement, all the rights and obligations of the Company pursuant to the Revolving Credit Agreement were assumed by TCG New York, Inc. ("TCNY"), a wholly owned subsidiary of TCGI, and the Company was released from any and all obligations of TCNY under the Revolving Credit Agreement; provided, however, that TCG is obligated to repay to TCNY an amount equal to the portion of the proceeds of the loans which are provided to TCG or its other subsidiaries, and notes evidencing such obligation must be collaterally assigned to the Banks as security for the obligations of TCNY under the Revolving Credit Agreement.

  The initial amount available to TCNY under the Revolving Credit Agreement was $250 million; however, the available amount will be reduced according to a prearranged progressive schedule until maturity at February 27, 2004. As of March 31, 1996, $155 million was outstanding and TCNY had $74.6 million in available capacity under the Revolving Credit Agreement.

  At the option of TCNY, advances bear interest at a rate based on (i) the Base Rate, which is the higher of (a) the Prime Rate of The Toronto-Dominion Bank or (b) the Federal Funds Rate or (ii) the LIBOR. The interest rate on the Revolving Credit Agreement as of March 31, 1996 was approximately 6.3%. Interest on Base Rate advances is payable every calendar quarter. Interest on LIBOR advances is payable at least every three months, or more frequently, at the option of TCNY. In addition, TCNY must pay a commitment fee equal to 0.375% per annum on the unused commitment amount. The advances are guaranteed by the subsidiaries of TCNY and secured by all the indebtedness of the subsidiaries of TCNY to TCNY, the capital stock of the subsidiaries of TCNY and the partnership interests of two of the subsidiaries of TCNY in Teleport Communications New York, itself a subsidiary of TCNY and by the collateral assignment of any notes evidencing loans made by TCNY to TCG or other subsidiaries of TCG.

  The Revolving Credit Agreement contains a number of covenants that restrict TCNY and its subsidiaries from, among other things and except as specifically provided in the Revolving Credit Agreement, incurring other indebtedness, creating liens on their assets, liquidating, entering into merger or consolidation transactions, disposing of assets outside the ordinary course of business, providing guarantees, making certain investments and acquisitions, entering into transactions with affiliates other than on an arms' length basis, having unfunded ERISA Affiliates (as defined in the Revolving Credit Agreement) and allowing the subsidiaries of TCNY to enter into transactions limiting their ability to pay dividends to TCNY. The Revolving Credit Agreement provides that TCNY is not permitted to pay dividends to TCGI at any time prior to June 30, 1997, and may pay dividends to TCGI thereafter only if
(a) no default under the Revolving Credit Agreement exists, (b) the ratio of the debt of TCNY to the product of two times its operating cash flow for the prior two quarters is less than 5.0 to 1.0 and (c) such dividend is not paid from the proceeds of any sale of assets. Amounts borrowed by TCNY under the Revolving Credit Agreement may be lent to TCGI for general corporate purposes, so long as such indebtedness is evidenced by promissory notes executed by TCGI in favor of TCNY, and such promissory notes are pledged to the lenders under the Revolving Credit Agreement. Finally, TCNY and its subsidiaries are required to maintain certain levels of cash flow.

  The Revolving Credit Agreement also contains customary events of default, including, but not limited to, cross-default to other indebtedness of TCNY or its subsidiaries, cross-acceleration to the indebtedness of TCG under the Notes, certain decisions by the FCC, the loss of a Material License (as defined in the Revolving Credit Agreement) and a Change of Control of TCNY (which is defined as a change in the ownership of the stock of TCNY that results in less than 50.1% of all voting rights relating to TCNY's capital stock being owned, directly or indirectly, by one or more of the Cable Stockholders, any of the Cable Stockholders and Sprint Corporation or any person owned by Sprint Corporation and any of the Cable Stockholders). The occurrence of a payment default under, or the acceleration of, any indebtedness for borrowed money of TCGI in excess of $50 million (including the Notes) would be an event of default under the Revolving Credit Agreement. The occurrence of an event of default would allow Toronto Dominion (Texas), Inc., Chemical Bank and the Banks to accelerate the maturity of the outstanding advances, call the guarantee of the subsidiaries of TCNY and foreclose on the collateral.

  Toronto Dominion (Texas), Inc. is the Administrative Agent under the Revolving Credit Agreement and The Toronto-Dominion Bank is a lender under the Revolving Credit Agreement, and each of them is an affiliate of Toronto Dominion Securities (USA) Inc., which is one of the underwriters under the Notes Offerings. An amount equal to approximately $14.0 million, plus interest accrued thereon, will be paid to The Toronto-Dominion Bank from the proceeds of the Offerings as a payment on the revolving credit facility. Chemical Bank is the Documentation Agent and a lender under the Revolving Credit Agreement and is an affiliate of Chase Securities Inc., which is one of the underwriters under the Notes Offerings. An amount equal to approximately $14.0 million, plus interest accrued thereon, will be paid to Chemical Bank from the proceeds of the Offerings as a payment on the revolving credit facility. See "Underwriting."

                             DESCRIPTION OF NOTES

GENERAL

  The Senior Notes will be issued pursuant to an Indenture (the "Senior Notes Indenture") between the Company and United States Trust Company of New York, as trustee (in such capacity, the "Senior Notes Trustee"). The Senior Discount Notes will be issued pursuant to an Indenture (the "Senior Discount Notes Indenture") between the Company and United States Trust Company of New York, as trustee (in such capacity, the "Senior Discount Notes Trustee"). Any references herein to a "Trustee" means the Senior Notes Trustee or the Senior Discount Notes Trustee, as the context requires. The form and terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the Indentures, including the definitions therein of certain terms used below. The proposed forms of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all senior unsecured Indebtedness of the Company. On a pro forma basis, after giving effect to the Reorganization, the Stock Offerings and the sale of the Notes and the application of the net proceeds therefrom (including the reduction of Indebtedness outstanding under the Revolving Credit Agreement), at March 31, 1996, the Company would have had approximately $968.3 million of Indebtedness outstanding (including $26 million of unsecured Indebtedness that will be subordinated to the Notes).

  A significant portion of the operations of the Company is conducted through its subsidiaries and, therefore, the Company is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such subsidiaries, including borrowings under the Revolving Credit Agreement. On a pro forma basis, after giving effect to the Reorganization, the Stock Offerings and the sale of the Notes and the application of the net proceeds therefrom, at March 31, 1996, the subsidiaries of the Company would have had approximately $189.4 million of total liabilities, including $62.5 million of Indebtedness, and additional availability under the Revolving Credit Agreement of $230 million.

TERMS OF THE SENIOR NOTES

  The Senior Notes will be issued in an aggregate principal amount of $300 million and will mature on July 1, 2006. The Senior Notes will bear interest at the rate of 9 7/8% per annum from July 2, 1996 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on January 1, 1997 and semiannually thereafter on July 1 and January 1 in each year until the principal thereof is paid or duly provided for, to holders of record on the immediately preceding June 15 and December 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Senior Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of certificated Senior Notes at their respective addresses set forth in the register of holders of such Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

  Optional Redemption

  Except as set forth below, the Senior Notes are not redeemable at the Company's option prior to July 1, 2001. Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount thereof) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2001...........................................................  104.938%
      2002...........................................................  103.292%
      2003...........................................................  101.646%
      2004 and thereafter............................................  100.000%

  In addition, in the event of the first to occur after the Issuance Date and prior to July 1, 1999 of (a) a Public Equity Offering for gross proceeds of $150 million or more or (b) a sale or series of related sales by the Company of its Capital Stock (other than Disqualified Stock) to one or more Strategic Equity Investors for an aggregate purchase price of $150 million or more, the Company may, at its option, within 60 days thereof, use up to 33% of the net proceeds of such equity offering or sales to redeem up to one-third of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 110% of the principal amount of the Senior Notes so redeemed; provided that at least one-half of the aggregate principal amount of such Senior Notes originally issued remains outstanding after such redemption. Any such redemption may be effected only once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following such Public Equity Offering or the most recent sale to a Strategic Equity Investor, as the case may be. The Company will deliver to the Trustee a resolution of its Board of Directors evidencing its election to redeem any Senior Notes, along with an officers' certificate and an opinion of counsel stating that all conditions precedent thereto have been complied with.

TERMS OF THE SENIOR DISCOUNT NOTES

  The Senior Discount Notes will be issued at a discount to their principal amount to generate aggregate gross proceeds to the Company of approximately $625 million and will mature on July 1, 2007. The Senior Discount Notes will accrete at a rate of 11 1/8%, compounded semiannually, to an aggregate principal amount of $1,073,606,000 by July 1, 2001. Interest will not accrue on the Senior Discount Notes prior to July 1, 2001. Thereafter, interest on the Senior Discount Notes will accrue at the rate of 11 1/8% per annum and will be payable in cash semiannually on January 1 and July 1 (each an "Interest Payment Date"), commencing on January 1, 2002, to holders of record on the immediately preceding December 15 and June 15, respectively; provided, however, that at any time prior to July 1, 2001, the Company may elect to commence the accrual of cash interest on an Interest Payment Date (from and after such interest payment date), in which case the outstanding principal amount at Stated Maturity of each Senior Discount Note will on such Interest Payment Date be reduced to the Accreted Value of such Note as of such Interest Payment Date and cash interest shall be payable with respect to such Note on each Interest Payment Date thereafter. Except as otherwise described in this paragraph, interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2001. Interest and Accreted Value will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Senior Discount Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of certificated Senior Discount Notes at their respective addresses set forth in the register of holders of such Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

  Special Redemption

  Senior Discount Notes aggregating up to $253 million in Accreted Value will be subject to mandatory redemption at a redemption price of 101% of the Accreted Value thereof as of the redemption date in the event that either (a) within 270 days after the Issuance Date the Company has not received both confirmation of the NYPSC of the opinion of its General Counsel or otherwise received approval from the NYPSC of the issuance of the Notes and the approval from the NJBPU to incur up to $2 billion of long-term debt or (b) either the NYPSC or the NJBPU issues a final order denying the petition of the Company to increase its borrowing authority to permit the issuance of the Notes and the $26 million subordinated note of TCG to TCI (each event described in clause
(a) and (b), a "Special Redemption Event"). The redemption date (the "Special Redemption Date") will be five Business Days after the occurrence of a Special Redemption Event.

  Upon occurrence of a Special Redemption Event, the Trustee shall mail a notice to each holder of Senior Discount Notes stating, among other things, that a Special Redemption Event has occurred, the amount of Senior Discount Notes to be redeemed on the Special Redemption Date and the portion of such holder's Senior Discount Notes that must be surrendered to the Paying Agent.

  Optional Redemption

  Except as set forth below, the Senior Discount Notes are not redeemable at the Company's option prior to July 1, 2001. Thereafter, the Senior Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount thereof (subject to possible reduction as set forth above)) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2001...........................................................  105.563%
      2002...........................................................  103.708%
      2003...........................................................  101.854%
      2004 and thereafter............................................  100.000%

  In addition, in the event of the first to occur after the Issuance Date and prior to July 1, 1999 of (a) a Public Equity Offering for gross proceeds of $150 million or more or (b) a sale or series of related sales by the Company of its Capital Stock (other than Disqualified Stock) to one or more Strategic Equity Investors for an aggregate purchase price of $150 million or more, the Company may, at its option, within 60 days thereof, use up to 67% of the net proceeds of such equity offering or sales to redeem up to one-third of the aggregate principal amount of the Senior Discount Notes originally issued at a redemption price of 110% of the Accreted Value as of the redemption date of the Senior Discount Notes so redeemed; provided that at least one-half of the aggregate principal amount of such Senior Discount Notes originally issued remains outstanding after such redemption. Any such redemption may be effected only once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following such Public Equity Offering or the most recent sale to a Strategic Equity Investor, as the case may be. The Company will deliver to the Trustee a resolution of its Board of Directors evidencing its election to redeem any Senior Discount Notes, along with an officers' certificate and an opinion of counsel stating that all conditions precedent thereto have been complied with.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Purchase Price") equal to (a) in the case of the Senior Notes, 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to such Change of Control Payment Date, or (b) in case of the Senior Discount Notes, (i) 101% of the Accreted Value thereof on any Change of Control Payment Date (as defined below) occurring prior to July 1, 2001, plus any accrued and unpaid interest not otherwise included in the Accreted Value to such Change of Control Payment Date or (ii) 101% of the principal amount thereof (subject to possible reduction as set forth under "--Principal, Maturity and Interest") on any Change of Control Payment Date occurring on or after July 1, 2001, in each case in accordance with the procedures set forth in the applicable Indenture.

  Within 30 days following any Change of Control, the Company will mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the provisions of the applicable Indenture described herein under "--Change of Control" and that all Notes duly and timely tendered will be accepted for payment; (2) the Purchase Price and the purchase date (the "Change of Control Payment Date"), which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) that any Notes not tendered will continue to accrete and/or accrue interest, as the case may be; (4) that, unless the Company defaults in the payment of the Purchase Price, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete and/or accrue interest, as the case may be, after the Change of Control Payment Date; (5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; (8) the instructions that the holders of Notes must follow in order to tender their Notes; and (9) the circumstances and relevant facts regarding such Change of Control.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control.

  The holders' right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Purchase Price for all of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient funds available to repurchase the Notes or at a time when the Company is prohibited from repurchasing the Notes under the terms of other Indebtedness (and the Company is unable either to obtain the consent of holders of such other Indebtedness or to repay such other Indebtedness), an Event of Default would occur under the Indentures.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the holders of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries to another Person may be uncertain.

  The Revolving Credit Agreement also provides for an event of default upon a change of control as defined therein. See "Description of Certain
Indebtedness." The Revolving Credit Agreement limits the ability of the Company to distribute cash from TCG New York, Inc. to purchase Notes upon a Change of Control.

SELECTION AND NOTICE

  If less than all of the Senior Notes or the Senior Discount Notes, as the case may be, are to be redeemed at any time, a selection of Notes for redemption will be made by the relevant Trustee on a pro rata basis, subject to the requirements of any national securities exchange on which such Notes are listed, provided that no Note of $1,000 or less shall be redeemed in part. Except with respect to a Special Redemption for which notice shall be mailed upon occurrence of a Special Redemption Event, notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, with respect to the Notes or portions thereof called for redemption, discount will cease to accrete or interest will cease to accrue, as the case may be.

CERTAIN COVENANTS

 Limitation on Incurrence of Indebtedness

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness, unless, in the case of Indebtedness of the Company exclusively, (a) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or would occur as a result of such proposed incurrence and (b) after giving effect to such incurrence on a pro forma basis
(i) with respect to such proposed incurrence of Indebtedness on or prior to January 1, 2001, the Company's Indebtedness to Adjusted Total Equity Ratio would not exceed 1.0 to 1.0, and (ii) with respect to such proposed incurrence of Indebtedness thereafter, the Company's Indebtedness to EBITDA Ratio would not equal or exceed 5.0 to 1.0.

 Limitation on Restricted Payments

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of such Restricted Payment and after giving pro forma effect thereto:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the aggregate amount of all Restricted Payments subsequent to the Issuance Date would not exceed the greater of:

      (1) the sum of, without duplication :

        (w) cumulative EBITDA of the Company and its Restricted
      Subsidiaries less 1.4 times cumulative Consolidated Interest Expense, in each case for the period (treated as one accounting period) beginning on the first day of the Company's fiscal quarter in which the Issuance Date occurs, and ending on the last day of the Company's fiscal quarter immediately preceding such proposed Restricted Payment; plus

        (x) 100% of the net cash proceeds received by the Company from any Person from the issuance and sale subsequent to the Issuance Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); minus

        (y) 100% of all Investments made pursuant to clause (d) of the definition of "Permitted Investments" less any such amounts invested in Local Market Partnerships that become Restricted Subsidiaries prior to the first anniversary of the Issuance Date; minus

        (z) the amount of any Investments in Joint Ventures pursuant to clause (e)(ii) of the definition of "Permitted Investments" less the Fair Market Value of the Company's interest in any Joint Ventures that become Restricted Subsidiaries but not in excess of the amount of any such Investments in such Joint Ventures pursuant to such clause (e)(ii); and

      (2) $10 million; and

    (c) the Company would have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the test set forth in clause (b) of the covenant entitled "Limitation on Incurrence of Indebtedness."

  The foregoing provisions of this covenant will not prohibit (i) the payment of any dividend (or similar distribution with respect to Equity Interests) within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, other Equity Interests (other than any Disqualified Stock) of the Company; (iii) the redemption, purchase, retirement or other acquisition of any Equity Interests of a Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to another Restricted Subsidiary) of, other Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary, (iv) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the Notes (including premium, if any, and accrued and unpaid interest, fees and expenses) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of,
(A) Equity Interests (other than Disqualified Stock) of the Company or
(B) Refinancing Indebtedness permitted to be incurred under the covenant entitled "Limitation on Incurrence of Indebtedness"; (v) any purchase, redemption, retirement or acquisition, from minority partners in Local Market Partnerships existing on the Issuance Date, of any Capital Stock of such Local Market Partnership at the time or after it becomes a Restricted Subsidiary;
(vi) any distribution in respect of partners' income tax liability and any other distribution that is required to be made pursuant to the terms of any partnership agreement or similar operating agreement in effect as of the Issuance Date governing any Local Market Partnership existing as of the Issuance Date or, to the extent that it is pro rata or required under law, any distribution that is required to be made pursuant to the terms of any other similar partnership or similar operating agreement entered into after the Issuance Date; (vii) the purchase, redemption, retirement or acquisition by the Company of shares of Capital Stock of the Company from Continental Teleport, Inc. pursuant to the Reorganization Agreement as described under "Use of Proceeds"; (viii) the purchase, redemption or other acquisition or retirement for value of Capital Stock, or options, warrants or rights to purchase or acquire shares of Capital Stock, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or its Restricted Subsidiaries (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment in an aggregate amount not to exceed $2 million per year; and (ix) Permitted Investments provided that no default described in clauses (i) or (ii) of the first paragraph under "Events of Default and Remedies" shall have occurred and are continuing at the time such Permitted Investments are made or shall occur as a consequence thereof.

  For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then the amount of such Restricted Payment shall be deemed to be an amount equal to the sum of the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

  Not later than the date of making any Restricted Payment (other than those described under clauses (v), (vi), (vii) or (viii) of the second preceding paragraph), the Company shall deliver to the Trustee an Officers'

Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by clause (b), to the extent applicable, of the covenant entitled "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Limitation on Liens

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise suffer to exist any Lien (other than Permitted Liens) on any property or asset now owned or hereafter acquired, of the Company or any such Restricted Subsidiary, unless (a) in the case of any Lien securing Indebtedness that is expressly subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Lien for so long as such Indebtedness shall be so secured and
(b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien for so long as such obligation or liability shall be so secured.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or any of its Restricted Subsidiaries or (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) the Revolving Credit Agreement, provided that any such encumbrances or restrictions, taken as a whole, are no more restrictive than those contained in the Revolving Credit Agreement as in effect on the Issuance Date, (ii) applicable law, (iii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) customary nonassignment provisions in leases, rights-of-way agreements and other agreements entered into in the ordinary course of business and consistent with past practices, (v) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business, (vi) Refinancing Indebtedness permitted to be incurred under the covenant entitled "Limitation on Incurrence of Indebtedness," provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (vii) any other Indebtedness permitted to be incurred by a Restricted Subsidiary under the covenant entitled "Limitation on Incurrence of Indebtedness," provided that the restrictions contained in the agreements governing such Indebtedness are similar to those contained in the Revolving Credit Agreement as in effect on the Issuance Date, (viii) provisions of the partnership agreement or other operating agreement in effect as of the Issuance Date governing any Local Market Partnership existing as of the Issuance Date, and
(ix) any agreement effecting the renewal, refundings, refinancing or extension of any Indebtedness referred to in the preceding clause (iii), provided that the restrictions contained in the agreements governing such new Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being extended, renewed, refinanced or replaced. For a description of certain restrictions in the Revolving Credit Agreement relevant to this covenant, see "Description of Certain Indebtedness."

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  The Indentures will provide that the Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not permit any

Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary in compliance with the other provisions of the Indentures, (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, (iii) the ownership of Capital Stock of a Restricted Subsidiary issued and outstanding either (A) as of the Issuance Date (including minority partnership interests in Local Market Partnerships existing on the Issuance Date) or (B) prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary of the Company or otherwise being acquired by the Company or (iv) the issue or sale of Capital Stock of a Restricted Subsidiary in a transaction not prohibited by the covenant entitled "Limitation on Asset Sales," provided that such Restricted Subsidiary would remain a Restricted Subsidiary after such transaction.

 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

  The Indentures will provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company unless
(i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the relevant Indenture providing for a Guarantee of payment of the Senior Notes or Senior Discount Notes, as the case may be, Notes by such Restricted Subsidiary and (B) with respect to any Guarantee of subordinated Indebtedness of the Company by a Restricted Subsidiary, any such Guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the relevant Notes at least to the same extent as such subordinated Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until the relevant Notes have been paid in full. The incurrence by a Restricted Subsidiary as a primary obligor of any Indebtedness that is guaranteed by the Company will not be deemed a Guarantee of the Company's Indebtedness for purposes of this covenant.

  Notwithstanding the foregoing, any Guarantee of the relevant Notes or waiver of rights created pursuant to the provisions described in the foregoing paragraph will provide by their terms that they will be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Guarantee), at a time when (A) no other Indebtedness of the Company has been Guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is Guaranteed by such Restricted
Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Guarantee).

 Limitation on Asset Sales

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Sale unless (a) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or property sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Eligible Cash Equivalents (or, if less than 75%, the remainder of such consideration consists of Telecommunications Assets).

  Within 365 days after any Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply (but shall not be required to apply) the Net Proceeds from such Asset Sale (a) to permanently reduce outstanding Indebtedness of the Company that is pari passu in right of payment with the Notes or

Indebtedness of any Restricted Subsidiary or (b) to invest or reinvest in properties and assets that will be used in the Telecommunications Business. Any Net Proceeds from any Asset Sale that are not used, invested or reinvested at the end of such 365-day period as provided in the preceding sentence constitute "Excess Proceeds." Pending final application of any Net Proceeds of an Asset Sale, such Net Proceeds may only be invested in Eligible Cash Equivalents or applied to pay Obligations under the Revolving Credit Agreement. When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer (an "Asset Sale Offer") to all holders of the Notes to purchase on a pro rata basis the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to (a) in the case of the Senior Notes, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, or (b) in the case of the Senior Discount Notes, 100% of the Accreted Value on the date fixed for closing of such offer (if such date is prior to July 1, 2001) plus any accrued and unpaid interest not otherwise included in the Accreted Value on such date, or 100% of the principal amount thereof (subject to possible reduction as set forth under "--Principal, Maturity and Interest") plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer (if such date is on or after July 1, 2001) in accordance with the procedures set forth in the Indentures. To the extent that the aggregate Accreted Value or principal amount, as the case may be, of the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds remaining after the consummation of any required Asset Sale Offer to the holders of the Notes, the Company may use any remaining Excess Proceeds for general corporate purposes not otherwise prohibited by the Indentures. If the aggregate Accreted Value or principal amount, as the case may be, of the Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, then the Trustee will select the Notes to be purchased on the basis set forth under "--Selection and Notice" above. Upon completion of any required Asset Sale Offer to the holders of the Notes, the amount of Excess Proceeds will be reset at zero. The provisions of this covenant shall not apply to any transaction that is permitted under the provisions of the covenant described under "Limitation on Merger, Consolidation or Sale of Assets" and to certain transactions that are not "Asset Sales," including certain Restricted Payments. See "--Certain Definitions" for the definition of Asset Sale.

 Limitation on Transactions with Stockholders and Affiliates

  The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, render any services to or receive any services from, conduct any business or enter into or permit to exist any transaction or series of related transactions within any twelve-month period (including, but not limited to, the purchase, sale, exchange, lease, transfer or other disposition of any of its properties or assets) or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is fair to the Company or the relevant Restricted Subsidiary and on terms that are no less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined to be fair to the Company or the relevant Restricted Subsidiary) and (b) the Company delivers to the Trustee with respect to any Affiliate Transaction involving an aggregate consideration in excess of $15 million, either (i) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that each such Affiliate Transaction complies with clause (a) above and which Board Resolution shall have been approved by a majority of the directors on the Board of Directors who are disinterested with respect to such transaction or
(ii) a written opinion from a nationally recognized investment banking firm that each such Affiliate Transaction complies with clause (a) above (without regard to the parenthetical clause thereof).

  Notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions: (A) any transaction (1) in the ordinary course of business between the Company or any Restricted Subsidiary and any Affiliate thereof engaged in the Telecommunications Business or (2) with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, rights-of-way or other access rights, between the Company or any Restricted Subsidiary and any other Person, provided, however, in either case, that such transaction is on terms that are no less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined to be fair to the Company or the relevant Restricted Subsidiary); (B) any transaction between the Company and any Wholly Owned Restricted Subsidiary or between any Wholly Owned Restricted Subsidiaries; (C) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary (including ordinary course transactions with officers or directors with respect to compensation, bonus, employee benefit and severance arrangements, and payments under indemnification arrangements existing as of the Issuance Date or as may be permitted by law with any officer or director);
(D) transactions permitted by the provisions of the Indentures described above under "Limitation on Restricted Payments"; (E) transactions undertaken pursuant to contractual obligations in place as of the Issuance Date; (F) purchases of goods and services, any service trials, market testing and new product arrangements entered into in the ordinary course of business and on terms consistent with past practice; and (G) all transactions necessary to effect the Reorganization.

 Limitation on Merger, Consolidation or Sale of Assets

  The Indentures will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indentures and, in the case of such surviving Person that is a partnership, at least one subsidiary of such Person which shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia shall also assume the Obligations of the Company under the Notes as a co-obligor with such surviving Person; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (iv) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the surviving entity if the Company is not the continuing obligor under the Notes) would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled "Limitation on Incurrence of Indebtedness."

REPORTS TO HOLDERS

  The Company shall deliver to the Trustee and to the holders, within 30 days after it files them with the Commission, copies of its annual and quarterly reports which the Company is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indentures will require the Company to continue to file with the Commission and provide to the Trustee and to the holders annual audited financial statements and quarterly unaudited financial statements, along in each case with a "Management's Discussion and Analysis of Results of Operations and Financial Condition," all in the form the Company would be required to file were it subject to the Exchange Act reporting requirements. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT AND REMEDIES

  The Indentures will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes or the Senior Discount Notes, as the case may be; (ii) default in the payment when due of principal of or premium, if any, on the Senior Notes or the Senior Discount Notes, as the case may be; (iii) failure by the Company to comply with the provisions described under "--Change of Control" and in the covenant entitled "Limitation on Asset Sales"; (iv) failure by the Company for 60 days after notice by the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Senior Notes or the Senior Discount Notes, as the case may be, to comply with any covenants and agreements contained in the relevant Indenture or Notes (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in (i),
(ii) or (iii) above); (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default (a) is caused by a failure to pay when due at stated maturity principal or interest on such Indebtedness within the grace period (including any extension thereof granted by the holders of such Indebtedness) provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $12 million or more; (vi) failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $12 million (net of any amount as to which a reputable insurance company has accepted liability), which judgments are not stayed or bonded within 60 days after their entry; (vii) any Guarantee by a Guarantor of the Senior Notes or the Senior Discount Notes, as the case may be, being held in any judicial proceeding to be unenforceable or invalid, provided any other Guarantee by such Guarantor giving rise to such obligation to Guarantee such Notes is not held unenforceable, or failure of any Guarantee of the Senior Notes or the Senior Discount Notes, as the case may be, to be in full force and effect, or the assertion that such Guarantee is invalid or unenforceable by any such Guarantor; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes or the Senior Discount Notes, as the case may be, may declare all such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Senior Notes or the Senior Discount Notes, as the case may be, may not enforce the relevant Indenture or Notes except as provided in such Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Senior Notes or the Senior Discount Notes, as the case may be, may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes or the Senior Discount Notes, as the case may be, notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the outstanding Senior Notes or Senior Discount Notes, as the case may be, by notice to the Trustee may on behalf of the holders of all of such Notes waive any existing Default or Event of Default and its consequences (including rescind any acceleration of the Notes) under the relevant Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on or the principal of, such Notes or as a result of a failure to comply with the provisions described under "--Change of Control" and in the covenant entitled "Limitation on Asset Sales".

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, agent, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note irrevocably waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding Senior Notes or Senior Discount Notes, as the case may be ("Legal Defeasance"), except for (i) the rights of holders of outstanding Notes to receive payments solely from the funds held in trust in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the relevant Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in an Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the relevant Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment of such Notes, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute Events of Default with respect to such Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the relevant Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the relevant outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on such outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably satisfactory to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service or (B) since June, 1996, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the relevant outstanding Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the relevant outstanding Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default under the relevant Notes from bankruptcy or insolvency events have occurred, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the relevant Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the relevant Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

CONCERNING THE TRUSTEE

  The Trust Indenture Act contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise, which provisions are incorporated by reference in the Indentures. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in aggregate principal amount of the outstanding Senior Notes or Senior Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the relevant Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the relevant outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the relevant Indenture or such Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any of the Senior Notes or Senior Discount Notes, as the case may be, held by a non-consenting holder of such Notes) (i) reduce the principal amount of such Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or premium on or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than provisions described above under "-- Change of Control" and the covenant entitled "Limitation on Asset Sales"),
(iii) reduce the rate of or change the time for payment of interest on any such Note, (iv) waive a default in the payment of principal or premium, if any, or interest on any such Note (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), (v) make the principal of, or premium, if any, or interest on, any such Note payable in money other than that stated in such Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal or premium, if any, of interest on the Notes, (vii) waive a redemption payment with respect to any such Note or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Senior Notes or Senior Discount Notes, as the case may be, the Company and the Trustee may amend or supplement the relevant Indenture or the relevant Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger, consolidation or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially and adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act.

  The holders of a majority in aggregate principal amount of the Senior Notes or the Senior Discount Notes, as the case may be, may waive in advance compliance with the restrictive covenants and provisions of the respective Indentures described under "--Certain Covenants," "--Reports to Holders" and "--Change of Control," as well as certain other covenants of the Company in the Indentures, except for the covenant requiring payment of principal, premium and interest and the provision permitting such waiver.

GLOBAL SECURITIES

  Upon issuance, all Senior Notes will be represented by one or more global securities and all Senior Discount Notes will be represented by one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, the Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Notes will not be exchangeable for certificated notes; provided that (i) if the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days or (ii) if an Event of Default has occurred and is continuing with respect to the Senior Notes or the Senior Discount Notes and holders of more than 25% in aggregate principal amount of such Notes at the time outstanding represented by the Global Security advise the Trustee that the continuation of a book-entry system through the Depositary (or a successor thereto) with respect to such Notes is no longer required, the Company will issue certificated notes in exchange for the Global Security representing the Senior Notes or the Senior Discount Notes, as the case may be. In addition, the Company may at any time and in its sole discretion determine not to have the Senior Notes or the Senior Discount Notes represented by a Global Security and, in such event, will issue certificated notes in exchange therefor.

  Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes or the Senior Discount Notes, as the case may be, represented by the Global Security to the accounts of institutions that have accounts with the Depositary ("Participants"). The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary with respect to Participants' interests or by the Participants or by Persons that hold through Participants with respect to beneficial owners' interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  Principal and interest payments on Senior Notes or Senior Discount Notes, as the case may be, registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. The Company also expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. None of the Company, the Trustee, any paying agent or any registrar for the Senior Notes or the Senior Discount Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Depository Trust Company, New York, New York, ("DTC") will be the initial Depositary with respect to the Notes. DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

LIMITATIONS ON RIGHTS OF BENEFICIAL OWNERS

  As long as the Depositary, or its nominee, is the holder of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the relevant Indenture or such Global Security. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes or Senior Discount Notes, as the case may be, in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Notes or under such Global Security. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the relevant Indenture or such Global Security.

  DTC has informed the Company that under existing DTC policies and industry practices, if the Company requests any action of holders, or if any owner of a beneficial interest in such Global Security desires to give any notice or take any action that a holder is entitled to give or take under the relevant Indenture or the relevant Global Security, DTC would authorize and cooperate with each Participant to whose account any portion of the Senior Notes or the Senior Discount Notes, as the case may be, represented by such Global Security is credited on DTC's books and records to give such notice or take such action. Any person owning a beneficial interest in such Global Security that is not a Participant must rely on any contractual arrangements it has directly, or indirectly through its immediate financial intermediary, with a Participant to give such notice or take such action.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indentures. Reference is made to the relevant Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means with respect to any Senior Discount Note, as of any specified date on or prior to July 1, 2001, the amount provided below for each $1,000 principal amount of Notes:

  (i) if the specified date occurs on one of the following dates (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

                                                                        ACCRETED
      SEMIANNUAL ACCRUAL DATE                                            VALUE
      -----------------------                                           --------
       January 1, 1997.................................................  $  615
       July 1, 1997....................................................  $  649
       January 1, 1998.................................................  $  685
       July 1, 1998....................................................  $  723
       January 1, 1999.................................................  $  763
       July 1, 1999....................................................  $  805
       January 1, 2000.................................................  $  850
       July 1, 2000....................................................  $  897
       January 1, 2001.................................................  $  947
       July 1, 2001....................................................  $1,000

  (ii) if the specified date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) $582.15 and (b) an amount equal to the product of (1) the Accreted Value for the first Semiannual Accrual Date less $582.15 multiplied by (2) a fraction, the numerator of which is the number of days from the Issuance Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issuance Date to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months; or

  (iii) if the specified date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such specified date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

  "Acquired Indebtedness" means (a) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary, including Indebtedness incurred in connection with or in contemplation of such other Person merging with or into or becoming a Restricted Subsidiary, (b) Indebtedness of any other Person assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from such other Person, and (c) Indebtedness secured by a Lien encumbering any asset acquired by the Company or a Restricted Subsidiary.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Asset Sale" means (a) any sale, lease, transfer, conveyance or other disposition of any assets (including by way of a sale-leaseback) other than the sale or transfer of inventory or goods (including equipment) held for sale in the ordinary course of business (provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company shall not be deemed to be an "Asset Sale" and shall be governed by the provisions of the relevant Indenture described under "--Change of Control" or the covenant entitled "Limitation on Merger, Consolidation or Sale of Assets") or (b) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the Company's Restricted Subsidiaries (other than director's qualifying shares) to any Person. Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Sale: (i) a swap or other exchange of cable, fiber line or other equipment or transmission capacity or of networks or systems between the Company or any Restricted Subsidiary and any other Person which is an exchange at Fair Market Value, (ii) an issuance and sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary including any such issuance in connection with the contribution to such Restricted Subsidiary of Telecommunications Assets,
(iii) any Asset Sale or Asset Sales which, in any calendar year, involve assets with an aggregate Fair Market Value not in excess of $5 million, (iv) any lease of cable, fiber optic or transmission capacity, any lease of equipment or equipment space, any grant of indefeasible rights-of-use or rights-of-access or similar rights and grants of nominal title to assets by the Company or a Restricted Subsidiary entered into in the ordinary course and consistent with past practices; (v) any sale or other disposition of any or all of the capital stock or assets of an Unrestricted Subsidiary; and (vi) any sale, transfer or conveyance of Eligible Cash Equivalents or Permitted Temporary Investments. Additionally, the contribution of Telecommunications Assets to an Unrestricted Subsidiary whereby the Company or a Restricted Subsidiary receives an equity interest in such Unrestricted Subsidiary shall be deemed not to be an Asset Sale and will be deemed to be a Restricted Payment and be governed by the covenant entitled "Limitation on Restricted Payments."

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means, with respect to any specified Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, partnership interests of such Person.

  "Change of Control" means (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Permitted Holders (except in connection with a liquidation or dissolution of the Company that does not constitute a Change of Control under clause (b) below), (b) the approval by the requisite stockholders of the Company of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan of merger or consolidation) of the Company, unless Permitted Holders "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquires the proceeds of such liquidation or dissolution, (c) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Permitted Holders, becomes the "beneficial owner" (as so defined) of more than 35% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, provided that Permitted Holders "beneficially own" (as so defined) in the aggregate a percentage of such voting stock or warrants having a lesser percentage of voting power than such other "person" or "group" and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors, or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of the Permitted Holders or a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  "Common Stock" means, with respect to the Company, the Class A Common Stock, the Class B Common Stock or any similar common stock of the Company.

  "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest

Rate Agreement, however denominated, with respect to such Indebtedness), the net costs associated with Interest Rate Agreements, preferred stock dividends of the Company (and of its Restricted Subsidiaries if paid to a Person other than the Company or its Restricted Subsidiaries) and the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Company or a Restricted Subsidiary, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded, (iv) all items classified as extraordinary gains or losses of the Company or a Restricted Subsidiary for such period shall be excluded, (v) the net income of any Restricted Subsidiary shall be included only to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time prohibited by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, and (vi) with respect to a non-Wholly Owned Restricted Subsidiary, any aggregate net income (or loss) in excess of the Company's or such Restricted Subsidiary's pro rata share of such non-Wholly Owned Restricted Subsidiary's net income (or loss) shall be excluded.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the relevant Notes mature.

  "EBITDA" means, with respect to the Company and its Restricted Subsidiaries, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale or upon transactions that are excluded from the definition of Asset Sale pursuant to clauses (v) and (vi) of such definition and that involve securities), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis to the extent deducted in calculating Consolidated Net Income, plus (v) amortization of intangibles for such period on a consolidated basis to the extent deducted in calculating Consolidated Net Income, plus (vi) any other non-cash item reducing Consolidated Net Income for such period, plus (vii) any premium or penalty paid in connection with repurchasing, redeeming, retiring, defeasing or acquiring any Indebtedness prior to maturity to the extent deducted in calculating Consolidated Net Income, minus (B) all non-cash items increasing Consolidated Net Income for such period, determined in accordance with GAAP consistently applied.

  "Eligible Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year and one day from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States or in any member of the OECD having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated no lower than P-2 or the equivalent thereof by Moody's Investors Service, Inc. or no lower than A-2 or the equivalent thereof by Standard & Poor's Ratings Group or corporate notes, bonds or medium term notes rated no lower than A-2 or the equivalent thereof by Moody's Investors Service, Inc. or no lower than A or the equivalent thereof by Standard & Poor's Ratings Group, and in each case maturing within one year and one day after the date of acquisition, (vi) direct obligations issued by any state of the United States or any political subdivision of any such state or political instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within ninety (90) days after the date of acquisition, having a rating of A from Standard & Poor's Ratings Group or A-2 from Moody's Investors Service, Inc., (vii) asset-backed securities with a Weighted Average Life to Maturity equal to or less than one year and one day from the time of acquisition and rated no lower than Aaa or the equivalent thereof by Moody's Investors Service, Inc. or AAA or the equivalent thereof by Standard & Poor's Ratings Group; (viii) variable rate securities with a reset date equal to or less than 91 days from the time of acquisition, maturing within two years and rated no lower than A-2 or the equivalent thereof by Moody's Investors Service, Inc. or no lower than A or the equivalent thereof by Standard & Poor's Ratings Group; and (ix) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (viii).

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock, except to the extent such Indebtedness has been so converted or exchanged).

  "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combinations thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issuance Date, including Indebtedness incurred under the Revolving Credit Agreement as in effect on the Issuance Date, until such amounts are repaid.

  "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined
(i) for an amount not in excess of $15 million, by the Chief Financial Officer of the Company, or (ii) for an amount of $15 million or more, by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution, and in either case shall be set forth in an Officers' Certificate delivered to the Trustee.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which may be in effect from time to time and are applied on a consistent basis.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means any Restricted Subsidiary which is a guarantor of the relevant Notes, including any Person that is required after the Issuance Date to execute a guarantee of such Notes pursuant to the covenant entitled "Limitations on Guarantees of Indebtedness by Restricted Subsidiaries" until a successor replaces such party pursuant to the applicable provisions of the relevant Indenture and, thereafter shall mean such successor.

  "Indebtedness" means, with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and Sale-Leaseback Transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable or customer deposit received in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but, if such indebtedness is otherwise non-recourse to such Person, only to the extent of the lesser of
(x) the Fair Market Value of such asset at the time of determination and (y) the amount of such Indebtedness, (iii) to the extent not otherwise included, the Guarantee of items defined in clauses (i) and (ii) above and (iv) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination. For purposes of the preceding sentence,
(1) the maximum fixed repurchase price of Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock, and (2) the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

  "Indebtedness to Adjusted Total Equity Ratio" means as of the date of determination the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the sum of (a) the total equity investments in the Company as of July 2, 1996 adjusted to give effect to the Stock Offerings and the repurchase of 7,975,738 shares of Class B Common Stock from Continental, provided that any issuance of Equity Interests pursuant to the Reorganization shall be included only to the extent actually issued and shall be treated as if issued on or prior to the Issuance Date regardless of the date such Equity Interests were actually issued (after giving effect to the Reorganization on a pro forma basis, total equity investments is expected to be $1,057.0 million including the over-allotment option), (b) two times the aggregate net cash proceeds to the Company from the issuance of any Equity Interests (other than Disqualified Stock) subsequent to the Issuance Date, (c) two times the aggregate net cash proceeds to the Company from the sales of Disqualified Stock of the Company or debt securities of the Company convertible into Equity Interests of the Company, in either case upon conversion thereof into Equity Interests (other than Disqualified Stock) of the Company subsequent to the Issuance Date; provided, however, that, for purposes of calculation of the Indebtedness to Adjusted Total Equity Ratio the net cash proceeds from the sale of Capital Stock of the Company, including Capital Stock issued upon the conversion of convertible Indebtedness, described in clause (b) or (c) above, shall not be included if such proceeds have been utilized to make a (x) Restricted Payment, (y) a Permitted Investment under clause (d) of the definition of Permitted Investment (provided that such amounts shall be included to the extent of such amounts invested in Local Market Partnerships that become Restricted Subsidiaries prior to the first anniversary of the Issuance Date) or (z) a Permitted Investment pursuant to clause (e)(ii) of the definition of Permitted Investments (provided that such amounts shall be included to the extent of the Fair Market Value of the Company's interest in any Joint Ventures that become Restricted Subsidiaries but not in excess of the amount of any such Investments in such Joint Ventures pursuant to such clause (e)(ii)).

  "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the determination date occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of such four fiscal quarter period; and provided further that (x) if the transaction giving rise to the need to calculate the Indebtedness to EBITDA Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such period and (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets out of the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such period.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees, advances or capital contributions (excluding commission, travel and similar advances and loans, in each case, made to officers and employees) made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with the Company's normal trade practice. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time.

  "Issuance Date" means the date on which the Notes are first authenticated and issued.

  "Joint Venture" means any Person engaged in the Telecommunications Business in which the Company or any Restricted Subsidiary owns an Equity Interest and which may be an Unrestricted Subsidiary.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, title, recording, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale or in order to obtain a consent necessary to effect such Asset Sale and (d) any reserve for adjustment or indemnification in respect of the sale price of such asset or assets (provided that any such reserves shall be added back to Net Proceeds upon the release of such reserves) and required distributions to holders of minority interests. Furthermore, the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee of any assets sold in an Asset Sale and
(ii) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into Eligible Cash Equivalents, shall be deemed to be Eligible Cash Equivalents (to the extent of the Eligible Cash Equivalents received in such conversion) for purposes of clause (b) of the covenant entitled "Limitation on Asset Sales."

  "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness (a) as to which none of the Company or any Restricted Subsidiary:
(i) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); (ii) is directly or indirectly liable; or (iii) constitutes the lender, and (b) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Holders" means Comcast Corporation, a Pennsylvania corporation, Continental Cablevision Inc., a Delaware corporation, Cox Communications, Inc., a Delaware corporation, Tele-Communications, Inc., a Delaware corporation, U S WEST, Inc., a Delaware corporation, any successor (by merger, consolidation, transfer or otherwise) (i) to all or substantially all of the business or assets of any of the foregoing or (ii) to cable television systems of any of the foregoing with at least five million cable television households passed, and any Person at least 51% of the Capital Stock of which is owned, directly or indirectly, by one or any group of the foregoing Permitted Holders.

  "Permitted Indebtedness" means: (1) for Indebtedness of either the Company or any Restricted Subsidiary (a) Telecommunications Assets Indebtedness, (b) Indebtedness owed by the Company to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary) and Indebtedness owed by a Restricted Subsidiary to the Company or any other Restricted Subsidiary (but only so long as such Indebtedness is held by the Company or such other Restricted Subsidiary); (c) Indebtedness under any Exchange Rate Contract or Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Refinancing Indebtedness of the Company or a Restricted Subsidiary, as applicable, or Indebtedness permitted to be incurred pursuant to the covenant entitled "Limitation on Incurrence of Indebtedness";
(d) letters of credit or performance bonds or performance guarantees incurred in the ordinary course of business and consistent with industry practice; (e) Existing Indebtedness; (f) Indebtedness issued in exchange for or the proceeds of which are used to extend, refinance, renew, replace or refund outstanding Indebtedness that is incurred or outstanding pursuant to clauses (a), (e), (h) or this clause (f) of this definition or clause (b) of the covenant entitled "Limitation on Incurrence of Indebtedness" (the "Refinancing Indebtedness"); provided, however, that (i) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) the Refinancing Indebtedness shall have a (A) Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, and (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; (iii) the Refinancing Indebtedness shall rank in right of payment to the relevant Notes on terms no less favorable to the holders of such Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (iv) the Company shall incur Refinancing Indebtedness only to refinance Indebtedness of the Company or of a Restricted Subsidiary and a Restricted Subsidiary shall incur Refinancing Indebtedness only to refinance Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary; (g) Indebtedness represented by performance bonds, surety or appeal bonds, or similar obligations incurred in the ordinary course of business; (h) Indebtedness incurred in connection with a prepayment or redemption of the Notes pursuant to a Change of Control, provided that such Indebtedness is Indebtedness of the Company and the principal amount of such Indebtedness does not exceed 101% of the principal amount of the Notes prepaid or redeemed (plus the amount of reasonable expenses incurred in connection therewith) and that such Indebtedness has (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, and (B) a stated maturity no earlier than the Stated Maturity of, the relevant Notes; (i) ordinary course Capital Lease Obligations or purchase money debt for plant or equipment secured by a Lien on property acquired, constructed or developed by the Company or any Restricted Subsidiary in an aggregate amount not to exceed $20 million outstanding at any time; (j) Indebtedness or Guarantee of Indebtedness under the Revolving Credit Agreement in an aggregate amount not to exceed $400 million outstanding at any time; and (k) additional Indebtedness in an aggregate principal amount not to exceed $50 million at any one time outstanding; and (2) for Indebtedness of the Company, Indebtedness evidenced by the Notes.

  "Permitted Investments" means (a) any Investments in the Company or in a Restricted Subsidiary (including through a purchase of Equity Interests in such Restricted Subsidiary from another Person), provided that any purchase of Equity Interests in a Restricted Subsidiary from any Person other than another Restricted

Subsidiary shall be a Permitted Investment only if such Restricted Subsidiary is engaged in the Telecommunications Business; (b) any Investments in Eligible Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary in a Person (including through a purchase of Equity Interests in such Person from another Person), if as a result of such Investment (i) such person becomes a Restricted Subsidiary that is engaged in the Telecommunications Business or (ii) such person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary that is engaged in the Telecommunications Business; (d) Investments up to an aggregate of $150 million in Local Market Partnerships existing at the Issuance Date, which Investments are used to fund a Telecommunications Business, provided that no such Investment in a Local Market Partnership pursuant to this clause (d) may be made after the first anniversary of the Issuance Date; (e) Investments after the Issuance Date in Joint Ventures in an aggregate amount not to exceed the sum of (i) (1) for any Joint Venture, $200 million and (2) for Joint Ventures in which the Company or any Restricted Subsidiary owns a 35% or greater share of Equity Interests and is the managing partner, $200 million plus any amount not invested pursuant to the preceding clause (1), plus (ii) for any Joint Venture, the net cash proceeds received by the Company from any Person from the issuance and sale subsequent to the Issuance Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) subsequent to the Issuance Date, plus (iii) for any Joint Venture, the Fair Market Value of the Company's interest in any Joint Ventures that become Restricted Subsidiaries but not in excess of the amount of any such Investments in such Joint Ventures pursuant to clause (e)(ii), provided, that amounts added pursuant to this clause (iii) out of Investments originally made pursuant to subclause (i)(2) of this clause (e) shall not be used for Investments in Joint Ventures not described in such subclause (i)(2); (f) loans and advances to employees made in the ordinary course of business and consistent with past practice in an aggregate amount not to exceed $1 million outstanding at any time; (g) bonds, notes, debentures, partnership or joint venture interests, stock or other securities received as a result of Asset Sales permitted under the covenant described in "Limitation on Asset Sales";
(h) any Investments in Permitted Temporary Investments of the proceeds from the issuance of the Notes and from the Stock Offering; (i) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; and
(j) any Exchange Rate Contract or Interest Rate Contract.

  "Permitted Liens" means (a) Liens in favor of the Company; (b) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were not granted in contemplation of such merger or consolidation and do not secure any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation; (c) liens imposed by law, including restrictions on transfer of governmental licenses, permits and authorizations and carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (d) Liens existing on the Issuance Date;
(e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (f) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title, or other incidental Liens not incurred in connection with the borrowing of money or the obtaining of advances or credit, that in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary course of the business of the Company or its Restricted Subsidiaries;
(g) Liens securing Indebtedness incurred under the Revolving Credit Agreement;
(h) Liens securing Telecommunications Assets Indebtedness; (i) Liens of utility companies and other Persons pursuant to pole attachment agreements or other easement agreements, and restrictions on the transfer of rights under franchises, pole attachment agreements or other easements, and any encumbrances created in favor of franchising authorities and customers by provisions or franchises on plant and equipment located in the areas covered thereby; (j) Liens under capitalized leases or purchase money security interests relating to Indebtedness permitted to be incurred under the "Limitation of Incurrence of Indebtedness" covenant; (k) Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (l) any Lien to secure obligations under workmen's compensation laws or similar legislation including unemployment insurance or social security laws; (m) Liens in the form of a pledge of Capital Stock of a Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted to be incurred pursuant to the covenant entitled "Limitation on Incurrence of Indebtedness"; (n) Liens arising as a result of any grant of indefeasable rights-of-use or rights-of-access or similar rights and grants of nominal title to assets entered into in the ordinary course and consistent with past practice; and (o) Liens securing Refinancing Indebtedness, provided that the Indebtedness being refinanced is secured and such Liens encumber no additional assets than those pursuant to the Indebtedness being refinanced.

  "Permitted Temporary Investments" means (a) all Eligible Cash Equivalents, except that each use of the term "one year" in such definition is changed to "two years" and (b) debt securities issued by any Person which has outstanding pari passu debt securities with an investment grade rating by Standard & Poor's Ratings Group or Moody's Investors Service, Inc. and that mature within two years and one day after the date of acquisition.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Public Equity Offering" means an underwritten public offering (other than the Stock Offering) by the Company after the Issuance Date of Common Stock of the Company pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended.

  "Reorganization" means all of the transactions that are described in this Prospectus under the caption "The Reorganization" as constituting the "Reorganization" which are to be effected pursuant to the Reorganization Agreement.

  "Reorganization Agreement" means the Reorganization Agreement, dated as of April 18, 1996, among the Company, TCI Communications, Inc., Cox
Communications, Inc., Comcast Corporation and Continental Cablevision, Inc.

  "Restricted Payment" means (a) any dividend or any distribution on any Equity Interests (other than dividends or distributions in additional Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (b) any purchase, redemption, acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary) that is not a Permitted Investment; (c) any defeasance, purchase, redemption, acquisition or retirement for value prior to final maturity of any Indebtedness that is subordinated in right of payment (whether pursuant to its terms or by operation of law) to the Notes or the guarantees thereof by the Guarantors; and (d) any Investment that is not a Permitted Investment.

  "Restricted Subsidiary" means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

  "Revolving Credit Agreement" means the Loan Agreement dated as of May 22, 1995, as amended, among TCG New York Inc., the Banks, as defined in the Loan Agreement, Toronto Dominion (Texas), Inc., and Chemical Bank, as such agreement may be amended, modified, supplemented, refunded, refinanced or replaced from time to time.

  "Sale-Leaseback Transaction" means any direct or indirect arrangement, or series of related arrangements, with any Person (other than the Company or a Restricted Subsidiary) or to which any Person (other than the Company or a Restricted Subsidiary) is a party, providing for the leasing to the Company or to a Restricted Subsidiary of any property for an aggregate term exceeding three years, whether owned by the Company or by any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

  "Significant Subsidiary" means any Restricted Subsidiary which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.

  "Stated Maturity," when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the final date on which the principal of such Note or such installment of interest is due and payable.

  "Strategic Equity Investor" means a corporation or entity with an equity market capitalization, a net asset value or annual revenues of at least $2 billion that owns and operates businesses in the telecommunications, information systems, entertainment, cable or similar or related industries.

  "Subsidiary" means, with respect to a specified Person, any corporation, association or other business entity of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications systems and/or services, including without limitation, any businesses or services in which the Company is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall include stock, joint venture or partnership interests where substantially all of the assets of the entity being acquired consist of Telecommunications Assets.

  "Telecommunications Assets Indebtedness" means Indebtedness incurred (including in the case of discount or paid in kind Indebtedness any accretion on such Indebtedness or notes payable in respect of such Indebtedness) by the Company or a Restricted Subsidiary to finance the construction, expansion, development or acquisition of Telecommunications Assets or the acquisition of the Capital Stock of a Restricted Subsidiary substantially all the assets of which are Telecommunications Assets, provided that the net cash proceeds from the issuance of such Indebtedness do not exceed, as of the date of incurrence of such Indebtedness, 100 percent of the lesser of cost or Fair Market Value of such Telecommunications Assets so constructed or acquired; provided further, however, that if an acquired Restricted Subsidiary has outstanding previously incurred Indebtedness, such previously incurred Indebtedness will also constitute Telecommunications Assets Indebtedness if such previously incurred Indebtedness was not incurred in contemplation of such acquisition and all such Indebtedness is Non-Recourse Indebtedness, except to the acquired Restricted Subsidiary.

  "Telecommunications Business" means the design, development, construction, acquisition, installation, integration, management or provision of telecommunications systems and/or services, including, without limitation, any business or services in which the Company or any of its Restricted Subsidiaries is engaged at the Issuance Date.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but, in each case, only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Indebtedness and (b) has not guaranteed any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted

Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Limitation on Incurrence of Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary and such designation shall only be permitted if (i) the incurrence of the Indebtedness of such Subsidiary is permitted under the covenant entitled "Limitation on Incurrence of Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation. For so long as any Subsidiary is an Unrestricted Subsidiary, all Subsidiaries of such Unrestricted Subsidiary shall also be deemed to be Unrestricted Subsidiaries and shall be required to meet the tests and comply with the restrictions set forth above.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by the Company.

                         DESCRIPTION OF CAPITAL STOCK

  Prior to the consummation of the Offerings, TCG will amend its Amended and Restated Certificate of Incorporation to change its authorized capital stock to 900 million shares, including 450 million shares of Class A Common Stock, $.01 par value per share, 300 million shares of Class B Common Stock, $.01 par value per share, and 150 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Upon completion of the Stock Offerings, there will be no preferred stock outstanding and Cox Teleport Partners, TCI Teleport, Comcast Teleport and Continental Teleport will own of record all of the outstanding shares of Class B Common Stock. See "Principal Stockholders."

  The following summary description relating to the capital stock of the Company does not purport to be complete. The rights of the holders of TCG's capital stock will be set forth in TCG's Amended and Restated Certificate of Incorporation, as so amended in accordance with the preceding paragraph, as well as the Amended and Restated Stockholders' Agreement, the forms of both of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The summary set forth below is qualified by reference to such exhibits and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

COMMON STOCK

  The preferences and relative rights of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and conversion rights.

  Voting Rights. Each share of Class A Common Stock entitles the holder to one vote and each share of Class B Common Stock entitles the holder to 10 votes on each matter to be voted upon by the holders of the Common Stock. The holders of the shares of Class A Common Stock and Class B Common Stock vote as one class on all matters to be voted on by stockholders, including, without limitation, the election of directors and any proposed amendment to the Amended and Restated Certificate of Incorporation of TCG that would increase the authorized number of shares of Common Stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number thereof then outstanding), except as required by the DGCL and except that, for a period of five years from the date of the filing of TCG's Amended and Restated Certificate of Incorporation, so long as the holders of Class B Common Stock represent at least 50% of the voting power of the outstanding Common Stock, the approval of the holders of a majority of the Class B Common Stock is required for the Company to provide (i) wireless communications services that use radio spectrum for cellular, personal communications service (PCS), enhanced specialized mobile radio (ESMR), paging, mobile telecommunications and any other voice or data wireless services whether fixed or mobile; provided, however, that the Company may provide any brand telecommunications products and services delivered via point-to-point microwave transmissions; and (ii) telecommunications services to residences; provided, however, that the Company may provide telecommunications services to residences to the extent required by a regulatory authority having jurisdiction over the Company's business, including requirements of the Company's local exchange carrier certificates and common carrier obligations, if any, or in any geographic area in which such services are offered as of July 1, 1996, but only to the extent of the services then so offered.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the disproportionate voting rights of the Class A Common Stock and Class B Common Stock, see "Risk Factors--Control by Principal Stockholders; Conflicts of Interest; Possible Competition."

  Dividends. Each share of Common Stock is entitled to receive dividends from funds legally available therefor if, as and when declared by the Board of Directors of TCG. Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any dividends declared by the Board of Directors. If at any time a distribution of the Class A Common Stock or Class B Common Stock is to be paid in shares of Class A Common Stock, Class B Common Stock or any other securities of the Company or any other person, such dividends may be declared and paid only as follows: (1) a share distribution consisting of Class A Common Stock to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or to holders of Class A Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class B Common Stock consisting of shares of Class B Common Stock on an equal per share basis; (2) a share distribution consisting of Class B Common Stock to holders of Class B Common Stock and Class A Common Stock, on an equal per share basis; or to holders of Class B Common Stock only, but in such event there shall also be a simultaneous share distribution to holders of Class A Common Stock consisting of shares of Class A Common Stock on an equal per share basis; and (3) a share distribution of shares of any class of securities of the Company or any other person other than the Common Stock, either on the basis of a distribution of identical securities, on an equal per share basis to the holders of Class A Common Stock and Class B Common Stock, or on the basis of a distribution of one class of securities to the holders of Class A Common Stock and another class of securities to holders of Class B Common Stock, provided that the securities so distributed do not differ in any respect other than relative voting rights and related differences in designations, conversion and share distribution provisions, with the holders of Class B Common Stock receiving the class having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a subsidiary of the Company, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designations, conversion and distribution provisions between Class A Common Stock and Class B Common Stock. If the Company shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, that have been subdivided or combined.

  Conversion. Under the Amended and Restated Certificate of Incorporation, each share of Class B Common Stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A Common Stock. The Class A Common Stock has no conversion rights.

  Other. Stockholders of TCG have no preemptive or other rights to subscribe for additional shares. All holders of Common Stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of TCG. No shares of the Common Stock are subject to redemption or a sinking fund. All outstanding shares are, and all shares offered by this Prospectus will be, when sold, validly issued, fully paid and nonassessable. TCG may not subdivide or combine shares of Common Stock without at the same time proportionally subdividing or combining shares of the other classes.

PREFERRED STOCK

  The Company's Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation or (iii) on or after such date the business combination is approved by the board of directors of the corporation and approved at a meeting (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is broadly defined to include mergers, asset sales, other transfers, loans, guaranties and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Each of Cox Teleport Partners, Inc., TCI Teleport, Inc., Comcast Teleport, Inc. and Continental Teleport, Inc., has been an "interested stockholder" of TCG for a period in excess of three years. Corporations, pursuant to a provision in their certificate of incorporation, may choose not to be governed by Section 203 of the DGCL. The Amended and Restated Certificate of Incorporation of TCG does not contain such a provision; thus, TCG is governed by Section 203 of the DGCL.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary applies only to those persons who are the initial Holders of Notes, who acquired the Notes for cash and who hold Notes as capital assets and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and, except as discussed below under "Foreign Holders," persons who are not citizens or residents of the United States, domestic corporations or estates or trusts that are subject to United States federal income taxation on income without regard to its source) or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. Accordingly, purchasers of Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Notes, including the applicability of any state, local or foreign tax laws to which they may be subject, as well as with respect to the possible effects of changes in federal and other tax laws.

  The Company has received an opinion from Dow, Lohnes & Albertson, a Professional Limited Liability Company, counsel to the Company, that, based on the assumptions and subject to the qualifications set forth therein, the information in the following discussion represents their opinion of the material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Notes and the Senior Discount Notes by Holders who acquire the Notes in their original issuance, as a capital asset, for a purchase price equal to the issue price of the Senior Discount Notes or the stated principal amount of the Senior Notes. The opinion is based on currently applicable authorities, which are subject to change, and on the facts and circumstances existing on the date of the opinion. Such counsel has relied upon representations by the Company and its officers with respect to factual matters for purposes of such opinion. The opinion is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

SENIOR DISCOUNT NOTES--ORIGINAL ISSUE DISCOUNT

  Because the Senior Discount Notes are being issued at a discount from their "stated redemption price at maturity," the Senior Discount Notes will have original issue discount ("OID") for federal income tax purposes. For federal income tax purposes, OID on a Senior Discount Note will be the excess of the stated redemption price at maturity of the Note over its issue price. The issue price of the Senior Discount Notes will be the first price to the public (excluding bond houses and brokers) at which a substantial amount of the Senior Discount Notes is sold. For purposes of this discussion, it is assumed that all initial Holders will purchase their Senior Discount Notes at the issue price. The stated redemption price at maturity of a Senior Discount Note will be the sum of all payments to be made on such Note, including all stated interest payments, other than payments of "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of interest on the Senior Discount Notes until January 1, 2002, none of the interest payments on the Senior Discount Notes, under the stated payment schedule, will constitute qualified stated interest. Therefore, each Senior Discount Note will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

  A Holder will be required to include OID in income periodically over the term of a Senior Discount Note before receipt of the cash or other payment attributable to such income, regardless of the Holder's method of tax accounting. The amount of OID required to be included in a Holder's income for any taxable year is the sum of the daily portions of OID with respect to the Senior Discount Note for each day during the taxable year or portion of a taxable year on which such Holder holds the Note. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Senior Discount Note at the beginning of the accrual period multiplied by the yield to maturity of the Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Senior Discount Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a Senior Discount Note at the beginning of any accrual period is the issue price of the Note increased by the amount of OID previously includible in the gross income of the Holder, and decreased by any payments previously made on the Note. The yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on the Senior Discount Note, produces an amount equal to the issue price of the Note. Under these rules, under the stated payment schedule, Holders of Senior Discount Notes will have to include in gross income increasingly greater amounts of OID in each successive accrual period. A Holder's tax basis in a Senior Discount Note will be increased by the amount of any OID includible in the Holder's income under the rules discussed above and decreased by the amount of any payment (including payments of stated interest) with respect to the Note.

  The Company may elect to commence the accrual of cash interest on any Interest Payment Date prior to July 1, 2001, in which case cash interest is payable on each Interest Payment Date thereafter. Under the OID rules, solely for purposes of determining the amount of OID that is includible in income by a holder of a note, it is presumed that the issuer will exercise an option to pay cash interest early if such exercise will lower the yield-to-maturity of the note. The Company has determined that the exercise of its option to pay interest early would not lower the yield-to-maturity of the Senior Discount Notes. On these facts, the Company would not be presumed to exercise its option to pay interest early. However, if, contrary to such presumption, the Company exercises such option, then solely for purposes of the accrual of OID, the yield and maturity of the Senior Discount Notes will be redetermined by treating the Senior Discount Notes as reissued on such date for an amount equal to the adjusted issue price on such date.

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON OID

  The Company may redeem the Senior Discount Notes, in whole or in part, at any time on or after July 1, 2001, at redemption prices specified elsewhere herein plus accrued interest to the date of redemption. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID rules, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company has determined that the exercise of its right to redeem the Senior Discount Notes prior to their stated maturity under these rules would not lower the yield-to-maturity of the Senior Discount Notes. On these facts, the Company would not be presumed to exercise its right to redeem the Senior Discount Notes prior to their stated maturity under these rules.

  In the event of certain registered offerings or sales of capital stock prior to July 1, 1999, the Company at its option may redeem up to one-third of the Senior Discount Notes then outstanding at redemption prices specified elsewhere herein; provided that at least one-half of the aggregate principal amount of the Senior Discount Notes originally issued remains outstanding after such redemption. See "Description of the Notes--Terms of the Senior Discount Notes--Optional Redemption." In the event of a Change of Control, as defined in the Indenture, the Company will be required to offer to redeem all of the Senior Discount Notes at redemption prices specified elsewhere herein. See "Description of the Notes--Change of Control." Upon the occurrence of a Special Redemption Event, the Company will be required to redeem a portion of the Senior Discount Notes aggregating up to $353 million in Accreted Value at redemption prices specified elsewhere herein. See "Description of the Notes-- Terms of the Senior Discount Notes--Special Redemption." Such redemption rights and obligations will be treated by the Company as not affecting the determination of the yield or maturity of the Senior Discount Notes. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date upon the occurrence of one or more contingencies. Under such Treasury Regulations, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the "maturity date" and stated redemption price at maturity of such an instrument are determined by assuming that payments will be made according to the instrument's stated payment schedule, unless based upon all the facts and circumstances as of the issue date, it is more likely than not that the instrument's stated payment schedule will not occur. The Company has determined that the stated maturity date and stated payment schedule of the Senior Discount Notes is more likely than not to occur based on the facts and circumstances known as of the issue date. On these facts, under these regulations, the "maturity date" and stated redemption price at maturity of the Senior Discount Notes would be determined on the basis of the stated maturity and stated payment schedule.

  If notwithstanding the foregoing, it is presumed that the Company will exercise its option to redeem, then the maturity date of the Senior Discount Notes for the purpose of calculating yield to maturity would be the exercise date of such call option and the stated redemption price at maturity for each Senior Discount Note would equal the amount payable upon such exercise. If subsequently the call option is not exercised then, for purposes of the OID rules, the issuer would be treated as having issued on the presumed exercise date of the call option a new debt instrument in exchange for the existing instrument. The new debt instrument deemed issued would have an issue price equal to the call price. As a result, another OID computation would have to be made with respect to the constructively issued new debt instrument.



SALE, EXCHANGE AND REDEMPTION OF SENIOR DISCOUNT NOTES

  A sale, exchange or redemption of Senior Discount Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Senior Discount Note will initially equal the cost of the Note to such Holder and will be increased by any amounts included in income as OID, and decreased by the amount of any cash payments received by such Holder regardless of whether such payments are denominated as principal or interest. Gain or loss upon a sale, exchange, or redemption of a Senior Discount Note will be capital gain or loss if the Note is held as a capital asset, and will be long term capital gain or loss if the Note has been held by the Holder for more than one year.



THE SENIOR NOTES

  The Senior Notes were not issued with (and thus do not bear) original issue discount. For purposes of this discussion, it is assumed that all the initial Holders will purchase their Senior Notes at a price equal to the stated principal amount.

  Holders of Senior Notes will be required to include stated interest on the Senior Notes in gross income for federal income tax purposes in accordance with the Holder's method of accounting for tax purposes.

  Upon a sale, exchange or redemption of a Senior Note, a Holder will recognize gain or loss measured by the difference between the amount received in exchange therefor (except to the extent the consideration received is attributable to stated interest not previously taken into account, which consideration is treated as interest income) and such Holder's adjusted tax basis in the Senior Note. Any gain or loss recognized on the redemption, sale or exchange of a Senior Note will be capital gain or loss if the Senior Note is held as a capital asset and will be long term capital gain or loss if the Senior Note has been held by a Holder for more than one year.

  In certain circumstances, notes issued in connection with the same transaction or related transactions may be treated as a single note for purposes of the OID rules. The Company has determined that a substantial portion of each of the Senior Notes and the Senior Discount Notes will be issued to purchasers not related to the Company or to other purchasers and who do not purchase both Senior Notes and Senior Discount Notes in connection with the same transaction or related transactions. Assuming this is the case, the aggregation rules will not apply.

FOREIGN HOLDERS

  The following discussion is a summary of certain United States federal income tax consequences to a Foreign Person that holds a Note. The term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if the income or gain on the Note is not "effectively connected with the conduct of a trade or business within the United States," in which case the nonresident alien individual or foreign corporation will be subject to tax on such income or gain in essentially the same manner as a United States citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax.

  Under the "portfolio interest" exception to the general rules for the withholding of tax on interest and original issue discount paid to a Foreign Person, a Foreign Person will not be subject to United States tax (or to withholding) on interest or OID on a Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) the Company, its paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") on the Internal Revenue Service's Form W-8 signed under penalties of perjury by the beneficial owner of the Note in which the owner certifies that the owner is not a United States person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by a financial institution holding the Note on behalf of the beneficial owners, together with a copy of the Owner's Statement. Regulations proposed in April, 1996 would retain these procedures for certifying that a Holder is a Foreign Person and would add several alternative certification procedures. A Foreign Person who does not qualify for the "portfolio interest" exception would be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments and payments (including proceeds from a sale, exchange or retirement) attributable to OID on the Notes.

  Gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note (including any gain representing accrued market discount) will not be subject to United States tax unless the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the Note is redeemed, sold or exchanged, and certain other requirements are met, in which case the Foreign Person will be subject to United States Tax at a flat rate of 30% (unless exempt by applicable treaty).

 Federal Estate and Gift Tax

  A Note beneficially owned by an individual who at the time of death is not a domiciliary of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  Any individual will not be subject to United States federal gift tax on a transfer of Notes, unless such person is a domiciliary of the United States.

BACKUP WITHHOLDING

  A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the Notes. This withholding applies if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that he or she has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described above under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Chase Securities Inc. ("CSI") and Toronto Dominion Securities (USA) Inc. ("TD," together, the "Underwriters"), the Company has agreed to sell to the Underwriters, and each Underwriter has severally agreed to purchase from the Company, the aggregate principal amount at maturity of Notes set forth opposite its name below. The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters will be obligated to purchase all of the Notes if any Notes are purchased.

                                   SENIOR NOTES      SENIOR DISCOUNT NOTES
        UNDERWRITERS             PRINCIPAL AMOUNT PRINCIPAL AMOUNT AT MATURITY
        ------------             ---------------- ----------------------------
Donaldson, Lufkin & Jenrette
 Securities Corporation.........   $120,000,000          $  429,443,000
Merrill Lynch, Pierce, Fenner &
         Smith
         Incorporated...........     90,000,000             322,082,000
Morgan Stanley & Co.
       Incorporated.............     60,000,000             214,721,000
Chase Securities Inc............     21,000,000              75,152,000
Toronto Dominion Securities
 (USA) Inc......................      9,000,000              32,208,000
                                   ------------          --------------
     Total......................   $300,000,000          $1,073,606,000
                                   ============          ==============

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including those under the Securities Act. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Notes if the Notes are purchased.

  The Underwriters propose to offer the Notes directly to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount at maturity of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% of the principal amount at maturity of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

  The Company has been advised by the Underwriters that they presently intend to make a market in the Notes in the secondary market, as permitted by applicable laws and regulations, but that they are not obligated to do so and may discontinue any such market making at any time without notice. The Notes will not be listed on any securities exchange, and there can be no assurance that a secondary market for the Notes will develop.

  Certain Underwriters have from time to time provided customary brokerage and investment banking services to the Company and expect in the future to provide such services, for which they have received and will receive customary fees and commissions.

  Merrill Lynch & Co., Inc., an affiliate of one of the Underwriters, was the majority owner of the Company from its inception until November 23, 1992. Merrill Lynch & Co., Inc. was one of the Company's first customers and remains one of its 10 largest customers. From March 3, 1983 to November 23, 1992, the Company was included in the consolidated federal and combined income tax returns for Merrill Lynch & Co., Inc. A Stockholders' Agreement among Cox Teleport, Inc., Merrill Lynch Group, Inc. and TCG, dated December 11, 1991, includes provisions governing the allocation and payment of taxes by TCG and the Merrill Lynch affiliated group for the period from December 11, 1991, through November 23, 1992. In addition, Merrill Lynch/WFC/L, Inc., an affiliate of Merrill Lynch, has subleased portions of the Merrill Lynch Headquarters, World Financial Center, New York, to TC Systems, Inc., a subsidiary of TCG. In the fiscal year ended December 31, 1995, the Company paid approximately $200,000 under such sublease.

  Morgan Stanley & Co. Incorporated is also a long-standing and significant customer for the Company's telecommunications services. Donaldson, Lufkin & Jenrette Securities Corporation is also a customer of the Company. The Company's provision of telecommunications services to Underwriters is on an arm's-length basis.

  DLJ, Merrill Lynch and Morgan Stanley and certain of their affiliates have been retained to act as underwriters in connection with the Stock Offerings.

  CSI is an affiliate of the documentation agent and a lender under the Revolving Credit Agreement. TD is an affiliate of the administrative agent and a lender under the Revolving Credit Agreement.

  Affiliates of CSI and TD will receive their proportionate share of the repayment by the Company of amounts outstanding under the Revolving Credit Agreement from the proceeds of the Offerings. See "Use of Proceeds" and "Description of Certain Indebtedness."

                                 LEGAL MATTERS

  The legality of the Notes offered hereby and certain other legal matters will be passed upon for TCG by Dow, Lohnes & Albertson, a Professional Limited Liability Company, Washington, D.C., and for the Underwriters by Shearman & Sterling, New York, New York; provided, however, that certain state regulatory matters relating to the issuance of the Notes will be passed upon for TCG by Roland, Fogel, Koblenz & Carr, LLP, Albany, New York (with respect to New York regulatory matters), and by Smith, Don, Alampi, D'Argenio & Arturi, Englewood Cliffs, New Jersey (with respect to New Jersey regulatory matters).

                                    EXPERTS

  The combined financial statements of Teleport Communications Group Inc. and its subsidiaries and TCG Partners as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and the combined financial statements of Local Market Partnerships to be acquired by Teleport Communications Group Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  TCG has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the Notes being offered in the Notes Offerings. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus does not contain all of the information set forth in the Registration Statement, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

  TCG is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offerings, TCG will become subject to the informational requirements of the Exchange Act and in accordance therewith will file periodic reports, proxy statements and other information relating to its business, financial statements and other matters. Any interested party may inspect the Registration Statement, the reports, proxy statements and other information without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601), and in New York (Seven World Trade Center, 13th Floor, New York, New York 10048). Any interested party may obtain copies of all or any portion of the Registration Statement, the reports, proxy statements and other information at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  The Company intends to distribute to all holders of the Notes offered hereby annual reports containing audited consolidated financial statements and a report thereon by its independent certified public accountants and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

                                   GLOSSARY

  Access charges--The fees paid by long distance carriers for the local connections between the long distance carriers' networks and the long distance carriers' customers.

  ATM (asynchronous transfer mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video at varying rates. The ATM format can be used by many different information systems, including LANs.

  BOC (Bell Operating Company)--A telephone operating subsidiary of an RBOC; an incumbent local exchange carrier.

  CAP (competitive access provider)--A company that provides dedicated services (private line, local transport and special access) telecommunications services as an alternative to the ILEC.

  Central offices--A telecommunications center where switches and other telecommunications facilities are housed. CAPs may connect with ILEC networks either at this location or through a remote location.

  Centrex--A switched service that offers dial tone and other features similar to those of Private Branch Exchange ("PBX"), except the switching equipment is located at the carrier's premises and not at the customer's premises. These features include direct dialing within a given telephone system, direct dialing of outgoing telephone calls and automatic identification of incoming telephone calls. This is a value-added service that carriers can provide to a wide range of business customers.

  Colocation--The ability of a telecommunications carrier to interconnect its network to the ILEC's network by extending its facilities to the ILEC's central office. Physical colocation occurs when the interconnecting carrier places its network equipment within the ILEC's central offices. Virtual colocation is an alternative to physical colocation under which the ILEC permits a carrier to interconnect its network to the ILEC's network in a manner which is technically, operationally and economically comparable to physical colocation, even though the interconnecting carrier's network connection equipment is not physically located within the central offices.

  CLEC (competitive local exchange carrier)--A company that provides local exchange services in competition with the incumbent local exchange carrier.

  Dedicated--Telecommunications lines dedicated to, or reserved for use by, a particular customer along predetermined routes (in contrast to links which are temporarily established).

  Digital--A means of storing, processing and transmitting information by using distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies use a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

  Diverse routing--A telecommunications network configuration in which signals are transmitted simultaneously along two different paths so that if one path is cut or impaired, traffic can continue in the other direction without interrupting service. The Company's networks generally provide diverse routing.

  DS-0, DS-1, DS-3--Standard North American telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 44.736 megabits per second. A DS-0 can transmit a single uncompressed voice conversation.

  FCC--Federal Communications Commission.

  Fiber Miles--The number of route miles of fiber optic cable installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers in the cable. See the definition of "route mile" below.

  Fiber Optics--Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission.

  Hybrid fiber coaxial (HFC)--A new technology consisting of fiber optic distribution facilities and coaxial cable deployed to the home or business. This technology enables the operator to offer a wide variety of two-way broadband services, including telecommunications and entertainment.

  Interconnection decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the BOCs and other large ILECs to provide interconnection in ILEC central offices to any CAP, long distance carrier or end user requesting such interconnection to provide interstate special access or switched transport services.

  ILECs (incumbent local exchange carriers)--The local phone companies, either a BOC or an independent (such as GTE) which provides local exchange services.

  Internet--The name used to describe the global open network of computers that permits a person with access to the Internet to exchange information with any other computer connected to the network.

  ISDN (Integrated Services Digital Network)--ISDN is an internationally agreed standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video conferencing over a single line, for example, and also supports a multitude of value-added switched service applications such as Incoming Calling Line Identification. ISDN's combined voice and data networking capabilities reduce costs for end users and result in more efficient use of available facilities. ISDN combines standards for highly flexible customer to network signaling with both voice and data within a common facility.

  IXC (interexchange carrier)--a long distance carrier.

  Kbps (kilobits)--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "thousands of bits per second."

  LANs (local area networks)--The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routers.

  LATA (local access and transport area)--The geographical areas within which a local telephone company may offer telecommunications services, as defined in the divestiture order known as the Modified Final Judgment ("MFJ") unless and until redefined by the FCC pursuant to the Telecommunications Act of 1996.

  Local exchange--A geographic area defined by the appropriate state regulatory authority in which telephone calls generally are transmitted without toll charges to the calling or called party.

  Local Exchange Service/Local Exchange Telephone Service--Basic local telephone service, including the provision of telephone numbers, dial tone and calling within the local exchange area.

  Long distance carriers (interexchange carriers or IXC)--Long distance carriers providing services between LATAs, on an interstate or intrastate basis. A long distance carrier may be facilities-based or offer service by reselling the services of a facilities-based carrier.

  Local transport services--Dedicated lines between the ILEC's central offices and long distance carrier POPs used to carry switched traffic.

  Mbps (megabit)--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "millions of bits per second."

  Multiplexing--An electronic or optical process that combines a number of lower speed transmission signals into one higher speed signal. There are various techniques for multiplexing, including frequency division (splitting the total available frequency bandwidth into smaller frequency slices), time division (slicing a channel into timeslots and placing each signal into its assigned timeslot), and statistical (wherein multiplexed signals share the same channel and each transmits only when it has data to send).

  Nodes--An individual point of origination and termination or intersection on the network, usually where electronics are housed.

  PBX (private branch exchange)--A customer owned and operated switch on customer premises, typically used by large businesses with multiple telephone lines.

  PBX trunk--A transmission facility which connects a PBX to the Company's or ILEC's central office switching center.

  POPs (points of presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays telephone calls to, a network switching center of the same long distance carrier.

  Private line--A private, dedicated telecommunications link between different customer locations (excluding long distance carrier POPs).

  Public switched network--The switched network available to all users generally on a shared basis (i.e., not dedicated to a particular user). The local exchange telephone service networks operated by ILECs are the largest and often the only public switched networks in a given locality.

  PUC (public utility commission)--A state regulatory body, established in most states, which regulates utilities, including telecommunications companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission ("PSC").

  RBOC (Regional Bell Operating Company)--The holding company which owns a BOC.

  Reciprocal compensation--An arrangement in which two local exchange carriers agree to terminate traffic originating on each other's networks in exchange for a negotiated level of compensation.

  Redundant electronics--A telecommunications facility that uses two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Route mile--The number of miles along which fiber optic cables are installed.

  SONET (synchronous optical network)--A set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

  Special access services--The lease of private, dedicated telecommunications lines or circuits on an ILEC's or a CAP's network which run to or from the long distance carrier's POPs. Special access services do not require the use of switches. Examples of special access services are telecommunications circuits running between POPs of a single long distance carrier, from one long distance carrier's POP to another long distance carrier's POP or from an end user to its long distance carrier's POP.

  Switch--A mechanical or electronic device that opens or closes circuits or selects the paths or circuits to be used for the transmission of information. Switching is a process of linking different circuits to create a temporary transmission path between users. Within this document, switches generally refer to voice grade telecommunications switches unless specifically stated otherwise.

  Switched access services--The connection between a long distance carrier's POP and an end user's premises through the switching facilities of a local exchange carrier.

  Toll services--Otherwise known as EAS or intra LATA toll services are those calls that are beyond the free local calling area but originate and terminate within the same LATA; such calls are usually priced on a measured basis.

  Voice grade equivalent circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth.

      TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS:
  AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................  F-2
  Combined Balance Sheets at December 31, 1995 and 1994...................  F-3
  Combined Statements of Operations for the Years Ended December 31, 1995,
   1994 and 1993..........................................................  F-4
  Combined Statements of Changes in Stockholders' Equity and Partners'
   Capital (Deficit) for the Years Ended December 31, 1995, 1994 and
   1993...................................................................  F-5
  Combined Statements of Cash Flows for the Years Ended December 31, 1995,
   1994 and 1993..........................................................  F-6
  Notes to Combined Financial Statements..................................  F-7
  UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Combined Balance Sheet at March 31, 1996................................ F-18
  Combined Statements of Operations for the Three Months Ended March 31,
   1996 and 1995.......................................................... F-19
  Combined Statements of Cash Flows for the Three Months Ended March 31,
   1996 and 1995.......................................................... F-20
  Notes to Combined Interim Financial Statements.......................... F-21
LOCAL MARKET PARTNERSHIPS TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP
INC.:
  AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................ F-22
  Combined Balance Sheets at December 31, 1995 and 1994................... F-23
  Combined Statements of Operations and Partners' Capital for the Years
   Ended December 31, 1995, 1994, and 1993................................ F-24
  Combined Statements of Cash Flows for the Years Ended December 31, 1995,
   1994 and 1993.......................................................... F-25
  Notes to Combined Financial Statements.................................. F-26
  UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Combined Balance Sheet at March 31, 1996................................ F-31
  Combined Statements of Operations for the Three Months Ended March 31,
   1996 and 1995.......................................................... F-32
  Combined Statements of Cash Flows for the Three Months Ended March 31,
   1996 and 1995.......................................................... F-33
  Notes to Combined Interim Financial Statements.......................... F-34

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Teleport Communications Group Inc. and
 Partners of TCG Partners:

We have audited the accompanying combined balance sheets of Teleport Communications Group Inc. and its subsidiaries and TCG Partners (collectively, "TCG"), both of which are under common ownership and common management, as of December 31, 1995 and 1994 and the related combined statements of operations, changes in stockholders' equity and partners' capital (deficit), and cash flows for the three years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of TCG's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of TCG at December 31, 1995 and 1994 and the combined results of their operations and their combined cash flows for the three years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York

February 16, 1996

(April 24, 1996 as to Note 1,
May 13, 1996 as to Note 12 and
June 25, 1996 as to Note 6)

      TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                                              1995       1994
                                                            ---------  --------
                          ASSETS
Current assets:
 Cash and cash equivalents................................  $  11,862  $ 26,000
                                                            ---------  --------
 Accounts receivable:
 Trade--net of allowance for doubtful accounts ($1,161 in
  1995 and $1,457 in 1994)................................     26,196    19,535
 Related parties..........................................      4,640     6,264
 Miscellaneous--net of allowance for doubtful accounts
  ($543 in 1995 and $747 in 1994).........................      2,037     1,669
                                                            ---------  --------
   Accounts receivable--net...............................     32,873    27,468
                                                            ---------  --------
 Prepaid expenses.........................................      4,939     3,950
                                                            ---------  --------
 Other current assets.....................................        532       481
                                                            ---------  --------
 Total current assets.....................................     50,206    57,899
                                                            ---------  --------
Fixed assets--at cost:
 Communications network...................................    492,858   389,010
 Other....................................................     52,795    33,954
                                                            ---------  --------
                                                              545,653   422,964
 Less accumulated depreciation and amortization...........   (113,202)  (78,973)
                                                            ---------  --------
   Fixed assets--net......................................    432,451   343,991
                                                            ---------  --------
Investment in unconsolidated affiliates...................     99,299    53,958
                                                            ---------  --------
Goodwill--net of accumulated amortization ($1,716 in 1995
 and $279 in 1994)........................................     27,008    28,445
                                                            ---------  --------
Other assets..............................................      5,829     2,690
                                                            ---------  --------
 Total assets.............................................  $ 614,793  $486,983
                                                            =========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                         (DEFICIT)
Current liabilities:
 Accounts payable and accrued liabilities.................  $  92,104  $ 62,015
 Current portion of capital lease obligations ($3,338 in
  1995 and $1,076 in 1994 with related parties)...........      4,354     1,845
 Notes payable to unconsolidated affiliates...............        --     25,983
 Other current liabilities................................        831       775
                                                            ---------  --------
 Total current liabilities................................     97,289    90,618
Capital lease obligations ($10,017 in 1995 and $2,634 in
 1994 with related parties)...............................     11,964     2,962
Subordinated debt to parents..............................    269,000   197,500
Long-term bank debt.......................................     87,500       --
Minority interest.........................................      4,409     2,903
Other liabilities.........................................     19,283    13,848
                                                            ---------  --------
 Total liabilities........................................    489,445   307,831
                                                            ---------  --------
Commitments and contingencies

Stockholders' equity and partners' capital (deficit):
 Stockholders' equity (common stock, $1.00 par value;
  authorized, 3,000 shares; outstanding, 1,667 shares)......   129,742   162,129
 Partners' capital (deficit)................................    (4,394)   17,023
                                                              --------  --------
 Total stockholders' equity and partners' capital
  (deficit).................................................   125,348   179,152
                                                              --------  --------
 Total liabilities and stockholders' equity and partners'
  capital (deficit).........................................  $614,793  $486,983
                                                              ========  ========

                  See notes to combined financial statements.

      TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                    1995      1994      1993
                                                  --------  --------  --------
Revenues:
  Telecommunications services.................... $134,652  $ 99,983  $ 82,374
  Management and royalty fees from affiliates....   31,517    20,691     1,555
                                                  --------  --------  --------
    Total revenues...............................  166,169   120,674    83,929
                                                  --------  --------  --------
Expenses:
  Operating......................................   73,743    60,255    48,224
  Selling, general and administrative............   69,850    56,306    40,275
  Depreciation and amortization..................   37,837    19,933    16,197
                                                  --------  --------  --------
    Total expenses...............................  181,430   136,494   104,696
                                                  --------  --------  --------
Operating loss...................................  (15,261)  (15,820)  (20,767)
                                                  --------  --------  --------
Interest:
  Interest income................................    4,067     1,711     1,072
  Interest expense ($18,763 in 1995, $4,998 in
   1994 and $1,123 in 1993 with related
   parties)......................................  (23,331)   (5,079)   (1,407)
                                                  --------  --------  --------
    Total interest...............................  (19,264)   (3,368)     (335)
                                                  --------  --------  --------
Loss before minority interest, equity in losses
 of unconsolidated affiliates and income tax
 (provision) benefit.............................  (34,525)  (19,188)  (21,102)
Minority interest................................      663     1,395       796
Equity in losses of unconsolidated affiliates....  (19,541)  (11,763)   (2,114)
                                                  --------  --------  --------
Loss before income tax (provision) benefit.......  (53,403)  (29,556)  (22,420)
Income tax (provision) benefit...................     (401)     (433)    4,149
                                                  --------  --------  --------
Net loss......................................... $(53,804) $(29,989) $(18,271)
                                                  ========  ========  ========


                  See notes to combined financial statements.

      TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                                   (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                 STOCKHOLDERS' EQUITY
                         -------------------------------------
                                                                               TOTAL
                                                                           STOCKHOLDERS'
                                                                            EQUITY AND
                                ADDITIONAL RETAINED             PARTNERS'    PARTNERS'
                         COMMON  PAID-IN   EARNINGS              CAPITAL      CAPITAL
                         STOCK   CAPITAL   (DEFICIT)   TOTAL    (DEFICIT)    (DEFICIT)
                         ------ ---------- ---------  --------  ---------  -------------
BALANCE, JANUARY 1,
 1993...................  $  1   $ 75,348  $  2,360   $ 77,709  $   (338)    $ 77,371
  Net loss..............   --         --    (13,240)   (13,240)   (5,031)     (18,271)
  Issuance of capital
   stock................     1    120,040       --     120,041       --       120,041
  Capital
   contributions........   --         --        --         --     30,000       30,000
                          ----   --------  --------   --------  --------     --------
BALANCE, DECEMBER 31,
 1993...................     2    195,388   (10,880)   184,510    24,631      209,141
  Net loss..............   --         --    (22,381)   (22,381)   (7,608)     (29,989)
                          ----   --------  --------   --------  --------     --------
BALANCE, DECEMBER 31,
 1994...................     2    195,388   (33,261)   162,129    17,023      179,152
  Net loss..............   --         --    (32,387)   (32,387)  (21,417)     (53,804)
                          ----   --------  --------   --------  --------     --------
BALANCE, DECEMBER 31,
 1995...................  $  2   $195,388  $(65,648)  $129,742  $ (4,394)    $125,348
                          ====   ========  ========   ========  ========     ========


                  See notes to combined financial statements.

      TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                 1995       1994       1993
                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................... $ (53,804) $ (29,989) $ (18,271)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation and amortization.............    37,837     19,933     16,197
    Deferred income taxes.....................       --         --      (4,149)
    Equity in losses of unconsolidated
     affiliates...............................    19,541     11,763      2,114
    Amortization of deferred credits..........    (2,228)    (1,886)      (658)
    Provision for losses on accounts
     receivable...............................       877        768        549
  Minority interest...........................      (663)    (1,395)      (796)
  (Increase) decrease in operating assets and
   increase (decrease) in operating
   liabilities:
    Accounts receivable.......................   (12,771)    (8,958)    (7,495)
    Other assets..............................    (3,108)       592     (2,152)
    Accounts payable and accrued liabilities..    45,832     94,472     60,738
    Deferred credits..........................     4,628      2,453       (628)
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities.............................    36,141     87,753     45,449
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for communications net-
   work.......................................  (120,814)  (118,924)  (130,833)
  Capital expenditures for other fixed as-
   sets.......................................   (18,842)   (19,968)    (5,135)
  Acquisition of Diginet......................       --         --     (12,581)
  Due to (from) related parties...............    (6,707)   (69,007)    (8,689)
  Purchase of minority interest in TCB........       --     (36,975)       --
  Investment in unconsolidated affiliates--
   cash component.............................   (61,604)   (42,342)    (9,487)
  Advances to unconsolidated affiliate........    (3,400)       --         --
  Repayment of advances to unconsolidated af-
   filiate....................................     3,400        --         --
  Reimbursement of funds advanced to unconsol-
   idated affiliates..........................       --      22,190     19,607
                                               ---------  ---------  ---------
      Net cash used for investing activities..  (207,967)  (265,026)  (147,118)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt....   159,000    172,500     55,400
  Repayment of long-term debt.................       --         --     (79,984)
  Issuance of capital stock...................       --         --     120,041
  Capital contributions from minority
   partners...................................     2,168      6,058      5,756
  Capital contribution........................       --         --      30,000
  Principal payments under capital lease
   obligations................................    (3,480)      (459)    (1,391)
  Repayments of short-term debt...............       --      (6,542)       --
                                               ---------  ---------  ---------
      Net cash provided by financing
       activities.............................   157,688    171,557    129,822
                                               ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................   (14,138)    (5,716)    28,153
CASH AND CASH EQUIVALENTS, JANUARY 1..........    26,000     31,716      3,563
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31........ $  11,862  $  26,000  $  31,716
                                               =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--Cash paid during the year for
 interest..................................... $   8,675  $   5,693  $   1,099
                                               =========  =========  =========

                  See notes to combined financial statements.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATIONS

  Teleport Communications Group Inc. ("TCGI"), incorporated in March 1983, and TCG Partners, formed in December 1992, (collectively, "TCG") are each owned
30.05994 percent by wholly-owned subsidiaries of Cox Communications, Inc. ("Cox"), 29.93994 percent by wholly-owned subsidiaries of Tele-Communications, Inc. ("TCI"), 20.00006 percent by wholly-owned subsidiaries of Comcast Corporation ("Comcast"), and 20.00006 percent by wholly-owned subsidiaries of Continental Cablevision, Inc. ("Continental").

  TCGI and TCG Partners are affiliated through common ownership and management.

  TCG, the first and largest competitive local exchange carrier in the United States, offers a wide range of local telecommunications services in major metropolitan markets nationwide. TCG competes with incumbent local exchange carriers as "The Other Local Phone Company"SM by providing high quality, integrated local telecommunications services, primarily over fiber optic digital networks, to meet the voice, data and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, long distance carriers and resellers and wireless communications companies. TCG offers these customers technologically advanced local telecommunications services, as well as superior customer service, flexible pricing and vendor and route diversity.

  In connection with the proposed public offerings of Class A Common Stock and Notes, TCGI and its owners entered into a reorganization agreement dated April 18, 1996 pursuant to which TCG Partners and certain of the unconsolidated affiliates will become wholly owned subsidiaries of TCGI, and TCGI will acquire the minority interests of certain of the owners of the remaining unconsolidated affiliates.

  On April 19, 1996 and April 24, 1996, TCGI filed registration statements with the Securities and Exchange Commission for the registration of Class A Common Stock and Senior Discount Notes, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination--The accompanying combined financial statements include the accounts of TCGI and its subsidiaries and of TCG Partners. Minority interest represents other partners' equity in TCG St. Louis in 1995 and 1994 and in Teleport Communications Boston, a Massachusetts partnership ("TCB"), in 1994 (until acquisition) and in 1993. In addition, TCG San Diego was included in minority interest from June 1, 1993 (date of inception) through May 31, 1994. Effective June 1, 1994, TCG San Diego became an unconsolidated affiliate due to Times Mirror Inc. acquiring an interest in the partnership. All significant intercompany transactions and balances have been eliminated. Investments in which TCG holds less than a 50 percent interest are accounted for under the equity method.

  Basis of Accounting--The accompanying combined financial statements have been prepared on the accrual basis of accounting.

  Revenue Recognition--Revenue on dedicated line and switch services is recognized in accordance with the terms of the underlying customer contracts or tariffs and over the period in which the services are provided.

  Depreciation and Amortization--Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets or the length of the lease, whichever is shorter. Estimated useful lives are 5 to 25 years for the communications network and 3 to 5 years for other fixed assets, except for buildings which are 40 years.

  During 1995, TCG completed a review of the useful lives of its fixed assets. TCG determined that the lives of certain electronics equipment were longer than industry standard, while the lives of other electronics equipment were shorter than industry standard. Therefore, TCG adjusted the estimated useful lives of certain

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS electronics equipment to conform with industry standard, effective December 1, 1995. The effect of these changes in estimate increased depreciation expense for the year ended December 31, 1995 by approximately $700,000.

  Goodwill--Goodwill represents the excess purchase price paid over the net assets associated with the purchase of the remaining partnership interest in Teleport Communications, a New York partnership, and TCB. Goodwill is amortized on a straight line basis over 40 years for Teleport Communications and 20 years for TCB. The goodwill amortization recorded in 1995, 1994 and 1993 was $1,437,000, $207,000 and $35,000, respectively.

  The carrying value of intangible assets is periodically reviewed and impairments will be recognized when the undiscounted expected future cash flows, computed after interest expense derived from the related operations, is less than their carrying value. Effective January 1, 1995, TCG changed its estimate of the useful life of the goodwill associated with TCB to 20 years. The effect of this change in estimate was to increase depreciation and amortization expense by approximately $650,000.

  Deferred Credits--Deferred credits principally represent advance payments received from customers for long-term fiber optic service, and are amortized into income over the life of the related contracts. The current portions, $831,000 and $775,000 at December 31, 1995 and 1994, respectively, are included in other current liabilities and the non-current portions, $5,392,000 and $3,216,000 at December 31, 1995 and 1994, respectively, are included in other liabilities.

  Income Taxes--TCGI accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect.

  State and local taxes are based on factors other than income.

  TCG Partners is not subject to Federal or state and local income taxes. Each partner's distributive share of partnership revenues, expenses and other items is computed on the basis of the respective partner's capital interest in the partnership and is reported by the partners in their respective Federal or state income tax returns.

  Financial Instruments--Financial instruments which potentially subject TCG to concentration of credit risk consist of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of TCG's customer base among different industries and geographic areas in the United States, by credit granting policies adopted by TCG, and by remedies provided by terms of contracts, tariffs and statutes.

  Cash Equivalents--TCG considers all highly liquid instruments readily convertible to known amounts of cash to be cash equivalents.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Long-Lived Assets--In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement is effective for fiscal years beginning after December 15, 1995. Management has evaluated the effect on its financial condition and results of operations from the adoption of this statement and does not believe an impairment of the long-lived assets has occurred.

  Stock-Based Compensation--In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, per share amounts as if the company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements. TCG has elected to continue to account for such transactions under APB No. 25. TCGI has determined that if SFAS No. 123 had been adopted, its impact to the combined statement of operations for the year ended December 31, 1995 would have been insignificant.

  Presentation--Certain 1994 and 1993 amounts have been reclassified to conform with the 1995 presentation.

3. INCOME TAXES

  There are no current income taxes payable based on TCGI's operating loss. The following temporary differences compose the net deferred income tax liability (in thousands):

                                                            1995      1994
                                                          --------  --------
   Deferred income tax liabilities--depreciation,
    amortization and excess credits...................... $ 23,294  $ 17,495
                                                          --------  --------
   Deferred income tax assets:
     Deferred revenue....................................   (2,089)   (1,308)
     Assets recorded for tax purposes....................   (1,301)   (1,514)
     Incentive compensation..............................   (3,303)   (2,134)
     Operating loss......................................  (35,233)  (19,594)
     Equity on investments...............................     (710)     (694)
     Excess credits......................................      --       (684)
                                                          --------  --------
                                                           (42,636)  (25,928)
     Less valuation allowance............................   20,264     9,355
                                                          --------  --------
       Total deferred tax assets.........................  (22,372)  (16,573)
                                                          --------  --------
   Deferred income taxes payable--net.................... $    922  $    922
                                                          ========  ========

  In 1995, 1994 and 1993, the income tax benefits of approximately $10,909,000, $7,782,000 and $5,722,000, respectively, have been offset by increases in the valuation allowance of $10,909,000, $7,782,000 and $1,573,000, respectively, due to the uncertainty of realizing the benefit of the loss carryforwards.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  A reconciliation of the statutory Federal income tax rate to TCGI's effective income tax rate is as follows:

                             1995    1994    1993
                             -----   -----   -----
   Statutory Federal income
    tax rate...............   35.0 %  35.0 % (35.0)%
   State and local taxes,
    less federal benefit...    1.3 %   2.0 %   0.0 %
   Unutilized tax benefit
    due to net operating
    loss...................  (33.3)% (35.5)%   9.0 %
   Permanent differences
    and other..............   (1.7)%   0.5 %   2.1 %
                             -----   -----   -----
   Effective rate..........    1.3 %   2.0 % (23.9)%
                             =====   =====   =====

  At December 31, 1995, TCGI's had operating loss carryforwards for tax purposes of approximately $105,300,000, expiring principally in 2009 through 2011.

4. RELATED PARTY TRANSACTIONS

  In connection with the management of its unconsolidated partnerships and certain other affiliates, TCGI has entered into management services agreements. Under the terms of such agreements, TCGI provides certain operating and administrative services to such entities, for which it earns management fees. Management fees earned were approximately $29,638,000, $19,403,000 and $1,380,000 in 1995, 1994 and 1993, respectively.

  At the request of certain cable television operators, including Cable Stockholders, TCG is participating in residential telephone trials in Arlington Heights, Illinois, Hartford, Connecticut and the San Francisco Bay area. TCG expects to be fully reimbursed for its costs incurred in connection with these trials. At December 31, 1995, the amount due to TCG for this reimbursement was $461,000, and is included in miscellaneous accounts receivable.

  TCG also provides management services to certain affiliates of Cox under three Operator Managed Ventures Services Agreements, including billing services, network monitoring and accounts receivable functions. Under the terms of the agreements, TCG retains 8% of the collected revenues from Cox customers as a royalty fee. Royalty fees recorded from Cox were approximately $98,000, $27,000 and $0 for 1995, 1994 and 1993, respectively, and are included in management and royalty fees in the statements of operations. Included in accounts receivable--trade are approximately $262,000 and $99,000 at December 31, 1995 and 1994, respectively, for amounts owed by Cox customers.

  In 1995 TCG purchased cable on behalf of certain of its owners which it then sold to them at cost. At December 31, 1995, the amount receivable from the owners was $3,683,000.

  Revenues earned from all services to the other partner of TCB and its affiliates were approximately $3,709,000 and $771,000 for the years ended December 31, 1994 and 1993, respectively.

5. EMPLOYEE BENEFIT PLANS

  Teleport Communications Group Retirement Savings Plan. TCGI has a Retirement Savings Plan with a 401(k) savings component and a retirement component covering substantially all eligible employees of TCG with one or more years of service. Under the 401(k) component of the plan, participants may make pre-tax contributions and TCG matches 50 percent of the first 6 percent of annual eligible compensation to a maximum company contribution of $1,500 per employee. Under the retirement component of the plan, TCG contributes an amount based on years of service and annual eligible compensation.

  In 1995, 1994 and 1993, TCG made matching contributions of $735,963, $456,259 and $257,709, respectively, as required by the 401(k) component and $977,949, $606,390 and $288,838 respectively, under the retirement component of the plan.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  TCGI has established a nonqualified, unfunded, deferred compensation Make-Up Plan of Teleport Communications Group Inc. (the "Make-Up Plan") for the Teleport Communications Group Inc. Retirement Savings Plan (the "Retirement Savings Plan"). The purpose of the Make-Up Plan is to provide certain eligible participants benefits which would have been payable under the Retirement Savings Plan, but were limited by the maximum company match of $1,500, as well as compensation limits set forth by the IRS. Expenses incurred in connection with the Make-Up Plan were insignificant.

  Teleport Communications Group Unit Appreciation Plan. TCGI has established a Teleport Communications Group Unit Appreciation Plan (the "UAP"). During the years ended December 31, 1993 and 1992, TCGI made awards of deferred compensation in the form of units (the "Units"), pursuant to the UAP, to certain eligible employees of TCGI. The initial base price of each Unit as of January 1, 1993 and 1992 was $34.85 and $30.00, respectively. Awards under the UAP are subject to a five-year vesting schedule, pursuant to which the Units granted will be partially vested commencing as of December 31, 1995 and December 31, 1994, respectively, and fully vested no later than December 31, 1997 and December 31, 1996, respectively, subject to certain exceptions. The terms of the UAP have been modified pursuant to employment agreements with certain employees, as provided therein. In connection with the UAP, TCGI recognized compensation expense of $2,474,845, $6,070,955 and $3,047,436 for the years ended December 31, 1995, 1994 and 1993, respectively. In January 1996, TCGI adopted a plan which permits the awards under the UAP to be deferred in whole or in part at the election of the participants for certain periods.

  The following table provides additional information concerning the Unit Appreciation Plan awards:

                                NUMBER                                        NUMBER        NUMBER
                               OF UNITS       NUMBER OF    VALUE OF UNITS    OF UNITS      OF UNITS   VALUE OF UNITS
                   INITIAL  OUTSTANDING AT UNITS VESTED AT   VESTED AT    OUTSTANDING AT  VESTED AT     VESTED AT
 YEAR OF            NUMBER   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
 AWARD             OF UNITS      1995          1995(1)          1995         1994(2)         1994          1994
 -------           -------- -------------- --------------- -------------- -------------- ------------ --------------
 1993............   36,000      23,700          14,220       $  991,134       25,100           --              --
 1992............  170,850     139,200         111,360        7,486,200      156,850        94,110      $5,926,500
                   -------     -------         -------       ----------      -------        ------      ----------
 Total...........  206,850     162,900         125,580       $8,477,334      181,950        94,110      $5,926,500
                   =======     =======         =======       ==========      =======        ======      ==========
                       NUMBER
                      OF UNITS
                   OUTSTANDING AT
 YEAR OF            DECEMBER 31,
 AWARD                  1993
 -------           --------------
 1993............      36,000
 1992............     160,350
                   --------------
 Total...........     196,350
                   ==============

- - --------
(1) No Units awarded in 1993 were vested prior to December 31, 1995.
(2) No Units awarded in 1992 were vested prior to December 31, 1994.

  Teleport Communications Group Stock Option Plan. TCGI established the Teleport Communications Group Stock Option Plan (the "SOP") effective September 26, 1993. TCGI has made long term incentive compensation awards in the form of stock option grants pursuant to the SOP to eligible employees. The SOP reserved 128.175000 shares for issuance pursuant to stock option grants. Adjusted for the recapture of stock options issued to former employees, as of February 16, 1996, stock options relating to 59.91685 shares were outstanding. Stock options were granted at fair value and no compensation expense has been recognized in connection with the options.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  The following table provides additional information concerning SOP awards.

                           NUMBER                          NUMBER       NUMBER      NUMBER        NUMBER
                          OF SHARES                      OF SHARES     OF SHARES   OF SHARES    OF SHARES
                         UNDERLYING  RANGE OF EXERCISE   UNDERLYING   UNDERLYING  UNDERLYING    UNDERLYING
                           OPTIONS   PRICES OF OPTIONS    OPTIONS       OPTIONS     OPTIONS      OPTIONS
                           ISSUED      ISSUED DURING   OUTSTANDING AT  EXERCISED   CANCELLED  EXERCISABLE AT
          YEAR           DURING YEAR       YEAR           YEAR-END    DURING YEAR DURING YEAR    YEAR-END
          ----           ----------- ----------------- -------------- ----------- ----------- --------------
1995....................    6.7880            $597,227    60.4300        .6456      5.1244        7.1967
1994....................    7.7149            $436,217    59.4120          --       5.2694        3.7503
1993....................   56.9665   $289,643-$329,140    56.9665          --          --            --

  Employment Agreements. TCGI's employment agreements are with certain of its executive officers and senior management personnel. These agreements are effective through December 31, 1996, unless terminated earlier by the executive or TCGI, and provide for annual salaries, cost-of-living adjustments, additional compensation in the form of bonuses based on the performance of TCGI and the executive, and participation in the various benefit plans of TCGI. The agreements contain certain benefits to the executive if TCGI terminates the executive's employment without cause or if the executive terminated his employment as a result of change in ownership of TCGI. The salary and bonus expense related to these executives for the year ended December 31, 1995 approximated $2,133,000. TCGI's remaining aggregate commitments for salaries under such agreements is approximately $1,480,000.

  In the event the executive terminates his employment as a result of a change in control, the agreements provide for the payment of a base salary plus an annual bonus in a minimum amount equal to 30 percent of such base salary, except for the President whose minimum annual bonus is 50% of base salary.

6. LONG-TERM DEBT

  Long-term debt at December 31 consists of the following (in thousands):

                                                              1995     1994
                                                            -------- --------
   Subordinated debt to parents, weighted average rate
    1995, 6.82% and 1994, 5.51% due through 2002........... $269,000 $197,500
   Long-term bank debt, weighted average rate 6.80%, due
    through 2004...........................................   87,500      --
                                                            -------- --------
     Total................................................. $356,500 $197,500
                                                            ======== ========

  The aggregate long-term debt maturing during the next five years is as follows (in thousands):

     YEARS                                                               AMOUNT
     -----                                                              --------
      1996............................................................. $    --
      1997.............................................................      --
      1998.............................................................      --
      1999.............................................................   12,500
      2000.............................................................   50,000
     Thereafter........................................................  294,000
                                                                        --------
                                                                        $356,500
                                                                        ========

  TCGI has a loan agreement with Cox, Continental, Comcast and TCI aggregating $349,600,000 ($269,000,000 and $197,500,000 outstanding at December 31, 1995 and 1994, respectively). Borrowings bear interest at 75 basis points above the one-month London Interbank Offered Rate ("LIBOR").

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  Total interest expense for this loan was $17,643,000, $5,477,000 and $656,000 for the years ended December 31, 1995, 1994, and 1993, respectively. At December 31, 1995, $12,179,000 of such interest was included in accrued expenses.

  In May 1995, TCGI entered into a loan agreement (the "Revolving Credit Agreement") with seventeen banks (the "Bank Group") for a total credit facility of $250,000,000 ($87,500,000 outstanding at December 31, 1995).
Interest on borrowings under this agreement is at varying rates based, at TCGI's option, on the prime rate of Toronto-Dominion Bank (the administrative agent for the banks) or the LIBOR plus a spread based on certain financial ratios. Commitment fees on the unused amount of the credit facility of 3/8 of 1 percent are payable under this agreement.

  Additionally, TCGI entered into an agreement with Comcast, Continental, Cox and TCI, whereby TCGI's debt to related parties was subordinated to the long-term indebtedness from the Bank Group.

  The shares of capital stock owned by TCGI in certain of the wholly owned subsidiaries of TCGI (TC New York Holdings I, Inc., TC New York Holdings II, Inc., TCG Payphones, Inc., and TC Systems, Inc., collectively the "Restricted Subsidiaries") were pledged as collateral to secure the loan and may not be pledged to any other party under the terms of the Revolving Credit Agreement.

  In December 1995, the capital stock of the wholly owned Restricted Subsidiaries of TCGI was transferred to TCG New York, Inc., a wholly owned subsidiary of TCGI. TCG New York, Inc. assumed all obligations under the Revolving Credit Agreement as of the date of transfer. TCG New York, Inc. is permitted under the terms of the Revolving Credit Agreement to advance funds to TCGI. When made, such advances are to be evidenced by notes from TCGI to TCG New York, Inc. which will be pledged as collateral under the Revolving Credit Agreement to the Bank Group.

  The Revolving Credit Agreement contains various covenants and conditions, including restrictions on additional indebtedness, maintenance of certain financial ratios and limitations on capital expenditures. None of these covenants negatively impact TCGI's liquidity or capital resources at this time.

  Subsequent to December 31, 1995, TCG New York Inc. increased its borrowing under the Revolving Credit Agreement. Total borrowings under this agreement were $250,000,000 as of June 25, 1996.

  The total amount of interest paid on long-term debt in 1995, 1994 and 1993 was approximately $7,642,000, $5,477,000 and $656,000, respectively.

  TCG's long-term debt had fair values that approximated their carrying amounts.

7. FINANCIAL INSTRUMENTS

  TCGI has entered into interest rate swap agreements to mitigate the impact of changes in interest rates on its long-term bank debt. At December 31, 1995, TCGI had interest rate swaps with commercial banks with a notional value of $55,000,000. The average fixed interest rate is 5.93 percent. These agreements effectively fix TCGI's interest rate exposure on various LIBOR based floating rate notes (which range from 5.87 percent to 5.94 percent). TCGI is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, TCGI does not anticipate nonperformance by the counterparts.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

8. INVESTMENT IN UNCONSOLIDATED AFFILIATES

  During 1995, TCG contributed cash ($12,114,000) for a 40 percent partnership interest in TCG Pittsburgh. TCI holds the remaining 60 percent interest in the Pittsburgh partnership.

  During 1994, TCG contributed cash and certain other assets, or agreed to contribute certain other assets, subject to certain liabilities, in exchange for partnership interests in TCG Seattle (35 percent), TCG San Francisco (35 percent), TCG Los Angeles (35 percent), TCG Phoenix (35 percent), and TCG Dallas Systems (44.9 percent). Such initial contributions of cash and net assets aggregated $9,712,000 and $19,100,000, respectively. In addition, TCG Partners reduced its partnership interest in TCG San Diego from 50 to 46.35 percent on June 1, 1994 as a result of Times Mirror Inc. acquiring an interest in the partnership. TCI also holds a portion of all these new partnerships formed in 1994. Cox, Comcast, Continental and various unrelated parties have partnership interests in several of the partnerships.

  In 1993, partnerships were formed for TCG Chicago (35 percent), TCG Illinois (35 percent), TCG Detroit (44.9 percent), TCG Dallas (44.9 percent), TCG South Florida (35 percent) and TCG Connecticut (35 percent). In connection with such formation, TCG contributed cash of $13,601,000 and net assets of $24,700,000.

  Subsequent to the partnerships' formation, the partnerships reimbursed TCG for the pre-organization operating expenses and capital expenditures incurred by the TCG subsidiaries prior to the formation of the partnerships. Such amounts were included in the liabilities contributed by such subsidiaries to the partnerships upon formation. The purpose of these partnerships is to acquire, own, design, construct, operate, manage and sell certain local telecommunications services in the respective metropolitan areas.

  In connection with the establishment of these partnerships, local licensing regulations, state regulatory requirements, and contractual restrictions did not permit the transfer of title of fixed assets from certain TCG subsidiaries to the local partnerships. At December 31, 1994, the obligations of TCG to contribute the fixed assets once the appropriate approvals were received were evidenced by noninterest-bearing notes aggregating approximately $25,983,000. Depreciation of the related fixed assets, which remained recorded on the books and records of the TCG subsidiary, was accounted for by a reduction of the note payable. TCG transferred title of certain fixed assets from the TCG subsidiary to the local partnership in 1994 and upon obtaining the necessary approvals in 1995, TCG transferred title of the remaining fixed assets.

  Additionally, the excess of the contributed capital, as defined in the partnership agreement, over the historical carrying value of the net assets contributed by the TCG subsidiaries (aggregating approximately $36,162,000 and $39,500,000 at December 31, 1995 and 1994, respectively) is being amortized over periods representing the average remaining useful lives of the contributed assets, and is classified in the line item investments in unconsolidated affiliates in the accompanying combined balance sheets as a reduction to such account.

  Summarized financial information for these investments, including Comcast CAP (see Note 9), as of December 31, 1995 and 1994, and for the periods then ended, is as follows (in thousands):

                                                               1995      1994
                                                             --------  --------
   Total assets............................................. $501,094  $359,940
   Total liabilities........................................  151,562    32,533
   Total revenues...........................................   68,389    35,404
   Net loss.................................................  (47,408)  (31,955)

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

9. ACQUISITIONS

  Effective October 1, 1995, TC Systems, Inc., a wholly owned subsidiary of TCG New York, Inc., entered into an assumption agreement with Local Area Telecommunications, Inc. ("LOCATE") to acquire certain assets subject to associated liabilities. Aggregate assets and associated liabilities at that time were approximately $2.7 million. TC Systems is managing the assets and funding the associated operating losses pending the closing of the transaction which is expected to occur as of May 31, 1996.

  Effective September 1, 1994, TCG Indiana, Inc., a wholly owned subsidiary of TCG Partners, entered into an agreement with City Signal Inc. to purchase all the assets of City Signal Inc. of Indianapolis for approximately $2.6 million, representing the assets acquired subject to the liabilities assumed. The results of operations related to City Signal Inc. are included in the accompanying combined financial statements from September 1, 1994. The results of operations prior to September 1, 1994 were insignificant.

  On October 24, 1994, Teleport paid $6,978,433 to FMR Corp., representing a return of Fidelity Communications Inc.'s share of TCB's capital calls received from March 1993 to February 1994, including interest in the amount of $503,433. On the same date, TCG Partners entered into a purchase agreement with FMR Corp. to purchase 100 percent of the capital stock of Fidelity Communications Inc. In accordance with the purchase agreement, TCG Partners gave a promissory note in the amount of $30,500,000 to Continental Cablevision Inc. ("Continental") in consideration of Continental issuing to Fidelity Non-Profit Management Foundation 62,886 shares of Continental common stock and in exchange for Fidelity Non-Profit Management Foundation transferring all of the common stock of Fidelity to TCG Partners.

  On November 9, 1994, TCGI, on behalf of TCG Partners, paid Continental $30,605,320 in payment of TCG Partners' promissory note, including interest of $105,320. TCG Partners' promissory note was canceled on November 15, 1994 and subsequently all security interests of Continental in the stock of Fidelity Communications Inc. were released.

  In connection with the issuance of capital stock to Comcast and Continental in 1993, TCGI purchased from the parent of Comcast, for approximately $6.5 million, 49 percent of the issued and outstanding stock of Comcast CAP, which owns 51 percent of the outstanding capital stock of Eastern TeleLogic Corporation ("ETC"), on a fully-diluted basis. Such purchase price was evidenced by a note payable in one year from the date thereof with interest at the LIBOR rate plus .75 percent per annum and was secured by a pledge to the parent of Comcast of the capital stock of Comcast CAP. On June 30, 1994, this note was repaid in full.

  On August 24, 1994 and September 19, 1994, TCGI increased its investment in Comcast CAP by approximately $3.2 million in the aggregate. These investments primarily represented TCGI's 49 percent participation in Comcast CAP's purchase of various issues of ETC's convertible subordinated debt. Such investment is included in investments in unconsolidated affiliates in the accompanying combined balance sheets. On October 3, 1995, ETC converted principal and interest on these notes to Common Stock.

  In March and July 1995, TCGI and Comcast CAP provided interim financing to ETC for ETC to expand its network geographically. TCGI's portion of the financing was approximately $3.4 million in the form of convertible subordinated demand promissory notes. On October 3, 1995, ETC repaid these notes plus interest.

  During February 1993, Teleport Communications Chicago Inc., a wholly owned subsidiary of TCGI, entered into an agreement by and among Communications Credit Corporation, Northern Telecom Finance Corporation and Diginet, Inc. to purchase substantially all of the assets of Diginet, Inc. ("Diginet"). Such purchase was consummated on August 9, 1993, effective June 30, 1993, for approximately $12.6 million,

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS representing the assets acquired subject to the liabilities assumed. The results of operations of Diginet are included in the accompanying combined financial statements from July 1, 1993. The results of operations prior to July 1, 1993 were insignificant.

10. COMMITMENTS AND CONTINGENCIES

  Under the terms of contracts with various parties, TCG is obligated to pay franchise fees, office rents, node rents and right-of-way fees in connection with its fiber optic network through 2022. These contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. TCG expects to enter into other contracts for additional franchise fees, office rents, node rents, rights-of-way, facilities, equipment, and maintenance services in the future.

  A summary of such fixed commitments at December 31, 1995 is as follows (in thousands):

     YEARS                                                               AMOUNT
     -----                                                               -------
      1996.............................................................. $12,030
      1997..............................................................  11,303
      1998..............................................................  11,071
      1999..............................................................  11,098
      2000..............................................................  10,822
     Thereafter.........................................................  42,585
                                                                         -------
       Total............................................................ $98,909
                                                                         =======

  Rent expense under operating leases was approximately $11,770,000, $11,185,000 and $8,701,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

  Communications network includes assets acquired under capital leases of approximately $22,430,000 and $7,279,000 (including approximately $16,615,000 and $4,051,000 with related parties) at December 31, 1995 and 1994, respectively. The related accumulated depreciation and amortization was approximately $1,085,000 and $471,000, respectively.

  The following is a schedule, by year, of future minimum payments under the leases, together with the present value of the net minimum payments as of December 31, 1995 (in thousands):

     YEARS                                                              AMOUNT
     -----                                                              -------
      1996............................................................. $ 5,878
      1997.............................................................   5,114
      1998.............................................................   4,474
      1999.............................................................   3,519
      2000.............................................................   1,173
                                                                        -------
     Total minimum lease payments......................................  20,158
     Less amount representing interest.................................   3,840
                                                                        -------
     Total obligations under capital leases............................ $16,318
                                                                        =======

  Teleport Communications is subject to a revenue sharing agreement with The Port Authority of New York and New Jersey (the "Port Authority"). Based on the agreement, Teleport Communications is obligated to pay five percent of its gross revenues, and may be required to pay a "net return rental fee," as defined, to the extent its cumulative net return exceeds the entitlement amount. Teleport Communications is also required to remit to the Port Authority a minimum payment currently equal to $250,000 annually.

     TELEPORT COMMUNICATIONS GROUP INC. AND SUBSIDIARIES AND TCG PARTNERS

  Teleport Communications entered into a 15 year franchise agreement with the City of New York during 1994, which among other things, requires a payment based on certain gross revenues, as defined in the agreement. The franchise provides for the payment of 10 percent of certain gross revenues in 1995 and 1996, six percent in 1997 and five percent thereafter, all subject to certain set-offs, reductions and adjustments. The franchise also provides that commencing with calendar year 1995, payment to the City will be no less than $200,000 per year.

  In the ordinary course of business, TCG is involved in various litigation and regulatory matters, proceedings and claims. In the opinion of TCG's management, after consultation with counsel, the outcome of such proceedings will not have a materially adverse effect on TCG's combined financial position, results of operations or cash flows.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Noncash investing activities for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                          1995    1994   1993
                                                         ------- ------ ------
   Fixed assets acquired under capital leases........... $15,151 $4,384 $6,635
                                                         ======= ====== ======
   Right of way obtained in exchange for cable
    installation........................................ $ 1,330 $  --  $  --
                                                         ======= ====== ======

12. SUBSEQUENT EVENTS

  On February 2, 1996, TCGI entered into a Stock Purchase Agreement, subject to Board approval, with all the shareholders of BizTel Communications, Inc. for the eventual purchase by TCGI of certain capital stock of BizTel Communications, Inc. and certain related transactions. Such purchase closed on February 29, 1996.

  On May 13, 1996, in connection with the Reorganization, TCGI purchased the partnership interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida for $11,618,000.

                       TELEPORT COMMUNICATIONS GROUP INC.
                       AND SUBSIDIARIES AND TCG PARTNERS

                             COMBINED BALANCE SHEET
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                     (UNAUDITED)
Current assets:
 Cash and cash equivalents..........................................  $ 16,805
                                                                      --------
 Accounts receivable:
  Trade--net of allowance for doubtful accounts of $2,362...........    26,041
  Related parties...................................................     5,763
  Miscellaneous--net of allowance for doubtful accounts of $910.....     1,764
                                                                      --------
    Accounts receivable--net........................................    33,568
                                                                      --------
 Prepaid expenses...................................................     5,220
                                                                      --------
 Other current assets...............................................       919
                                                                      --------
  Total current assets..............................................    56,512
                                                                      --------
Fixed assets--at cost:
 Communications network.............................................   518,861
 Other..............................................................    57,945
                                                                      --------
                                                                       576,806
 Less accumulated depreciation and amortization.....................  (126,273)
                                                                      --------
    Fixed assets--net...............................................   450,533
                                                                      --------
Investment in unconsolidated affiliates.............................   118,985
                                                                      --------
Goodwill--net of accumulated amortization of $2,076.................    26,649
                                                                      --------
Other assets........................................................     6,227
                                                                      --------
  Total assets......................................................  $658,906
                                                                      ========

      LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL (DEFICIT)

Current liabilities:
 Accounts payable and accrued liabilities............................ $ 93,024
 Current portion of capital lease obligation ($3,657 with related
  parties)...........................................................    4,575
 Other current liabilities...........................................      928
                                                                      --------
  Total current liabilities..........................................   98,527
Capital lease obligations ($9,196 with related parties)..............   10,903
Subordinated debt to parents.........................................  269,000
Long-term bank debt..................................................  155,000
Minority interest....................................................    4,847
Other liabilities....................................................   13,973
                                                                      --------
  Total liabilities..................................................  552,250
                                                                      --------
Commitments and contingencies
Stockholders' equity and partners' capital (deficit):
 Stockholders' equity (common stock, $1.00 par value; authorized,
  3,000 shares; outstanding,
  1,667 shares)......................................................  119,100
 Partners' capital (deficit).........................................  (12,444)
                                                                      --------
  Total stockholders' equity and partners' capital (deficit).........  106,656
                                                                      --------
Total liabilities and stockholders' equity and partners' capital
 (deficit)........................................................... $658,906
                                                                      ========

                  See notes to combined financial statements.

                       TELEPORT COMMUNICATIONS GROUP INC.
                       AND SUBSIDIARIES AND TCG PARTNERS

                       COMBINED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             1996      1995
                                                           --------  --------
                                                              (UNAUDITED)
Revenues:
  Telecommunications services............................. $ 39,553  $ 29,855
  Management fees from affiliates.........................   10,882     6,937
                                                           --------  --------
    Total revenues........................................   50,435    36,792
                                                           --------  --------
Expenses:
  Operating...............................................   22,520    17,124
  Selling, general and administrative.....................   20,197    16,070
  Depreciation and amortization...........................   12,849     7,297
                                                           --------  --------
    Total expenses........................................   55,566    40,491
                                                           --------  --------
Operating loss............................................   (5,131)   (3,699)
                                                           --------  --------
Interest:
  Interest income.........................................    1,190     1,106
  Interest expense ($5,353 in 1996 and $4,077 in 1995 with
   related parties).......................................   (8,148)   (4,600)
                                                           --------  --------
    Total interest........................................   (6,958)   (3,494)
                                                           --------  --------
Loss before minority interest, equity in losses of
 unconsolidated affiliates and income tax provision.......  (12,089)   (7,193)
Minority interest.........................................      150       201
Equity in losses of unconsolidated affiliates.............   (6,528)   (4,211)
                                                           --------  --------
Loss before income tax provision..........................  (18,467)  (11,203)
Income tax provision......................................     (225)     (335)
                                                           --------  --------
Net loss..................................................  (18,692)  (11,538)
Stockholders' equity and partners' capital, beginning of
 period...................................................  125,348   179,152
                                                           --------  --------
Stockholders' equity and partners' capital, end of
 period................................................... $106,656  $167,614
                                                           ========  ========

                  See notes to combined financial statements.

                       TELEPORT COMMUNICATIONS GROUP INC.
                       AND SUBSIDIARIES AND TCG PARTNERS

                       COMBINED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             1996      1995
                                                           --------  --------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................................. $(18,692) $(11,538)
 Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...........................   12,849     7,297
  Equity in losses of unconsolidated affiliates...........    6,528     4,211
  Amortization of deferred credits........................     (561)     (501)
  Provision for losses on accounts receivable.............      428       181
  Minority interest.......................................     (150)     (201)
  (Increase) decrease in operating assets and increase
   (decrease) in operating liabilities:
   Accounts receivable....................................      269     1,625
   Due to (from) related parties..........................    2,549       --
   Other assets...........................................   (1,150)      442
   Accounts payable and accrued liabilities...............   (4,186)   19,847
   Deferred credits.......................................      437     1,419
                                                           --------  --------
    Net cash provided by (used in) operating activities...   (1,679)   22,782
                                                           --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures for communications network..........  (25,943)  (45,188)
 Capital expenditures for other fixed assets..............   (5,150)   (4,565)
 Due to (from) related parties............................   (3,950)      --
 Notes receivable.........................................      --     (1,470)
 Investment in unconsolidated affiliates--cash component..  (25,523)  (18,416)
                                                           --------  --------
    Cash used in investing activities.....................  (60,566)  (69,639)
                                                           --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.................   67,500    71,500
 Capital contributions from minority partners.............      588       993
 Principal payments under capital lease obligations.......     (900)     (567)
                                                           --------  --------
    Net cash provided by financing activities.............   67,188    71,926
                                                           --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................    4,943    25,069
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............   11,862    26,000
                                                           --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................. $ 16,805  $ 51,069
                                                           ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--Cash
 paid during the period for interest...................... $  1,653  $  4,083
                                                           ========  ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION--Fixed
 assets acquired under capital leases..................... $     60  $  1,078
                                                           ========  ========

                  See notes to combined financial statements.

                      TELEPORT COMMUNICATIONS GROUP INC.
                       AND SUBSIDIARIES AND TCG PARTNERS

          NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. PRESENTATION

  In the opinion of the management of Teleport Communications Group Inc. ("TCGI") and TCG Partners, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1996 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the full year.

  The financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1995. The accounting policies used in preparing these financial statements are the same as those described in the December 31, 1995 combined financial statements.

2. LONG-TERM DEBT

  Long-term debt at March 31, 1996 consisted of the following (in thousands):

        Subordinated debt to parents.................................. $269,000
        Long-term bank debt...........................................  155,000
                                                                       --------
          Total....................................................... $424,000
                                                                       ========

  The aggregate long-term debt maturing during the next five years is as follows (in thousands):

                          YEARS ENDED DECEMBER 31,                     AMOUNT
                          ------------------------                    --------
        1997......................................................... $    --
        1998.........................................................      --
        1999.........................................................   12,500
        2000.........................................................   50,000
        2001.........................................................   90,000
        Thereafter...................................................  271,500
                                                                      --------
                                                                      $424,000
                                                                      ========

3. INVESTMENT IN UNCONSOLIDATED AFFILIATES

  On February 2, 1996, TCGI entered into a Stock Purchase Agreement with all the shareholders of Biztel Communications, Inc. (formerly Video/Phone Systems, Inc.) for the purchase by TCGI of certain capital stock of Video/Phone Systems, Inc. and certain related transactions. Subsequently, on February 29, 1996, the aforementioned transaction was consummated resulting in TCGI's ownership of approximately 49% of the outstanding common stock of Biztel Communications, Inc.

  Summarized financial information for the investments in the Local Market Partnerships, Comcast CAP and Biztel Communications, Inc. as of March 31, 1996 and for the three months then ended is as follows (in thousands):

        Total assets.................................................. $522,549
        Total liabilities.............................................  145,241
        Total revenues................................................   24,151
        Net loss......................................................  (17,094)

  On May 13, 1996, in connection with the Reorganization, TCGI purchased the partnership interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida for $11,618,000.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Teleport
 Communications Group Inc. and
 Partners of TCG Partners:

We have audited the accompanying combined balance sheets of the Local Market Partnerships, as defined in Note 1, as of December 31, 1995 and 1994 and the related combined statements of operations and partners' capital and of cash flows for the three years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Local Market Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Local Market Partnerships at December 31, 1995 and 1994 and the combined results of their operations and their combined cash flows for the three years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York

February 16, 1996 (May 13, 1996 as to Note 9)

           COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
              TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
                                 (IN THOUSANDS)

                                   ASSETS
                                                              1995      1994
                                                            --------  --------
Current assets:
 Cash and cash equivalents................................. $ 20,973  $ 22,987
                                                            --------  --------
 Accounts receivable:
  Trade--net of allowance for doubtful accounts ($359 in
   1995 and $222 in 1994)..................................    7,774     5,373
  Related parties..........................................    2,079       896
  Miscellaneous--net of allowance for doubtful accounts
   ($543 in 1995 and $747 in 1994).........................      560       755
                                                            --------  --------
    Accounts receivable--net...............................   10,413     7,024
                                                            --------  --------
 Prepaid expenses..........................................    2,934     1,696
                                                            --------  --------
 Notes receivable..........................................      --     25,983
                                                            --------  --------
 Other current assets......................................      790       422
                                                            --------  --------
  Total current assets.....................................   35,110    58,112
                                                            --------  --------
Fixed assets--at cost:
 Communications network....................................  391,432   227,969
 Other.....................................................    8,941     3,851
                                                            --------  --------
                                                             400,373   231,820
 Less accumulated depreciation and amortization............  (32,086)   (7,037)
                                                            --------  --------
    Fixed assets--net......................................  368,287   224,783
                                                            --------  --------
Goodwill--net of accumulated amortization ($5,033 in 1995
 and $2,422 in 1994).......................................   41,782    38,227
                                                            --------  --------
Other assets...............................................    3,459     2,776
                                                            --------  --------
  Total assets............................................. $448,638  $323,898
                                                            ========  ========
                      LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Accounts payable and accrued liabilities.................. $ 49,462  $ 37,244
 Current portion of capital lease obligations ($11,620 in
  1995 and $7,831 in 1994 with related parties)............   14,892    10,711
 Due to Teleport Communications Group Inc..................    1,789     6,857
 Other current liabilities.................................      828       743
                                                            --------  --------
  Total current liabilities................................   66,971    55,555
Capital lease obligations ($30,503 in 1995 and $31,961 in
 1994 with related parties)................................   35,989    37,227
Other liabilities..........................................    4,925     5,057
                                                            --------  --------
  Total liabilities........................................  107,885    97,839
                                                            --------  --------
Commitments and contingencies
Partners' capital..........................................  340,753   226,059
                                                            --------  --------
  Total liabilities and partners' capital.................. $448,638  $323,898
                                                            ========  ========

                  See notes to combined financial statements.

  COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS TO BE ACQUIRED BY
                       TELEPORT COMMUNICATIONS GROUP INC.

            COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                     1995      1994     1993
                                                   --------  --------  -------
Revenues:
 Telecommunication services....................... $ 50,276  $ 23,752  $   943
                                                   --------  --------  -------
Expenses:
 Operating........................................   31,073    16,842      537
 Selling, general and administrative..............   41,195    26,830    1,601
 Depreciation and amortization....................   23,645    10,216      185
                                                   --------  --------  -------
    Total expenses................................   95,913    53,888    2,323
                                                   --------  --------  -------
Operating loss....................................  (45,637)  (30,136)  (1,380)
Interest:
 Interest income..................................    2,393     1,908       68
 Interest expense--($4,763 in 1995, $4,333 in
  1994 and $67 in 1993 with related parties)......   (5,622)   (4,783)    (194)
                                                   --------  --------  -------
                                                     (3,229)   (2,875)    (126)
                                                   --------  --------  -------
Net loss..........................................  (48,866)  (33,011)  (1,506)
Partners' capital contributions...................  163,560   244,814   15,762
Partners' capital, January 1......................  226,059    14,256      --
                                                   --------  --------  -------
Partners' capital, December 31.................... $340,753  $226,059  $14,256
                                                   ========  ========  =======



                  See notes to combined financial statements.

  COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS TO BE ACQUIRED BY
                       TELEPORT COMMUNICATIONS GROUP INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                 1995       1994       1993
                                               ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..................................... $ (48,866) $ (33,011) $ (1,506)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization..............    23,645     10,216       185
   Amortization of deferred credits...........      (755)      (256)      --
   Provision for losses on accounts receiv-
    able......................................       464        196       --
   Gain on sale of fixed assets...............       ( 3)       --        --
 (Increase) decrease in operating assets and
  increase (decrease) in operating
  liabilities:
   Accounts receivable........................    (3,174)    (4,798)     (369)
   Other assets...............................    (1,908)    (3,953)      (46)
   Deferred charges...........................      (687)        50       --
   Accounts payable and accrued liabilities...    11,157     10,590     1,152
   Due to (from) Teleport Communications Group
    Inc. .....................................    (5,811)     5,580       199
   Deferred credits...........................       555      5,135       --
                                               ---------  ---------  --------
    Net cash used in operating activities.....   (25,383)   (10,251)     (385)
                                               ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures for communications net-
  work........................................   (99,032)  (105,151)   (5,078)
 Capital expenditures for other fixed assets..    (5,090)    (2,280)     (356)
                                               ---------  ---------  --------
    Cash used in investing activities.........  (104,122)  (107,431)   (5,434)
                                               ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash transferred from managing partner.......       --      10,570       --
 Partners' capital contributions--cash compo-
  nent........................................   138,683    170,786    14,998
 Due to (from) Teleport Communications Group
  Inc. .......................................     6,706    (43,510)      --
 Principal payments under capital lease obli-
  gations.....................................   (17,898)    (6,035)     (321)
                                               ---------  ---------  --------
    Net cash provided by financing activi-
     ties.....................................   127,491    131,811    14,677
                                               ---------  ---------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................    (2,014)    14,129     8,858
CASH AND CASH EQUIVALENTS, JANUARY 1..........    22,987      8,858       --
                                               ---------  ---------  --------
CASH AND CASH EQUIVALENTS, DECEMBER 31........ $  20,973  $  22,987  $  8,858
                                               =========  =========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--Cash paid during the year for
 interest..................................... $   5,413  $   4,186  $    194
                                               =========  =========  ========


                  See notes to combined financial statements.

 COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS TO BE ACQUIRED BY
                      TELEPORT COMMUNICATIONS GROUP INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. ORGANIZATION AND OPERATIONS

  Teleport Communications Group Inc. ("TCGI") and TCG Partners ("TCGP") (collectively, "TCG") together with the four owners of TCGI and TCGP, which are wholly owned subsidiaries of Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), Comcast Corporation ("Comcast") and Continental Cablevision, Inc. ("Continental") (collectively the "Cable Stockholders"), and certain other cable television operators formed 14 partnerships (the "Local Market Partnerships") to develop and operate local telecommunications networks in various markets across the United States. The following is a list of the Local Market Partnerships:

            TCG Chicago                       TCG Omaha
            TCG Connecticut                   TCG Phoenix
            TCG Dallas                        TCG Pittsburgh
            TCG Dallas Systems                TCG San Diego
            TCG Detroit*                      TCG San Francisco*
            TCG Illinois                      TCG Seattle*
            TCG Los Angeles                   TCG South Florida*

* Local Market Partnerships with minority partners that are not affiliated with either the Company or the Cable Stockholders. (See Note 9.)

  Effective January 1, 1996 the assets and liabilities of TCG Dallas Systems were transferred to TCG Dallas.

  Certain of the Local Market Partnerships commenced operations prior to December 31, 1993; the results of such operations are not significant to the combined financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination--The accompanying combined financial statements include the accounts of the Local Market Partnerships. All intercompany transactions and balances among the Local Market Partnerships have been eliminated.

  Basis of Accounting--The accompanying combined financial statements have been prepared on the accrual basis of accounting.

  Revenue Recognition--Revenue is recognized in accordance with the terms of the underlying customer contracts or tariffs and over the period in which the services are provided.

  Depreciation and Amortization--Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets or the length of the lease, whichever is shorter. Estimated useful lives are 5 to 25 years for the communications network and 3 to 5 years for other fixed assets, except for buildings which are 40 years.

  During 1995, the Local Market Partnerships completed a review of the useful lives of their fixed assets. The Local Market Partnerships determined that the lives of certain electronics equipment were longer than industry standard, while the lives of other electronics equipment were shorter than industry standard. Therefore, the Local Market Partnerships adjusted the estimated useful lives of certain electronics equipment to conform with industry standard, effective December 1, 1995. The effect of these changes in estimate increased depreciation expense for the year ended December 31, 1995 by approximately $135,000.

          COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
             TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Goodwill--Goodwill represents the excess of the capital credited to the partners over the historical basis of the net assets contributed by the partners. Such goodwill is being amortized over the average remaining useful lives of the contributed assets. The related amortization was $2,611,000, $2,422,000 and $26,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Deferred Credits--Deferred credits principally represent advance payments received from customers for long-term fiber optic service, and are amortized into income over the life of the related contracts. The current portions, $828,000 and $743,000 at December 31, 1995 and 1994, respectively, are included in accounts payable and accrued liabilities and the non-current portions, $4,091,000 and $4,376,000 at December 31, 1995 and 1994,
respectively, are included in other liabilities.

  Income Taxes--The Local Market Partnerships are not subject to Federal or state and local income taxes. Each partner's distributive share of partnership revenues, expenses and other items is computed on the basis of the respective partner's capital interest in the partnership for reporting by the partners in their respective Federal and state and local income tax returns.

  Financial Instruments--Financial instruments which potentially subject the Local Market Partnerships to concentration of credit risk consist of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of the Local Market Partnerships' customer base among different industries and geographic areas in the United States, by credit granting policies adopted by the Local Market Partnerships' and by remedies provided by terms of contracts, tariffs and statutes.

  Cash Equivalents--The Local Market Partnerships consider all highly liquid instruments readily convertible to known amounts of cash to be cash equivalents.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Presentation--Certain 1994 and 1993 amounts have been reclassified to conform with the 1995 presentation.

          COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
             TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. PARTNERS' CAPITAL

  A summary of changes in partners' capital for the years ended December 31, 1995 and 1994 is as follows (in thousands):

                          PARTNERS'                           PARTNERS'                            PARTNERS'
                           CAPITAL                             CAPITAL                              CAPITAL
                          JANUARY 1,    CAPITAL      NET     DECEMBER 31,    CAPITAL      NET     DECEMBER 31,
                             1994    CONTRIBUTIONS   LOSS        1994     CONTRIBUTIONS   LOSS        1995
                          ---------- ------------- --------  ------------ ------------- --------  ------------
TCGI/TCGP...............    $6,042     $ 90,962    $(12,300)   $ 84,704     $ 62,297    $(18,231)   $128,771
Continental.............       --        38,524      (4,925)     33,599       16,712      (6,294)     44,017
TCI.....................       --        72,232      (8,978)     63,254       48,941     (13,365)     98,830
Comcast.................       --        10,436      (1,532)      8,904        8,226      (2,354)     14,776
Times Mirror Access,
 Inc. ..................       --         8,589        (964)      7,625        7,284      (2,136)     12,773
Viacom Telecom Inc. ....       --        11,097      (1,435)      9,662        5,896      (2,366)     13,192
Cox.....................     8,214        3,365      (1,344)     10,235        8,591      (1,907)     16,918
Metrovision
 Telecommunications of
 Michigan, Inc. ........       --         1,080        (153)        927          719        (197)      1,449
Booth Telecable, Inc. ..       --         1,062        (151)        911          707        (194)      1,424
Micronet Inc. ..........       --         2,580        (328)      2,252        1,058        (528)      2,782
InterMedia Partners.....       --         1,505        (191)      1,314          617        (308)      1,623
Hyperion
 Telecommunications
 Inc., of Florida.......       --         2,279        (478)      1,801        1,693        (664)      2,830
M.H. Lightnet, Inc., of
 Florida................       --         1,103        (232)        871          819        (322)      1,368
                           -------     --------    --------    --------     --------    --------    --------
 Total..................   $14,256     $244,814    $(33,011)   $226,059     $163,560    $(48,866)   $340,753
                           =======     ========    ========    ========     ========    ========    ========

  For the year ended December 31, 1993, TCGI/TCGP contributed $6,651,312 and Cox contributed $9,111,312. The respective shares of the net loss were $609,661 and $896,644, respectively.

4. RELATED PARTY TRANSACTIONS

  TCGI provides various services to and makes certain cash payments on behalf of each Local Market Partnership (including providing employees to each Local Market Partnership whose salaries and benefits, which include participation in the Teleport Communications Group Stock Option Plan, the Teleport Communications Group Unit Appreciation Plan, and the Teleport Communications Group Inc. Retirement Savings Plan (including the deferred compensation Make-Up Plan) are charged directly to each Local Market Partnership. Such expenses were $23,097,125, $15,777,834 and $847,228 for the years ended December 31,
1995, 1994 and 1993, respectively.

  TCGI and its subsidiaries provide each Local Market Partnership with various management services that include accounting and financial reporting, marketing, regulatory, legal, systems support and other services. Total management fees charged to Local Market Partnerships for such services were $20,770,300, $13,717,415 and $884,227 for the years ended December 31, 1995,
1994 and 1993, respectively, and are included, where appropriate, in operating or selling, general and administrative expenses in the combined statements of operations and partners' capital. In the opinion of management, such charges have been made on a basis which is considered to be reasonable; however, these charges are not necessarily indicative of the total cost that the Local Market Partnerships would have incurred had they operated on a stand-alone basis.

  In accordance with the Management Services Agreements, TCGI charges each Local Market Partnership a royalty fee based on revenues. The royalty fees charged to the Local Market Partnerships were $1,674,695, $1,170,258, and $158,698 for the years ended December 31, 1995, 1994 and 1993, respectively, and are included in operating expenses in the combined statements of operations and partners' capital.

          COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
             TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. PENSION PLANS

  TCGI implemented a retirement savings plan effective January 1, 1992 with a 401(k) savings component and a retirement component covering substantially all eligible employees of TCGI, as well as other related entities, including employees dedicated to each Local Market Partnership, with one or more years of service. Under the 401(k) component of the plan, participants may make pre-tax contributions and TCGI matches 50 percent of the first 6 percent of eligible compensation to a maximum company contribution of $1,500 per employee. Under the retirement component of the plan, TCGI contributes an amount based on years of service and eligible compensation.

  Expenses allocated to the Local Market Partnerships from TCGI aggregated $288,144, $238,936 and $2,868 for the years ended December 31, 1995, 1994 and
1993, respectively, for contributions required under the plan.

6. COMMITMENTS AND CONTINGENCIES

  Under the terms of contracts with various parties, the Local Market Partnerships are obligated to pay franchise fees, office rents, node rents and right-of-way fees in connection with their fiber optic networks through 2019. These contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. The Local Market Partnerships expect to enter into other contracts for additional franchise fees, office rents, node rents, rights-of-way, facilities, equipment, and maintenance services in the future.

  A summary of such fixed commitments at December 31, 1995 is as follows (in thousands):

       YEARS                                                             AMOUNT
       -----                                                             -------
       1996............................................................. $ 5,653
       1997.............................................................   5,113
       1998.............................................................   4,867
       1999.............................................................   4,606
       2000.............................................................   4,130
      Thereafter........................................................  17,412
                                                                         -------
        Total........................................................... $41,781
                                                                         =======

  Communications network includes assets acquired under capital leases of approximately $77,241,000 and $54,569,000 (including approximately $68,482,000 and $50,898,000 with related parties) at December 31, 1995 and 1994, respectively. The related accumulated depreciation and amortization was approximately $5,456,000 and $1,907,000 at December 31, 1995 and 1994,
respectively.

  The following is a schedule, by year, of future minimum payments under the leases, together with the present value of the net minimum payments as of December 31, 1995 (in thousands):

       YEARS                                                            AMOUNT
       -----                                                            -------
       1996............................................................ $18,818
       1997............................................................  17,461
       1998............................................................  14,456
       1999............................................................   7,962
       2000............................................................   2,248
                                                                        -------
      Total minimum lease payments.....................................  60,945
      Less amount representing interest................................  10,064
                                                                        -------
      Total obligations under capital leases........................... $50,881
                                                                        =======

          COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
             TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  In the ordinary course of business, the Local Market Partnerships are involved in various litigation and regulatory matters, proceedings and claims. In the opinion of the Local Market Partnerships' management, after consultation with counsel, the outcome of such proceedings will not have a materially adverse effect on the Local Market Partnerships' combined financial position, results of operations or cash flows.

7. NOTES RECEIVABLE

  Local licensing regulations, state regulatory requirements, and contractual restrictions did not permit the immediate transfer of title of fixed assets from Teleport Communications Los Angeles, Inc. ("TCLA"), Teleport Communications San Francisco, Inc. ("TCSF") and Teleport Communications Dallas, Inc. ("TCD") to TCG Los Angeles ("TCGLA"), TCG San Francisco ("TCGSF") and TCG Dallas ("TCGD"), respectively, in 1994. The obligations of TCLA, TCSF, and TCD to contribute the fixed assets once the appropriate approvals were received was evidenced by noninterest-bearing notes aggregating $9,912,758, $10,955,201 and $5,115,358, respectively, at December 31, 1994. Depreciation on the related fixed assets of $194,913, $200,678 and $458,191, respectively, for the period January 1, 1995 to the date of transfer was accounted for by a reduction of the notes on the books of TCGLA, TCGSF and TCGD, respectively. Once the appropriate approvals were received, TCLA, TCSF and TCD transferred title of the fixed assets to TCGLA, TCGSF and TCGD.

8. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Noncash investing and financing activities for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                      1995      1994     1993
                                                    --------  --------  -------
Fixed assets acquired under capital leases........  $ 22,672  $ 47,823  $(4,887)
                                                    ========  ========  =======
Transfer of title to fixed assets.................  $ 25,130  $    --   $   --
                                                    ========  ========  =======
Assets contributed by partners....................  $    --   $(23,464) $(1,207)
Liabilities assumed by partnership................       --     27,895    1,596
Agreed-upon value assigned to assets..............    18,170    43,800      --
Net assets contributed............................   (12,004)   (7,975)     --
                                                    --------  --------  -------
Goodwill recorded upon inception of partnerships..  $  6,166  $ 40,256  $   389
                                                    ========  ========  =======
Contribution of assets from partners credited to
 the partners' capital accounts...................  $ 18,170  $ 62,183  $   --
                                                    ========  ========  =======
Reimbursement of pre-organization funding from
 partners credited to the partners' capital
 accounts.........................................  $  6,706  $  1,275  $   764
                                                    ========  ========  =======

9. SUBSEQUENT EVENTS

  On January 2, 1996, January 19, 1996 and January 23, 1996, additional capital contributions of $6,000,000, $31,917,150, and $4,082,850, respectively, were made by the partners.

  On May 13, 1996, in connection with the Reorganization, TCGI purchased the partnership interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida for $11,618,000.

           COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
              TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

                             COMBINED BALANCE SHEET
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                     (UNAUDITED)
Current assets:
 Cash and cash equivalents..........................................  $ 19,195
                                                                      --------
 Accounts receivable:
  Trade--net of allowance for doubtful accounts of $383.............    10,162
  Miscellaneous--net of allowance for doubtful accounts of $14......       626
  Related parties...................................................     1,340
                                                                      --------
    Accounts receivable--net........................................    12,128
                                                                      --------
 Prepaid expenses...................................................     4,407
                                                                      --------
 Other current assets...............................................       671
                                                                      --------
  Total current assets..............................................    36,401
                                                                      --------
Fixed assets--at cost:
 Communications network.............................................   413,261
 Other..............................................................    10,017
                                                                      --------
                                                                       423,278
 Less accumulated depreciation and amortization.....................   (39,729)
                                                                      --------
    Fixed assets--net...............................................   383,549
                                                                      --------
Goodwill--net of accumulated amortization of $5,744.................    41,071
                                                                      --------
Other assets........................................................     3,610
                                                                      --------
  Total assets......................................................  $464,631
                                                                      ========

                       LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
 Accounts payable and accrued liabilities............................. $ 43,830
 Current portion of capital lease obligations ($12,030 with related
  parties)............................................................   13,298
 Due to Teleport Communications Group Inc. ...........................    2,446
 Other current liabilities............................................      803
                                                                       --------
  Total current liabilities...........................................   60,377
Capital lease obligations ($26,977 with related parties)..............   32,913
Other liabilities.....................................................    5,045
                                                                       --------
  Total liabilities...................................................   98,335
                                                                       --------
Commitments and contingencies
Partners' capital.....................................................  366,296
                                                                       --------
  Total liabilities and partners' capital............................. $464,631
                                                                       ========

                  See notes to combined financial statements.

           COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS

              TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

                       COMBINED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                              1996      1995
                                                            --------  --------
                                                               (UNAUDITED)
Revenues:
  Telecommunications services.............................. $ 18,594  $  9,922
                                                            --------  --------
Expenses:
  Operating................................................   11,148     6,948
  Selling, general and administrative......................   14,187     9,050
  Depreciation and amortization............................    8,432     3,838
                                                            --------  --------
    Total expenses.........................................   33,767    19,836
                                                            --------  --------
Operating loss.............................................  (15,173)   (9,914)
                                                            --------  --------
Interest:
  Interest income..........................................      534       489
  Interest expense ($1,576 in 1996 and $1,075 in 1995 with
   related parties)........................................   (1,818)   (1,274)
                                                            --------  --------
    Total interest.........................................   (1,284)     (785)
                                                            --------  --------
Net loss...................................................  (16,457)  (10,699)
Partners' capital contributions............................   42,000    48,045
Partners' capital, beginning of period.....................  340,753   226,059
                                                            --------  --------
Partners' capital, end of period........................... $366,296  $263,405
                                                            ========  ========


                  See notes to combined financial statements.

           COMBINED FINANCIAL STATEMENTS OF LOCAL MARKET PARTNERSHIPS
              TO BE ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             1996      1995
                                                           --------  --------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss................................................. $(16,457) $(10,699)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................    8,432     3,839
  Amortization of deferred credits........................     (220)     (222)
  Provision for losses on accounts receivable.............       98        52
  (Increase) decrease in operating assets and increase
   (decrease) in operating liabilities:
   Accounts receivable....................................   (2,553)    2,456
   Due to (from) related parties..........................     (806)   (6,540)
   Other assets...........................................   (1,581)     (601)
   Accounts payable and accrued liabilities...............   (5,515)    6,569
   Deferred credits.......................................      856       135
                                                           --------  --------
    Net cash used in operating activities.................  (17,746)   (5,011)
                                                           --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures for communications network..........  (22,337)  (25,524)
 Capital expenditures for other fixed assets..............  (1,034)      (562)
                                                           --------  --------
    Cash used in investing activities.....................  (23,371)  (26,086)
                                                           --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Partners' capital contributions..........................   42,000    48,045
 Principal payments under capital lease obligations.......   (4,862)   (3,645)
 Due to (from) Teleport Communications Group Inc. ........    2,200       533
                                                           --------  --------
    Net cash provided by financing activities.............   39,338    44,933
                                                           --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......   (1,779)   13,836
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............   20,973    22,987
                                                           --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................. $ 19,194  $ 36,823
                                                           ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--Cash
 paid during the period for interest...................... $  1,262  $    819
                                                           ========  ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION--Fixed
 assets acquired under capital leases..................... $    323  $    161
                                                           ========  ========

                  See notes to combined financial statements.

                       COMBINED FINANCIAL STATEMENTS OF
                        LOCAL MARKET PARTNERSHIPS TO BE
                ACQUIRED BY TELEPORT COMMUNICATIONS GROUP INC.

          NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. PRESENTATION

  In the opinion of the management of Teleport Communications Group Inc. ("TCGI") and TCG Partners, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1996 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the full year.

  The financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 1995. The accounting policies used in preparing these financial statements are the same as those described in the December 31, 1995 combined financial statements.

2. SUBSEQUENT EVENT

  On May 13, 1996, in connection with the Reorganization, TCGI purchased the partnership interest of Hyperion Telecommunications, Inc. of Florida in TCG South Florida for $11,618,000.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................  13
The Reorganization.......................................................  21
Use of Proceeds..........................................................  25
Capitalization...........................................................  26
Selected Combined Financial Data.........................................  27
Pro Forma Financial Information..........................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
The Local Telecommunications Services Industry...........................  44
Business.................................................................  47
Management...............................................................  60
Certain Relationships and Related Transactions...........................  74
Principal Stockholders...................................................  78
Description of Certain Indebtedness......................................  79
Description of Notes.....................................................  81
Description of Capital Stock............................................. 107
Certain Federal Income Tax Considerations................................ 110
Underwriting............................................................. 115
Legal Matters............................................................ 117
Experts.................................................................. 117
Additional Information................................................... 117
Glossary................................................................. 118
Index to Combined Financial Statements................................... F-1

                               ----------------

  UNTIL JULY 22, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                              $1,373,606,000

                                     TCG
                                     ===

                      TELEPORT COMMUNICATIONS GROUP INC.

                               $300,000,000

                       9 7/8% SENIOR NOTES DUE 2006

                              $1,073,606,000

                  11 1/8% SENIOR DISCOUNT NOTES DUE 2007

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             MERRILL LYNCH & CO.

                             MORGAN STANLEY & CO.
                                 INCORPORATED

                             CHASE SECURITIES INC.

                          TORONTO DOMINION SECURITIES
                                  (USA) INC.

                              JUNE 27, 1996

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following are the expenses of issuance and distribution of the shares of the debt securities registered hereunder on Form S-1, other than the underwriting discounts and commissions. All amounts except the Registration Fee and NASD Filing Fee are estimated.

   Registration Fee................................................. $  318,966
   NASD Filing Fee..................................................     30,500
   Printing and Engraving Fees......................................    525,000
   Blue Sky Fees and Expenses.......................................     20,000
   Legal Fees and Expenses..........................................    405,000
   Accounting Fees and Expenses.....................................    175,000
   Trustee's Fees...................................................     13,000
   Miscellaneous....................................................    479,065
                                                                     ----------
     Total.......................................................... $1,966,531
                                                                     ==========

- - --------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article V of the Amended and Restated Certificate of Incorporation of Teleport Communications Group Inc. ("TCGI") (the "Certificate of Incorporation"), provides that to the fullest extent of Section 102 of the General Corporation Law of the State of Delaware (the "DGCL"), a director of TCGI shall not be personally liable to TCGI or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Section 102(b)(7) of the DGCL, provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit.

  Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article VIII of the Certificate of Incorporation provides that TCGI shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following is a summary of securities sold by TCGI during the past three years without registration under the Act.

  1. On May 5, 1993, TCGI issued and sold 333.335 shares of its common stock representing approximately 20% of the then outstanding capital stock of TCGI to each of Comcast Teleport, Inc. and Continental Teleport, Inc., for a purchase price of approximately $60 million each.

  2. Prior to the consummation of the Offerings, TCGI will issue 69,250,230 shares of Class B Common Stock to the Cable Stockholders in exchange for the contribution by the Cable Stockholders of approximately $269.0 million aggregate principal amount of indebtedness, plus accrued interest from May 1995, owed by TCGI under the Stockholder Loan Agreement (except that TCI will retain a $26 million subordinated note of TCGI) and for the transfer by the Cable Stockholders, directly or indirectly, of their partnership interests in TCG Partners and the Local Market Partnerships.

  3. Concurrent with the consummation of the Offerings, TCGI will issue approximately 285,750 shares and 290,513 shares of Class A Common Stock to be issued to Booth Telecable, Inc. and Time Warner Entertainment- Advance-Newhouse Partnership, respectively, in consideration for their partnership interests in TCG Detroit, which share amounts have been calculated on the basis of an aggregate acquisition price of approximately $9.2 million.

  In each of the foregoing instances, the issuance of common stock was deemed to be exempt from the registration requirements of the Act as a transaction not involving any public offering, pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS

  (a) Exhibits:

                      TELEPORT COMMUNICATIONS GROUP INC.

                                     EXHIBIT LIST
                                     ------------
    1   Form of Underwriting Agreement
  **2.1 Reorganization Agreement, dated as of April 18, 1996
  **3.1 Amended and Restated Certificate of Incorporation of TCGI
  **3.2 Form of Amended and Restated Certificate of Incorporation of TCGI
  **3.3 Amended and Restated By-laws of TCGI
  **3.4 Form of Amended and Restated By-laws of TCGI
  **3.5 Form of Amended and Restated Certificate of Incorporation of TCGI
    3.6 Form of Amended and Restated Certificate of Incorporation of TCGI, as
        revised
    3.7 Form of Amended and Restated By-laws of TCGI, as revised
  **4.1 Amended and Restated Stockholders' Agreement, dated as of May 5, 1993, as amended November 2, 1993
  **4.2 Form of Amended and Restated Stockholders' Agreement (incorporated by reference to Exhibit E of Exhibit 2.1 hereof)
    4.3 Form of Indenture between TCGI and United States Trust Company of New
        York, as Trustee, relating to the 11 1/8% Senior Discount Notes due
        2007 of TCGI
  **4.4 Form of Indenture between TCGI and United States Trust Company of New
        York, as Trustee, relating to the 9 7/8% Senior Notes due 2006 of TCGI
    4.5 Form of Global Security for 11 1/8% Senior Discount Notes due 2007 of
        TCGI
    4.6 Form of Global Security for 9 7/8% Senior Notes due 2006 of TCGI

                                      EXHIBIT LIST
                                      ------------
    5.1  Opinion of Dow, Lohnes & Albertson (including consent)
    5.2  1996 Telecommunications Act Opinion of Dow, Lohnes & Albertson
         (including consent)
    5.3  Opinion of Smith, Don, Alampi, D'Argenio & Arturi (including consent)
    5.4  Opinion of Roland, Fogel, Koblenz & Carr, LLP (including consent)
    5.5  Opinion of the Office of the General Counsel of the State of New York
         Department of Public Service dated June 25, 1996
    8    Tax Opinion of Dow, Lohnes & Albertson (including consent)
 **10.1  New York Franchise Agreement, dated May 2, 1994, as amended
 **10.2  Participation Agreement, dated May 15, 1984
 **10.3  Agreement of Lease, dated May 15, 1984
 **10.4  The Keepwell Agreement, dated June 7, 1984, as amended
 **10.5  Agreement of Lease with Teleport Associates, dated November 10, 1987
 **10.6  Agreement of Sublease between Merrill Lynch/WFC/L, Inc. and TC
         Systems, Inc., dated January 30, 1990
 **10.7  Loan Agreement, dated May 5, 1993
 **10.8  Amendment No. 1 to Loan Agreement, dated March 1, 1994
 **10.9  Amendment No. 2 to Loan Agreement, dated October 24, 1994
 **10.10 Amendment No. 3 to Loan Agreement, dated February 15, 1995
 **10.11 Loan Agreement, dated May 22, 1995 and related documents
   10.12 Amendment No. 1 to Loan Agreement, dated May 31, 1996
 **10.13 Teleport Communications Group Inc. 1992 Unit Appreciation Plan
 **10.14 Teleport Communications Group Inc. 1993 Unit Appreciation Plan, as
         amended
 **10.15 Teleport Communications Group Inc. Stock Option Plan
   10.16 Form of Teleport Communications Group Inc. Employee Stock Purchase
         Plan
 **10.17 Deferred Compensation Plan of Teleport Communications Group Inc.
 **10.18 Make-Up Plan of Teleport Communications Group Inc. for the Retirement
         Savings Plan
 **10.19 Teleport Communications Group Inc. 1996 Equity Incentive Plan
 **10.20 Robert Annunziata Employment Agreement, dated December 18, 1992, as amended
 **10.21 John A. Scarpati Employment Agreement, dated July 12, 1994, as amended
 **10.22 Robert C. Atkinson Employment Agreement, dated July 12, 1994, as amended
 **10.23 Stuart A. Mencher Employment Agreement, dated July 12, 1994, as amended
 **10.24 Alf T. Hansen Employment Agreement, dated July 12, 1994, as amended
 **10.25 Partnership Agreement of TCG Detroit, dated as of November 1, 1993
 **10.26 Amended and Restated Partnership Agreement of TCG Los Angeles, dated as of March 1, 1994
 **10.27 Partnership Agreement of TCG Pittsburgh, dated as of March 1, 1994
 **10.28 Partnership Agreement of TCG San Diego, dated as of June 1, 1994
 **10.29 Partnership Agreement of TCG San Francisco, dated as of January 1,
         1994, as amended
 **10.30 Partnership Agreement of TCG Seattle, dated as of January 1, 1994, as amended
 **10.31 Agreement among Teleport Communications Group Inc. and Comcast
         Corporation, dated April 18, 1996
   10.32 First Amendment to the Teleport Communications Group Inc. 1993 Stock
         Option Plan
   10.33 Second Amendment to the Teleport Communications Group Inc. 1993 Stock
         Option Plan
   10.34 Letter of Intent between Viacom Telecom, Inc. and Teleport
         Communications Group Inc., dated as of May 30, 1996.
   10.35 Letter of Intent between Viacom Telecom, Inc. and Teleport
         Communications Group Inc., dated as of May 30, 1996.
   10.36 First Amendment to the Teleport Communications Group Inc. 1996 Equity
         Incentive Plan
   10.37 Stockholders' Agreement of Comcast CAP of Philadelphia, Inc. dated as of June 30, 1993
   12    Statement re: computation of ratios

                                      EXHIBIT LIST
                                      ------------
 **21   Subsidiaries of Teleport Communications Group Inc.
   23.1 Consent of Deloitte & Touche LLP
   23.2 Consents of Dow, Lohnes & Albertson (contained in their opinions filed as Exhibits 5.1, 5.2 and 8)
 **23.3 Consent of James Bruce Llewellyn
 **23.4 Consent of C.B. Rogers, Jr.
   23.5 Consent of Smith, Don, Alampi, D'Argenio & Arturi (contained in their opinion filed as Exhibit 5.3)
   23.6 Consent of Roland, Fogel, Koblenz & Carr, LLP (contained in their opinion filed as Exhibit 5.4)
 **24   Power of Attorney (included on page II-5)
 **25   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of United States Trust Company of New York, as Trustee
 **27   Financial Data Schedule

- - --------
 * To be filed by amendment.
** Previously filed.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of TCGI pursuant to the provisions described under Item 14 above or otherwise, TCGI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TCGI of expenses incurred or paid by a director, officer or controlling person of TCGI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TCGI will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  TCGI hereby undertakes that:

  1. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by TCGI pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed part of this Registration Statement as of the time it was declared effective.

  2. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, TELEPORT COMMUNICATIONS GROUP INC. HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 27, 1996.

                                          Teleport Communications Group Inc.

                                                   /s/ Robert Annunziata
                                          By: _________________________________
                                              ROBERT ANNUNZIATA PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                         TITLE                DATE

                  *                     Chairman of the
- - -------------------------------------    Board of Directors,    June 27, 1996
          ROBERT ANNUNZIATA              President, Chief
                                         Executive Officer,
                                         and Chief Operating
                                         Officer

        /s/ John A. Scarpati            Senior Vice
- - -------------------------------------    President and Chief    June 27, 1996
          JOHN A. SCARPATI               Financial Officer
                                         (Principal
                                         Financial Officer)

                  *                     Vice President and
- - -------------------------------------    Controller             June 27, 1996
        MARIA TERRANOVA-EVANS            (Principal
                                         Accounting Officer)

              SIGNATURE                         TITLE                DATE

                  *                     Director
- - -------------------------------------                           June 27, 1996
          JAMES O. ROBBINS

                  *                     Director
- - -------------------------------------                           June 27, 1996
          BRIAN L. ROBERTS

                  *                     Director
- - -------------------------------------                           June 27, 1996
          RONALD H. COOPER

                  *                     Director
- - -------------------------------------                           June 27, 1996
         BRENDAN R. CLOUSTON

                  *                     Director
- - -------------------------------------                           June 27, 1996
           JOHN R. DILLON

                  *                     Director
- - -------------------------------------                           June 27, 1996
          GERALD W. GAINES

                  *                     Director
- - -------------------------------------                           June 27, 1996
           NANCY HAWTHORNE

                  *                     Director
- - -------------------------------------                           June 27, 1996
          LAWRENCE S. SMITH

                  *                     Director
- - -------------------------------------                           June 27, 1996
          LARRY E. ROMRELL

                  *                     Director
- - -------------------------------------                           June 27, 1996
          DAVID M. WOODROW

* John A. Scarpati, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                          By: /s/ John A. Scarpati
                                            -----------------------------------
                                                    JOHN A. SCARPATI
                                                    ATTORNEY-IN-FACT

Inside Front Cover
- - ------------------

- - - Map of the United States with graphic areas enlarged and color coded to indicate current operating networks and networks in development.

Cover Page of Prospectus
- - ------------------------

- - -  TCG Logo

Page 2
- - ------

- - -  Photograph of TCG's advanced Network Management Center at Staten Island, NY.

Page 45
- - -------

- - - Pie chart representing $96 billion market of 1995 Estimated Local Telecommunications Revenue, indicating local services revenue ($55 billion), toll services revenue ($13 billion), 1 X C switched access services revenue ($22 billion), dedicated services revenue ($5 billion) and other revenue ($1 billion).

Inside Back Cover
- - -----------------
- - - Diagram of the interrelationship of TCG's fiber optic Sonet Networks, ISDN/Telephone switches, and ATM switches

6(a)
- - ----

- - - Ownership chart of Teleport Communications Group Inc., TCG Partners and the Local Market Partnerships as of June 3, 1996.


6(b)
- - ----

- - - Ownership chart of Teleport Communications Group Inc., TCG Partners and the Local Market Partnerships immediately prior to the consummation of the Offerings.


6(c)
- - ----

- - - Ownership chart of Teleport Communications Group Inc., TCG Partners and the Local Market Partnerships after the consummation of the Offerings and the transactions comprising the Reorganization that will occur prior thereto or in connection therewith.


6(d)
- - ----

- - - Ownership chart of Teleport Communications Group Inc., TCG Partners and the Local Market Partnerships after giving effect to the Reorganization and the Offerings.

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
    1    Form of Underwriting Agreement
  **2.1  Reorganization Agreement, dated as of April 18, 1996
  **3.1  Amended and Restated Certificate of Incorporation of TCGI
  **3.2  Form of Amended and Restated Certificate of Incorporation of
         TCGI
  **3.3  Amended and Restated By-laws of TCGI
  **3.4  Form of Amended and Restated By-laws of TCGI
  **3.5  Form of Amended and Restated Certification of Incorporation of
         TCGI
    3.6  Amended and Restated Certificate of Incorporation of TCGI, as
         revised
    3.7  Amended and Restated By-laws of TCGI, as revised
  **4.1  Amended and Restated Stockholders' Agreement, dated May 5,
         1993, as amended November 2, 1993
  **4.2  Form of Amended and Restated Stockholders' Agreement
         (incorporated by reference to Exhibit E of Exhibit 2.1 hereof)
    4.3  Form of Indenture between TCGI and United States Trust Company of New York, as Trustee, relating to the 11 1/8% Senior
         Discount Notes due 2007 of TCGI
  **4.4  Form of Indenture between TCGI and United States Trust Company of New York, as Trustee, relating to the 9 7/8% Senior Notes due 2006 of TCGI
    4.5  Form of Global Security for 11 1/8% Senior Discount Notes due
         2007 of TCGI
    4.6  Form of Global Security for 9 7/8% Senior Notes due 2006 of
         TCGI
    5.1  Opinion of Dow, Lohnes & Albertson (including consent)
    5.2  1996 Telecommunications Act Opinion of Dow, Lohnes & Albertson
         (including consent)
    5.3  Opinion of Smith, Don, Alampi, D'Argenio & Arturi (including consent)
    5.4  Opinion of Roland, Fogel, Koblenz & Carr, LLP (including consent)
    5.5  Opinion of the Office of the General Counsel of the State of
         New York Department of Public Service dated June 25, 1996
    8    Tax Opinion of Dow, Lohnes & Albertson (including consent)
 **10.1  New York Franchise Agreement, dated May 2, 1994, as amended
 **10.2  Participation Agreement, dated May 15, 1984
 **10.3  Agreement of Lease, dated May 15, 1984
 **10.4  The Keepwell Agreement, dated June 7, 1984, as amended
 **10.5  Agreement of Lease with Teleport Associates, dated November 10,
         1987
 **10.6  Agreement of Sublease between Merrill Lynch/WFC/L, Inc. and TC
         Systems, Inc., dated
         January 30, 1990
 **10.7  Loan Agreement, dated May 5, 1993
 **10.8  Amendment No. 1 to Loan Agreement, dated March 1, 1994
 **10.9  Amendment No. 2 to Loan Agreement, dated October 24, 1994
 **10.10 Amendment No. 3 to Loan Agreement, dated February 15, 1995
 **10.11 Loan Agreement, dated May 22, 1995 and related documents
   10.12 Amendment No. 1 to Loan Agreement, dated May 31, 1996
 **10.13 Teleport Communications Group Inc. 1992 Unit Appreciation Plan
 **10.14 Teleport Communications Group Inc. 1993 Unit Appreciation Plan
 **10.15 Teleport Communications Group Inc. 1993 Stock Option Plan, as
         amended
   10.16 Form of Teleport Communications Group Inc. Employee Stock
         Purchase Plan
 **10.17 Deferred Compensation Plan of Teleport Communications Group
         Inc.
 **10.18 Make-Up Plan of Teleport Communications Group Inc. for the
         Retirement Savings Plan
 **10.19 Teleport Communications Group Inc. 1996 Equity Incentive Plan
 **10.20 Robert Annunziata Employment Agreement, dated December 18,
         1992, as amended
 **10.21 John A. Scarpati Employment Agreement, dated July 12, 1994, as amended

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
 **10.22 Robert C. Atkinson Employment Agreement, dated July 12, 1994, as amended
 **10.23 Stuart A. Mencher Employment Agreement, dated July 12, 1994, as amended
 **10.24 Alf T. Hansen Employment Agreement, dated July 12, 1994, as amended
 **10.25 Partnership Agreement of TCG Detroit, dated as of November 1,
         1993
 **10.26 Amended and Restated Partnership Agreement of TCG Los Angeles,
         dated as of March 1, 1994
 **10.27 Partnership Agreement of TCG Pittsburgh, dated as of March 1,
         1994
 **10.28 Partnership Agreement of TCG San Diego, dated as of June 1,
         1994
 **10.29 Partnership Agreement of TCG San Francisco, dated as of January
         1, 1994, as amended
 **10.30 Partnership Agreement of TCG Seattle, dated as of January 1,
         1994, as amended
 **10.31 Agreement among Teleport Communications Group Inc. and Comcast
         Corporation, dated April 18, 1996
   10.32 First Amendment to the Teleport Communications Group Inc. 1993
         Stock Option Plan
   10.33 Second Amendment to the Teleport Communications Group Inc. 1993
         Stock Option Plan
   10.34 Letter of Intent between Viacom Telecom, Inc. and Teleport
         Communications Group Inc., dated as of May 30, 1996
   10.35 Letter of Intent between Viacom Telecom, Inc. and Teleport
         Communications Group Inc., dated as of May 30, 1996
   10.36 First Amendment to the Teleport Communications Group Inc. 1996
         Equity Incentive Plan
   10.37 Stockholders' Agreement of Comcast CAP of Philadelphia, Inc.
         dated as of June 30, 1993
   12    Statement re computation of ratios
 **21    Subsidiaries of Teleport Communications Group Inc.
   23.1  Consent of Deloitte & Touche LLP
   23.2  Consents of Dow, Lohnes & Albertson (contained in their opinions filed as Exhibits 5.1, 5.2 and 8)
 **23.3  Consent of James Bruce Llewellyn
 **23.4  Consent of C.B. Rogers, Jr.
   23.5  Consent of Smith, Don, Alampi, D'Argenio & Arturi (contained in their opinion filed as Exhibit 5.3)
   23.6  Consent of Roland, Fogel, Koblenz & Carr, LLP (contained in their opinion filed as Exhibit 5.4)
 **24    Power of Attorney (included on page II-5)
 **25    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of United States Trust Company of New York, as Trustee
 **27    Financial Data Schedule

- - --------
 * To be filed by amendment.
** Previously filed.